As filed with the U.S. Securities and Exchange Commission on February 14, 2022

Registration No. 333-262094

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

ARCHIMEDES TECH SPAC PARTNERS CO.
(Exact name of registrant as specified in its charter)

_____________________________

Delaware	6770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

2093 Philadelphia Pike #1968
Claymont, DE 19703
(650) 560 4753
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________

Mr. Stephen N. Cannon
Archimedes Tech SPAC Partners Co.
c/o Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808
(650) 560 4753
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Douglas Ellenoff, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

___________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/consent solicitation is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/consent solicitation is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2022

ARCHIMEDES TECH SPAC PARTNERS CO.

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Archimedes Tech SPAC Partners Co. Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “ATSP Special Meeting”) of Archimedes Tech SPAC Partners Co. (“ATSP”), which will be held at [•] [•].m., Eastern time, on [•], 2022. The Board of Directors has determined to convene and conduct the ATSP Special Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the ATSP Special Meeting in-person. This proxy statement/prospectus/consent solicitation includes instructions on how to access the virtual ATSP Special Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

ATSP is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of common stock will be asked to approve, among other things, the Merger Agreement, dated as of November 15, 2021 (the “Merger Agreement”), by and among ATSP, ATSPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ATSP (“Merger Sub”), and SoundHound, Inc., a Delaware corporation (“SoundHound”), and the other related Proposals.

Upon the closing (the “Closing”) of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into SoundHound, with SoundHound surviving the merger as a wholly owned subsidiary of ATSP. In addition, in connection with the consummation of the Business Combination, ATSP will be renamed “SoundHound AI, Inc.” The transactions contemplated under the Merger Agreement relating to the Business Combination are referred to in this proxy statement/prospectus/consent solicitation as the “Business Combination” and the combined company after the Business Combination is referred to in this proxy statement/prospectus/consent solicitation as the “Company” or the “Combined Company.”

As a result of and upon the Closing, pursuant to the terms of the Merger Agreement, all of the outstanding stock of SoundHound will be cancelled in exchange for the right to receive shares of SoundHound common stock. A Special Committee of disinterested independent directors of SoundHound is currently evaluating a proposal from SoundHound’s founders that, if accepted and approved by SoundHound’s stockholders, will result in SoundHound creating and issuing to its founders shares of multiple voting SoundHound Class B Common Stock. If, before the Closing, SoundHound implements a dual class multiple voting common stock structure, the combined company after Business Combination will also have two classes of common stock and, at the closing, the Merger Consideration Shares will consist of newly issued shares of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and newly issued shares of Class B common stock of the Company, par value $0.0001 per share (“Class B Common Stock” which shares of Class B Common Stock will be issued to the SoundHound Founders at the Closing. Outstanding SoundHound options, warrants and restricted stock units that are outstanding prior to the effective time of the merger will be assumed by the Company and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into options, warrants and restricted stock units, respectively, exercisable for, or denominated in, newly-issued shares of Class A Common Stock. The Merger Consideration Shares will be allocated pro rata, after giving effect to the required conversion of all outstanding SoundHound preferred shares into shares of SoundHound common stock prior to the Closing in accordance with SoundHound’s governing documents, with each SoundHound stockholder receiving a number of shares of Class A Common Stock (including, in the case of holders of restricted SoundHound Class A Common Stock subject to equivalent restrictions) or Class B Common Stock, as applicable, determined in accordance with the terms of the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, ATSP entered into subscription agreements with investors for an aggregate of $111,000,000 for 11.1 million shares of Company at a price of $10.00 per share in a private placement in ATSP (the “PIPE Investment”) to be consummated simultaneously with the Closing. Consummation of the

PIPE Investment is conditioned on the concurrent Closing of the Business Combination and other customary closing conditions. Each investor in the PIPE Investment has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in ATSP’s trust account held for its public stockholders, and has agreed not to, and waived any rights to, make any claim against ATSP’s trust account (including any distributions therefrom).

It is anticipated that upon completion of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 6.4% in the Combined Company, the PIPE Investment investors will own approximately 5.3% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 11.7% of the Combined Company), the Sponsor and directors of ATSP will retain an ownership interest of approximately 1.8% of the Combined Company, the Representative will retain an ownership interest of approximately 0.2% of the Combined Company, and the SoundHound stockholders will own approximately 86.3% of the Combined Company. It is anticipated that upon completion of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) would retain voting power of approximately 2.3% in the Combined Company, the PIPE Investment investors would have voting power of approximately 1.9% in the Combined Company (such that the public stockholders, including the PIPE Investment investors, would have voting power of approximately 4.3% of the Combined Company), the Sponsor and directors of ATSP would have voting power of approximately 0.6% of the Combined Company, the Representative would have voting power of approximately 0.1% of the Combined Company, and the SoundHound stockholders would have voting power of approximately 95.0% of the Combined Company. The ownership and voting power percentages with respect to the Combined Company (a) does not take into account (i) the redemption of any shares by the ATSP’s public stockholders, (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan or the ESPP or (iii) the issuance of any additional shares underlying the Converted RSUs, Converted Stock Options, and any other equity-linked securities that may be issued by SoundHound prior to the Effective Time and are converted, at the Closing, into equity-linked ATSP securities, and (b) assumes SoundHound stockholders and the special committee have approved the Class B Common Stock where holders are entitled to a number of votes per share equal to ten. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the ATSP stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As of [•], 2022, there was approximately $[•] in ATSP’s trust account (the “Trust Account”). On [•], 2022, the record date for the ATSP Special Meeting of stockholders, the last sale price of ATSP’s Subunits was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual ATSP Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the ATSP Special Meeting if such stockholder subsequently chooses to participate in the ATSP Special Meeting.

We encourage you to read this proxy statement/prospectus/consent solicitation carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 40.

ATSP’s board of directors recommends that ATSP stockholders vote “FOR” approval of each of the Proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus/consent solicitation. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/consent solicitation is dated [•], 2022, and is first being mailed to stockholders of ATSP and SoundHound on or about  [•], 2022.

/s/ Stephen N. Cannon
Stephen N. Cannon
Chief Executive Officer
Archimedes Tech SPAC Partners Co.
[•], 2022

ARCHIMEDES TECH SPAC PARTNERS CO.
2093 Philadelphia Pike #1968
Claymont, DE 19703
Telephone: (650) 560-4753

NOTICE OF SPECIAL MEETING OF
ARCHIMEDES TECH SPAC PARTNERS CO. STOCKHOLDERS
To Be Held on [•]

To Archimedes Tech SPAC Partners Co. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Archimedes Tech SPAC Partners Co. (“ATSP,” “we”, “our”, or “us”), which will be held at [•] [•].m., Eastern time, on [•], 2022, at [•] (the “ATSP Special Meeting”). In light of COVID-19, we will hold the Meeting virtually. You can participate in the virtual ATSP Special Meeting as described in “The ATSP Special Meeting.”

During the ATSP Special Meeting, ATSP’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•        To consider and vote upon a proposal to approve the transactions contemplated under the Merger Agreement, dated as of November 15, 2021 (the “Merger Agreement”), by and among ATSP, ATSPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ATSP (“Merger Sub”) and SoundHound, Inc., a Delaware corporation (“SoundHound”), (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus/consent solicitation as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•        To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of ATSP, a copy of which is to be attached to this proxy statement/prospectus/consent solicitation as Annex B (the “Amended Charter”), which Amended Charter shall only contain the Class B Provisions if the SoundHound Class B Charter Amendment has been adopted prior to the Effective Time and shares of SoundHound Class B Common Stock have been issued to the SoundHound Founders pursuant to thereto. This Proposal is referred to as the “Charter Amendment Proposal” or “Proposal 2.”

•        To consider and vote, on a non-binding advisory basis, upon six separate governance proposals relating to material differences between ATSP’s Current Charter and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These Proposals are referred to as the “Advisory Proposals” or “Advisory Proposals 3A-3F.”

•        To consider and vote on an amendment to the Current Charter to increase the total number of authorized shares of capital stock to (i) [____] million shares of common stock, par value $[____] per share, which, if the Class B Provisions are incorporated in the Amended Charter, shall be designated as [___] million shares of Class A common stock, par value $[___] per share (“Class A Common Stock”), (ii) if the Class B Provisions are incorporated in the Amended Charter, [____] million shares of Class B common stock, par value $[___] per share (“Class B Common Stock”), and (iii) [____] million shares of preferred stock, par value $[___] per share. This Proposal is referred to as “Advisory Proposal 3A.”

•        To consider and vote on an amendment to the Current Charter, applicable only if the Class B Provisions are included in the Amended Charter, to authorize a dual class common stock structure in which holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes per share on all matters properly submitted to the Combined Company’s stockholders entitled to vote thereon, which amendment shall only take effect if, prior to the Effective Time, the SoundHound Class B Charter Amendment has been adopted and shares of SoundHound Class B Common Stock have been issued to the SoundHound Founders pursuant thereto. This Proposal is referred to as “Advisory Proposal 3B.”

•        To consider and vote on an amendment to the Current Charter to remove of the right of stockholders to call a special stockholder meeting. This Proposal is referred to as “Advisory Proposal 3C.”

•        To consider and vote on an amendment to the Current Charter to remove the right of stockholders to act by written consent, except to the extent otherwise set forth in the Bylaws. This Proposal is referred to as “Advisory Proposal 3D.”

•        To consider and vote on an amendment to the Current Charter to require the approval of holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class to amend certain provisions of the Amended Charter. This Proposal is referred to as “Advisory Proposal 3E.”

•        To consider and vote on an amendment to the Current Charter to remove the waiver of the corporate opportunity doctrine with respect to the Corporation. This Proposal is referred to as “Advisory Proposal 3F.”

•        To consider and vote upon a proposal to approve the SoundHound AI, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan”), a copy of which is attached to this proxy statement/prospectus/consent solicitation as Annex D, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Incentive Plan Proposal” or “Proposal 4.”

•        To consider and vote upon a proposal to approve the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus/consent solicitation as Annex E, to be effective upon consummation of the Business Combination. This Proposal is referred to as the “ESPP Proposal” or “Proposal 5.”

•        To consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the Business Combination. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 6.”

•        To consider and vote upon a proposal to approve the adjournment of the ATSP Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event ATSP does not receive the requisite stockholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 7.”

The Business Combination Proposal is conditioned upon the approval of Proposals 2, 4, 5, and 6. Proposals 2, 3, 4, 5, and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that, in the event that the Business Combination Proposal is not approved, ATSP will not consummate the Business Combination. If ATSP does not consummate the Business Combination and fails to complete an initial business combination by September 15, 2022, ATSP will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the Business Combination Proposal, Advisory Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock of ATSP.

As of [•], 2022, there were [•] shares of ATSP common stock issued and outstanding and entitled to vote. Only ATSP stockholders who hold common stock of record as of the close of business on [•], 2022 are entitled to vote at the ATSP Special Meeting or any adjournment of the ATSP Special Meeting. This proxy statement/prospectus/consent solicitation is first being mailed to ATSP stockholders on or about [•], 2022.

Investing in ATSP’s securities involves a high degree of risk.    See “Risk Factors” beginning on page 40 for a discussion of information that should be considered in connection with an investment in ATSP’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual ATSP Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the ATSP Special Meeting no later than the time appointed for the ATSP Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of common stock online if you subsequently choose to participate in the virtual ATSP Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the ATSP Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the ATSP Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual ATSP Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the ATSP Special Meeting.

You may revoke a proxy at any time before it is voted at the ATSP Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual ATSP Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to [PROXY SOLICITOR], that is received by the proxy solicitor before we take the vote at the ATSP Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

ATSP’s board of directors recommends that ATSP stockholders vote “FOR” approval of each of the Proposals.    When you consider ATSP’s Board of Director’s recommendation of these Proposals, you should keep in mind that ATSP’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the ATSP Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Stephen N. Cannon
Stephen N. Cannon
Chief Executive Officer
Archimedes Tech SPAC Partners Co.
[•], 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD PUBLIC SUBUNITS, OR (B) HOLD PUBLIC SUBUNITS THROUGH PUBLIC UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SUBUNITS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SUBUNITS; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2022, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT ATSP REDEEM YOUR PUBLIC SUBUNITS FOR CASH AND (B) DELIVER YOUR PUBLIC SUBUNITS TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE ATSP SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION FOR MORE SPECIFIC INSTRUCTIONS.

SOUNDHOUND , Inc.
5400 Betsy Ross Drive
Santa Clara, CA 95054

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of SoundHound, Inc.:

We are pleased to enclose the proxy statement/prospectus/consent solicitation relating to the proposed merger of ATSPC Merger Sub, Inc., a newly-formed Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Archimedes Tech SPAC Partners Co., a Delaware corporation (“ATSP”), with and into SoundHound, Inc., a Delaware corporation (“SoundHound”), pursuant to a Merger Agreement, dated as of November 15, 2021 (the “Merger Agreement”), by and among ATSP, Merger Sub, and SoundHound. If (i) the Merger Agreement is adopted and the merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by ATSP’s and SoundHound’s stockholders, and (ii) the Business Combination is subsequently completed, Merger Sub will merge with and into SoundHound with SoundHound surviving the merger as a wholly-owned subsidiary of ATSP, and all shares of SoundHound stock issued and outstanding immediately prior to the effective time of the Business Combination (the “Effective Time”) (other than those properly exercising any applicable dissenters rights under Delaware law) will be converted into the right to receive shares of ATSP common stock. Upon the consummation of the Business Combination, ATSP will change its name to “SoundHound AI, Inc.”

The proxy statement/prospectus/consent solicitation attached to this notice is being delivered to you on behalf of SoundHound’s board of directors to request that holders of the outstanding shares of SoundHound’s Class A common stock (“SoundHound Class A Common Stock”), SoundHound’s Class B common stock, (“SoundHound Class B Common Stock”) (collectively with Class A Common Stock, “SoundHound common stock”) and SoundHound’s Preferred Stock (“SoundHound Preferred Stock”), consisting of (i) SoundHound’s Series A Preferred Stock (“Series A Preferred Stock”), (ii) SoundHound’s Series B Preferred Stock (“Series B Preferred Stock”), (iii) SoundHound’s Series C Preferred Stock (“Series C Preferred Stock”), (iv) SoundHound’s Series C-1 Preferred Stock (“Series C-1 Preferred Stock”), (v) SoundHound’s Series D Preferred Stock (“Series D Preferred Stock”), (vi) SoundHound’s Series D-1 Preferred Stock (“Series D-1 Preferred Stock”), (vii) SoundHound’s Series D-2 Preferred Stock (“Series D-2 Preferred Stock”), and (viii) SoundHound’s Series D-3 Preferred Stock (“Series D-3 Preferred Stock”), as of the record date of [•], 2022 execute and return written consents to adopt and approve the Merger Agreement and the Business Combination and the other transactions contemplated by the Merger Agreement, in all respects.

The attached proxy statement/prospectus/consent solicitation describes the proposed Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation.

A summary of the appraisal rights that may be available to you under Section 262 of the Delaware General Corporation Law (“DGCL”) with respect to the Business Combination is described in “Appraisal Rights”. A copy of Section 262 of the DGCL is attached as Annex F to this proxy statement/prospectus/consent solicitation.

The SoundHound board of directors has considered the Business Combination and the terms of the Merger Agreement and has unanimously determined that the Business Combination and the Merger Agreement are advisable, fair to and in the best interests of SoundHound and its stockholders, and recommends that SoundHound stockholders approve the Merger Agreement and the Business Combination, by submitting a written consent.

Please complete, date and sign the written consent enclosed with this proxy statement/prospectus/consent solicitation and return it promptly to SoundHound by one of the means described in “SoundHound’s Solicitation of Written Consents.”

By Order of the Board of Directors,
/s/ Dr. Keyvan Mohajer
Dr. Keyvan Mohajer
Chief Executive Officer
SoundHound, Inc.
[•], 2022

ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION

This document, which forms part of a registration statement on Form S-4 filed with the SEC by ATSP, constitutes a prospectus of ATSP under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of ATSP to be issued to SoundHound’s stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of ATSP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a consent solicitation by SoundHound.

You should rely only on the information contained in this proxy statement/prospectus/consent solicitation in deciding how to vote on the Business Combination. Neither ATSP nor SoundHound has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus/consent solicitation. Do not rely upon any information or representations made outside of this proxy statement/prospectus/consent solicitation. The information contained in this proxy statement/prospectus/consent solicitation may change after the date of this proxy statement/prospectus/consent solicitation. Do not assume after the date of this proxy statement/prospectus/consent solicitation that the information contained in this proxy statement/prospectus/consent solicitation is still correct.

Information contained in this proxy statement/prospectus/consent solicitation regarding ATSP and its business, operations, management and other matters has been provided by ATSP, and information contained in this proxy statement/prospectus/consent solicitation regarding SoundHound and its business, operations, management and other matters has been provided by SoundHound.

This proxy statement/prospectus/consent solicitation does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and ATSP’s and SoundHound’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus/consent solicitation, we have not independently verified the market and industry data contained in this proxy statement/prospectus/consent solicitation or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus/consent solicitation may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus/consent solicitation, the terms, “we,” “us,” “our” or “ATSP” refer to Archimedes Tech SPAC Partners Co., a Delaware corporation. Further, in this document:

•        “Aggregate Exercise Price” means the aggregate dollar amount payable to SoundHound upon the exercise or conversion of all in-the money SoundHound Options and in-the-money SoundHound Warrants that are outstanding immediately prior to the Effective Time or any SoundHound Options or SoundHound Warrants that have been exercised or converted into shares of capital stock of SoundHound between the date of the Merger Agreement and the Closing.

•        “Amended Charter” means the Second Amended & Restated Certificate of Incorporation of ATSP to take effect upon ATSP’s stockholders approving the Second Amended & Restated Certificate of Incorporation, in the form included as Annex B to this proxy statement/prospectus/consent solitictation, as further described in the “Charter Amendment Proposal” and the “Advisory Proposal” sections of this proxy statement/prospectus/consent solicitation.

•        “Amended Bylaws” means the Amended & Restated Bylaws of ATSP to take effect upon ATSP’s stockholders approving the Amended & Restated Bylaws, in the form included as Annex C to this proxy statement/prospectus/consent solitictation, as further described in the “Charter Amendment Proposal” and the “Advisory Proposal” sections of this proxy statement/prospectus/consent solicitation.

•        “A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into prior to the Closing by ATSP, certain stockholders of ATSP and certain stockholders of SoundHound who will be affiliates of the Combined Company immediately after the Closing.

•        “ATSP Special Meeting” means the special meeting of the stockholders of ATSP, which will be held at [•] [•].m., Eastern time, on [•], 2022.

•        “Board” means the board of directors of ATSP.

•        “Business Combination” means the merger contemplated by the Merger Agreement.

•        “Certificate of Incorporation” or “Current Charter” means ATSP’s current Amended and Restated Certificate of Incorporation.

•        “Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Combined Company following the adoption of the Amended Charter.

•        “Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of the Combined Company, following the adoption of the Amended Charter, which will have the same rights and terms as shares of Class A Common Stock, except that each share of Class B Common Stock will be entitled to a number of votes per share equal to ten and except that shares of Class B Common Stock may be converted into, or under some circumstances shall be mandatorily converted into, shares of Class A Common Stock.

•        “Class B Provisions” means the provisions contained in the Amended Charter which authorize the issuance of Class B Common Stock with ten votes per shares and contain the other rights and terms applicable to shares of Class B Common Stock, which Class B Provisions will be included in the Amended Charter only if, prior to the Effective Time, SoundHound has adopted the SoundHound Class B Charter Amendment and the SoundHound Class B Common Stock has been issued to the SoundHound Founders.

•        “Closing” means the consummation of the Business Combination.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” means ATSP after the Business Combination, renamed “SoundHound AI, Inc.”

•        “Company Support Agreements” means the agreements entered into simultaneously with execution of the Merger Agreement pursuant to which certain stockholders of SoundHound, SoundHound and ATSP agreed to vote all of the shares of SoundHound Stock beneficially owned by them in favor of the Business Combination.

•        “Company Preferred Stock Exchange” means the exchange, prior and as a condition to the Closing, of all of the outstanding shares of SoundHound Preferred Stock for shares of SoundHound Common Stock (which shall be shares of SoundHound Class A Common Stock if the SoundHound Class B Charter Amendment has been adopted) at the Conversion Ratio.

•        “common stock” means the shares of common stock, par value $0.0001 per share, of ATSP prior to the Closing, and the Class A Common Stock and Class B Common Stock of the Combined Company following the Closing.

•        “Consideration Spreadsheet” the spreadsheet to be delivered by SoundHound to ATSP at the Closing setting forth, among other things, calculations of the Per Share Merger Consideration Amount, the Conversion Ratio, the Merger Consideration Shares, and the exercise prices and number of shares of Class A Common Stock subject to each Converted Stock Option and Converted Warrant.

•        “Continental” means Continental Stock Transfer & Trust Company, ATSP’s transfer agent.

•        “Conversion Ratio” means an amount equal to (a)(i) the sum of (A) $2,000,000,000, plus (B) the aggregate exercise price of outstanding in-the-money SoundHound Options and outstanding in-the-money SoundHound Warrants, divided by (ii) the number of fully diluted SoundHound shares (including in-the-money SoundHound Options and in-the-money SoundHound Warrants); divided by (b) $10.00.

•        “Converted RSU” means a restricted stock unit of ATSP issued at the Closing in consideration of a SoundHound RSU that is outstanding as of immediately prior to the Effective Time in accordance with the terms of the Merger Agreement.

•        “Converted Stock Option” means an option to purchase shares of Class A Common Stock issued at the Closing in consideration of a SoundHound Option that is outstanding as of immediately prior to the Effective Time and assumed by ATSP in accordance with the terms of the Merger Agreement.

•        “Converted Warrant” means a warrant to purchase shares of Class A Common Stock issued in consideration of a SoundHound Warrant that is outstanding as of immediately prior to the Effective Time that is assumed by the Combined Company at the Closing accordance with the terms of the Merger Agreement.

•        “Effective Time” means the time at which the Business Combination becomes effective.

•        “ESPP” means the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “founder shares” means the 3,325,000 outstanding shares of common stock held by the Sponsor and certain directors of ATSP, sold for an aggregate purchase price of $25,000 on January 4, 2021.

•        “Fully Diluted Company Shares” means the sum of (a) all shares of SoundHound Common Stock outstanding immediately prior to the Effective Time, (b) all shares of SoundHound Preferred Stock, outstanding immediately prior to the Effective Time, on an as-converted to SoundHound Common Stock basis, (c) the aggregate number of Rollover Warrant Shares for in-the-money Company Warrants, (d) the aggregate number of Rollover Option Shares for in-the-money of SoundHound Options, (e) all shares of SoundHound Common Stock and all shares of SoundHound Preferred Stock (on an as converted to of SoundHound Common Stock basis) issuable upon conversion of the issued and outstanding SoundHound Convertible Notes, (f) all SoundHound RSUs that are issued and outstanding immediately prior to the Effective Time, (g) all shares of SoundHound Common Stock and all shares of SoundHound Preferred Stock (on an as converted to SoundHound Common Stock basis) issuable upon conversion, exercise or exchange of any other in-the-money securities of the SoundHound convertible into or exchangeable or exercisable for SoundHound shares and (h) all of shares of common stock in which the restricted stock units and performance stock units described in offer letters between SoundHound and its Chief Financial

Officer and Chief Revenue Officer, respectively, will be denominated, when granted, determined based on the Conversion Ratio, as though such shares were shares of SoundHound Common Stock issued prior to the Closing, in accordance with terms of the Merger Agreement.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•        “Incentive Award Plan” means the SoundHound AI, Inc. 2022 Incentive Award Plan.

•        “Initial Stockholders” means the Sponsor and other initial holders of common stock and Private Units, excluding the holders of the Representative Shares.

•        “IPO” refers to the initial public offering of 12,000,000 Units of ATSP consummated on March 15, 2021.

•        “IRS” means the United States Internal Revenue Service.

•        “Lock-Up Agreements” means the agreements entered into simultaneously with or following the execution of the Merger Agreement, pursuant to which certain SoundHound Stockholders agreed to certain restrictions on transfer of shares of Class A Common Stock and Class B Common Stock they will receive pursuant to the Business Combination for a period of 180 days after the Closing Date.

•        “Merger Agreement” means that certain Merger Agreement, dated as of November 15, 2021, by and among ATSP, Merger Sub and SoundHound, as it may be amended or supplemented

•        “Merger Consideration Shares” means an aggregate number of shares of ATSP Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of issued and outstanding shares of SoundHound Common Stock issued and outstanding as of the Closing, treating for such purposes any SoundHound Preferred Stock on an as-converted to SoundHound Class A Common Stock basis.

•        “Merger Sub” means ATSPC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ATSP.

•        “Organizational Documents” means organizational or governing documents of an applicable entity.

•        “Parent Support Agreements” means the agreements entered into simultaneously with execution of the Merger Agreement pursuant to which certain stockholders of ATSP, SoundHound and ATSP agreed to vote all of the shares of ATSP stock beneficially owned by them in favor of the Business Combination.

•        “Per Share Merger Consideration Amount” means an amount equal to (a) the sum of (i) $2,000,000,000, plus (ii) the Aggregate Exercise Price, divided by (b) the number of Fully Diluted Company Shares.

•        “PIPE Investment” means the issuance of 11.1 million shares of Class A Common Stock to certain investors for an aggregate purchase price of $111.0 million in a private placement immediately prior to the Closing of the Business Combination.

•        “Private Units” mean the 416,000 Units issued to the Sponsor and EarlyBirdCapital in a private placement.

•        “public stockholders” means holders of Public Subunits.

•        “Public Subunits” means Subunits sold in the IPO as part of the Public Units, whether they were purchased in the IPO or thereafter in the open market.

•        “Public Units” means Units sold in the IPO, whether they were purchased in the IPO or thereafter in the open market.

•        “Representative” or “EarlyBirdCapital” means EarlyBirdCapital, Inc., the representative of the underwriters in the IPO.

•        “Representative Shares” means the 420,000 shares of common stock issued to EarlyBirdCapital, the representative of the underwriters in the IPO.

•        “Requisite SoundHound Class B Charter Amendment Stockholders” means the SoundHound Stockholders required to approve the SoundHound Class B Charter Amendment in accordance with the terms of the SoundHound Charter in effect at time that the SoundHound Class B Charter Amendment is presented to the SoundHound Stockholders for approval.

•        “Rollover Option Shares” means the aggregate number of shares of SoundHound Class A Common Stock issuable upon exercise of all Company Options (whether Vested SoundHound Options or Unvested SoundHound Options).

•        “Rollover Warrant Shares” means the aggregate number of shares of SoundHound Preferred Stock (on an as converted to SoundHound Common Stock basis) and, if any, Company Common Stock issuable upon exercise of all SoundHound Warrants outstanding as of immediately prior to the Effective Time.

•        “SCI June 2021 Note” means the Secured Term Promissory Note issued by SoundHound as of June 14, 2020 for the benefit of Structural Capital Investments III, LP.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “SNAP June 2020 Convertible Note” means the Convertible Promissory Note issued by SoundHound as of June 26, 2020, to Yosemite Investment Asset Holdings LLC, as supplemented as of December 15, 2021.

•        “SoundHound” means SoundHound, Inc., a Delaware corporation.

•        “SoundHound Board” means the board of directors of SoundHound.

•        “SoundHound Charter” means the amended and restated certificate of incorporation of SoundHound in effect immediately prior to the Effective Time.

•        “SoundHound Class A Common Stock” means shares of Class A common stock of SoundHound, par value $0.0001 per share.

•        “SoundHound Class B Charter Amendment” means the amendments to the SoundHound Charter that are the subject of the SoundHound Founder Proposal which, upon adoption, subject to approval by the Requisite SoundHound Class B Charter Amendment Stockholders, will create a new class of common stock, the SoundHound Class B Common Stock, which is expected to have rights and terms that are the same as the SoundHound Class A Common Stock, except that the SoundHound Class B Common Stock will entitle the holders thereof to ten votes per share on all matters on which stockholders are entitled to vote and except that shares of Class B Common Stock may be converted into, or under some circumstances shall be mandatorily converted into, shares of Class A Common Stock.

•        “SoundHound Class B Common Stock” means shares of Class B common stock of SoundHound, par value $0.0001 per share.

•        “SoundHound Common Stock” means, collectively, shares of SoundHound Class A Common Stock and shares of SoundHound Class B Common Stock.

•        “SoundHound Convertible Notes” means each of the SNAP June 2020 Convertible Note and the SCI June 2021 Note.

•        “SoundHound Founders” means Dr. Keyvan Mohajer, Majid Emami and James Hom.

•        “SoundHound Founder Proposal” means the proposals presented by the SoundHound Founders to the SoundHound Board of Directors and referred to the Special Committee by the SoundHound Founders, proposing that SoundHound adopt the SoundHound Class B Charter Amendment (authorizing the creation of SoundHound Class B Common Stock with the rights and terms set forth in the SoundHound Class B Charter Amendment) and issue to the SoundHound Founder shares of SoundHound Class B Common Stock on a one-for-one basis in exchange for the shares of SoundHound Class A Common Stock currently held by the SoundHound Founders, which proposal is subject to approval by the SoundHound Special Committee, the SoundHound Board, and the SoundHound Stockholders (by at least the Requisite SoundHound Class B Charter Amendment Stockholders).

•        “SoundHound Incentive Award Plan” means the SoundHound 2016 Equity Incentive Award Plan, as amended, including the amendment effective as of September 27, 2021.

•        “SoundHound Options” means the options (vested or unvested) to purchase shares of SoundHound Class A Common Stock that are outstanding under the SoundHound Incentive Award Plan.

•        “SoundHound Option Holder” means holders of SoundHound Options outstanding as of immediately prior to the Effective Time.

•        “SoundHound Preferred Stock” means, collectively, the, (i) the Series A Preferred Stock of SoundHound, par value $0.0001 per share, (ii) the Series B Preferred Stock of SoundHound, par value $0.0001 per share, (iii) the Series C Preferred Stock of SoundHound, par value $0.0001 per share, (iv) the Series C-1 Preferred Stock of SoundHound, par value $0.0001 per share, (v) the Series D Preferred Stock of SoundHound, par value $0.0001 per share (“Series D Preferred Stock”), (vi) the Series D-1 Preferred Stock of SoundHound, par value $0.0001 per share, (vii) the Series D-2 Preferred Stock of SoundHound, par value $0.0001 per share, and (viii) the Series D-3 Preferred Stock of SoundHound, par value $0.0001 per share.

•        “SoundHound RSUs” means the restricted stock units of SoundHound outstanding immediately prior to the Closing.

•        “SoundHound RSU Holders” means the holders of SoundHound RSUs immediately prior to the Effective Time.

•        “SoundHound Securities” means, collectively, the SoundHound Stock, the SoundHound RSUs, the SoundHound Options, the SoundHound Warrants and the SoundHound Convertible Notes.

•        “SoundHound Security Holders” means all of the holders of SoundHound Securities as of immediately prior to the Effective Time.

•        “SoundHound Special Committee” means the special committee of SoundHound’s disinterested independent directors, created in connection with and to consider the SoundHound Founder Proposal.

•        “SoundHound Stock” means the shares of SoundHound Common Stock and SoundHound Preferred Stock immediately prior to the Closing.

•        “SoundHound Stockholders” means the holders of SoundHound Stock immediately prior to the Effective Time.

•        “SoundHound Warrants” means the warrants to purchase shares of SoundHound capital stock immediately prior to the Closing.

•        “SoundHound Warrant Holders” means the holders of SoundHound Warrants as of immediately prior to the Effective Time.

•        “Sponsor” means Archimedes Tech SPAC Sponsors LLC., a Delaware limited liability company.

•        “Subscription Agreements” means the Subscription Agreements with investors (the “PIPE Investors”) subscribing to participate in the PIPE Investment.

•        “Subunits” means the subunits issued as part of the Units, each consisting of one share of common stock and one-quarter of one redeemable Warrant.

•        “Trust Account” means ATSP’s trust account maintained by Continental.

•        “Units” means the units of ATSP, each consisting of one Subunit and one-quarter of one redeemable Warrant.

•        “Unvested SoundHound Option” means a SoundHound Option that is outstanding and unvested as of immediately prior to the Effective Time.

•        “Vested SoundHound Option” means a SoundHound Option that is outstanding and vested as of immediately prior to the Effective Time.

•        “Warrants” refer to the redeemable warrants that entitle the holder thereof to purchase one share of common stock at a price of $11.50 per share (subject to adjustment)

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus/consent solicitation statement with respect to ATSP’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus/consent solicitation):

1.      No public stockholders exercise their redemption rights in connection with the Closing of the Business Combination, and the balance of the Trust Account as of the Closing is the same as its balance on [_____], 2022 of approximately $[____] million. Please see the section entitled “Meeting — redemption rights.”

2.      There are no transfers by the Sponsor of ATSP securities held by the Sponsor on or prior to the Closing Date.

3.      No holders of ATSP Warrants exercise any of the outstanding ATSP Warrants and that, in the event of redemptions of ATSP Subunits in connection with the Closing, for each ATSP Subunit redeemed, the one-quarter warrant included in such redeemed ATSP Subunit is forfeited.

4.      The PIPE Investment is consummated in accordance with the terms of the Subscription Agreements, with ATSP issuing $111.0 million shares of Class A Common Stock to the PIPE Investors at $10.00 per share. Please see the section entitled “Proposal 1: The Business Combination Proposal — Related Agreements — Subscription Agreements; Lock-up Agreements.”

5.      Other than the PIPE Investment, there are no other issuances of equity securities of ATSP prior to or in connection with the Closing.

6.      That none of the SoundHound Stockholders exercises appraisal rights in connection with the Closing.

7.      That, unless otherwise noted or as described in items (8)-(13) below, that for all purposes other than as described in item (10) below, the number of outstanding shares and equity-linked securities of each of ATSP and SoundHound is the same as the number of outstanding shares and equity-linked securities of ATSP and SoundHound, respectively, as of December 31, 2021.

8.      That none of the SoundHound Options or SoundHound Warrants that are outstanding as of September 30, 2021 are exercised prior to the Closing except for the Series C preferred warrants that were net exercised in December 2021. SoundHound has no outstanding restricted stock units (RSUs).

9.      That each SoundHound Convertible Note remains outstanding as of the Effective Time, other than the SNAP June 2020 Convertible Note, which, at the Closing, will be converted into shares of ATSP Class A Common Stock in accordance with its terms and interest earned on which is computed, for purposes of this proxy statement/prospectus/consent solicitation, as of December 31, 2021.

10.    That, for purposes of determining the number of Fully Diluted Company Shares, Aggregate Exercise Price and Conversion Ratio, the SoundHound Options and SoundHound RSUs that may be issued to by SoundHound prior to the Closing, as agreed in the Merger Agreement and schedules thereto, have been issued.

11.    That, unless otherwise noted, that ATSP has effected an amendment to the ATSP Warrant Agreement in order for the ATSP Private Warrants to be accounted for as equity, rather than liabilities, under U.S. GAAP.

12.    Unless otherwise noted, or as noted as a contingency subject to approval, that SoundHound has adopted the SoundHound Class B Charter Amendment and issued shares of SoundHound Class B Common Stock to the SoundHound Founders, who, at the Closing of the proposed Business Combination, will receive shares of Class B Common Stock of the Combined Company with rights and terms substantially equivalent to the rights and terms of the SoundHound Class B Common Stock, as set forth in the Class B Provisions contained in the Amended Charter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/consent solicitation contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of ATSP and/or SoundHound and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus/consent solicitation including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound” and “Business of SoundHound.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of ATSP and SoundHound as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by ATSP and the following:

•        actual results may vary from expectations regarding SoundHound and SoundHound’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

•        SoundHound has a history of losses and may not achieve or maintain profitability in the future;

•        SoundHound’s ability to manage a complex set of marketing relationships and realize projected revenues from subscriptions, advertisements and service contracts;

•        SoundHound faces significant competition and expects to face increasing competition in many aspects of its business, which could cause its operating results to suffer;

•        the voice AI market is a relatively new and emerging market and it is uncertain whether voice AI technology will continue to be successfully integrated with other products and technologies or will gain widespread acceptance;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect SoundHound or the expected benefits of the Business Combination, if not obtained;

•        the failure to realize the anticipated benefits of the Business Combination;

•        the ability of ATSP prior to the Business Combination, and the Combined Company following the Business Combination, to maintain the listing of ATSP’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive Merger Agreement by the stockholders of ATSP and the requirement, waivable by SoundHound, following any redemptions by ATSP’s public stockholders, ATSP have cash or cash equivalents equal to the aggregate subscriptions by investors in the PIPE Investment;

•        the inability to consummate the PIPE Investment;

•        the risk of actual or alleged failure to comply with data privacy laws and regulations;

•        the outcome of any legal proceedings that may be instituted against ATSP or SoundHound related to the Business Combination;

•        competition from larger technology companies that have greater resources, technology, relationships and/or expertise;

•        the attraction and retention of qualified directors, officers, employees and key personnel of ATSP and SoundHound prior to the Business Combination, and the Combined Company following the Business Combination;

•        the impact from future regulatory, judicial, and legislative changes in SoundHound’s industry;

•        the uncertain effects of the COVID-19 pandemic; and

•        those factors set forth in documents of ATSP filed, or to be filed, with SEC.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of ATSP and SoundHound prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus/consent solicitation and attributable to ATSP, SoundHound or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus/consent solicitation. Except to the extent required by applicable law or regulation, ATSP and SoundHound undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus/consent solicitation or to reflect the occurrence of unanticipated events.

SOUNDHOUND’S SOLICITATION OF WRITTEN CONSENTS

Consent Solicitation

The SoundHound board of directors is providing these consent solicitation materials. SoundHound stockholders are being asked to approve the Business Combination and adopt and approve the Merger Agreement and the transactions contemplated thereby (“SoundHound Business Combination Proposal”) by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation.

SoundHound Stockholders Entitled to Consent

Only SoundHound stockholders of record as of the close of business on [            ], 2022, the SoundHound record date, will be entitled to execute and deliver a written consent. As of the close of the SoundHound record date, there were [12,278,968] shares of SoundHound Common Stock outstanding (consisting, if the SoundHound Class B Charter Amendment has been adopted, of [_________] outstanding shares of Class A common stock and [____] outstanding shares of Class B common stock)] and [19,248,537] shares of SoundHound preferred stock outstanding, consisting of, (i) [3,438,670] shares of Series A preferred stock, (ii) [6,065,646] shared of Series B preferred stock, (iii) [1,023,631] shares of Series C preferred stock, (iv) [798,399] shares of Series C-1 preferred stock, (v) [3,646,050] shares of Series D preferred stock, (vi) [3,646,050] shares of Series D-1 preferred stock, (vii) [1,515,151] shares of Series D-2 preferred stock and (viii) [1,245,838] shares of Series D-3 preferred stock, in each case entitled to execute and deliver written consents with respect to the SoundHound Business Combination Proposal. Each holder of SoundHound Common Stock and SoundHound preferred stock is entitled to one vote for each share of SoundHound Common Stock held as of the SoundHound record date; and, if the SoundHound Class B Charter Amendment has been adopted, each share of SoundHound Common Stock shall have been renamed a share of SoundHound Class A Common Stock and each holder of SoundHound Class A Common Stock shall be entitled to one vote per share of SoundHound Class A Common Stock and each holder of SoundHound Class B Common Stock is entitled to ten votes for each share of SoundHound Class B Common Stock held as of the SoundHound record date. Each holder of SoundHound preferred stock is entitled to the number of votes equal to the number of shares of SoundHound Common Stock into which the shares of SoundHound preferred stock held by such holder could be converted as of the SoundHound record date. The holders of SoundHound Common Stock will vote as a separate class, the holders of SoundHound preferred stock will vote together as a single class on an as-converted to common (or Class A Common Stock, as applicable) basis. Each holder of SoundHound preferred stock is entitled to the number of shares of SoundHound Common Stock (or SoundHound Class A Common Stock, if the SoundHound Charter Amendment has been adopted) into which the shares of SoundHound preferred stock held by such holder could be converted as of the SoundHound record date.

Submission of Written Consents

You may consent to the proposals with respect to your shares by completing and signing the written consent furnished with this proxy statement/prospectus/consent solicitation and returning it to SoundHound on or before [            ], 2022, the date the SoundHound board has set as the targeted final date for receipt of written consents. SoundHound reserves the right to extend the final date for receipt of written consents beyond [            ], 2022 in the event that consents approving the SoundHound Business Combination Proposal have not been obtained by that date from holders of a sufficient number of shares of SoundHound common stock and SoundHound preferred stock to satisfy the conditions to the Business Combination. Any such extension may be made without notice to stockholders. Once all conditions to the Business Combination have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of SoundHound common stock or preferred voting stock as of the SoundHound record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SoundHound. Once you have completed, dated and signed the written consent, you may deliver it to SoundHound by [            ].

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the Business Combination Proposal (which is equivalent to a vote for the proposal) or disapprove each proposal (which is equivalent to a vote against the proposal). If you do not return your written consent, it will have the same effect as a vote against the proposals. If you are a record holder and you return a signed written consent without indicating your decision on a proposal, you will have given your consent to approve the Business Combination and adopt and approve the Merger Agreement and the Transactions contemplated thereby.

Your consent to a proposal may be changed or revoked at any time before the consents of a sufficient number of shares to approve and adopt such proposal have been filed with SoundHound’s corporate secretary. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a notice of revocation to the Secretary of SoundHound or by delivering a new written consent with a later date.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by ATSP. Officers and employees of SoundHound may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the SoundHound Board

THE SOUNDHOUND BOARD RECOMMENDS THAT SOUNDHOUND STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION. The SoundHound Board believes the merger consideration to SoundHound stockholders is fair, advisable and in the best interests of SoundHound and its stockholders. The management of SoundHound and the SoundHound board, after careful study and evaluation of the economic, financial, legal and other factors, also believe the Merger could provide ATSP with increased opportunity for profitable expansion of its business, which in turn should benefit SoundHound stockholders who become stockholders of ATSP.

Company Stockholder Support Agreement

Simultaneously with the execution of the Merger Agreement, SoundHound, ATSP and certain SoundHound Stockholders entered into support agreements (“Company Support Agreement”) pursuant to which SoundHound Stockholders holding, in the aggregate, approximately 50.89% (on an as-converted basis) of the voting power of the SoundHound Stockholders (in the event that the Class B Provisions are adopted by SoundHound prior to the Closing) agreed, among other things, to vote all of the shares of SoundHound stock beneficially owned by them in favor of the Merger Agreement and related transactions and to take certain other actions in support of the Merger Agreement and related transactions and approve other matters submitted to SoundHound stockholders for their approval.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of ATSP, may have regarding the Proposals being considered at the ATSP Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus/consent solicitation because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the ATSP Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus/consent solicitation.

Q:     What is the purpose of this document?

A:     ATSP, Merger Sub, and SoundHound, have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus/consent solicitation as Annex A, and is incorporated into this proxy statement/prospectus/consent solicitation by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the ATSP Special Meeting because you owned common stock at the close of business on [•], 2022, the “Record Date” for the ATSP Special Meeting, and are therefore entitled to vote at the ATSP Special Meeting. This proxy statement/prospectus/consent solicitation summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the Proposals that the ATSP stockholders are being asked to vote on:

•        Proposal 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•        Proposal 2 — The Charter Amendment Proposal to approve the Second Amended and Restated Certificate of Incorporation (the “Amended Charter”) attached to this proxy statement/prospectus/consent solicitation as Annex B.

•        Proposal 3 — The Advisory Proposals to approve and adopt, on a non-binding advisory basis, a proposal to approve certain differences in the governance provisions set forth in the Amended Charter, as compared to our Current Charter, being presented as six separate sub-proposals.

(A)    Advisory Proposal 3A — provides for an increase in the total number of authorized shares of capital stock to (i) [____] million shares of common stock, par value $[____] per share, which, if the Class B Provisions are incorporated in the Amended Charter, shall be designated as [___] million shares of Class A common stock, par value $[___] per share (“Class A Common Stock”), (ii) if the Class B Provisions are incorporated in the Amended Charter, [____] million shares of Class B common stock, par value $[___] per share (“Class B Common Stock”), and (iii) [____] million shares of preferred stock, par value $[___] per share.

(B)    Advisory Proposal 3B — which shall apply only if the Class B Provisions are included in the Amended Charter, provides for a dual class common stock structure in which holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes per share on all matters properly submitted to the Combined Company’s stockholders entitled to vote thereon, which amendment shall only take effect if, prior to the Effective Time, the SoundHound Class B Charter Amendment has been adopted prior to the Effective Time and SoundHound has issued shares of SoundHound Class B Common Stock to the SoundHound Founders pursuant thereto.

(C)    Advisory Proposal 3C — provides for the removal of the right of the stockholders to call a special stockholder meeting.

(D)    Advisory Proposal 3D — provides for the right of the ATSP stockholders to act by written consent except to the extent otherwise provided in our bylaws.

(E)    Advisory Proposal 3E — provides for the requirement of the approval of holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class to amend certain provisions of the Amended Charter.

(F)    Advisory Proposal 3F — provides for the removal of the waiver of the corporate opportunity doctrine with respect to the Corporation.

•        Proposal 4 — The Incentive Plan Proposal to approve the Incentive Award Plan.

•        Proposal 5 — The ESPP Proposal to approve the ESPP.

•        Proposal 6 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b).

•        Proposal 7 — The Adjournment Proposal to approve the adjournment of the ATSP Special Meeting.

Q:     What vote is required to approve the Proposals?

A:     Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Advisory Proposals, being presented as six separate sub-proposals (Proposals 3A–3F), require the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposals 3A–FE. Broker non-votes will have no effect on the vote for Proposals 3A–3F.

Proposal 4 — The Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The ESPP Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person or by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.

Q:     Are any of the Proposals conditioned on one another?

A:     The Business Combination Proposal is conditioned upon the approval of Proposals 2, 4, 5, and 6. Proposals 2, 3, 4, 5, and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, ATSP will not consummate the Business Combination. If ATSP does not consummate the Business Combination and fails to complete an initial business combination by September 15, 2022, ATSP will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Q:     What will happen in the Business Combination?

A:     At the Closing of the Business Combination, Merger Sub will merge with and into SoundHound, with SoundHound surviving such merger as the surviving entity. Upon consummation of the Business Combination, SoundHound will become a wholly-owned subsidiary of ATSP. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by ATSP’s public stockholders and the proceeds from the PIPE Investment will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation as Annex A.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of common stock acquired by them prior to the IPO and any shares of common stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Initial Stockholders entered into the Parent Support Agreement with SoundHound pursuant to which they agreed to vote all shares of common stock beneficially owned by them in favor of the Business Combination Proposal. As of [•], 2022, a total of [•] shares of common stock or approximately [•]% of the outstanding shares were subject to the Letter Agreement and the Parent Support Agreement. As a result, only [•] shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the ATSP Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of common stock present and entitled to vote at the ATSP Special Meeting, assuming only the minimum number of shares of common stock to constitute a quorum is present, only [•] shares of common stock or approximately [•]% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of common stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of common stock.

Q:     What is the consideration being paid to SoundHound security holders?

A:     Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the consideration to be delivered to SoundHound Security Holders in connection with the Business Combination will consist of newly issued shares of common stock of the Combined Company which, if the Amended Charter includes the Class B Provisions, will consist of Class A Common Stock and Class B Common Stock, with the per share consideration to be received by SoundHound Stockholders to be determined, as of immediately prior to the Effective Time, based upon the sum of $2,000,000,000 plus the Aggregate Exercise Price, divided by the number of Fully Diluted Company Shares (the “Per Share Merger Consideration Amount”).

The number of newly-issued shares of common stock of the Combined Company (which, if the Amended Charter includes the Class B Provisions, will consist of Class A Common Stock and Class B Common Stock) that each holder of SoundHound common stock will receive as a result of the Business Combination will be equal to the Per Share Merger Consideration Amount divided by $10.00 (the “Conversion Ratio”).

Pursuant to the Merger Agreement, prior to the Effective Time, holders of all outstanding shares of SoundHound Preferred Stock will have exchanged or converted their SoundHound Preferred Stock into SoundHound Common Stock pursuant to the SoundHound Preferred Stock Exchange at the Conversion Ratio. At the Closing, the SoundHound Stockholders will receive the Merger Consideration Shares. SoundHound Stockholders that have validly exercised appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”)

with respect to shares of SoundHound Stock (“Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration Shares with respect to the Dissenting Shares, unless and until such Dissenting Stockholder has effectively withdrawn or lost such dissenting stockholder’s appraisal rights under the DGCL.

At the Closing, SoundHound Options issued pursuant to the SoundHound Incentive Award Plan that are outstanding as of the Closing will be assumed by and converted, subject to adjustments, into options exercisable for shares of newly-issued Class A Common Stock. SoundHound Warrants that are outstanding as of the Closing will be assumed and converted, subject to adjustments, into warrants exercisable for newly-issued Class A Common Stock. Outstanding SoundHound RSUs will be converted into restricted stock units issued by ATSP, subject to adjustments, such that holders of SoundHound RSUs will receive the same consideration that they would have received had such SoundHound RSUs been converted into SoundHound Common Stock immediately prior to the Effective Time.

Q:     Do any of ATSP’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Merger Agreement, ATSP stockholders should be aware that certain ATSP executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of ATSP stockholders generally, including:

•        Initial Stockholders have waived their right to redeem any Subunits in connection with a stockholder vote to approve a proposed initial business combination or sell any Subunits to ATSP in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Subunits upon the liquidation of the Trust Account if ATSP is unable to consummate a business combination. This waiver was made at the time that the founder shares were purchased for no additional consideration. If an initial business combination, such as the Business Combination, is not completed by September 15, 2022, ATSP will be required to dissolve and liquidate. In such event, the 3,325,000 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, holders of Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company.

•        If an initial business combination, such as the Business Combination, is not completed by September 15, 2022, the 349,500 Private Units purchased by the Sponsor for a total purchase price of $3,495,000, will be worthless. The Private Units were purchased at a price of $10.00 per Unit, the same price paid by public stockholders in the IPO of $10.00 per Public Unit. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2022.

•        The exercise of ATSP’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Upon the Closing, Dr. Luc Julia, a member of the Board, will be entitled to receive a fee of $2.66 million from the proceeds of the Business Combination as a finder’s fee pursuant to a Consulting Agreement with ATSP dated March 16, 2021. To avoid a conflict of interest, Dr. Julia abstained from all negotiations and Board votes relating to the Business Combination between ATSP and SoundHound. ATSP’s Board, with Dr. Julia abstaining, independently evaluated the merits of the Business Combination and recommended that ATSP proceed with the Business Combination between ATSP and SoundHound.

•        If the Business Combination is completed, SoundHound will designate all members of the Combined Company’s Board of Directors, except for Dr. Eric Ball. The decision for Dr. Ball to remain a member of the Combined Company’s Board of Directors was made after ATSP’s Board vote on the Business Combination and was not a factor in the Board’s consideration in recommending the Business Combination.

•        Other than as described above, ATSP’s officers and directors and their respective affiliates have no interest in, or affiliation with, SoundHound.

Q:     Are there any arrangements to help ensure that ATSP will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:     Yes. ATSP entered into subscription agreements, dated as of November 15, 2021, with the PIPE Investment investors pursuant to which, among other things, ATSP agreed to issue and sell, in a private placement to close immediately prior to the Closing of the Business Combination, an aggregate of 11,100,000 shares of our common stock for $10.00 per share for a total of $111,000,000 (as compared to Units in the IPO being sold at $10.00 per Unit). To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. ATSP will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable. ATSP’s sponsor, directors, officers or their affiliates did not participate in the PIPE.

Q:     When and where is the ATSP Special Meeting?

A:     The ATSP Special Meeting will take place at [•], on [•], 2022, at [•] a.m.

Q:     Who may vote at the ATSP Special Meeting?

A:     Only holders of record of common stock as of the close of business on [•], 2022 may vote at the ATSP Special Meeting of stockholders. As of [•], there were [•] shares of common stock outstanding and entitled to vote. Please see “The ATSP Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the ATSP Special Meeting?

A:     Stockholders representing a majority of the shares of common stock issued and outstanding as of the Record Date and entitled to vote at the ATSP Special Meeting must be present in person by virtual attendance or represented by proxy in order to hold the ATSP Special Meeting and conduct business. This is called a quorum. Shares of our common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Public Subunits redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that ATSP redeem your Public Subunits for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Subunits for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of Public Subunits electing to exercise their redemption rights will not be entitled to receive such payments and their shares of common stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your Public Subunits redeemed, you must (i) demand, no later than [•] p.m., Eastern Time on [•], 2022 (at least two business days before the ATSP Special Meeting), that ATSP redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the ATSP Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the ATSP Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the ATSP Special Meeting.

Holders of outstanding Units must separate the underlying securities comprising one Public Subunit and one-quarter of one warrant for each Unit, prior to exercising redemption rights with respect to the Public Subunits. In the event of redemptions of Subunits in connection with the Closing, for each ATSP Subunit redeemed, the one-quarter of one warrant included in such redeemed Subunit is forfeited. Holders of Units who separate the underlying securities will continue to hold the remaining one-quarter of one warrant.

Assuming that 100% or 13,300,000 Public Subunits held by public stockholders were redeemed, the 3,325,000 retained outstanding public warrants would have had an aggregate market value of approximately $[__] million on [__], 2022 based on the closing price of warrants on the Nasdaq of $[__] per warrant. If a substantial number of public stockholders exercise their redemption rights, stockholders would experience dilution to the extent such warrants are exercised and additional shares of Class A Common Stock are issued.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her Public Subunits for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Subunits only if it properly demands redemption and delivers its Public Subunits (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The ATSP Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Subunits for cash.

ATSP stockholders may seek to have their Public Subunits redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of common stock on or before [•], 2022 (two business days before the ATSP Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of common stock underlying the ATSP Units sold in the IPO. Public stockholders who redeem their ATSP Subunits into their share of the Trust Account still have the right to continue to hold any Warrants they hold outside of such Subunit, including the one-quarter of one Warrant included in the SPAC Units, but will forfeit, without the receipt of any additional consideration, the one-quarter of the Warrant included in the Subunit. Please see the section titled “The ATSP Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of common stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its common stock for cash.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual ATSP Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the ATSP Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual ATSP Special Meeting and vote online, if you choose.

To vote online at the virtual ATSP Special Meeting, follow the instructions below under “How may I participate in the virtual ATSP Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the ATSP Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2022. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the ATSP Special Meeting or attend the virtual ATSP Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual ATSP Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of common stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the ATSP Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the ATSP Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-[•]-[•] or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2022.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the ATSP Special Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the virtual ATSP Special Meeting?

A.     If you are a stockholder of record as of the Record Date for the ATSP Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual ATSP Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

You can pre-register to attend the virtual ATSP Special Meeting starting on [•], 2022. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the ATSP Special Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the ATSP Special Meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the virtual ATSP Special Meeting?

A.     If you have any questions concerning the virtual ATSP Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of common stock, please contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

The Notice of ATSP Special Meeting, proxy statement/prospectus/consent solicitation and form of Proxy Card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the ATSP Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the Business Combination Proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     ATSP will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the ATSP Special Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:     If I am not going to attend the ATSP Special Meeting, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the ATSP Special Meeting virtually or not, please read the enclosed proxy statement/prospectus/consent solicitation carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     How can I submit a proxy?

A.     You may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the ATSP Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual ATSP Special Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the ATSP Special Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

[PROXY SOLICITOR]

Unless revoked, a proxy will be voted at the virtual ATSP Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the ATSP Special Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of common stock redeemed?

A:     ATSP stockholders who intend to have their Public Subunits redeemed should send their certificates to Continental at least two business days before the ATSP Special Meeting. Please see “The ATSP Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Subunits for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the ATSP Special Meeting?

A:     ATSP will pay the cost of soliciting proxies for the ATSP Special Meeting. ATSP has engaged [PROXY SOLICITOR] to assist in the solicitation of proxies for the ATSP Special Meeting. ATSP has agreed to pay [PROXY SOLICITOR] a fee of $[•], plus disbursements, and will reimburse [PROXY SOLICITOR] for its reasonable out-of-pocket expenses and indemnify [PROXY SOLICITOR] and its affiliates against certain claims, liabilities, losses, damages, and expenses. ATSP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the ATSP Special Meeting?

A:     The Record Date for the ATSP Special Meeting is earlier than the date of the ATSP Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of common stock after the Record Date, but before the ATSP Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the ATSP Special Meeting, but will transfer ownership of the shares and will not hold an interest in ATSP after the Business Combination is consummated.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, ATSP expects that the Business Combination will occur as soon as possible following the ATSP Special Meeting.

Q:     Are SoundHound’s stockholders required to approve the Business Combination?

A:     Yes. The SoundHound stockholders have already approved the Business Combination.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus/consent solicitation. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 40 of this proxy statement/prospectus/consent solicitation.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my ATSP shares?

A:     No. Appraisal rights are not available to holders of shares of common stock of ATSP in connection with the proposed Business Combination. For additional information, see the section titled “The ATSP Special Meeting — Appraisal Rights.”

Q:     What happens if the Business Combination is not consummated?

A:      If ATSP does not consummate the Business Combination by September 15, 2022, then pursuant to Article VI its current Amended and Restated Certificate of Incorporation, ATSP’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate ATSP as soon as reasonably possible. Following dissolution, ATSP will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2022. The closing price of our common stock on the Nasdaq Stock Market as of [•], 2022 was $[•]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of common stock held by them at the time that the founder shares were purchased for no additional consideration.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the Closing of the Business Combination, holders of pubic shares of ATSP exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to SoundHound to fund working capital needs of the Combined Company. As of [•], 2022, there was approximately $[•] in the Trust Account. ATSP estimates that approximately $[•] per outstanding Public Subunit will be paid to the investors exercising their redemption rights.

Q:     Who will manage the Combined Company after the Business Combination?

A:     As a condition to the Closing of the Business Combination, all of the officers and directors of ATSP will resign, other than Dr. Eric R. Ball, who is expected to be ATSP’s nominee to the board of directors of the Combined Company. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus/consent solicitation.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus/consent solicitation or the enclosed proxy card, you should contact ATSP’s proxy solicitor at:

[PROXY SOLICITOR]

You may also obtain additional information about ATSP from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT SOUNDHOUND’S CONSENT SOLICITATION

Q.     What are the material U.S. federal income tax consequences of the Business Combination to me?

A:     The material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section titled “The Business Combination Proposal — United States Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus/consent solicitation is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     Who is entitled to give a written consent for SoundHound?

A:     The SoundHound Board has set [•], 2022 as the record date (the “SoundHound Record Date”) for determining SoundHound stockholders entitled to sign and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of SoundHound common stock or SoundHound preferred stock as of the close of business on the SoundHound Record Date will be entitled to give a consent using the form of written consent to be furnished to them

Q:     What will happen in the Business Combination?

A:     At the Closing of the Business Combination, Merger Sub will merge with and into SoundHound, with SoundHound surviving such merger, as a result of which SoundHound stockholders will receive newly issued shares of Class A Common Stock (except those who properly exercise dissenters rights under applicable Delaware law), with holders of SoundHound Class A common stock receiving shares of Class A Common Stock and holders of SoundHound Class B common stock receiving shares of Class B Common Stock. Upon consummation of the Business Combination, SoundHound will become a wholly-owned subsidiary of ATSP. After the Closing of the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by ATSP’s public stockholders will be released from the Trust Account and used to pay each of ATSP’s and SoundHound’s transaction expenses and other liabilities of ATSP due as of the Closing, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus/consent solicitation as Annex A.

Q:     What equity stake will current stockholders of ATSP and SoundHound stockholders hold in the Combined Company after the Closing?

A:     If any of ATSP’s public stockholders exercise their redemption rights, the percentage of the Combined Company’s outstanding common stock held by ATSP’s public stockholders will decrease and the percentages of the Combined Company’s outstanding common stock held by the Sponsor and by the SoundHound stockholders will increase, in each case relative to the percentage held if none of ATSP’s public shares are redeemed.

Upon the issuance of common stock in connection with the Business Combination, the percentage ownership of the Combined Company by ATSP public stockholders who do not redeem their public shares of ATSP common stock will be diluted. ATSP public stockholders that do not redeem their ATSP public shares in connection with the Business Combination will experience further dilution upon the exercise of ATSP public warrants that are retained (and not automatically forfeited) after the Closing by redeeming ATSP public stockholders. The percentage of the total number of outstanding shares of Parent common stock that will be owned by ATSP public stockholders as a group will vary based on the number of ATSP public shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying ownership levels in the Combined Company, assuming no redemptions by ATSP public stockholders, 25% redemption by ATSP public stockholders, 50% redemption by ATSP public stockholders, 75% redemption by ATSP public stockholders and the maximum redemptions by ATSP public stockholders, as of December 31, 2021:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming 25% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
SoundHound Stockholders	179,773,981	86.3%	179,773,981	87.7%
ATSP Public Stockholders(1)	13,300,000	6.4%	9,975,000	4.9%
Initial Stockholders(2)	3,674,500	1.8%	3,674,500	1.8%
Representative	486,500	0.2%	486,500	0.2%
PIPE Investors(3)	11,100,000	5.3%	11,100,000	5.4%
Total Class A common stock	208,334,981	100.0%	205,009,981	100.0%

	Scenario 3 Assuming 50% Redemptions		Scenario 4 Assuming 75% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
SoundHound Stockholders	179,773,981	89.1%	179,773,981	90.6%
ATSP Public Stockholders(1)	6,650,000	3.3%	3,325,000	1.7%
Initial Stockholders(2)	3,674,500	1.8%	3,674,500	1.9%
Representative	486,500	0.2%	486,500	0.2%
PIPE Investors(3)	11,100,000	5.5%	11,100,000	5.6%
Total Class A common stock	201,684,981	100.0%	198,359,981	100.0%
	Scenario 5 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%
SoundHound Stockholders	179,773,981	92.2%
ATSP Public Stockholders(1)	—	—
Initial Stockholders(2)	3,674,500	1.9%
Representative	486,500	0.2%
PIPE Investors(3)	11,100,000	5.7%
Total Class A common stock	195,034,981	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (a) the second business day at 10:00 a.m. local time, following the satisfaction or waiver of the conditions described below under the section titled “Article IX — Conditions to the Closing” or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either ATSP or SoundHound if the Merger and related transactions are not consummated on or before the Outside Date, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “Proposal 1 — The Business Combination Proposal.”

Q:     What approval is required by the SoundHound stockholders to adopt and approve the Merger Agreement and approve the Merger?

A:     The Business Combination cannot be completed unless SoundHound Stockholders adopt and approve the Merger Agreement and thereby approve the Business Combination and the other transactions contemplated by the Merger Agreement. Pursuant to the DGCL and the SoundHound Charter, the adoption and approval of the Merger Agreement and the approval of the Business Combination requires the approval of the holders, as of the SoundHound Record Date, of (i) a majority of the issued and outstanding shares of SoundHound common stock and SoundHound Preferred Stock (on an as-converted-to-SoundHound-common stock basis) and (ii) a majority of the outstanding shares of SoundHound Preferred Stock, voting as a separate class, via a written consent (the “Required Merger Approval”). The SoundHound Stockholders that entered into the Company Support Agreements concurrently with the execution of the Merger Agreement include the holders of shares representing, in the aggregate, approximately 50.89% (on an as-converted basis) of the voting power of the SoundHound Stockholders and the holders of shares representing, in the aggregate, approximately 54.99% of the voting power of the SoundHound Preferred Stock, voting as a separate class. As, such, assuming that all of the SoundHound Stockholders who signed the Company Support Agreements continue to hold the same amount of SoundHound Stock as of the SoundHound Record Date and vote to approve the Merger Agreement and Merger when presented to them, the approval of the Merger Agreement and Merger would not require the approval of additional SoundHound Stockholders.

Your delivery of the written consent is important. The Business Combination cannot be completed unless the Merger Agreement is adopted and approved and the Business Combination is approved by the Required Merger Approval. If you fail to deliver the written consent with respect to the adoption and approval of the Merger Agreement and approval of the Required Merger Approval and the other transactions contemplated by the Merger Agreement, the effect will be the same as a vote “AGAINST” the adoption and approval of the Merger Agreement and approval of the Required Merger Approval and the other transactions contemplated by the Merger Agreement.

Q:     Do any of SoundHound’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of SoundHound stockholders?

A:     SoundHound’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of SoundHound stockholders, generally. These interests may cause the directors and executive officers of SoundHound to view the Business Combination differently than SoundHound stockholders may generally view it. The SoundHound Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement, and in recommending that the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement be approved by SoundHound stockholders. For more information on the interests of SoundHound’s directors and executive officers in the Merger, see the sections titled “The Business Combination — Interests of SoundHound’s Directors and Officers in the Business Combination”, “Certain Relationships and Related Transactions” and “Executive Compensation Arrangements — Post-Closing Arrangements” and “Directors and Executive Officers of the Combined Company after the Business Combination” of this proxy statement/consent solicitation statement/prospectus for a further discussion of these interests.

Q:     How can I return my written consent?

A:     If you hold shares of SoundHound Common Stock or SoundHound preferred stock as of the close of business on the SoundHound Record Date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SoundHound. Once you have completed, dated and signed your written consent, deliver it to [____] by [____].

SoundHound does not intend to hold a stockholders’ meeting to consider the adoption and approval of the Merger Agreement, the approval of the Business Combination and the other transaction contemplated by the Merger Agreement, and, unless SoundHound decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person by attending a stockholders’ meeting.

Q:     What is the deadline for returning my written consent?

A:     The SoundHound Board has set  [____], on  [____], 2022 as the targeted final date for the receipt of written consents. SoundHound reserves the right to extend the final date for the receipt of written consents beyond  [____], 2022 in the event that consents approving the Business Combination and adopting and approving the Merger Agreement and the other transactions contemplated by the Merger Agreement have not been obtained by that date from holders of a sufficient number of shares of SoundHound Common Stock and SoundHound preferred stock to satisfy the conditions to the Business Combination. Any such extension may be made without notice to SoundHound stockholders. Once all conditions to the Business Combination have been satisfied or waived, the consent solicitation will conclude.

The Business Combination and the other transactions contemplated by the Merger Agreement will not be approved and the Merger Agreement will not be adopted and approved unless the Required Merger Approval is obtained.

Under the Merger Agreement, SoundHound has agreed to obtain the Required Merger Approval as promptly as practicable after this proxy statement/prospectus/consent solicitation is approved by the SEC and declared effective. Your prompt return of the written consent is important.

Q:     What options do I have with respect to the adoption and approval of the Merger Agreement and the approval of the Business Combination?

A:     With respect to the outstanding shares of SoundHound Common Stock or SoundHound preferred stock that you hold, you may execute a written consent to adopt and approve the Merger Agreement and thereby approve the Business Combination and the other transactions contemplated by the Merger Agreement (which is equivalent to a vote for the Merger Agreement and Business Combination). If you fail to execute and return your written consent, or otherwise withhold your written consent for the adoption and approval of the Merger Agreement and approval of the Business Combination and the other transactions contemplated by the Merger Agreement, it has the same effect as voting against the adoption and approval of the Merger Agreement, the approval of the Business Combination and the other transactions contemplated by the Merger Agreement. Please note that the Business Combination cannot be completed unless the Required Merger Approval is obtained.

Q:     Can I dissent and require appraisal of my shares?

A:     Holders of shares of SoundHound stock who (i) do not consent to the adoption of the Merger Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to SoundHound within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be “fair value”. The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Merger Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights” herein and Section 262 of the DGCL attached as Annex F.

Q:     Should SoundHound stockholders send in their stock certificates now?

A:     No. SoundHound stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted and the Business Combination is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to SoundHound stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:     Whom should I contact if I have any questions about the consent solicitation?

A:     If you have any questions about the Business Combination or how to return your written consent or letter of transmittal, or if you need additional copies of this proxy statement/prospectus/consent solicitation or a replacement written consent or letter of transmittal, you should contact SoundHound at 5400 Betsy Ross Drive, Santa Clara, CA 95054.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus/consent solicitation but may not contain all of the information that may be important to you. Accordingly, ATSP encourages you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by ATSP’s stockholders.

The Parties to the Business Combination

Archimedes Tech SPAC Partners Co.

ATSP was incorporated as a blank check company formed under the laws of the State of Delaware on September 15, 2020. ATSP was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On March 15, 2021, ATSP consummated the IPO of 12,000,000 Units at $10.00 per Unit, generating gross proceeds of $120,000,000. Simultaneously with the closing of the IPO, ATSP consummated the sale of 390,000 Private Units at a price of $10.00 per Private Unit in a private placement to the Sponsor and EarlyBirdCapital, generating gross proceeds of $3,900,000.

ATSP granted the underwriters in the IPO a 45-day option to purchase up to 1,800,000 additional Units to cover over-allotments, if any. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Units, generating an aggregate of gross proceeds of $13,000,000. In connection with the underwriters’ exercise of their over-allotment option, ATSP also consummated the sale of an additional 26,000 Private Units at $10.00 per Private Unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Units, a total of $133,000,000 was deposited into the Trust Account, and the remaining $973,093 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

The amounts held in the Trust Account may only be used by ATSP upon the consummation of a business combination, except that there can be released to ATSP, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and ATSP’s liquidation. ATSP executed the Merger Agreement on November 15, 2021 and it must liquidate unless a business combination is consummated by September 15, 2022, 18 months from the closing of ATSP’s IPO.

As of September 30, 2021, ATSP had cash outside the Trust Account of $628,652 available for its working capital needs. As of September 30, 2021, there was $133,007,230 held in the Trust Account (including $7,230 of accrued interest which ATSP can withdraw to pay taxes).

The Units, Subunits, and Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ATSPU,” “ATSPT,” and “ATSPW,” respectively. The Units, Subunits and Warrants commenced trading on the Nasdaq Stock Market separately on or about April 14, 2021. The common stock will not trade separately unless and until ATSP consummates an initial business combination.

ATSP’s principal executive offices are located at 2093 Philadelphia Pike #1968, Claymont, DE 19703 and its telephone number is (650) 560-4753.

SoundHound, Inc.

SoundHound was incorporated under the laws of the State of Delaware on September 2, 2005 under the name Melodis Corporation. It was formed for the purpose of engaging in any act or activity for which corporations may be organized under the DGCL. For more information on SoundHound, please see the sections titled “Information about SoundHound” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound”.

Merger Sub

Merger Sub is a wholly-owned subsidiary of ATSP formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into SoundHound, with SoundHound surviving the merger as a wholly-owned subsidiary of ATSP.

The Merger Agreement

On November 15, 2021, ATSP entered into the Merger Agreement by and among ATSP, Merger Sub, and SoundHound. Pursuant to the terms of the agreement, a business combination between ATSP and SoundHound will be effected through the merger of Merger Sub with and into SoundHound, with SoundHound surviving the merger as a wholly owned subsidiary of ATSP. The Board of Directors of ATSP (the “Board”) has (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) recommended approval of the Merger Agreement and related matters by the stockholders of ATSP.

Treatment of SoundHound Securities

Cancellation of Securities.    Each share of SoundHound capital stock, if any, that is owned by ATSP, Merger Sub, SoundHound, or any of their subsidiaries (as treasury stock or otherwise) immediately prior to the Effective Time, will automatically be cancelled and retired without any conversion or consideration.

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of SoundHound’s (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series C-1 Preferred Stock, (v) Series D Preferred Stock, (vi) Series D-1 Preferred Stock, (vii) Series D-2 Preferred Stock and (viii) Series D-3 Preferred Stock (collectively, “SoundHound Preferred Stock”), will be converted into shares of SoundHound Common Stock at the Conversion Ratio (or SoundHound Class A Common Stock, if the SoundHound Class B Charter Amendment has been adopted). The “Conversion Ratio” as defined in the Merger Agreement means an amount equal to (a)(i) the sum of (A) $2,000,000,000, plus (B) the aggregate exercise price of outstanding SoundHound in-the-money stock options and warrants, divided by (ii) the number of fully diluted SoundHound shares (including in-the-money stock options and warrants); divided by (b) $10.00.

Common Stock; Class A Common Stock.    Each share of SoundHound Common Stock, which, if the SoundHound Class B Charter Amendment is adopted prior to the Effective Time will be renamed SoundHound Class A Common Stock, issued and outstanding immediately prior to the Effective Time (other than any such shares of SoundHound capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Class A Common Stock, par value $0.0001 per share, of ATSP (“Class A Common Stock”) at the Conversion Ratio.

Class B Common Stock.    SoundHound does not currently have any Class B Common Stock authorized or outstanding. A special committee of SoundHound’s disinterested independent directors (the “SoundHound Special Committee”) has been established and is considering a proposal (the “SoundHound Founder Proposal”) from SoundHound’s three founders (the “SoundHound Founders”) that SoundHound (1) amend SoundHound’s existing certificate of incorporation (the “SoundHound Class B Charter Amendment”) to authorize the creation of create a new class of common stock, Class B Common Stock, which will be identical to the SoundHound Class A Common Stock (except that the Class B Common Stock will be convertible into Class A Common Stock at the holder’s election or as mandated by the Amended Charter), but will entitle the holders thereof to multiple votes per share on all matters on which stockholders are entitled to vote, with the number of votes per share to be determined by the Special Committee and the Founders if they reach agreement on the matter, and (2) immediately prior to the Closing, issue to the SoundHound Founders new shares of SoundHound Class B Common Stock in exchange for all of the SoundHound Founders’ shares of the SoundHound Common Stock, and simultaneously rename all of the remaining outstanding shares of SoundHound Common Stock as SoundHound Class A Common Stock. If the SoundHound Founder Proposal is implemented, then, at the Closing, holders of SoundHound Class B Common Stock would receive newly issued shares of Class B Common Stock of the Combined Company expected to have rights and terms that are equivalent to the rights and terms applicable to the SoundHound Class B Common Stock pursuant to the SoundHound Class B Charter Amendment. SoundHound’s adoption of the SoundHound Class B Charter Amendment is subject to the approval of the SoundHound Special Committee and the approval of SoundHound stockholders in accordance with the terms of the existing SoundHound Charter (the SoundHound stockholders required to approve such SoundHound Class B Charter Amendment being the “Requisite SoundHound Class B Charter Amendment Stockholders”).

If the SoundHound Founders and the Special Committee reach agreement with respect to matters included in the SoundHound Founder Proposal and the authorization and issuance of SoundHound Class B Common Stock, the SoundHound Class B Charter Amendment is approved by the Requisite SoundHound Class B Charter Amendment Stockholders and adopted by SoundHound, and, accordingly, shares of SoundHound Class B Common Stock are issued by SoundHound pursuant thereto prior to the Effective Time, then, at the Closing, the outstanding shares of SoundHound Class B Common Stock will be converted into the right to receive a number of shares of Class B Common Stock of ATSP determined based on the Conversion Ratio, in accordance with the terms of the Merger Agreement. The Class B Common Stock will have the same multiple votes per share as SoundHound’s Class B Common Stock.

Merger Sub Securities.    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of ATSP.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of SoundHound Common Stock will be converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under such options prior to the Effective Time, shares of Class A Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio.

Warrants.     At the Effective Time, each outstanding warrant to purchase shares of SoundHound capital stock immediately prior to the Effective Time shall be automatically converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such warrants prior to the Effective Time, shares of the Class A Common Stock, proportionately adjusted for the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio.

SoundHound RSUs.    At the Effective Time, each SoundHound restricted stock unit will be converted into a restricted stock unit of ATSP, subject to substantially the same terms and conditions as were applicable under the SoundHound RSU prior to the Closing, such that, in accordance with the terms of the Merger Agreement, the holder of a SoundHound RSU will receive the same consideration as such holder would have received if such SoundHound RSU was converted into SoundHound Common Stock immediately prior to the Effective Time.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions, (c) governmental authorization, (d) capital structure, (e) corporate records, (f) subsidiaries, (g) consents, (h) financial statements, (i) books and records, (j) internal accounting controls, (k) absence of changes, (l) real and personal property, (m) litigation, (n) material contracts, (o) licenses and permits, (p) compliance with laws, (q) intellectual property, (r) accounts payable and affiliate loans, (s) employee matters and benefits, (t) tax matters, (u) environmental laws, (v) directors and officers, (w) insurance, (x) related party transactions, and (y) listing of securities.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such terms are defined in the Merger Agreement) required to be filed in connection with the Business Combination and to obtain all requisite approvals of each party’s respective stockholders. ATSP has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the Proposals to be presented at the ATSP Special Meeting.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing and no party has any post-Closing indemnification obligations.

Non-Solicitation Restrictions

ATSP and SoundHound have each agreed that from the date of the Merger Agreement to the Closing Date, it will not take, nor will it permit any of its representatives to, encourage or initiate any negotiations with, or enter into any agreement with, any party in connection with a business combination other than with SoundHound or take any other action intended or designed to facilitate the efforts to do so. Each of ATSP and SoundHound has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of the ATSP or SoundHound, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Business Combination and related transactions, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement), (iv) have no action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing, (v) ATSP having at least $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination, (vi) approval by SoundHound stockholders of the Business Combination and related transactions, (vii) approval by ATSP stockholders of the Business Combination and related transactions, (viii) the conditional approval for listing by Nasdaq of the shares of Class A Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and the Subscription Agreements (as defined herein) and satisfaction of initial and continued listing requirements, (ix) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”), (x) solely with respect to ATSP and Merger Sub, (A) SoundHound having duly performed or complied with all of its obligations under the Merger Agreement in all material respects, (B) the representations and warranties of SoundHound being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on SoundHound or any of its subsidiaries, (C) no event having occurred that would result in a Material Adverse Effect on SoundHound or any of its subsidiaries, and (D) resignation of certain SoundHound directors as set forth in the Merger Agreement, and (xi) solely with respect to SoundHound, (A) ATSP and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects, (B) no event having occurred that would result in a Material Adverse Effect on ATSP or Merger Sub, (C) the size and composition of the post-Closing board of directors of ATSP being established as set forth in the Merger Agreement, (D) the condition, waivable by SoundHound, that, at the Effective Time, ATSP have an amount in cash remaining in the Trust account, after satisfaction of redemption payments to ATSP public stockholders and taking into account the proceeds that ATSP receives from the PIPE Investment, equal to $110,000,000 (which is the aggregate amount for which investors subscribed in the PIPE Investment)”, (E) total fees and expenses of ATSP incurred or payable at Closing in connection with consummation of the Business Combination and related transactions not exceeding $10,300,000, and (F) ATSP having amended its warrant agreement for its private warrants dated March 10, 2021 as necessary in order for the private warrants to be accounted for as equity (rather than as liabilities) under GAAP, SEC requirements and other applicable law.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by either ATSP or SoundHound if the Business Combination and related transactions are not consummated on or before May 15, 2022 (the “Outside Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to April 15, 2022, then June 15, 2022, provided further that, the failure to consummate the transaction by the Outside Date is not due to a material breach by the party seeking to terminate the Agreement;

(ii)    by either ATSP or SoundHound if any Authority has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Business Combination, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Authority;

(iii)   by mutual written consent of ATSP and SoundHound duly authorized by each of their respective boards of directors;

(iv)   by either ATSP or SoundHound if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach; and

(v)    by ATSP if SoundHound has not received approval from SoundHound stockholders for the Business Combination and related transactions by the date that is five business days following the effective date of the Form S-4, provided that upon SoundHound receiving the such stockholder approval, ATSP will no longer have any right to so terminate the Merger Agreement.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about ATSP, SoundHound or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about ATSP, SoundHound or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that ATSP makes publicly available in reports, statements and other documents filed with the SEC. ATSP and SoundHound investors and securityholders are not third-party beneficiaries under the Merger Agreement.

Certain Related Agreements

Parent Support Agreements.    In connection with the execution of the Merger Agreement, certain stockholders of ATSP, SoundHound and ATSP entered into support agreements (the “Parent Support Agreements”) pursuant to which the stockholders of ATSP that are parties to the Parent Support Agreements have agreed to vote all shares of common stock, par value $0.0001 per share, of ATSP beneficially owned by them in favor of the Business Combination and related transactions.

Company Support Agreements.    In connection with the execution of the Merger Agreement, certain stockholders of SoundHound, SoundHound and ATSP entered into support agreements (the “Company Support Agreements”), pursuant to which the stockholders of SoundHound that are parties to the Company Support Agreements have agreed to vote all shares of SoundHound Stock beneficially owned by them in favor of the Business Combination and related transactions.

Subscription Agreements.    In connection with the execution of the Merger Agreement, ATSP entered into subscription agreements (collectively, the “Subscription Agreements”) with certain accredited investors (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and ATSP has agreed to sell to the Subscribers, an aggregate of 11,100,000 shares of Class A Common Stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $111,000,000. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirements provided in the Merger Agreement. The PIPE Shares are identical to the shares of Class A Common Stock that will be held by ATSP’ public stockholders at the time of the Closing, except that the PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the Business Combination and related transactions contemplated by the Merger Agreement.

Lock-Up Agreements.    In connection with the execution of the Merger Agreement, certain SoundHound stockholders agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock of the Combined Company held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of common stock, if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is six months after the Closing Date.

Amended and Restated Registration Rights Agreement.    At the Closing, ATSP will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with certain existing stockholders of ATSP with respect to the shares of Class A Common Stock they own at the Closing, and with certain SoundHound stockholders who will be affiliates of ATSP with respect to the Merger Consideration after the Closing. The Amended and Restated Registration Rights Agreement will require ATSP to, among other things, file a resale shelf registration statement on behalf of the stockholders no later than 60 days after the Closing. The Amended and Restated Registration Rights Agreement will also provide certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. ATSP will agree to pay certain fees and expenses relating to registrations under the Amended and Restated Registration Rights Agreement.

Incentive Award Plan and Employee Stock Purchase Plan

ATSP has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Award Plan”) and employee stock purchase plan (the “ESPP”), in each case to be effective as of the Closing and in a form mutually acceptable to ATSP and SoundHound, subject to approval of the Incentive Award Plan and the ESPP by the ATSP’s stockholders. The Incentive Award Plan will provide for an initial aggregate share reserve equal to 10% of the number of shares of common stock on a fully diluted basis at the Closing and a 5% “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Plan. The ESPP will provide for an initial aggregate share reserve equal to 2% of the number of shares of common stock on a fully diluted basis at the Closing and a 1% “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the ESPP.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period. The initial 30-day waiting period expired at 11:59 pm Eastern time on [•]. See the section entitled “Proposal 1: The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” for additional information.

Management

Effective as of the Closing, the Combined Company’s Board of Directors will have seven (7) directors, of which ATSP has the right to designate one director, and the remaining six (6) directors will be designated by SoundHound. At the Closing, all of the executive officers of ATSP shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be the same individuals (in the same offices) as those of SoundHound immediately prior to the Closing.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance — Directors and Executive Officers after the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were [•] shares of ATSP common stock issued and outstanding. Only ATSP stockholders who hold shares of common stock of record as of the close of business on [•], 2022 are entitled to vote at the ATSP Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock.

Attending the ATSP Special Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Amendment Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Parent Support Agreement, the Initial Stockholders holding an aggregate of [•] shares (or [•]% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock in favor of each of the Proposals. As a result, only [•] shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only [•] shares of common stock, or approximately [•]% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of shares of ATSP common stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to ATSP’s Certificate of Incorporation, holders of Public Subunits may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Subunits of common stock. As of [•], 2022, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Subunits to be redeemed only if you:

(i)     (a) hold Public Subunits, or

(b) hold Public Subunits through Units and you elect to separate your Units into the underlying Public Subunits prior to exercising your redemption rights with respect to the Public Subunits; and

(ii)    prior to [•], Eastern Time, on [•], 2022, (a) submit a written request to Continental that ATSP redeem your Public Subunits for cash and (b) deliver your Public Subunits to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Subunits prior to exercising redemption rights with respect to the Public Subunits. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Subunits from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her Public Subunits for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Subunits only if it properly demands redemption and delivers its Public Subunits (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The ATSP Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Subunits for cash.

Ownership of the Post-Business Combination Company After the Closing

It is anticipated that, upon the Closing of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 6.4% in the Combined Company, the PIPE Investment investors will own approximately 5.3% of the Combined Company, the Sponsor and directors of ATSP will retain an ownership interest of approximately 1.8% in the Combined Company, the Representative will retain an ownership interest of approximately 0.2% in the Combined Company, and the SoundHound stockholders will own approximately 86.3% of the outstanding common stock of the Combined Company. The ownership percentages with respect to the Combined Company does not take into account (i) the redemption of any shares by the ATSP’s public stockholders, (ii) the issuance of any additional shares upon the Closing of the Business Combination under the Incentive Award Plan or the ESPP, (iii) the forfeiture of one-quarter of one redeemable Warrant included in each Subunit, or (iv) the issuance of any additional shares underlying the Converted RSUs, Converted Stock Options, Converted Warrants and Warrants.

The following summarizes the pro forma ownership of common stock as of December 31, 2021, including common stock underlying Units and Subunits, of ATSP following the Business Combination and the PIPE Investment under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
SoundHound Stockholders	179,773,981	86.3%	179,773,981	92.2%
ATSP Public Stockholders	13,300,000	6.4%	—	—%
Initial Stockholders	3,674,500	1.8%	3,674,500	1.9%
Representative	486,500	0.2%	486,500	0.2%
PIPE Investors	11,100,000	5.3%	11,100,000	5.7%
Total common stock	208,334,981	100.0%	195,034,981	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Voting Power of the Post-Business Combination Company After the Closing

Assuming that ATSP’s public stockholders (other than the PIPE Investment investors) will retain a voting power of approximately 2.3% in the Combined Company, the PIPE Investment investors will have voting power of approximately 1.9% in the Combined Company, the Sponsor and directors of ATSP will retain voting power of approximately 0.6% in the Combined Company, the Representative will retain voting power of approximately 0.1% in the Combined Company, the SoundHound Class A stockholders will have voting power of approximately 24.5% in the Combined Company and the SoundHound Founders will have voting power of approximately 70.5% in the Combined Company. The voting percentages with respect to the Combined Company does not take into account (i) the redemption of any shares by the ATSP’s public stockholders, (ii) the issuance of any additional shares upon the Closing of the Business Combination under the Incentive Award Plan or the ESPP or (iii) the issuance of any additional shares underlying the Converted RSUs, Converted Stock Options, Converted Warrants and Company Warrants.

The following summarizes the pro forma ownership of common stock as of December 31, 2021, including common stock underlying Units and Subunits, of ATSP following the Business Combination and the PIPE Investment under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	% of Voting Power	Shares	% of Voting Power
SoundHound Stockholders	179,773,981	95.0%	179,773,981	97.2%
ATSP Public Stockholders	13,300,000	2.3%	—	0.0%
Initial Stockholders	3,674,500	0.6%	3,674,500	0.7%
Representative	486,500	0.2%	486,500	0.1%
PIPE Investors	11,100,000	1.9%	11,100,000	2.0%
Total common stock	208,334,981	100.0%	195,034,981	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that ATSP’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        Initial Stockholders have waived their right to redeem any Subunits in connection with a stockholder vote to approve a proposed initial business combination or sell any Subunits to ATSP in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Subunits upon the liquidation of the Trust Account if ATSP is unable to consummate a business combination. This waiver was made at the time that the founder shares were purchased for no additional consideration. If an initial business combination, such as the Business Combination, is not completed by September 15, 2022, ATSP will be required to dissolve and liquidate. In such event, the 3,325,000 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, holders of Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company.

•        If an initial business combination, such as the Business Combination, is not completed by September 15, 2022, the 349,500 Private Units purchased by the Sponsor for a total purchase price of $3,495,000, will be worthless. The Private Units were purchased at a price of $10.00 per Unit, the same price paid by public stockholders in the IPO of $10.00 per Public Unit. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2022.

•        The exercise of ATSP’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Upon the Closing, Dr. Luc Julia, a member of the Board, will be entitled to receive a fee of $2.66 million from the proceeds of the Business Combination as a finder’s fee pursuant to a Consulting Agreement with ATSP dated March 16, 2021. To avoid a conflict of interest, Dr. Julia abstained from all negotiations and Board votes relating to the Business Combination between ATSP and SoundHound. ATSP’s Board, with Dr. Julia abstaining, independently evaluated the merits of the Business Combination and recommended that ATSP proceed with the Business Combination between ATSP and SoundHound.

•        If the Business Combination is completed, SoundHound will designate all members of the Combined Company’s Board of Directors, except for Dr. Eric Ball. The decision for Dr. Ball to remain a member of the Combined Company’s Board of Directors was made after ATSP’s Board vote on the Business Combination and was not a factor in the Board’s consideration in recommending the Business Combination.

•        Other than as described above, ATSP’s officers and directors and their respective affiliates have no interest in, or affiliation with, SoundHound.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of SoundHound in many respects.

Under this method of accounting, Archimedes will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, SoundHound will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SoundHound (i.e. a capital transaction involving the issuance of stock by ATSP for the stock of SoundHound). Accordingly, the consolidated assets, liabilities and results of operations of SoundHound will become the historical financial statements of the Combined Company, and ATSP’s assets, liabilities and results of operations will be consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of SoundHound in future reports. The net assets of SoundHound will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, ATSP and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by SoundHound. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that ATSP stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Charter Amendment Proposal;

•        FOR the Advisory Proposals;

•        FOR the Incentive Plan Proposal;

•        FOR the ESPP Proposal;

•        FOR the Nasdaq Proposal; and

•        FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the ATSP Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 40 of this proxy statement/prospectus/consent solicitation. Some of these risks related to are summarized below. References in the summary below to “SoundHound” generally refer to SoundHound in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing ATSP’s, SoundHound’s and/or the Combined Company’s business.

Risks Related to SoundHound’s Business

•        The Voice AI market is a relatively new and rapidly changing market, and SoundHound may be unable to compete successfully.

•        If SoundHound’s does not maintain a customer base that will generate a recurring stream of revenues, its operating results may be adversely affected.

•        If SoundHound fails to grow its business as anticipated, its revenues and gross margin will be adversely affected.

•        If SoundHound does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services, it may not be able to compete effectively and its ability to generate revenues will suffer.

•        Actual or alleged failure to comply with data privacy laws and regulations could damage SoundHound’s reputation, result in government action and have an adverse impact on its operating results.

•        Failure to attract and retain key personnel in the future could harm SoundHound’s business and negatively affect our ability to successfully grow our business.

•        SoundHound’s use of open source technology could impose limitations on its ability to commercialize its software.

•        Unauthorized use of SoundHound’s proprietary technology and intellectual property could adversely affect its business and results of operations.

Risks Related to SoundHound’s and ATSP’s Business

•        Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•        The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

•        ATSP will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 18 months from the closing of the IPO, or September 15, 2022. In the event of a liquidation, ATSP’s public stockholders will receive $10.00 per share and the Warrants will expire worthless.

Risks Related to ATSP’s Business and the Business Combination

•        You must tender your Public Subunits in order to validly seek redemption at the ATSP Special Meeting of stockholders.

•        If third parties bring claims against ATSP, the proceeds held in trust could be reduced and the per-Subunit liquidation price received by ATSP’s stockholders may be less than $10.00.

•        Any distributions received by ATSP stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, ATSP was unable to pay its debts as they fell due in the ordinary course of business.

•        If ATSP’s due diligence investigation of SoundHound was inadequate, then stockholders of ATSP following the Business Combination could lose some or all of their investment.

Risks Related to the Combined Company’s Common Stock

•        The market price of the Combined Company’s Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

SELECTED HISTORICAL FINANCIAL DATA OF ATSP

ATSP’s statement of operations data for the nine months ended September 30, 2021 and balance sheet data as of September 30, 2021 are derived from ATSP’s unaudited financial statements included elsewhere in this registration statement. ATSP’s balance sheet data as of December 31, 2020 are derived from ATSP’s audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation.

The historical results of ATSP included below and elsewhere in this proxy statement/prospectus/consent solicitation are not necessarily indicative of the future performance of ATSP. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATSP” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/consent solicitation.

Nine Months Ended September 30, 2021
Loss from operations	$(461,826)
Other income	116,178
Net loss	(345,648)
Basic and diluted weighted average shares outstanding, common stock	3,891,044
Basic and diluted net loss per share attributable to common stockholders	$(1.01)
Balance Sheet Data:	As of September 30, 2021	As of December 31, 2020
Cash and cash equivalent	$628,652	$—
Prepaid expenses	134,478	—
Marketable securities held in Trust Account	133,007,230	—
Total assets	133,770,360	—
Total liabilities	287,378	716
Common stock subject to redemption	133,007,230	—
Stockholders’ equity	$475,752	$(716)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOUNDHOUND

The following table contains selected historical consolidated financial data as of and for the years ended December 31, 2020 and 2019. Such data as of and for the years ended December 31, 2020 and 2019 have been derived from the audited financial statements of SoundHound, which are included elsewhere in this proxy statement/prospectus/consent solicitation. The summary consolidated statements of operations data for the nine months ended September 30, 2021 and 2020, and the summary consolidated balance sheet data as of September 30, 2021 are derived from SoundHound’s unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/consent solicitation. The SoundHound unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the financial information in those statements. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound” and our audited consolidated financial statements and related notes included elsewhere. The summary consolidated financial data in this section are not intended to replace our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes and are qualified in their entirety thereby. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

SoundHound’s historical results are not necessarily indicative of the results to be expected in the future or for any full year period. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound,” and SoundHound’s audited financial statements and notes thereto and unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation.

	For The Nine months Ended September 30, 2021	For The Nine months Ended September 30, 2020	Year Ended December 31,
			2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$15,850	$8,806	$13,017	$7,677
Operating expenses:
Cost of revenues	4,878	4,188	5,863	4,515
Research and development	42,662	40,696	54,279	47,769
Sales and marketing	3,243	3,657	4,739	5,392
General and administrative	11,554	10,860	14,140	14,575
Total operating expenses	62,337	59,401	79,021	72,251
Loss from operations	(46,487)	(50,595)	(66,004)	(64,574)
Other expense, net:
Interest expense	(4,725)	(1,665)	(2,269)	(569)
Other income (expense), net	(4,281)	(5,548)	(5,396)	929
Total other expense	(9,006)	(7,213)	(7,665)	360
Loss before provision for income taxes	(55,493)	(57,808)	(73,669)	(64,214)
Provision for income taxes	1,400	273	738	253
Net loss	(56,893)	(58,081)	(74,407)	(64,467)
Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	0	(3,182)	(3,182)	0
Net loss and comprehensive loss attributable to common stockholders – basic and diluted	(56,893)	(58,081)	(77,589)	(64,467)
Net loss per share attributable to common stockholders – basic and diluted	$(4.72)	$(5.21)	$(6.59)	$(5.56)
Weighted average common shares outstanding – basic and diluted	12,062,343	11,767,970	11,780,078	11,602,307

	September 30, 2021	December 31,
		2020	2019
	(in thousands)	(in thousands)
Total assets	$58,242	$63,637	$64,156
Total liabilities	$108,003	$66,303	$47,366
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$58,242	$63,637	$64,156

TRADING MARKET AND DIVIDENDS

ATSP

Units, Subunits, Common Stock, and Warrants

The Units, Subunits and Warrants are each quoted on the Nasdaq Stock Market, under the symbols “ATSPU,” “ATSPT,” and “ATSPW,” respectively. Each of ATSP’s Units consists of one Subunit and one-quarter of one Warrant. Each of ATSP’s Subunits consists of one share of common stock and one-quarter of one Warrant. Each whole Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. The Units, Subunits and Warrants commenced trading on the Nasdaq Stock Market separately on or about April 14, 2021. The common stock will not trade separately unless and until ATSP consummates an initial business combination. Public Stockholders who redeem their Public Subunits for a pro rata share of the aggregate amount on deposit in the Trust Account forfeits the one-quarter warrant underlying the Public Subunit.

ATSP’s Dividend Policy

ATSP has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon ATSP’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, ATSP’s ability to declare dividends may be limited by restrictive covenants ATSP may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

SoundHound

Holders of SoundHound

As of the SoundHound Record Date, there were [•] holders of record of SoundHound stock.

Dividend Policy of SoundHound

SoundHound has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s Board of Directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus/consent solicitation, before making a decision on the Business Combination. Risks related to SoundHound, including risks related to SoundHound’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the Closing of the Business Combination.

Risks Related to SoundHound’s Business

The market in which SoundHound operates is highly competitive and rapidly changing and SoundHound may be unable to compete successfully.

There are a number of companies that develop or may develop products that compete in the Voice AI market. The market for SoundHound’s products and technologies is characterized by intense competition, evolving industry and regulatory standards, emerging business and distribution models, disruptive software technology developments, short product and service life cycles, price sensitivity on the part of customers, and frequent new product introductions, including alternatives to certain of SoundHound’s products from other vendors which may be offered at significantly lower costs or free of charge. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of SoundHound’s current and prospective customers. Furthermore, current or prospective customers may decide to develop competing products or to establish, strategic relationships with SoundHound’s competitors.

Competition in the Voice AI market could adversely affect SoundHound’s operating results by reducing the volume of the products and technologies SoundHound licenses or sells, the prices SoundHound can charge or the obligations of SoundHound to incur expenses or capital costs associated with the development, acquisition or promotion of new products or technologies. Some of SoundHound’s current or potential competitors are large technology companies that have significantly greater financial, technical and marketing resources than SoundHound does, and others are smaller specialized companies that possess specialized expertise or regional focus and may have greater price flexibility than SoundHound does in connection with their business models. These competitors may be able to respond more rapidly than SoundHound can to new or emerging technologies or changes in customer requirements, or may decide to offer products at low or unsustainable cost to win new business or to retain their existing clients. They may also devote greater resources to the development, promotion and sale of their products than SoundHound does, and in certain cases may be able to include or combine their competitive products or technologies with other of their products or technologies in a manner whereby the competitive functionality is available at lower cost or free of charge within the larger offering. To the extent they do so, the penetration of SoundHound’s products, and therefore its revenue, may be adversely affected. SoundHound’s large competitors may also have greater access to customer data, which provides them with a competitive advantage in developing new products and technologies. SoundHound’s success depends substantially upon its ability to enhance its products and technologies, to develop and introduce, on a timely and cost-effective basis, new products and technologies that meet changing customer requirements and incorporate technological enhancements, and to maintain SoundHound’s alignment with the technologies and market strategies of its customers, which change and advance over time. If SoundHound is unable to develop new products and enhance functionalities or technologies to adapt to these changes and maintain SoundHound’s alignment with its customers, its business will suffer.

Adverse conditions in the Voice AI market or the global economy more generally could have adverse effects on SoundHound’s results of operations.

SoundHound’s business depends on, and is directly affected by, the global Voice AI market, as well as the global economy more generally, including global economic trends affecting the automotive, internet of things (“IoT”), mobile application, call center, semiconductor device maker and restaurant and hospitality industries. For example, SoundHound’s largest customers are currently in the automotive industry, and automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. Such factors may also negatively impact consumer demand for products, including automobiles, that incorporate or use SoundHound products or technologies. In addition, global production and sales trends can be affected by SoundHound’s customers’ ability to continue operating in response to challenging economic conditions, and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of global automotive production, in particular, has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for SoundHound’s products. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions and the resulting bankruptcy of a customer or the closure of a customer manufacturing facility, may result in a reduction in sales and production by SoundHound’s customers, and could have a material adverse effect on SoundHound’s business, results of operations and financial condition.

SoundHound’s strategy to increase cloud connected and embedded products and technologies and expand the number of foreign languages SoundHound understands may adversely affect its near-term revenue growth and results of operations.

SoundHound has been and is continuing to develop new cloud-connected and embedded products and technologies and expand the number of foreign languages that its products and technologies understand. The design and development of new cloud-connected and embedded products and technologies and the addition of new languages will involve significant expense. SoundHound’s research and development costs have greatly increased in recent years and, together with certain expenses associated with delivering SoundHound’s connected services, are projected to continue to escalate in the near future. SoundHound may encounter difficulties with designing, developing, and releasing new cloud-connected and embedded components, as well as integrating these components with SoundHound’s existing technologies. These development issues may further increase costs and may affect SoundHound’s ability to innovate in a manner that allows SoundHound to remain competitive relative to its peers. As a result, SoundHound’s strategy to incorporate more cloud-connected and embedded components may adversely affect its revenue growth and results of operations.

Pricing pressures from SoundHound’s customers may adversely affect its results of operations.

SoundHound may experience pricing pressure from its customers in the future, including, relative to its automotive industry customers, pricing pressure resulting from the strong purchasing power of major OEMs SoundHound may be expected to quote fixed prices or be forced to accept prices with annual price reduction commitments for long-term sales arrangements or discounted reimbursements for SoundHound’s work. Any price reductions could impact SoundHound’s sales and profit margins. SoundHound’s profitability is also influenced by its success in designing and marketing technological improvements in Voice AI systems. If SoundHound is unable to offset any price reductions in the future, its business, results of operations and financial condition would be adversely affected.

Currently, SoundHound’s largest customers are OEMs, and while SoundHound invests effort and money seeking OEMs’ validation of SoundHound’s technology, and there can be no assurance that SoundHound will win or be able to renew its contracts with OEM customers, which could adversely affect SoundHound’s results of operations.

Some of SoundHound’s largest customers are currently OEMs and SoundHound invests effort and money in product research and development in relationship to SoundHound’s OEM customers from the time an OEM or a “Tier 1” supplier to OEMs begins designing for an upcoming program through the date on which an OEM or Tier 1 supplier customer chooses SoundHound’s technology to be incorporated directly or indirectly into one or more specific vehicle models to be produced by such customer. This selection process is known as a “design win.” SoundHound could expend its resources on these and similar efforts without success. After a design win, a product or technology that did not receive the design win may not be able to displace the winner until the customer begins a new selection process because it is very unlikely that a customer will change complex technology until a product model is revamped. In addition, the company with the winning design may have an advantage with the customer going forward because of the established relationship between the winning company and such customer, which could make it more difficult for such company’s competitors to win the designs for other service contracts. Even if SoundHound has an established relationship with a customer, any failure to perform under a service contract or innovate in response to their feedback may neutralize its advantage with that customer. If SoundHound fails to win a significant number of customer design competitions in the future or to renew a significant number of existing service contracts, SoundHound’s operating results would be adversely affected. Moreover, to the extent SoundHound is unable to renew existing service contracts, this would negatively impact its revenue. The period of time from winning a contract to implementation is long and SoundHound is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

SoundHound’s products are technologically complex and incorporate many technological innovations. Prospective customers generally must make significant commitments of resources to test and validate SoundHound’s products before including them in a product or vehicle. The development cycles of SoundHound’s products with new customers are approximately six months to two years after a design win, depending on the customer and the complexity of the product. These development cycles result in SoundHound investing its resources in customers and customer products prior to realizing any revenues from the related customer contracts. Further, SoundHound is subject to the risk that a customer cancels or postpones implementation of SoundHound’s technology, as well as that SoundHound will not be able to implement its technology successfully. Additionally, SoundHound’s sales could be less than forecast if the product is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect SoundHound’s business, results of operations.

SoundHound’s operating results could be materially and adversely affected if it loses any of its largest customers.

The loss of business from any of SoundHound’s major customers, whether by lower overall demand for the products manufactured by its major customers, cancellation of existing contracts or the failure to award SoundHound new business, could have a material adverse effect on SoundHound’s operating results. Alternatively, there is a risk that one or more of SoundHound’s major customers could be unable to pay its invoices as they become due or that a customer will simply refuse to make such payments given its financial difficulties. If a major customer becomes subject to bankruptcy or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, or if a major customer otherwise successfully procures protection against SoundHound legally enforcing its obligations, it is likely that SoundHound will be forced to record a substantial loss. In addition, certain of SoundHound’s customers that are tier 1 suppliers to the automotive industry exclusively sell to certain OEMs, including some of SoundHound’s other customers. A bankruptcy of, or other significant disruption to, any of these OEMs could intensify any adverse impact on our business and results of operations.

During the twelve months ended December 31, 2020, nine months ended September 30, 2021, and the three-months ended December 31, 2021, respectively, two customers accounted for the following approximate percentages of SoundHound’s total revenues during the applicable period: 43%, 58% and 24%. However, the majority of these revenues were from non refundable upfront payments (as opposed to subscription services), where SoundHound performed their contractual obligations related to the services prior to September 30, 2021 and the related revenues are recognized over time for GAAP accounting purposes.

In addition to upfront payments pursuant to professional services or custom engineering agreements, SoundHound generally enters into master service agreements with its largest customers and also provides them with engineering and custom services. Our largest current customers entered into master services agreements with SoundHound pursuant to which they are provided Houndify Cloud Services and, in some cases, associated services on an as-needed basis. The license fees that SoundHound receives under our master services agreements are either fixed minimum monthly hosting fees with overage charges based on usage, or determined based on the volume of products that our customers sell that utilize SoundHound technology. Our master services agreements generally renew automatically for one year terms and are terminable by the customer upon prior written notice of six months to one year. As of the date of this proxy statement/consent solicitation statement/prospectus, SoundHound has no reason to believe that its largest customers will discontinue or reduce its usage of SoundHound services.

SoundHound’s operating results may fluctuate significantly from period to period, and this may cause its stock price to decline.

SoundHound’s operating results may fluctuate materially in the future. These fluctuations may cause SoundHound’s results of operations to not meet the expectations of securities analysts or investors which would likely cause the price of its stock to decline. Factors that may contribute to fluctuations in operating results include:

•        the volume, timing and fulfilment of large customer contracts;

•        renewals of existing customer contracts and wins of new customer programs;

•        increased expenditures incurred pursuing new product or market opportunities;

•        receipt of royalty reports;

•        fluctuating sales by SoundHound’s customers to their end-users;

•        contractual counterparties failing to meet their contractual commitments to SoundHound;

•        introduction of new products by SoundHound or its competitors;

•        cybersecurity or data breaches;

•        reduction in the prices of SoundHound’s products in response to competition, market conditions or contractual obligations;

•        impairment of goodwill or intangible assets;

•        accounts receivable that are not collectible;

•        higher than anticipated costs related to fixed-price contracts with SoundHound’s customers;

•        change in costs due to regulatory or trade restrictions;

•        expenses incurred in litigation matters, whether initiated by SoundHound or brought by third-parties against SoundHound, and settlements or judgments it is required to pay in connection with disputes; and

•        general economic trends as they affect the customer bases into which SoundHound and its customers sell and operate.

Due to the foregoing factors, among others, SoundHound’s revenue and operating results may fluctuate significantly from period to period. SoundHound’s expense levels are based in significant part on its expectations of future revenue, and SoundHound may not be able to reduce its expenses quickly to respond to near-term shortfalls in projected revenue. Therefore, SoundHound’s failure to meet revenue expectations would seriously harm its operating results, financial condition, and cash flows.

SoundHound has generated substantial net losses and negative operating cash flows since its inception and expects to continue to do so for the foreseeable future.

To date, SoundHound has generated substantial net losses and negative cash flows from operating activities. SoundHound expects that its net losses and its negative operating cash flows will continue for the foreseeable future, as SoundHound increases its development activities, and invest in sales and marketing. SoundHound also expects to incur the incremental costs of operating as a public company, contributing to SoundHound’s losses and operating uses of cash. SoundHound’s costs may also increase due to such factors as higher than anticipated financing and other costs; increases in the costs of labor or infrastructure; and major incidents or catastrophic events. If any of these or similar factors occur, SoundHound’s net losses and accumulated deficit could increase significantly and the price of shares of its common stock could decline.

SoundHound may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to its stockholders.

SoundHound anticipates that the net proceeds of the Business Combination (including from the PIPE Investment), together with current cash, cash equivalents, cash provided by operating activities and funds available through SoundHound’s working capital line of credit, will be sufficient to meet its current and anticipated needs for general corporate purposes. SoundHound operates in an emerging market, however, which makes SoundHound’s prospects difficult to evaluate. It is possible that SoundHound may not generate sufficient cash flow from operations or otherwise have the capital resources to meet SoundHound’s future capital needs. If this occurs, SoundHound may need additional financing to execute on its current or future business strategies, including to:

•        hire additional software engineers, sales and marketing professionals, and other personnel;

•        develop new or enhance existing products and services;

•        enhance SoundHound’s operating infrastructure;

•        acquire complementary businesses or technologies; or

•        otherwise respond to competitive pressures.

If SoundHound raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering.

SoundHound cannot assure you that additional financing will be available on terms favorable to SoundHound, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, SoundHound’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its products, or otherwise respond to competitive pressures would be significantly limited.

The loss of one or more key members of SoundHound’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

SoundHound is highly dependent upon the continued service and performance of the key members of SoundHound’s management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt SoundHound’s operations and significantly delay or prevent the achievement of our business objectives.

Additionally, if any of SoundHound’s key management team members or other employees were to leave, SoundHound could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Although SoundHound has arrangements with some of its executive officers designed to promote retention, its employment relationships are generally at-will and SoundHound has had key employees leave in the past. SoundHound cannot assure you that one or more key employees will not leave in the future. SoundHound intends to continue to hire additional highly qualified personnel, including research and development and operational personnel, but may not be able to attract, assimilate or retain qualified personnel in the future or may be required to pay increased compensation in order to do so. Any failure to attract, integrate, motivate and retain such employees could harm SoundHound’s business or impair our ability to timely meet business goals and objectives.

SoundHound depends on skilled employees and could be impacted by a shortage of critical skills.

Much of SoundHound’s future success depends on the continued service and availability of skilled employees, particularly with respect to technical areas. Skilled and experienced personnel in the areas where SoundHound competes are in high demand, and competition for their talents is intense. Many of SoundHound’s key employees receive a total compensation package that includes equity awards. New regulations or volatility in the stock market could diminish SoundHound’s use, and the value, of its equity awards. This would place SoundHound at a competitive disadvantage in attracting qualified personnel or force it to offer more cash compensation.

Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit SoundHound’s growth.

The confidentiality and security of SoundHound’s information, and that of third parties, is critical to SoundHound’s business. SoundHound’s services involve the transmission, use, and storage of customers’ and their customers’ information, which may be confidential or contain personally identifiable information. Any cybersecurity or data privacy incidents could have a material adverse effect on SoundHound’s results of operations and financial condition. While SoundHound maintains a broad array of information security and privacy measures, policies and practices, its networks may be breached through a variety of means, resulting in someone obtaining unauthorized access to SoundHound’s information, to information of SoundHound’s customers or their customers, or to SoundHound’s intellectual property; disabling or degrading service; or sabotaging systems or information. In addition, hardware, software, systems, or applications SoundHound develops or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to SoundHound’s systems or facilities, or those of third parties with whom SoundHound does business, through fraud or other forms of deceiving SoundHound’s employees, contractors, and vendors. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, SoundHound may be unable to anticipate these techniques or to implement adequate preventative measures. SoundHound will continue to incur significant costs to continuously enhance its information security measures to defend against the threat of cybercrime. Any cybersecurity or data privacy incident or breach may result in:

•        loss of revenue resulting from the operational disruption;

•        loss of revenue or increased bad debt expense due to the inability to invoice properly or to customer dissatisfaction resulting in collection issues;

•        loss of revenue due to loss of customers;

•        material remediation costs to recreate or restore systems;

•        material investments in new or enhanced systems in order to enhance SoundHound’s information security posture;

•        cost of incentives offered to customers to restore confidence and maintain business relationships;

•        reputational damage resulting in the failure to retain or attract customers;

•        costs associated with potential litigation or governmental investigations;

•        costs associated with any required notices of a data breach;

•        costs associated with the potential loss of critical business data;

•        difficulties enhancing or creating new products due to loss of data or data integrity issues; and

•        other consequences of which SoundHound is not currently aware but would discover through the process of remediating any cybersecurity or data privacy incidents or breaches that may occur.

SoundHound’s business is subject to a variety of domestic and international laws, rules, policies and other obligations, including data protection and anticorruption.

SoundHound is subject to U.S. and international laws and regulations in multiple areas, including data protection, anticorruption, labor relations, tax, foreign currency, anti-competition, import, export and trade regulations, and SoundHound is subject to a complex array of federal, state and international laws relating to the collection, use, retention, disclosure, security and transfer of personally identifiable information. In many cases, these laws apply not only to transfers between unrelated third-parties but also to transfers between SoundHound and its subsidiaries. Many jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. The European Commission adopted the European General Data Protection Regulation (the “GDPR”), which went into effect on May 25, 2018. In addition, California adopted significant new consumer privacy laws that went effective beginning in January 2020. Complying with the GDPR and other requirements may cause SoundHound to incur substantial costs and may require it to change its business practices.

China has recently implemented new regulation pertaining to cybersecurity and the protection of personal information, including the Data Security Law which took effect in September 2001 and the Personal Information Protection Law which took effect in November 2021. Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with cybersecurity and data security legislation could significantly increase the cost to SoundHound of carrying out its business in China, require significant changes to its operations or even prevent SoundHound from providing certain service offerings in jurisdictions in which SoundHound currently operates or in which it may operate in the future. Despite SoundHound’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that SoundHound’s practices, offerings or platform could fail to meet all of the requirements imposed on SoundHound by legislation relating to cybersecurity, data security and/or related implementing regulations. Any failure on SoundHound’s part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage SoundHound’s reputation, discourage new and existing counterparties from contracting with SoundHound or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect SoundHound’s business, financial condition and results of operations. Even if SoundHound’s practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm its reputation and brand and adversely affect its business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect its ability, on favorable terms, to raise capital, including engaging in follow-on offerings of its securities in the U.S. market once SoundHound is a public. Compliance with China’s Data Security Law, Personal Information Protection Law, as well as additional laws and regulations that China’s regulatory bodies may enact in the future, including data security and personal information protection laws, may result in additional expenses to SoundHound and subject it to negative publicity, which could harm SoundHound’s reputation among users and negatively affect the trading price of its shares in the future. Furthermore, SoundHound’s data transfer policies may be subject to additional compliance requirement and regulatory burdens, and SoundHound may be required to make further adjustments to its business practices to comply with the interpretation and implementation of such laws, which may increase our compliance costs and adversely affect our operating results.

Any failure by SoundHound, its customers or other parties with whom SoundHound does business to comply with its privacy policy or with federal, state or international privacy-related or data protection laws and regulations could result in proceedings against SoundHound by governmental entities or others. Any alleged or actual failure to comply with applicable privacy laws and regulations may:

•        cause SoundHound’s customers to lose confidence in its solutions;

•        harm SoundHound’s reputation;

•        expose SoundHound to litigation, regulatory investigations and to resulting liabilities including reimbursement of customer costs, damages penalties or fines imposed by regulatory agencies; and

•        require SoundHound to incur significant expenses for remediation.

SoundHound is also subject to a variety of anticorruption laws in respect of its international operations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the Canadian Corruption of Foreign Public Officials Act, and regulations issued by the U.S. Customs and Border Protection, the U.S. Bureau of Industry and Security, the U.S. Treasury Department’s Office of Foreign Assets Control, and various other foreign governmental agencies. SoundHound cannot predict the nature, scope or effect of future regulatory requirements to which its international operations might be subject or the manner in which existing laws might be administered or interpreted. Actual or alleged violations of these laws and regulations could lead to enforcement actions and financial penalties that could result in substantial costs.

Because a significant portion of SoundHound’s revenues are derived, and a significant portion of its research and development activities are based, outside the United States, its results could be harmed by economic, political, regulatory, foreign currency fluctuations and other risks associated with these international regions.

Because SoundHound operates worldwide, its business is subject to risks associated with doing business internationally. SoundHound currently generates most of its international revenue in Europe and Asia, and SoundHound anticipates that revenue from international operations could increase in the future. SoundHound conducts a significant portion of the development of its voice recognition and natural language understanding solutions in Canada, Germany, Japan and China. SoundHound is exposed to fluctuating exchange rates of foreign currencies including the euro, British pound, Canadian dollar, Chinese RMB, Japanese yen, Indian rupee and South Korean won. Accordingly, SoundHound’s future results could be harmed by a variety of factors associated with international sales and operations, including:

•        adverse political and economic conditions, or changes to such conditions, in a specific region or country;

•        trade protection measures, including tariffs and import/export controls, imposed by the United States and/or by other countries or regional authorities such as China, Canada or the European Union;

•        the impact on local and global economies of the United Kingdom leaving the European Union;

•        changes in foreign currency exchange rates or the lack of ability to hedge certain foreign currencies;

•        compliance with laws and regulations in many countries and any subsequent changes in such laws and regulations;

•        geopolitical turmoil, including terrorism and war;

•        changing data privacy regulations and customer requirements to locate data centers in certain jurisdictions;

•        evolving restrictions on cross-border investment, including recent enhancements to the oversight by the Committee on Foreign Investment in the United States pursuant to the Foreign Investment Risk Preview Modernization Act and substantial restrictions on investment from China;

•        changes in applicable tax laws;

•        difficulties in staffing and managing operations in multiple locations in many countries;

•        longer payment cycles of foreign customers and timing of collections in foreign jurisdictions; and

•        less effective protection of intellectual property than in the United States.

SoundHound’s business in China is subject to aggressive competition and is sensitive to economic, market and political conditions.

SoundHound operates in the highly competitive Voice AI market in China and face competition from both international and smaller domestic manufacturers. SoundHound currently generates less than $1.0 million annually in revenue from its operations in China, though SoundHound expects to expand its business in China going forward. SoundHound anticipates that additional competitors, both international and domestic, may seek to enter the Chinese market resulting in increased competition. Increased competition may result in price reductions, reduced margins and SoundHound’s inability to gain or hold market share. There have been periods of increased market volatility and moderation in the levels of economic growth in China, which resulted in periods of lower automotive production growth rates in China than those previously experienced, including in the Chinese automotive production industry, which affects SoundHound because SoundHound’s largest customers are currently OEMs. In addition, political tensions between China and the United States may negatively impact SoundHound’s ability to conduct business in China. If SoundHound is unable to grow or maintain its position in the Chinese market, the pace of growth slows or vehicle sales in China decrease, SoundHound’s business, results of operations and financial condition could be materially adversely effected. Government regulations and business considerations may also require SoundHound to conduct business in China through joint ventures with Chinese companies. SoundHound’s participation in joint ventures would limit its control over Chinese operations and may expose SoundHound’s proprietary technologies to misappropriation by joint venture partners. The above risks, if realized, could have a material adverse effect on SoundHound’s results of operations.

If the Chinese government deems that the contractual arrangements in relation to SoundHound’s variable interest entity do not comply with Chinese governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, SoundHound could be subject to penalties or be forced to relinquish SoundHound’s interests in those operations.

SoundHound currently generates less than $1.0 million annually in revenue from its operations in China, though SoundHound expects to expand its business in China going forward. Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable Chinese laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable Chinese laws, it is possible that SoundHound will lose the license that currently permits its operations of its Chinese subsidiary.

It is uncertain whether any new Chinese laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If SoundHound or its variable interest entity are found to be in violation of any existing or future Chinese laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant Chinese regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the operating licenses of its Chinese subsidiary or variable interest entity, requiring SoundHound to discontinue or restrict its operations, restricting its right to collect revenue, blocking one or more of its websites, requiring SoundHound to restructure its operations or taking other regulatory or enforcement actions against SoundHound. The imposition of any of these measures could result in a material adverse effect on SoundHound’s ability to conduct all or any portion of its business operations through its Chinese subsidiary. In addition, it is unclear what impact Chinese government actions would have on SoundHound and on its ability to consolidate the financial results of its variable interest entity in its consolidated financial statements, if the Chinese government authorities were to find SoundHound’s legal structure and contractual arrangements to be in violation of Chinese laws, rules and regulations. If the imposition of any of these government actions causes SoundHound to lose its right to direct the activities of its variable interest entity or otherwise separate from it and if SoundHound is not able to restructure its ownership structure and operations in a satisfactory manner, SoundHound would no longer be able to consolidate the financial results of its variable interest entity in its consolidated financial statements. Any of these events could have a material adverse effect on SoundHound’s business, financial condition and results of operations through its Chinese subsidiary.

Interruptions or delays in SoundHound’s services or services from data center hosting facilities or public clouds could impair the delivery of its services and harm its business.

Because SoundHound’s services are complex and incorporate a variety of third-party hardware and software, its services may have errors or defects that could result in unanticipated downtime for its customers and harm to its reputation and its business. SoundHound has from time to time, found defects in its services, and new errors in its services may be detected in the future. In addition, SoundHound currently serves its customers from data center hosting facilities or third-party public clouds SoundHound directly manages. Any damage to, or failure of, the systems and facilities that serve SoundHound’s customers in whole or in part could result in interruptions in its service. Interruptions in SoundHound’s service may reduce its revenue, cause SoundHound to issue credits or pay service level agreement penalties, cause customers to terminate their on-demand services, and adversely affect SoundHound’s renewal rates and its ability to attract new customers.

SoundHound is subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. SoundHound can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. SoundHound also expects its non-U.S. activities to increase in time.

SoundHound’s business is subject to risks, expenses and uncertainties associated with selling its solutions in locations outside the United States that could adversely affect its operating results.

In 2020, SoundHound derived over 70% of its revenues from customer(s) located in countries outside the United States, and SoundHound plans to increase its international operations in the future. Accordingly, SoundHound expects to increasingly face significant operational risks and expenses from doing business internationally.

SoundHound’s international operating results may be affected by volatility in currency exchange rates and its ability to effectively manage its currency transaction risks. SoundHound would incur currency transaction risks if SoundHound were to enter into either a purchase or a sale transaction using a different currency from the currency in which SoundHound reports revenue. In such cases, SoundHound may suffer an exchange loss because SoundHound does not currently engage in currency swaps or other currency hedging strategies to address this risk. As SoundHound realizes its strategy to expand internationally, its exposure to currency risks may increase. Given the volatility of exchange rates, SoundHound can give no assurance that it will be able to effectively manage its currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on its results of operations.

Other risks and uncertainties SoundHound faces from its global operations include, but are not limited to:

•        difficulties in staffing and managing foreign operations;

•        limited protection for the enforcement of contract and intellectual property rights in certain countries where SoundHound may sell SoundHound’s solutions or work with suppliers or other third parties;

•        potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

•        costs and difficulties of customizing solutions for foreign countries;

•        challenges in providing solutions across a significant distance, in different languages and among different cultures;

•        laws and business practices favoring local competition;

•        being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

•        specific and significant regulations, including, but not limited to, the European Union’s General Data Protection Regulation (“GDPR”), which imposes compliance obligations on companies who possess and use data of EU residents;

•        differences in analysis of regulatory, legal and tax issues across various countries, such as different interpretations of antitrust and competition laws;

•        uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

•        compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

•        uncertainties related to geopolitical risks, including the relationship between the U.S. government and the government of other nations;

•        tariffs, trade barriers and other regulatory or contractual limitations on SoundHound’s ability to sell or develop its solutions in certain foreign markets;

•        operating in countries with a higher incidence of corruption and fraudulent business practices;

•        changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

•        potential adverse tax consequences arising from global operations;

•        seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year-end globally;

•        rapid changes in government, economic and political policies and conditions; and

•        political or civil unrest or instability, terrorism or epidemics or pandemics (including any risks related to or resulting from COVID-19) and other similar outbreaks or events.

SoundHound’s failure to effectively manage the risks and uncertainties associated with its existing and planned global operations could limit the future growth of its business and adversely affect its operating results.

SoundHound relies on third-party telecommunications and internet service providers, including connectivity to its cloud software, and any failure by these service providers to provide reliable services could cause SoundHound to lose customers and subject it to claims for credits or damages, among other things.

SoundHound relies on services from third-party telecommunications providers in order to provide services to its customers and their customers, including telephone numbers. In addition, SoundHound depends on its internet bandwidth suppliers to provide uninterrupted and error-free service through their networks. SoundHound exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide.

When problems occur, it may be difficult to identify the source of the problem. Service disruption or outages, whether caused by SoundHound’s service, the products or services of SoundHound’s third-party service providers, or SoundHound’s customers’ or their customers’ equipment and systems, may result in loss of market acceptance of its products and technologies and any necessary remedial actions may force it to incur significant costs and expenses.

If any of these service providers fail to provide reliable services, suffer outages, degrade, disrupt, increase the cost of or terminate the services that SoundHound and its customers depend on, SoundHound may be required to switch to another service provider. Delays caused by switching SoundHound’s technology to another service provider, if available, and qualifying this new service provider could materially harm its operating results. Further, any failure on the part of third-party service providers to achieve or maintain expected performance levels, stability and security could harm SoundHound’s relationships with its customers, cause it to lose customers, result in claims for credits or damages, increase its costs or the costs incurred by its customers, damage its reputation, significantly reduce customer demand for its products and technologies and seriously harm its and operating results.

SoundHound’s customers rely on third-party telecommunications and internet service providers to provide them with access and connectivity to SoundHound’s cloud software, and changes in how telecommunication and internet service providers handle and charge for access to telecommunications and the internet could materially harm SoundHound’s customer relationships, business, financial condition and operations results.

SoundHound’s customers must have access to wireless telecommunications and/or broadband internet access services in order to use its products and certain of its offerings require substantial capacity to operate effectively. In the United States, wireless telecommunications and internet access services are provided by relatively few companies that, depending on the geographic area, have market power over such offerings. It is possible that these companies could charge SoundHound, its customers, or both fees to guarantee a service amount of capacity, or for quality of wireless telecommunications and broadband internet access services, that could advantage SoundHound’s competitors by degrading, disrupting, limiting, or otherwise restricting the use of infrastructure required to support SoundHound’s services. These providers likely have the ability to increase SoundHound’s rates, SoundHound’s customers’ rates, or both for wireless telecommunications and/or broadband internet access services which may increase the cost of SoundHound’s products and technologies making its products and technologies less competitive or decreasing SoundHound’s profit margins.

SoundHound’s plans to expand upon and establish new public cloud-based data centers for its U.S. and international operations may be unsuccessful and may present execution and competitive risks.

SoundHound may seek to expand upon and establish new public cloud deployments in the future to facilitate its platform in the U.S. and certain international markets. SoundHound may partner with a third-party to develop, test and deploy its technology to offer a full stack of products on the public cloud in the U.S. and certain international markets. SoundHound’s public cloud-based platform offering is critical to developing and providing its products to its customers, scaling its business for future growth, accurately maintaining data and otherwise operating its business. Infrastructure buildouts on the public cloud are complex, time-consuming and may involve substantial expenditures. In addition, the implementation of public cloud-based data centers involves risks, including loss of information and potential disruption to SoundHound’s normal operations. Deficiencies in the design, implementation or maintenance of the cloud-based data centers could materially harm SoundHound’s business.

As SoundHound considers approaches for expanding internationally, government regulation protecting the non-discriminatory provision of internet access may be nascent or non-existent. In those markets where regulatory safeguards against unreasonable discrimination are nascent or non-existent and where local network operators possess substantial market power, SoundHound could experience anti-competitive practices that could impede its growth, cause it to incur additional expenses or otherwise harm its business. Future regulations or changes in laws and regulations or their existing interpretations or applications could also hinder SoundHound’s operational flexibility, raise compliance costs and result in additional liabilities for SoundHound, which may harm its business.

Sales to customers outside the United States or customers with international operations and SoundHound’s international sales efforts and operations expose it to risks inherent in international sales and operations.

An element of SoundHound’s growth strategy is to expand its international sales efforts and develop a worldwide customer base. SoundHound’s international expansion may not be successful and may not produce the return on investment it expects.

SoundHound’s international subsidiaries employ workers primarily in Canada, Germany, Japan, China, France and Korea. Operating in international markets requires significant resources and management attention and subjects it to intellectual property, regulatory, economic and political risks that are different from those in the United States. As SoundHound increases its international sales efforts it will face risks in doing business internationally that could harm its business, including:

•        the need to establish and protect SoundHound’s brand in international markets;

•        the need to localize and adapt SoundHound’s products for specific countries, including translation into foreign languages and associated costs and expenses;

•        difficulties in staffing and managing foreign operations, particularly hiring and training qualified sales and service personnel;

•        the need to implement and offer customer care in various languages;

•        different pricing environments, longer sales and accounts receivable payment cycles and collections issues;

•        weaker protection for intellectual property and other legal rights than in the U.S. and practical difficulties in enforcing intellectual property and other rights outside of the U.S.;

•        privacy and data protection laws and regulations that are complex, expensive to comply with and may require that customer data be stored and processed in a designated territory;

•        increased risk of piracy, counterfeiting and other misappropriation of SoundHound’s intellectual property in its locations outside the U.S.;

•        new and different sources of competition;

•        general economic conditions in international markets;

•        fluctuations in the value of the U.S. dollar and foreign currencies, which may make SoundHound’s products more expensive in other countries or may increase its costs, impacting its operating results when translated into U.S. dollars;

•        compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, telecommunications and telemarketing laws and regulations;

•        increased risk of international telecom fraud;

•        laws and business practices favoring local competitors;

•        compliance with laws and regulations applicable to foreign operations and cross border transactions, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws, supply chain restrictions, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on SoundHound’s ability to sell its products in certain foreign markets, and the risks and costs of non-compliance;

•        increased financial accounting and reporting burdens and complexities;

•        restrictions or taxes on the transfer of funds;

•        adverse tax consequences; and

•        unstable economic and political conditions and potential accompanying shifts in laws and regulations.

These risks could harm SoundHound’s international operations, increase its operating costs and hinder its ability to grow its international business and, consequently, its overall business and results of operations.

In addition, compliance with laws and regulations applicable to SoundHound’s international operations increases its cost of doing business outside the United States. SoundHound may be unable to keep current with changes in foreign government requirements and laws as they change from time to time, which often occurs with minimal or no advance notice. Failure to comply with these regulations could harm its business. In many countries outside the United States, it is common for others to engage in business practices that are prohibited by SoundHound’s internal policies and procedures or United States or international regulations applicable to it. Although SoundHound has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of its employees, contractors, strategic partners and agents will comply with these laws and policies. Violations of laws or key control policies by SoundHound’s employees, contractors, strategic partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, delays in filing financial reports required as a public company, penalties, or prohibitions on selling its products, any of which could harm its business.

Tax matters may cause significant variability in SoundHound’s operating results and may impact its overall financial condition.

SoundHound’s businesses are subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If SoundHound’s effective tax rate increases, its operating results and cash flow could be adversely affected. SoundHound’s effective income tax rate can vary significantly between periods due to a number of complex factors including:

•        projected levels of taxable income;

•        pre-tax income being lower than anticipated in countries with lower statutory rates or higher than anticipated in countries with higher statutory rates;

•        increases or decreases to valuation allowances recorded against deferred tax assets;

•        tax audits conducted and settled by various tax authorities;

•        adjustments to income taxes upon finalization of income tax returns;

•        the ability to claim foreign tax credits;

•        the repatriation of non-U.S. earnings for which SoundHound has not previously provided for income taxes; and

•        changes in tax laws and their interpretations in countries in which SoundHound is subject to taxation.

SoundHound regularly evaluates the need for a valuation allowance on deferred tax assets, considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. This analysis is heavily dependent upon SoundHound’s current and projected operating results. A decline in future operating results could provide substantial evidence that a full or partial valuation allowance for deferred tax assets is necessary. This could have a material adverse effect on SoundHound’s results of operations and financial condition.

Forecasts of SoundHound’s market and market growth may prove to be inaccurate, and even if the markets in which it competes achieve the forecasted growth, there can be no assurance that its business will grow at similar rates, or at all.

Growth forecasts described in this proxy statement/prospectus/consent solicitation relating to SoundHound’s market opportunities, including in the Voice AI market and adjacent markets, and the expected growth thereof, are subject to significant uncertainty and are based on assumptions and estimates which may prove to be inaccurate. Even if these markets meet its size estimate and experience the forecasted growth, it may not grow its business at a similar rate, or at all. Its growth is subject to many factors, including its success in implementing its business strategy and ability to penetrate adjacent markets, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus/consent solicitation should not be taken as indicative of its future growth.

If SoundHound is unable to acquire new customers, its operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its operating results.

SoundHound’s success depends on its ability to acquire new customers in new and existing verticals, and in new and existing geographic markets. If SoundHound is unable to attract a sufficient number of new customers, it may be unable to reduce gross margins at desired rates and its operating results may suffer. The Voice AI market is competitive and many of SoundHound’s competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to add new customers to SoundHound’s existing customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact SoundHound’s ability to acquire new customers include the perceived need for Voice AI -enabled products or Voice AI services, the size of prospective customers’ budgets for Voice AI, the utility and efficacy of SoundHound’s existing and new products, whether proven or perceived, and general economic conditions. These factors may have a meaningful negative impact on operating results.

If SoundHound does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services that meet those needs on a timely basis, it may not be able to compete effectively and its ability to generate revenues will suffer.

SoundHound cannot guarantee that it will be able to anticipate future market needs and opportunities or be able to develop product and service enhancements or new products and services to meet such needs or opportunities in a timely manner, if at all. Even if SoundHound is able to anticipate, develop and commercially introduce enhancements and new products and services, there can be no assurance that enhancements or new products and services will achieve widespread market acceptance.

New products, as well as enhancements to its existing products, could fail to attain sufficient market acceptance for many reasons, including:

•        delays in releasing new products, or product enhancements;

•        failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;

•        defects in its products, errors or failures of its products;

•        negative publicity or perceptions about the performance or effectiveness of products;

•        introduction or anticipated introduction of competing products or technologies by its competitors; and

•        installation, configuration or usage errors by its customers.

If SoundHound fails to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could cause us to lose existing customers and prevent us from gaining new customers, which would significantly harm its business, financial condition and results of operations.

If SoundHound spends significant time and effort on research and development and is unable to generate an adequate return on its investment, its results of operations may be materially and adversely affected.

SoundHound’s business model is predicated, in part, on maintaining a customer base that will generate a recurring stream of revenues. If that recurring stream of revenues is not maintained or does not increase as expected, or if SoundHound’s business model changes as the industry evolves, its operating results may be adversely affected.

SoundHound’s business model is dependent, in part, on its ability to maintain and increase a customer base that generates recurring revenues. Existing and future customers of SoundHound’s products, technologies and systems may not purchase its subscriptions for its proprietary products or enter into service contracts with SoundHound at the same rate at which customers currently purchase those subscriptions or enter into service contracts with us. If SoundHound’s current and future customers purchase a lower volume of subscriptions for SoundHound’s proprietary products or do not continue entering into service contracts with us, SoundHound’s recurring revenue stream relative to its total revenues would be reduced and its operating results would be adversely affected.

SoundHound’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of its products and technologies.

SoundHound’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of, and the ability of its existing customers and new customers to access and use, its solutions, including real-time analytics and intelligence.

Interruptions in SoundHound’s systems or the third-party systems on which SoundHound and its products rely, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of our products, network infrastructure, cloud infrastructure and website.

Problems with the reliability or security of SoundHound’s systems could harm its reputation. Damage to SoundHound’s reputation and the cost of remedying these problems could negatively affect its business, financial condition, and operating results. Additionally, SoundHound’s third-party hosting suppliers in certain instances may have no obligations to renew their agreements with us on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time. If SoundHound is unable to maintain, renew, or expand its agreements with these providers on commercially reasonable terms, it may experience costs or downtime as it transitions its operations.

Any disruptions or other performance problems with its products could harm SoundHound’s reputation and business and may damage its customers’ businesses. Interruptions in its service delivery might reduce SoundHound’s revenue, cause SoundHound to issue credits to customers, subject us to potential liability and cause customers not to renew their subscription purchases of its products.

If SoundHound is unable to maintain and enhance its brand or reputation as an industry leader, its operating results may be adversely affected.

SoundHound believes that maintaining and enhancing its reputation as the leader in Voice AI market is critical to its relationship with its customers and its customers’ end-users and its ability to maintain customers and continue to attract new customers. The successful promotion of its brand will depend on multiple factors, including its marketing efforts, its ability to continue to deliver a superior customer experience and develop high-quality features for its products and its ability to successfully differentiate its products from those of its competitors. Its brand promotion activities may not be successful or yield increased revenue. The promotion of its brand requires SoundHound to make substantial expenditures, and it anticipates that the expenditures will increase as its market becomes more competitive, as it expands into new geographies and vertical markets and as more sales are generated through its reseller partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses it incurs. If SoundHound does not successfully maintain and enhance its brand and reputation, its operating results may be adversely affected.

Risks Relating to SoundHound’s Intellectual Property and Technology

SoundHound’s use of open source technology could impose limitations on its ability to commercialize its software.

SoundHound uses open source technology in some of its software and expect to continue to use open source technology in the future. Although we monitor its use of open source technology to avoid subjecting its software to conditions SoundHound does not intend, we may face allegations from others alleging ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works, or SoundHound’s proprietary source code that was developed using such technology. These allegations could also result in litigation. The terms of many open source licenses have not been interpreted by United States courts. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on SoundHound’s ability to commercialize its software. In such an event, we may be required to seek licenses from third parties to continue commercially offering its software, to make its proprietary code generally available in source code form, to re-engineer its software or to discontinue the sale of its software if re-engineering could not be accomplished on a timely basis, any of which could adversely affect SoundHound’s business and revenue.

The use of open source technology could subject SoundHound to a number of other risks and challenges. Certain open source technology is subject to further development or modification by anyone. Others may develop such software to be competitive with or no longer useful by us. It is also possible for competitors to develop their own solutions using open source software, potentially reducing the demand for SoundHound’s software. If SoundHound is unable to successfully address these challenges, its operating results may be adversely affected, and its development costs may increase.

Third parties have claimed in the past and may claim in the future that SoundHound is infringing their intellectual property, and we could be exposed to significant litigation or licensing expenses or be prevented from selling SoundHound’s products or making its technologies available to its customers if such claims are successful.

SoundHound has been and in the future may be subject to claims and legal actions alleging that we or its customers may be infringing or contributing to the infringement of the intellectual property rights of others (though no such claims or legal actions against SoundHound are currently pending). We may be unaware of intellectual property rights of others that may cover some of its technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of SoundHound’s management and key personnel from its business operations. Intellectual property disputes could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from licensing certain of its products, cause severe disruptions to its operations or the markets in which we compete, or require us to satisfy indemnification commitments with its customers including contractual provisions under various arrangements. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of SoundHound’s confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on SoundHound’s business and its financial results. Any of these could seriously harm SoundHound’s business.

Unauthorized use of SoundHound’s proprietary technology and intellectual property could adversely affect its business and results of operations.

SoundHound’s success and competitive position depend in large part on its ability to obtain and maintain intellectual property rights protecting its products and technologies. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect SoundHound’s intellectual property and proprietary rights. Unauthorized parties may attempt to copy or discover aspects of SoundHound’s products or to obtain, license, sell or otherwise use information that we regard as proprietary. Policing unauthorized use of SoundHound’s products is difficult and we may not be able to protect its technology from unauthorized use. Additionally, SoundHound’s competitors may independently develop technologies that are substantially the same or superior to its technologies and that do not infringe its rights. In these cases, we would be unable to prevent its competitors from selling or licensing these similar or superior technologies. In addition, the laws of some foreign countries do not protect SoundHound’s proprietary rights to the same extent as the laws of the United States. Although the source code for SoundHound’s proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management’s efforts.

SoundHound’s software products may have bugs, which could result in delayed or lost revenue, expensive correction, liability to its customers and claims against us.

Complex software products such as SoundHound’s may contain errors, defects or bugs. Defects in the solutions or products that we develop and sell to its customers could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about us or SoundHound’s products and technologies. Customers who are not satisfied with any of SoundHound’s products may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm SoundHound’s reputation, financial results and competitive position.

We may be unable to respond quickly enough to changes in technology and technological risks and to develop its intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of SoundHound’s products obsolete or less attractive to its customers, which could adversely affect its results of operations. SoundHound’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in its ability to be competitive. There is a risk that we will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of its products will become obsolete. SoundHound is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. These risks could have a material adverse effect on SoundHound’s business, results of operations and financial condition.

Risks Relating to the Business Combination

We may be unable to achieve some or all of the benefits that we expect to achieve from the Business Combination.

We believe that, as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies and develop partnerships that are better targeted to SoundHound’s business’s areas of strength and differentiation, better focus its financial and operational resources on those specific strategies, create effective incentives for its management and employees that are more closely tied to its business performance, provide investors more flexibility and enable us to achieve alignment with a more natural stockholder base and implement and maintain a capital structure designed to meet SoundHound’s specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including as an independent, publicly traded company, we may be more susceptible to market fluctuations and other adverse events. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, SoundHound’s business, financial condition and results of operations could be adversely affected.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on SoundHound’s business and stock price.

SoundHound is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and is, therefore, not required to make a formal assessment of the effectiveness of SoundHound’s internal control over financial reporting for that purpose. Upon becoming a public company, SoundHound will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in SoundHound’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although SoundHound will be required to disclose changes made in its internal controls and procedures on a quarterly basis, SoundHound will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following its first annual report required to be filed with the SEC.

To comply with the requirements of being a public company, SoundHound has undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert SoundHound’s management’s attention from other matters that are important to the operation of SoundHound’s business. Additionally, when evaluating SoundHound’s internal control over financial reporting, SoundHound may identify material weaknesses that SoundHound may not be able to remediate in time to meet the applicable deadline imposed upon SoundHound for compliance with the requirements of Section 404. Investors may lose confidence in the accuracy and completeness of SoundHound’s financial reports and the market price of SoundHound’s common stock could be negatively affected if any of the following occurs: (i) SoundHound identifies any material weaknesses in its internal control over financial reporting; (ii) SoundHound is unable to comply with the requirements of Section 404 in a timely manner; (iii) SoundHound asserts that its internal control over financial reporting is ineffective; or (iv) SoundHound’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting once SoundHound is no longer an emerging growth company. SoundHound could also become subject to investigations by the SEC, the stock exchange on which its securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if SoundHound fails to remedy any material weakness, SoundHound’s financial statements could be inaccurate and SoundHound could face restricted access to capital markets.

SoundHound is an “emerging growth company” and “smaller reporting company” and as such the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make SoundHound’s common stock less attractive to investors.

SoundHound is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which SoundHound has total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of ATSP; (c) the date on which SoundHound has issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which SoundHound is deemed to be a large accelerated filer under the rules of the SEC, which means the market value of SoundHound’s Class A common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th. For so long as we remain an emerging growth company, SoundHound is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in SoundHound’s periodic reports, proxy statements, and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved, and having to disclose the ratio of the compensation of SoundHound’s chief executive officer to the median compensation of SoundHound’s employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. SoundHound has elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, SoundHound’s financial statements may not be comparable to companies that comply with public company effective dates.

Further, SoundHound is a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of SoundHound’s Class A common stock held by non-affiliates equals or exceeds $250.0 million as of the end of the prior June 30th, or (2) SoundHound’s annual revenues equaled or exceeded $100.0 million during such completed fiscal year and the market value of SoundHound’s Class A common stock held by non-affiliates exceeds $700.0 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find its common stock less attractive if we rely on these exemptions. If some investors find SoundHound’s common stock less attractive as a result, there may be a less active trading market for SoundHound’s Class A common stock and its share price may be more volatile.

In order to satisfy SoundHound’s obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a public company, we will need to establish and maintain effective disclosure and financial controls and make changes in its corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if SoundHound is able to hire appropriate personnel, its existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

The commercial and credit environment may adversely affect SoundHound’s access to capital.

We will need to continue to raise capital in order to execute its business plan. SoundHound’s ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for its products or in the solvency of its customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect SoundHound’s ability to access the capital markets. Capital raised by us may have a dilutive impact on existing stockholders and if SoundHound is unable to raise additional capital on favorable terms, or at all, we may be unable to maintain its research and development activities or may be unable to grow its business, which could impact SoundHound’s operating results and gross margin adversely.

The Amended Charter will require, to the fullest extent permitted by law, that derivative actions brought in SoundHound’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against its directors, officers, other employees or stockholders.

ATSP’s Charter requires, and the Amended Charter will continue to require, to the fullest extent permitted by law, that derivative actions brought in SoundHound’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in SoundHound’s common stock shall be deemed to have notice of and consented to the forum provisions in the Amended Charter. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of SoundHound’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm SoundHound’s business, operating results and financial condition. The Amended Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Amended Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Wage increases and pressure in certain geographies may prevent us from sustaining SoundHound’s competitive advantage and may reduce its profit margin.

Measures are being taken in the United States and globally to increase minimum wages, and there is a shortage of skilled labor in certain locations leading to increased wage pressure. Similarly, with an increased global focus on environmental, social and corporate-governance concerns and sustainability, input costs have been steadily rising. Accordingly, we may need to increase the levels of labor compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and amount of labor that its business requires. To the extent that SoundHound is not able to control or share wage increases, wage increases may reduce its margins and cash flows, which could adversely affect its business.

The loss of one or more key members of SoundHound’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

SoundHound is highly dependent upon the continued service and performance of the key members of SoundHound’s management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt its operations and significantly delay or prevent the achievement of its business objectives. We believe that its future success will also depend in part on its continued ability to identify, hire, train and motivate qualified personnel. High demand exists for senior management and other key personnel (including technical, engineering, product, finance and sales personnel) in the digital manufacturing industry. A possible shortage of qualified individuals in the regions where we operate might require us to pay increased compensation to attract and retain key employees, thereby increasing its costs. In addition, we face intense competition for qualified individuals from numerous companies, many of whom have substantially greater financial and other resources and name recognition than us. We may be unable to attract and retain suitably qualified individuals who are capable of meeting its growing operational, managerial and other requirements, or we may be required to pay increased compensation in order to do so. For example, SoundHound’s failure to attract and retain shop floor employees may inhibit its ability to fulfill production orders for its customers. SoundHound’s failure to attract, hire, integrate and retain qualified personnel could impair its ability to achieve its business objectives.

All of SoundHound’s employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of its business and industry would be extremely difficult to replace. We generally enter into non-competition agreements with its employees and certain consultants. These agreements prohibit SoundHound’s employees and applicable consultants from competing directly with us or working for its competitors or customers while they work for us, and in some cases, for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which its employees and applicable consultants work and it may be difficult for us to restrict SoundHound’s competitors from benefiting from the expertise that SoundHound’s former employees or consultants developed while working for us. If we cannot demonstrate that its legally protectable interests will be harmed, we may be unable to prevent its competitors from benefiting from the expertise of its former employees or consultants and its ability to remain competitive may be diminished.

Risks Related to SoundHound Being a Public Company

SoundHound has no operating history as a publicly traded company, and its historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of its future results.

The historical financial information included in this proxy statement/prospectus/consent solicitation from SoundHound’s operation as a private company does not necessarily reflect the results of operations and financial position we would have achieved as a publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•        Prior to the Business Combination, we operated as a private company. SoundHound’s historical financial information reflects allocations of corporate expenses as a private company. These allocations may not reflect the costs we will incur for similar services in the future as a publicly traded company.

•        SoundHound’s historical financial information does not reflect changes that we expect to experience in the future as a result of becoming a publicly traded company, including changes in the financing, insurance, cash management, operations, cost structure and personnel needs of SoundHound’s business. As a publicly traded entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those we obtained as a private company prior to the Business Combination, and SoundHound’s results of operations may be adversely affected. In addition, SoundHound’s historical financial data do not include an allocation of interest expense comparable to the interest expenses we may incur as a result of the Business Combination and related transactions, if any new financing arrangements are entered into between now and the close of the transaction.

Following the Business Combination, we also face additional costs and demands on management’s time associated with being a publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. Stockholder activism, the current political and social environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which SoundHound operates its business in ways SoundHound cannot currently anticipate. For additional information about SoundHound’s past financial performance, see “Selected Historical Financial Data,” “Unaudited Pro Forma Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SoundHound’s historical Consolidated Financial Statements and the Notes thereto included elsewhere in this proxy statement/prospectus/consent solicitation.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Business Combination.

SoundHound is currently installing and implementing information technology infrastructure to support certain of its business functions, including accounting and reporting, human resources, sales operations, customer service, and distribution. We may incur substantially higher costs than previously anticipated as we transition from the transactional and operational systems and data centers we used when we were a private company. If SoundHound is unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, SoundHound’s new information technology infrastructure could disrupt its business and have a material adverse effect on our results of operations.

The majority of SoundHound’s management team has limited experience managing a public company.

Although SoundHound has expended a significant amount of time, money and effort on preparing to be a public company, the majority of its management team has limited experience managing a publicly-traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls and enterprise risk management. As a result, they may not successfully or efficiently manage their new and additional roles and responsibilities. SoundHound’s transition to a public company is subject to significant regulatory oversight, reporting obligations under U.S. securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention of SoundHound’s senior management and could divert their attention away from the day-to-day management of SoundHound’s business, which could result in less time being devoted to SoundHound’s management and the achievement of SoundHound’s growth strategy and operational goals. Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in SoundHound’s reported financial and other information and materially adversely affect SoundHound’s business, financial condition and results of operation, as well as severely negatively affect SoundHound’s stock price.

Risks Related to ATSP’s Business and the Business Combination

ATSP will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 18 months from the closing of the IPO, or September 15, 2022. In the event of a liquidation, ATSP’s public stockholders will receive $[•] per Subunit and the one quarter of one Warrant included in each Subunit will expire worthless.

If ATSP is unable to complete a business combination by the date that is 18 months from the closing of the IPO, or September 15, 2022, and is forced to liquidate, the per-share liquidation distribution will be $10.00. Furthermore, public stockholders will forfeit the one-quarter Warrant included in the Subunits being redeemed.

You must tender your Subunits in order to validly seek redemption at the ATSP Special Meeting of stockholders.

In connection with tendering your Subunits for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Subunits to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the ATSP Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against ATSP, the proceeds held in trust could be reduced and the per Subunit liquidation price received by ATSP’s Subunit holders may be less than $[•].

ATSP’s placing of funds in trust may not protect those funds from third party claims against ATSP. Although ATSP has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ATSP’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of ATSP’s public stockholders. If ATSP liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, ATSP cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Subunit due to such claims.

Additionally, if ATSP is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ATSP’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, ATSP may not be able to return $10.00 to our public stockholders.

Any distributions received by ATSP stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, ATSP was unable to pay its debts as they fell due in the ordinary course of business.

ATSP’s Certificate of Incorporation provides that it will continue in existence only until the date that is 18 months from the closing of the IPO, or September 15, 2022. If ATSP is unable to consummate a transaction within the required time periods, upon notice from ATSP, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, ATSP shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although ATSP cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $750,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If ATSP’s due diligence investigation of SoundHound was inadequate, then stockholders of ATSP following the Business Combination could lose some or all of their investment.

Even though ATSP conducted a thorough due diligence investigation of SoundHound, it cannot be sure that this diligence uncovered all material issues that may be present inside SoundHound or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SoundHound and its business and outside of its control will not later arise.

Because the post-combination company will be a publicly traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because ATSP is already a publicly traded company, an underwriter has not been engaged. While the Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence. However, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering. If such investigation had occurred, certain information in this proxy statement/prospectus/consent solicitation may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm ATSP’s operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against ATSP, whether or not resolved in ATSP’s favor, could result in substantial costs and divert ATSP’s management’s attention from other business concerns, which could adversely affect ATSP’s business and cash resources and the ultimate value ATSP’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of common stock and Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 3,325,000 shares of common stock and 349,500 Private Units. They have waived their right to redeem any Subunits in connection with a stockholder vote to approve a proposed initial business combination or sell any Subunits to ATSP in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Subunits upon the liquidation of the Trust Account if ATSP is unable to consummate a business combination. Based on a market price of $[•] per Unit on [•], 2022, the value of the Units was $[•]. The Private Units (including underlying securities) and founder shares acquired prior to the IPO will be worthless if ATSP does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting SoundHound as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in ATSP’s public stockholders’ best interest.

ATSP is requiring stockholders who wish to redeem their Subunits in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

ATSP is requiring stockholders who wish to redeem their Subunits to either tender their certificates to Continental or to deliver their Subunits to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the ATSP Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is ATSP’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because ATSP does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While ATSP has been advised that it takes a short time to deliver Subunits through the DWAC System, ATSP cannot assure you of this fact. Accordingly, if it takes longer than ATSP anticipates for stockholders to deliver their Subunits, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Subunits.

ATSP will require its public stockholders who wish to redeem their Subunits in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If ATSP requires public stockholders who wish to redeem their Subunits in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, ATSP will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Subunits in such a circumstance will be unable to sell their securities after the failed acquisition until ATSP has returned their securities to them. The market price of Subunits may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If ATSP’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of ATSP’s securities.

ATSP’s Initial Stockholders are entitled to make a demand that it register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of Representative Shares, the Private Units and any Units the Sponsor, Initial Stockholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to ATSP, are entitled to demand that ATSP register the resale of the Representative Shares, Private Units and any other Units ATSP issues to them (and the underlying securities) commencing at any time after ATSP consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 3,745,000 shares of common stock and 416,000 Units (and underlying securities) eligible for trading in the public market. The presence of these additional shares of common stock and Units (and underlying securities) trading in the public market may have an adverse effect on the market price of ATSP’s securities.

ATSP will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

ATSP is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. ATSP’s public stockholders therefore, must rely solely on the judgment of the Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of ATSP’s securities may decline.

The market price of ATSP’s securities may decline as a result of the Business Combination if:

•        ATSP does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

ATSP’s directors and officers may have certain conflicts in determining to recommend the acquisition of SoundHound, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

ATSP’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock and Private Units (including the underlying securities) owned by ATSP’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and ATSP otherwise fails to consummate a business combination prior to September 15, 2022 (unless such date has been extended as described herein). See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 99 for additional information.

ATSP and SoundHound have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by ATSP if the Business Combination is completed or by ATSP if the Business Combination is not completed.

ATSP and SoundHound have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, ATSP expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by ATSP if the Business Combination is completed or by ATSP if the Business Combination is not completed.

ATSP has incurred and will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

ATSP has incurred and will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, ATSP may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus/consent solicitation may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus/consent solicitation is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Subunits are redeemed, our Class A Common Stock may become less liquid following the Business Combination.

If a significant number of Subunits are redeemed, ATSP may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Stock Market (“Nasdaq”), and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in ATSP’s securities and subject ATSP to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, ATSP could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for the Combined Company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future

ATSP may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

ATSP may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus/consent solicitation and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, ATSP has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to ATSP’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of SoundHound, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.

ATSP’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that ATSP’s current stockholders have on the management of ATSP.

It is anticipated that upon completion of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 6.4% in the Combined Company, the PIPE Investment investors will own approximately 5.3% of the Combined Company, the Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 1.8% of the Combined Company, the Representative will retain an ownership interest of approximately 0.2% of the Combined Company, and the SoundHound stockholders will own approximately 86.3% of the Combined Company.

Assuming that the SoundHound Class B Charter Amendment has been adopted and shares of SoundHound Class B Common Stock issued to the SoundHound Founders prior to the Effective Time, then the Class B Provisions will be included in the Amended Charter and, at the Closing, all outstanding shares of SoundHound Class B Common Stock (which will be held by SoundHound’s founders) will be exchanged for shares of ATSP Class B Common Stock entitling the SoundHound Founders to the same number of votes per share as they were entitled to relative to matters presented to stockholders of SoundHound upon SoundHound’s adoption of the SoundHound Class B Charter Amendment. As a result, if the Amended Charter includes the Class B Provisions, it is anticipated that upon completion of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) will retain voting power of approximately 2.3% in the Combined Company, the PIPE Investment investors will have voting power approximately 1.9% in the Combined Company, the Sponsor, officers, directors and other holders of founder shares will have voting power of approximately 0.6% in the Combined Company, the SoundHound Founders will have approximately 70.5% the Representative will retain voting power of approximately 0.1% of the Combined Company, and the SoundHound stockholders other than the SoundHound Founders will have voting power of approximately 24.5% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any Public Subunits by the ATSP public stockholders or (ii) the issuance of any additional shares upon the Closing of the Business Combination under the Incentive Award Plan or the ESPP. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the ATSP stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Combined Company’s Class A Common Stock and the Securities Market

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company’s Class A common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to its business;

•        success or failure of its business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•        its ability to retain and recruit qualified personnel;

•        its quarterly or annual earnings, or those of other companies in its industry;

•        announcements by us or its competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, its Class A common stock after the Business Combination;

•        changes in earnings estimates by securities analysts or its ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the company and its industry;

•        overall market fluctuations unrelated to its operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting its business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the Combined Company’s Class A common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. Our Board has adopted the incentive plan and ESPP subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Class A Common Stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

An active, liquid trading market for the Combined Company’s Class A Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for the Combined Company’s shares of Class A Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company’s Class A Common Stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.

The issuance of additional shares of common stock or convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, the Combined Company may issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and warrants to purchase common stock. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of the Combined Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of the Combined Company’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Combined Company’s common stock bear the risk that the Combined Company’s future offerings may reduce the market price of the Combined Company’s common stock and dilute their percentage ownership.

Future sales, or the perception of future sales, of the Combined Company’s common stock by the Combined Company or its existing stockholders in the public market could cause the market price for the Combined Company’s common stock to decline.

The sale of substantial amounts of shares of the Combined Company’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, certain of ATSP’s stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is 180 days after the date of the Business Combination (subject to early release if SoundHound consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, certain of our stockholders will have registration rights under a registration rights agreement to be entered into prior to the Closing pursuant to which we are obligated to register such stockholders’ shares of common stock and other securities that such stockholders may acquire after the Closing. Upon the effectiveness of the applicable registration statement, these shares of common stock will be available for resale without restriction, subject to any lock-up agreement.

In addition, shares of our common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our common stock reserved for future issuance under the SoundHound Holdings, Inc. 2022 Incentive Award Plan and the SoundHound Holdings, Inc. 2022 ESPP may become available for sale in future.

The market price of shares of our Class A Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

If securities or industry analysts publish inaccurate or unfavorable research or reports about the Combined Company’s business, its stock price and trading volume could decline.

The trading market for the Class A Common Stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Class A Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Class A Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A Common Stock, or if our reporting results do not meet their expectations, the market price of our Class A Common Stock could decline.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on ATSP’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Risks Applicable to a Dual Class Common Stock Structure

If SoundHound has dual class common stock structure prior to the Effective Time, the Combined Company will also have a dual class common stock structure that will have the effect of concentrating voting control with the holders of our Class B Common Stock. If the dual class structure is adopted, our Class B Common Stock will have multiple votes per share and this ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A Common stock.

If, prior to the Effective Time, SoundHound has a dual class common stock structure, the Combined Company will also have a dual class common stock structure and the holders of SoundHound Class B Common Stock will, at Closing, exchange their SoundHound Class B Common Stock for Class B Common Stock issued by the Combined Company, which will have ten votes per share. Assuming that the foregoing applies to the Combined Company after the Closing, the SoundHound Founders will own shares of Class B Common Stock representing approximately 70.5% of the voting power of the outstanding capital stock of the Combined Company following the Business Combination. In addition, because of the ten-to-one voting ratio between our Class B and Class A Common Stock, holders of our Class B Common Stock could continue to control a majority of the combined voting power of our Common Stock and therefore control all matters submitted to our stockholders for approval until such time, if any, as a sufficient number of shares of our Class B Common Stock are converted into shares of our Class A Common Stock in accordance with the terms of the Amended Charter. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A Common Stock.

If the Amended Charter includes the Class B Provisions, shares of Class B Common Stock will be convertible into shares of Class A Common Stock and will be automatically convert into shares of Class A Common Stock upon the occurrence of certain future events, generally including transfers, subject to limited excepts set forth in the Amended Charter. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

If the Amended Charter provides for a dual-class multiple voting Common Stock structure, we cannot predict the effect this structure of our Common Stock may have on the market price of our Class A Common Stock.

We cannot predict whether having an Amended Charter that permits the issuance of multiple voting shares in a dual-class structure will result in a lower or more volatile market price of our Class A Common Stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A Common Stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Common stock less attractive to other investors. As a result, the market price of our Class A Common stock could be adversely affected.

Following the Business Combination, we may become a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

The SoundHound Special Committee is currently in the process of evaluating a proposal from SoundHound’s founders the effect of which would be the creation at SoundHound of a the dual-class voting structure and issuance to the SoundHound Founders of SoundHound Class B Common Stock entitling holders thereof to ten votes per share on matters presented to SoundHound Stockholders, providing the SoundHound Founders with a majority of the voting power of SoundHound. If SoundHound adopts the dual class structure, the Combined Company will also have a dual class structure and, upon the Closing, the SoundHound Founders will exchange their shares of SoundHound Class B Common Stock for shares of Class B Common Stock of the Combined Company which will allow the SoundHound Founders to also control a majority of the voting power of the Combined Company immediately after the Closing.

If shares of our Class B Common Stock are held by the SoundHound Founders immediately after the Closing, then the Combined Company will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to the board by independent directors. It is not our intention to elect not to comply with all of these corporate governance requirements after the Closing, in that the Combined Company Board is expected to consist of a majority of independent directors. We may, however, elect not to have a compensation committee consisting entirely of independent directors and our directors may not be nominated or selected solely by independent directors.

The Combined Company may rely on the corporate governance exemptions only if we adopt the dual class common stock structure reflected by the proposed Class B Provisions in our Amended Charter and qualify as a controlled company. To the extent we rely on any of these exemption, holders of our Class A Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq and we cannot predict the impact this may have on the price of our Class A Common Stock.

Delaware law and provisions in our charter documents could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock.

The Amended Charter, bylaws, and Delaware law contain provisions that could depress the trading price of our common stock by acting to discourage, delay, or prevent a change of control of SoundHound or changes in SoundHound that our management or stockholders may deem advantageous. Among other things, our certificate of incorporation and bylaws include the following provisions:

•        a classified board of directors so that not all members of our board of directors are elected at one time;

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        provide that directors may only be removed for cause;

•        require super-majority voting to amend certain provisions of our certificate of incorporation;

•        authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•        eliminates the ability of our stockholders to call special meetings of stockholders, except to the extent otherwise provided in the bylaws;

•        prohibit stockholder action by written consent, except to the extent otherwise provided in the bylaws, which requires all stockholder actions to be taken at a meeting of our stockholders;

•        provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law. Pursuant to the Amended Charter, we have opted out of Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, our board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders. However, our Amended Charter includes provisions similar to the provisions contained in Section 203 of the DGCL, which are designed to limit the Combined Company’s ability to enter into certain business combination transactions within a three (3) year period following the adoption of the Amended Charter (subject to the approval by the ATSP Stockholders of the Charter Amendment Proposal).

Any provision of our certificate of incorporation, our bylaws, or Delaware law that has the effect of delaying, preventing, or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination

Changes in tax laws or exposure to additional income tax liabilities could affect SoundHound’s future profitability.

Factors that could materially affect SoundHound’s future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        SoundHound’s operating results before taxes.

Because SoundHound does not have a long history of operating at its present scale and it has significant expansion plans, SoundHound’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on SoundHound’s 2018 and 2019 or 2020 provision for income taxes because the Company incurred losses in the U.S. in these years, and the management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on SoundHound’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to SoundHound’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and technologies and the use of intangibles. Tax authorities could disagree with SoundHound’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If SoundHound does not prevail in any such disagreements, its profitability may be affected.

SoundHound’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, SoundHound had $237.0 million of U.S. federal and $75.5 million of state net operating loss carryforwards available to reduce future taxable income. Of the $237.0 million in U.S. federal net operating loss carryforwards, $148.3 million will be carried forward indefinitely for U.S. federal tax purposes and $88.7 million will begin to expire in 2025. $75.5 million of SoundHound’s U.S. state net operating loss carryforwards will begin to expire in 2028. It is possible that SoundHound will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in SoundHound’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. SoundHound has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the Code. In addition, certain U.S. states have imposed additional limitations on the use of net operating loss carryforwards not otherwise imposed on the use of U.S. federal net operating loss carryforwards and may impose additional limitations in the future.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, holders of SoundHound Common Stock may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

ATSP and SoundHound intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, neither ATSP nor SoundHound has requested, or intends to request, an opinion of tax counsel or a ruling from the IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, holders of SoundHound Common Stock generally would recognize taxable gain or loss on their receipt of Common Stock in connection with the Business Combination. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination to U.S. Holders of SoundHound Common Stock.”

THE ATSP SPECIAL MEETING

General

ATSP is furnishing this proxy statement/prospectus/consent solicitation to the ATSP stockholders as part of the solicitation of proxies by the Board for use at the ATSP Special Meeting of ATSP stockholders to be held on [•], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation is first being furnished to our stockholders on or about [•], 2022 in connection with the vote on the Proposals. This proxy statement/prospectus/consent solicitation provides you with the information you need to know to be able to vote or instruct your vote to be cast at the ATSP Special Meeting.

Date, Time and Place

The ATSP Special Meeting will be held virtually at [•] [•].m., Eastern Time, on [•] and conducted exclusively via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the ATSP Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and ATSP. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the ATSP Special Meeting and submit questions during the ATSP Special Meeting via a live webcast available at [•].

Virtual ATSP Special Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual ATSP Special Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual ATSP Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual ATSP Special Meeting Webcast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-___-_____ or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

ATSP has fixed the close of business on [•], 2022, as the record date for determining those ATSP stockholders entitled to notice of and to vote at the ATSP Special Meeting. As of the close of business on [•], 2022, there were [•] shares of common stock issued and outstanding and entitled to vote, of which [•] are Public Subunits, [•] are founder shares held by the Initial Stockholders. Each holder of shares of common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of common stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into a certain support agreement with SoundHound, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement, the Initial Stockholders hold approximately 1.8% of the outstanding common stock.

Quorum and Required Vote for Shareholder Proposals

A quorum of ATSP stockholders is necessary to hold a valid meeting. A quorum will be present at the ATSP Special Meeting if a majority of the shares of common stock issued and outstanding is present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of common stock. Attending the ATSP Special Meeting either in person by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Amendment Proposal.

Along with the approval of the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3A – 3F, Proposal 4, Proposal 5 and Proposal 6. If the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, or the Nasdaq Proposal are not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the ATSP Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote on each Proposal for the ATSP Special Meeting. Your proxy card shows the number of shares of common stock that you own.

There are two ways to ensure that your shares of common stock are voted at the ATSP Special Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the ATSP Special Meeting.

•        You can participate in the virtual ATSP Special Meeting and vote during the ATSP Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way ATSP can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, [PROXY SOLICITOR], in writing before the ATSP Special Meeting that you have revoked your proxy; or

•        you may participate in the virtual ATSP Special Meeting, revoke your proxy, and vote during the virtual ATSP Special Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact [PROXY SOLICITOR], our proxy solicitor as follows:

[PROXY SOLICITOR]

No Additional Matters May Be Presented at the ATSP Special Meeting

The ATSP Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the ATSP Special Meeting, no other matters may be considered at the ATSP Special Meeting if they are not included in the notice of the ATSP Special Meeting.

Approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting or any adjournment thereof.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of Subunits may demand that ATSP redeem such Subunits for cash in connection with a business combination. You may not elect to redeem your Subunits prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Subunits for cash no later than [•] [•].m., Eastern Time on [•], 2022 (at least two business days before the ATSP Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Subunits to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: [•]
Email: [•]

You must tender the Subunits for which you are electing redemption at least two business days before the ATSP Special Meeting by either:

•        Delivering certificates representing the Subunits to Continental, or

•        Delivering the Subunits electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the ATSP Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the ATSP Special Meeting.

Public stockholders may seek to have their Subunits redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Subunits as of the Record Date. Any public stockholder who holds Subunits of ATSP on or before [•], 2022 (at least two business days before the ATSP Special Meeting) will have the right to demand that his, her or its Subunits be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your Subunits to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the ATSP Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Subunits through the DWAC system. Delivering Subunits physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is ATSP’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. ATSP does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Subunits before exercising their redemption rights and thus will be unable to redeem their Subunits.

In the event that a stockholder tenders its Subunits and decides prior to the consummation of the Business Combination that it does not want to redeem its Subunits, the stockholder may withdraw the tender. In the event that a stockholder tenders Subunits and the Business Combination is not completed, these Subunits will not be redeemed for cash and the physical certificates representing these Subunits will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. ATSP anticipates that a stockholder who tenders Subunits for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Subunits soon after the completion of the Business Combination.

If properly demanded by ATSP’s public stockholders, ATSP will redeem each Subunit into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2022, this would amount to approximately $[10.00] per Subunit. If you exercise your redemption rights, you will be exchanging your Subunits for cash and will no longer own the Subunits.

Notwithstanding the foregoing, a holder of the Subunits, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Subunits.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to security holders of ATSP in connection with the proposed Business Combination.

If the Business Combination is completed, SoundHound stockholders who do not deliver a written consent approving the Business Combination are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”) provided that they comply with the conditions established by Section 262.

This statement does not constitute the formal notice to the SoundHound stockholders of the availability of appraisal rights in connection with the Business Combination. Rather, such formal notice will be given after the Merger Agreement has been adopted by the requisite vote of the SoundHound stockholders.

The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed properly and in a timely manner by a SoundHound stockholder in order to exercise and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is attached hereto as Annex F. All references in Section 262 and in this summary to a “stockholder” or “holders of shares” are to the record holder of shares of SoundHound capital stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted, unless otherwise indicated.

Under Section 262, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each of its stockholders entitled to appraisal rights that the merger has been approved and that appraisal rights are available, and must include in each such notice a copy of Section 262. As noted above, this statement does not constitute the formal notice to the SoundHound stockholders of the availability of appraisal rights in connection with the Business Combination. Rather, such formal notice will be given after the Merger Agreement has been adopted by the requisite vote of the SoundHound stockholders.

If the Business Combination is completed, within 10 days after the Closing of the Business Combination, the Company will notify its stockholders that the Business Combination has been approved, the Closing Date of the Business Combination and that appraisal rights are available to any stockholder who has not approved the Business Combination by written consent. Holders of shares of SoundHound capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to the Company within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the Business Combination.

Pursuant to Section 262, SoundHound stockholders who (a) are holders of record of shares of capital stock of SoundHound on the date of making a demand for appraisal of their shares, (b) continuously hold the shares through the effective time of the Business Combination, (c) do not vote in favor of the Business Combination nor consent thereto in writing, (d) comply with the other requirements of Section 262 and (e) have not waived their appraisal rights, will be entitled to have their shares of SoundHound capital stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, as determined by the court.

Holders of shares of SoundHound capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal of their shares of SoundHound within 20 days after the date of mailing of the formal notice of appraisal rights in connection with the Business Combination. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares. All written demands for appraisal should be addressed to the Company at [__________]. Failure to deliver a written consent approving the Business Combination will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

If a SoundHound stockholder fails to deliver a written demand for appraisal within the time period specified above, such stockholder will be entitled to receive the Merger Consideration for his, her or its shares of SoundHound capital stock as provided for in the Merger Agreement, but such stockholder will have no appraisal rights with respect to his, her or its shares of SoundHound capital stock.

To be effective, a demand for appraisal by a SoundHound stockholder must be made by, or in the name of, such SoundHound stockholder and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of his, her or its shares. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears in SoundHound’s records. Beneficial owners who do not also hold the shares of SoundHound capital stock of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares of SoundHound capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of SoundHound capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record, provided that the agent must identify the record owner or owners, and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of SoundHound capital stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of SoundHound capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of SoundHound capital stock as to which appraisal is sought. Where no number of shares is expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

Within 120 days after the effective time of the Business Combination, any SoundHound stockholder who has complied with the requirements for exercising appraisal rights will, upon written request to the Company, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of SoundHound capital stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in the previous sentence. Such written statement will be mailed to the requesting SoundHound stockholder within 10 days after such written request is received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective time of the Business Combination, but not thereafter, either the Company or any SoundHound stockholder who has complied with the requirements of Section 262, and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of SoundHound capital stock held by all such stockholders. A person who is the beneficial owner of shares of SoundHound capital stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a SoundHound stockholder, service of a copy of such petition must be made upon the Company, as the surviving corporation. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The Company has no obligation to file such a petition if a SoundHound stockholder demands appraisal. Accordingly, the failure of a SoundHound stockholder to file such a petition within the period specified could nullify the SoundHound stockholder’s previously written demand for appraisal. There is no present intent on the part of SoundHound to file an appraisal petition, and SoundHound stockholders seeking to exercise appraisal rights should not assume that SoundHound will file such a petition or that SoundHound will initiate any negotiations with respect to the fair value of such shares. Accordingly, SoundHound stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is timely filed by a SoundHound stockholder and a copy of the petition is delivered to the Company, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all SoundHound stockholders who have demanded an appraisal of their shares, and with whom agreements as to the value of their shares have not been reached by the Company. After notice is made to such SoundHound stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those SoundHound stockholders who have complied with Section 262 and who have become entitled to the appraisal rights thereunder. Under Delaware law, the Delaware Court of Chancery may require stockholders who have demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any such stockholder who holds stock represented by certificates fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the Company or by any SoundHound stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the SoundHound stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by the Company and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262. After the Delaware Court of Chancery determines which SoundHound stockholders are entitled to appraisal of their shares of SoundHound capital stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the

Delaware Court of Chancery will appraise the shares of SoundHound capital stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of SoundHound capital stock as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration such stockholders would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of SoundHound capital stock.

In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Business Combination through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period between the effective date of the Business Combination and the date of payment of the judgment; provided, however that at any time before the entry of judgment in the proceedings, the Company may pay to each SoundHound stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Company is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the Company and SoundHound stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a SoundHound stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any SoundHound stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any SoundHound stockholder who had demanded appraisal rights will not, after the effective time of the Business Combination, be entitled to vote shares subject to that demand for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Business Combination. If any stockholder who demands appraisal of shares of SoundHound capital stock under Section 262 fails to perfect, effectively withdraws or otherwise loses such holder’s right to appraisal with respect to such shares, such shares will be deemed to have been converted at the effective time of the Business Combination into the right to receive the consideration provided pursuant to the Merger Agreement, without interest, upon the terms and conditions set forth therein.

If no petition for appraisal is filed within 120 days after the effective time of the Business Combination, or if a SoundHound stockholder consents in writing to the adoption of the Merger Agreement or effectively withdraws his, her or its demand for appraisal, then the right of that SoundHound stockholder to appraisal will cease and that SoundHound stockholder will be entitled to receive the consideration for shares of his, her or its shares of SoundHound capital stock pursuant to the Merger Agreement. A holder, who has not commenced and appraisal proceeding or joined that proceeding as a named party, may withdraw his or her demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Business Combination, except that any such attempt to withdraw made more than 60 days after the effective date of the Business Combination will require the written approval of the Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Business Combination within 60 days after the effective date of the Business Combination.

The preceding discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached hereto as Annex F.

ALL SOUNDHOUND STOCKHOLDERS THAT DO NOT WISH TO CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE BUSINESS COMBINATION, AND WISH TO EXERCISE APPRAISAL RIGHTS PURSUANT TO THE DGCL OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW ANNEX F, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

SOUNDHOUND STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. SOUNDHOUND STOCKHOLDERS WHO PERFECT THEIR APPRAISAL RIGHTS AND WHO DO NOT SUBSEQUENTLY EFFECTIVELY WITHDRAW OR OTHERWISE LOSE THEIR APPRAISAL RIGHTS WILL BE ENTITLED TO NO CONSIDERATION UNDER THE MERGER AGREEMENT.

FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A SOUNDHOUND STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS THEREUNDER. CONSEQUENTLY, ANY SOUNDHOUND STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL.

Proxies and Proxy Solicitation Costs

ATSP is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. ATSP and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus/consent solicitation and proxy card. ATSP will bear the cost of solicitation. [PROXY SOLICITOR], a proxy solicitation firm that ATSP has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $[•] and be reimbursed out-of-pocket expenses.

ATSP will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ATSP will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus/consent solicitation in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation.

General

On November 15, 2021, ATSP, entered into a Merger Agreement (the “Merger Agreement”) by and among ATSP, ATSPC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ATSP (“Merger Sub”), and SoundHound. Pursuant to the terms of the Merger Agreement, a Business Combination between ATSP and SoundHound will be effected through the merger of Merger Sub with and into SoundHound, with SoundHound surviving the merger as a wholly owned subsidiary of ATSP. The Board has (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of ATSP.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus/consent solicitation.

The Merger Agreement contains representations and warranties that ATSP and Merger Sub, on the one hand, and SoundHound, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about ATSP or SoundHound, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between ATSP and Merger Sub, and SoundHound and are modified by the disclosure schedules.

Merger Consideration

The total consideration to be paid by ATSP to SoundHound security holders as the Closing will be an amount equal to $2,000,000,000, with outstanding SoundHound stock option and warrants assumed by ATSP included on a net exercise basis.

Treatment of SoundHound Securities

Cancellation of Securities.    Each share of SoundHound capital stock, if any, that is owned by ATSP, Merger Sub, SoundHound, or any of their subsidiaries (as treasury stock or otherwise) immediately prior to the Effective Time, will automatically be cancelled and retired without any conversion or consideration.

Preferred Stock.    Immediately prior to the Effective Time, each issued and outstanding share of SoundHound’s (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series C-1 Preferred Stock, (v) Series D Preferred Stock, (vi) Series D-1 Preferred Stock, (vii) Series D-2 Preferred Stock, and (viii) Series D-3 Preferred Stock (collectively, “SoundHound Preferred Stock”), will be converted into shares of Class A Common Stock, par value $0.0001 per share, of SoundHound (the “SoundHound Class A Common Stock”) at the Conversion Ratio. The “Conversion Ratio” as defined in the Merger Agreement means an amount equal to (a)(i) the sum of (A) $2,000,000,000, plus (B) the aggregate exercise price of outstanding SoundHound in-the-money stock options and warrants, divided by (ii) the number of fully diluted SoundHound shares (including in-the-money stock options and warrants); divided by (b) $10.00.

Class A Common Stock.    Each share of SoundHound Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of SoundHound capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Class A Common Stock at the Conversion Ratio.

Class B Common Stock.    SoundHound does not currently have any Class B Common Stock authorized or outstanding. SoundHound intends to set up a special committee of disinterested independent directors to consider a proposal from SoundHound’s founders to (1) authorize the creation of a new class of common stock, Class B Common Stock, which will be identical to the SoundHound Class A Common Stock, but will entitle the holders thereof to multiple votes per share on all matters on which stockholders are entitled to vote, with the number of votes per share to be determined by the special committee and the founders if they reach agreement on the matter, and (2) immediately prior to the Closing, exchange the shares of SoundHound Class A Common Stock held by SoundHound’s founders for Class B Common Stock in exchange for consideration to be provided by SoundHound’s founders and as agreed to by SoundHound’s founders and the special committee, and, in each case, subject to approval and ratification by SoundHound’s stockholders (excluding SoundHound’s founders and their affiliates). If SoundHound’s founders and the special committee reach agreement with respect to the authorization and issuance of the Class B Common Stock, which is approved and ratified by SoundHound’s stockholders (excluding SoundHound’s founders and their affiliates), and accordingly shares of Class B Common Stock are issued by SoundHound prior to the Closing of Business Combination, then such shares of Class B Common Stock will be converted into the right to receive a number of shares of Class B Common Stock of ATSP at the Conversion Ratio. The Class B Common Stock will have the same multiple votes per share as SoundHound’s Class B Common Stock.

Merger Sub Securities.    Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the ATSP.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of SoundHound Common Stock will be converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under such options prior to the Effective Time, shares of Class A Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio.

Warrants.    At the Effective Time, each outstanding warrant to purchase shares of SoundHound capital stock immediately prior to the Effective Time shall be automatically converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such warrants prior to the Effective Time, shares of the Class A Common Stock, proportionately adjusted for the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio.

Restricted Stock and SoundHound RSUs.    Any outstanding restricted shares of SoundHound Common Stock that have not vested as of the Effective Time will have the same continuing vesting periods apply to the Merger Consideration Shares (as defined in the Merger Agreement) issued in exchange for such restricted shares.

Prior to the Closing, each SoundHound RSU (as defined in the Merger Agreement) will be converted into a restricted stock unit of ATSP, subject to substantially the same terms and conditions as were applicable under the SoundHound RSU, except that upon conversion thereof, the holder of a SoundHound RSU will receive the same consideration that they would have received if such SoundHound RSU was converted into SoundHound Common Stock immediately prior to the Effective Time.

Directors and Executive Officers of the Combined Company Following the Business Combination

Each current member of the Board will cease to be a director upon the consummation of the Business Combination, except for Dr. Eric R. Ball, who will remain a director on the Combined Company’s board of directors. Effective as of the Closing, the board of directors of the Combined Company will initially consist of seven members, one of whom will be appointed by ATSP pursuant to the Merger Agreement, and the remainder of whom will be appointed by SoundHound.

Conditions to the Closing of the Business Combination

Mutual Conditions

The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by ATSP and SoundHound of all the following conditions:

•        no provisions of any applicable law and no order restraining, prohibiting or imposing any condition on the consummation of the Business Combination or related transactions;

•        all applicable waiting periods under the HSR Act with respect to the Business Combination having expired or terminated, and (ii) each consent, approval or authorization of any authority required of ATSP, SoundHound or any of their respective subsidiaries to consummate the Business Combination having been obtained and in full force and effect;

•        no pending action being brought by any authority to enjoin or otherwise restrict the consummation of the Closing;

•        after giving effect to any redemption of shares of common stock in connection with the Business Combination and related transactions, ATSP having net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Business Combination;

•        the approval of SoundHound stockholders of the Merger Agreement and related transactions having been obtained;

•        each of the required Proposals having been approved at the Meeting;

•        ATSP’s initial listing application with Nasdaq in connection with the Business Combination and related transactions having been conditionally approved and, immediately following the Effective Time, ATSP satisfying any applicable initial and continuing listing requirements of Nasdaq, and ATSP not having received any notice of non-compliance therewith, and the Class A Common Stock and the PIPE Shares having been approved for listing on Nasdaq; and

•        the Form S-4 having become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC that remains in effect and no proceeding seeking such a stop order having been initiated by the SEC and not withdrawn.

Additional Conditions to ATSP and Merger Sub’s Obligations to Close

The obligation of ATSP and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in ATSP’s sole and absolute discretion, of all the following further conditions:

•        SoundHound having duly performed or complied with all of its obligations under the Merger Agreement required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by ATSP at or prior to the Closing Date;

•        the representations and warranties of SoundHound contained in the Merger Agreement being true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date;

•        the Company Fundamental Representations (as defined in the Merger Agreement) being true and correct in all material respects at and as of the date of the Merger Agreement and as of the Closing Date;

•        nothing in respect of SoundHound or its subsidiaries having occurred that has had or would reasonably be expected to have a Material Adverse Effect in respect of SoundHound or its subsidiaries which is continuing and uncured;

•        ATSP having received a certificate, dated as of the Closing Date, signed by SoundHound’s Chief Executive Officer certifying the accuracy of SoundHound’s representations and warranties;

•        ATSP having received a certificate, dated as of the Closing Date, signed by the Secretary of SoundHound certifying the accuracy of (i) SoundHound’s certificate of incorporation; (ii) SoundHound’s bylaws; (iii) copies of resolutions adopted by SoundHound’s board of directors authorizing the Merger Agreement, the additional agreements (including the Registration Rights Agreement, the Company Support Agreements, the Subscription Agreements, the Parent Support Agreements and the Lock-Up Agreements, the same hereafter) to which the Company is a party and the related transactions and SoundHound’s stockholder written consent; and (iv) a certificate of good standing of SoundHound;

•        each of SoundHound and SoundHound securityholders, as applicable, having executed and delivered to ATSP a copy of each additional agreement to which SoundHound or the securityholder, as applicable, is a party and that was not otherwise executed and delivered prior to the Closing; and

•        SoundHound having delivered to ATSP a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to ATSP.

Additional Conditions to SoundHound’s Obligations to Close

The obligations of SoundHound to consummate the Closing is subject to the satisfaction, or the waiver in SoundHound’s sole and absolute discretion, of all of the following further conditions:

•        ATSP and Merger Sub each having performed or complied with all of its respective obligations under the Merger Agreement in all material respects;

•        the representations and warranties of ATSP and Merger Sub being true and correct as of the date of the Merger Agreement and the Closing Date in all material respects;

•        nothing in respect of ATSP having occurred that has had or would reasonably be expected to have a Material Adverse Effect in respect of ATSP which is continuing and uncured;

•        SoundHound shall have received a certificate signed by the Chief Executive Officer of ATSP certifying the accuracy of ATSP’s representations and warranties;

•        the Amended Charter, in form and substance reasonably acceptable to ATSP and SoundHound, having been filed with, and declared effective by, the Delaware Secretary of State;

•        SoundHound having received a certificate, dated as of the Closing Date, signed by the Secretary of ATSP attaching true, correct and complete copies of (i) the Amended Charter; (ii) Amended Bylaws, (iii) copies of resolutions duly adopted by the Board authorizing the Merger Agreement, the additional agreements to which ATSP is a party and related transactions, and the Proposals; and (iv) a certificate of good standing of ATSP;

•        SoundHound having received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing the Merger Agreement, the additional agreements to which Merger Sub is a party and the related transactions and (ii) a certificate of good standing of Merger Sub;

•        each of ATSP, Sponsor or other stockholder of ATSP, as applicable, having executed and delivered to SoundHound a copy of each additional agreement to which ATSP, Sponsor or such other stockholder of ATSP, as applicable, is a party;

•        the size and composition of the post-Closing Board having been appointed as set forth above;

•        the Closing cash being an amount at least equal to the amount of the PIPE Investment; and

•        the Warrant Agreement having been amended so that the Private Warrants may be accounted for as equity.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) corporate existence and power, (b) authorization to enter into the Merger Agreement and related transactions, (c) governmental authorization, (d) capital structure, (e) corporate records, (f) subsidiaries, (g) consents, (h) financial statements, (i) books and records, (j) internal accounting controls, (k) absence of changes, (l) real and personal property, (m) litigation, (n) material contracts, (o) licenses and permits, (p) compliance with laws, (q) intellectual property, (r) accounts payable and affiliate loans, (s) employee matters and benefits, (t) tax matters, (u) environmental laws, (v) directors and officers, (w) insurance, (x) related party transactions, and (y) listing of securities.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of ATSP, Merger Sub and SoundHound to complete the Business Combination.

Covenants; Conduct of Business Pending the Business Combination

ATSP and SoundHound have each agreed that, except as permitted by the Merger Agreement or the additional agreements or as required by law or COVID-19 related public health measures and the disclosure schedules, during the period commencing on the date of the Merger Agreement and continuing until the Closing Date or earlier termination, each party will (i) conduct its business only in the ordinary course, consistent with past practices, (ii) duly and timely file all material tax returns required to be filed with the applicable taxing authorities and pay any and all taxes due and payable during such time period; (iii) duly observe and conform in with all applicable law, including the Exchange Act, and court orders, in each case, in all material respects, and (iv) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Additionally, neither SoundHound nor ATSP shall, or permit its subsidiaries to:

(i)        amend, modify or supplement its organizational documents except as contemplated under the Merger Agreement, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii)       amend or terminate any material contract;

(iii)      modify, amend or enter into any contract that extends for a term of one year or more and obligates the payment by it of more than $500,000;

(iv)      make any capital expenditures in excess of $500,000;

(v)       sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi)      solely in the case of SoundHound, sell, lease, license or otherwise dispose of any material SoundHound owned intellectual property outside of the ordinary course of business consistent with past practices;

(vii)     solely in the case of SoundHound, permit any material registered intellectual property to go abandoned or expire;

(viii)    (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or (B) except as contemplated by the Merger Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix)      (A) make any loan, advance or capital contribution in excess of $500,000; (B) incur any indebtedness in excess of $500,000, other than (1) loans evidenced by promissory notes made to ATSP as working capital advances and (2) intercompany indebtedness; or (C) repay or satisfy any indebtedness in excess of $500,000, other than in accordance with the terms of the indebtedness;

(x)       suffer or incur any lien in excess of $500,000, except for certain permitted liens;

(xi)      delay, accelerate or cancel, or waive any material right with respect to, any receivables or indebtedness in excess of $500,000;

(xii)     merge with or acquire all or substantially all of the assets of an entity, or make any material investment in an entity;

(xiii)    terminate or allow to lapse any immaterial insurance policy protecting any of its material assets;

(xiv)    adopt any severance, retention or other employee plan in excess of $500,000, or fail to continue to make timely contributions to each plan in accordance with the terms thereof;

(xv)     institute or settle any action before any legal authority, in each case in excess of $500,000;

(xvi)    except as required by GAAP, make any material change in its accounting principles, methods or practices;

(xvii)   change its principal place of business or jurisdiction of organization;

(xviii)  issue or repurchase any capital stock or other securities, other than with respect to SoundHound: (A) the issuance of an immaterial number of stock options in the ordinary course of business consistent with past practice or (B) the issuance of shares of SoundHound upon the exercise or conversion of outstanding Preferred Stock, stock options, warrants, convertible notes or other convertible securities;

(xix)    (A) make, change or revoke any material tax election; (B) change any annual tax accounting periods in any material respect; (C) settle or compromise any material claim, notice, audit report or assessment in respect of taxes of SoundHound or its subsidiaries; (D) enter into any tax allocation, tax sharing, tax indemnity or other closing agreement relating to any taxes of SoundHound or its subsidiaries; or (E) surrender or forfeit any right to claim a material tax refund;

(xx)     enter into any material transaction with or distribute or advance any material assets or property to any of its affiliates (other than its subsidiaries), other than the payment of salary and benefits in the ordinary course;

(xxi)    other than as required by a benefits plan, (A) materially increase or change the compensation or benefits of any employee or service provider of SoundHound or its subsidiaries other than in the ordinary course of business (and in any event not in the aggregate by more than ten percent (10%)), (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider of SoundHound or its subsidiaries, (C) make any loan to any present or former employee or other individual service provider of SoundHound or its subsidiaries, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement or other material agreement with a labor union or labor organization;

(xxii)   fail to duly observe and conform to any applicable laws and orders in any material respect; or

(xxiii)  agree or commit to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such terms are defined in the Merger Agreement) required to be filed in connection with the Business Combination and to obtain all requisite approvals of each party’s respective stockholders including, in the case of ATSP, approvals of the Amended Charter, Amended Bylaws, the Incentive Award Plan and ESPP, post-Closing Board, and the share issuance under Nasdaq rules. ATSP has also agreed to include in this proxy statement/prospectus/consent solicitation the recommendation of the Board that stockholders approve all of the Proposals to be presented at the Meeting.

Each party’s representations, warranties and pre-Closing covenants will not survive Closing and no party has any post-Closing indemnification obligations.

Non-Solicitation Restrictions; Duty to Recommend

ATSP and SoundHound have each agreed that from the date of the Merger Agreement to the Closing Date, it will not take, nor will it permit any of its representatives to, encourage or initiate any negotiations with, or enter into any agreement with, any party in connection with a business combination other than with SoundHound or take any other action intended or designed to facilitate the efforts to do so. Each of ATSP and SoundHound has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of the ATSP or SoundHound, as applicable, would be deemed a breach of the party’s obligations with respect to these non-solicitation restrictions.

ATSP also agreed to recommend in this proxy statement/prospectus/consent solicitation statement that stockholders approve the Business Combination and the other Proposals being presented at the Meeting.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by either ATSP or SoundHound if the Business Combination and related transactions are not consummated on or before May 15, 2022 (the “Outside Date”), provided that, if the SEC has not declared the Form S-4 effective on or prior to April 15, 2022, then June 15, 2022, provided further that, the failure to consummate the transaction by the Outside Date is not due to a material breach by the party seeking to terminate the Agreement;

(ii)    by either ATSP or SoundHound if any authority has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Business Combination, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach was a substantial cause of, or substantially resulted in, such action by the Authority;

(iii)   by mutual written consent of ATSP and SoundHound duly authorized by each of their respective boards of directors;

(iv)   by either ATSP or SoundHound if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach; and

(v)    by ATSP if SoundHound has not received approval from SoundHound stockholders for the Business Combination and related transactions by five business days following the effective date of the Form S-4, provided that upon SoundHound receiving the such stockholder approval, ATSP will no longer have any right to so terminate the Merger Agreement.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Certain Related Agreements

Parent Support Agreements.    In connection with the execution of the Merger Agreement, certain stockholders of ATSP, SoundHound and ATSP entered into support agreements (the “Parent Support Agreements”) pursuant to which the stockholders of ATSP that are parties to the Parent Support Agreements have agreed to vote all shares of common stock beneficially owned by them in favor of the Business Combination and related transactions.

Company Support Agreements.    In connection with the execution of the Merger Agreement, certain stockholders of SoundHound, SoundHound and ATSP entered into support agreements (the “Company Support Agreements”), pursuant to which the stockholders of SoundHound that are a parties to the Company Support Agreements have agreed to vote all shares of SoundHound Stock beneficially owned by them in favor of the Business Combination and related transactions.

Subscription Agreements.    In connection with the execution of the Merger Agreement, ATSP entered into subscription agreements (collectively, the “Subscription Agreements”) with certain accredited investors (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and ATSP has agreed to sell to the Subscribers, an aggregate of 11,100,000 shares of Class A Common Stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $111,000,000. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirements provided in the Merger Agreement. The PIPE Shares are identical to the shares of Class A Common Stock that will be held by ATSP’ public stockholders at the time of the Closing, except that the PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the Business Combination and related transactions contemplated by the Merger Agreement.

Lock-Up Agreements.    In connection with the execution of the Merger Agreement, certain key SoundHound stockholders each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Class A Common Stock and Class B Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of common stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is six months after the Closing Date.

Amended and Restated Registration Rights Agreement.    At the Closing, ATSP will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with certain existing stockholders of ATSP with respect to the shares of Class A Common Stock they own at the Closing, and with certain SoundHound stockholders who will be affiliates of ATSP with respect to the Merger Consideration after the Closing. The Amended and Restated Registration Rights Agreement will require ATSP to, among other things, file a resale shelf registration statement on behalf of the stockholders no later than 60 days after the Closing. The Amended and Restated Registration Rights Agreement will also provide certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. ATSP will agree to pay certain fees and expenses relating to registrations under the Amended and Restated Registration Rights Agreement.

Incentive Award Plan and Employee Stock Purchase Plan

ATSP has agreed to approve and adopt an omnibus equity incentive plan (the “Incentive Award Plan”) and employee stock purchase plan (the “ESPP”), in each case to be effective as of the Closing and in a form mutually acceptable to ATSP and SoundHound, subject to approval of the Incentive Plan and the ESPP by the ATSP’ stockholders. The Incentive Award Plan will provide for an initial aggregate share reserve equal to 10% of the number of shares of common stock on a fully diluted basis at the Closing and a 5% “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Award Plan. The ESPP will provide for an initial aggregate share reserve equal to 2% of the number of shares of common stock on a fully diluted basis at the Closing and a 1% “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the ESPP.

Interests of SoundHound’s Directors and Officers in the Business Combination

When SoundHound stockholders and other interested persons consider the recommendation of its board of directors in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of SoundHound may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of SoundHound stockholders generally. These interests include, among other things:

•        That SoundHound’s executive officers are expected to become the executive officers of the Combined Company upon consummation of the Business Combination.

•        That certain SoundHound executive officers may enter into employment arrangements that are expected to become effective in connection with the Business Combination. Please see the section titled “The Business Combination — Interests of SoundHound’s Directors and Officers in the Business Combination” and “Executive Compensation Arrangements — Post-Closing Arrangements” and “Directors and Executive Officers of the Combined Company after the Business Combination” of this proxy statement/prospectus/consent solicitation for further discussion.

•        That, upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, certain of SoundHound’s executive officers are expected to receive grants of restricted stock units and performance stock units under the 2022 SoundHound AI Incentive Plan.

•        That, the brother of Larry Marcus, one of the members of SoundHound’s Board of Directors, is a Senior Advisor to Guggenheim Securities, LLC (“Guggenheim Securities”), is a stockholder of SoundHound and has actively participated as a member of the Guggenheim Securities investment banking team that has been engaged by SoundHound as its financial advisor in connection with the Business Combination and as its capital markets advisor in connection with the PIPE Investment. Please see the section titled “Certain Relationships and Related Transactions — Certain Transactions of SoundHound.’’

•        That certain members of the SoundHound Board are expected to continue to serve as members of the Combined Company Board following the Business Combination.

SoundHound’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement.

Background of the Business Combination

The following is a discussion of ATSP’s formation, the background of ATSP’s previous attempts at a business combination, its negotiations with and evaluation of SoundHound, the Merger Agreement and related matters.

ATSP is a Delaware corporation structured as a blank check company. On March 15, 2021, ATSP consummated its IPO of 12,000,000 Public Units, with each Public Unit consisting of (i) one Public Subunit, which consists of one Public Share and one-quarter of one Public Warrant, and (ii) one-quarter of one Public Warrant. On March 19, 2021, ATSP consummated the sale of an additional 1,300,000 Public Units as a result of the partial exercise of the underwriters’ over-allotment option. The Public Units from the IPO (including the partial exercise of the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $133,000,000. Simultaneously with the consummation of the IPO and the partial exercise of the underwriters’ over-allotment option, ATSP consummated the private sale of an aggregate of 416,000 Private Units, with each Private Unit consisting of (i) one Private Subunit, which consists of one Private Share and one-quarter of one Private Warrant, and (ii) one-quarter of one Private Warrant. The Private Units were sold at a purchase price of $10.00 per unit, generating total gross proceeds of $4,160,000.

Promptly following its IPO, ATSP commenced consideration of potential target businesses with the objective of consummating a business combination. ATSP sought out potential target businesses through the networks of relationships of ATSP’s management, board of directors, professional service providers (lawyers, accountants, consultants, finders and investment bankers), and inbound inquiries from potential target businesses. On a regular basis, ATSP’s directors were updated with respect to the status of the Business Combination search. Inputs received from ATSP’s directors were material to its management’s evaluation of a potential business combination.

From the closing of ATSP’s IPO through the signing of the Merger Agreement with SoundHound in November 2021, representatives of ATSP contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. In all, representatives of ATSP have evaluated approximately 50 potential transactions, the majority of which were in the technology industry.

The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by representatives of ATSP but sets forth the significant discussions and steps that ATSP took to reaching a Merger Agreement with SoundHound.

ATSP evaluated approximately 50 potential target businesses prior to reaching a Merger Agreement with SoundHound. ATSP’s target evaluation process began with a review of the basic information available regarding the target, either available publicly or made available to ATSP by the individual or entity introducing the target to ATSP. This basic information typically includes the target’s industry, a brief description of the target’s business, high-level financial data, and valuation sought by the target. Based on this initial review, ATSP would determine if there were any fundamental factors that would cause ATSP to not proceed with the target, such as if the target’s industry was outside of ATSP’s intended industry focus, if the underlying business model of the target was too speculative, or if the target business was too small. If ATSP decided to proceed with a target, ATSP would then seek to execute an

Non-Disclosure Agreement (“NDA”) with the target and conduct further assessment of the business via requests for additional information and meetings with the target’s management team. Of the approximately 50 potential target businesses that ATSP evaluated, ATSP executed NDAs with 17 of them.

Of the 17 potential targets that ATSP signed NDAs with, ATSP ultimately entered into Letter of Intent (“LOI”) negotiations with 4 of the targets, which included a technology company in the waste management industry, a healthcare fintech platform, an artificial intelligence company focused on video analytics and security, and SoundHound. Of the 13 targets that ATSP signed NDAs with but did not enter LOI negotiations with, ATSP did not proceed with them due to one or more of the following factors: (i) ATSP was uncertain about the underlying technology or business model of the target, (ii) the proposed valuation of the target was too high, (iii) the industry that the target business belonged to was too competitive and the target business did not show sufficient differentiation versus its competitors, and (iv) the target chose not to pursue a merger with ATSP.

Of the four targets that ATSP entered into LOI negotiations with, (i) the technology company in the waste management industry chose not to pursue a merger with ATSP after assessing offers from competing blank check companies, (ii) ATSP chose not to proceed with the healthcare fintech platform due to ATSP’s uncertainty around the target’s growth plans and valuation, (iii) ATSP chose to enter into an LOI with SoundHound instead of the artificial intelligence company focused on video analytics and security due to ATSP’s assessment that SoundHound possessed superior differentiated technology, market positioning, client base, and growth potential.

On June 2, 2021, Dr. Luc Julia, a director of ATSP, sent an e-mail to Dr. Keyvan Mohajer, a co-founder and the CEO of SoundHound, to explore SoundHound’s interest in pursuing a potential business combination with ATSP. Dr. Julia had been an acquaintance of Dr. Mohajer since 2014, when Dr. Julia was leading a project for Samsung that utilized SoundHound’s technology. Dr. Julia has had continued contact with Dr. Mohajer since then.

On June 6, 2021, Dr. Julia introduced Dr. Mohajer to Long Long, the CFO of ATSP, and Daniel Sheehan, the COO of ATSP, via email to discuss the execution of an NDA between ATSP and SoundHound and to set up an introductory meeting between the ATSP and SoundHound management teams.

On June 7, 2021, Mr. Long emailed to Dr. Mohajer the proposed NDA between ATSP and SoundHound.

On June 9, 2021, ATSP and SoundHound executed the NDA.

On June 11, 2021, Mr. Long, Mr. Sheehan, Dr. Eric Ball, the Chairman of ATSP, Dr. Mohajer, Michael Zagorsek, the COO of SoundHound, and representatives of Guggenheim Securities, financial advisor to SoundHound with respect to the Business Combination and capital markets advisor to SoundHound with respect to the PIPE Investment, met via video conference for the SoundHound team to present an investor presentation prepared by SoundHound management in connection with SoundHound’s ongoing efforts to consider strategic alternatives including capital raises to the Archimedes team. Following the meeting, Guggenheim Securities, on behalf of SoundHound, emailed the investor presentation to Mr. Long, Mr. Sheehan and Dr. Julia. Concurrently, Guggenheim Securities also granted ATSP with access to a virtual data room containing detailed information regarding SoundHound, including financial projection models, capitalization table, audited financials, customer pipeline, customer contracts, intellectual property, and other relevant information.

On June 15, 2021, Mr. Long emailed Dr. Mohajer, Mr. Zagorsek, Steve Emberland, the VP of Finance of SoundHound, and representatives of Guggenheim Securities an illustrative term sheet for a potential merger between ATSP and SoundHound, as well as an introductory presentation of ATSP. The illustrative term sheet valued SoundHound at $2,200,000,000. The introductory presentation included background information of ATSP, including ATSP’s officer and directors, and the potential benefits to SoundHound of pursuing a business combination transaction with ATSP.

On June 17, 2021, Mr. Long, Mr. Sheehan, Steve Cannon, the CEO of ATSP, Dr. Ball, Dr. Mohajer, Mr. Zagorsek, and representatives of Guggenheim Securities met via video conference, where ATSP presented the preliminary illustrative term sheet and introductory presentation to SoundHound. After the meeting, Guggenheim Securities, on behalf of SoundHound, emailed to Mr. Long, Mr. Sheehan, Mr. Cannon, Dr. Ball, and Dr. Julia SoundHound’s proposed form of LOI and term sheet for a potential merger between SoundHound and ATSP for ATSP’s review.

On June 23, 2021, Mr. Long emailed Dr. Mohajer, Mr. Zagorsek, Mr. Emberland, and representatives of Guggenheim Securities the ATSP’s proposed revisions to the LOI. The proposed revised term sheet valued SoundHound at $2,000,000,000, but with $250.0 million of it subject to an earnout.

On June 25, 2021, Mr. Long, Dr. Julia, and Dr. Mohajer met via video conference to discuss whether to proceed with further discussions.

On June 26, 2021, Mr. Long, Mr. Sheehan, Mr. Cannon, Dr. Ball, Dr. Julia and Vishwesh Pai, a technology advisor to ATSP, Dr. Mohajer, Mr. Zagorsek, and representatives of Guggenheim Securities held meetings via video conference to discuss SoundHound’s financial projections model as well as SoundHound’s technology, clients, partnerships and products.

On June 26, 2021, Guggenheim Securities emailed Mr. Long to request further background information on ATSP’s officers’ prior SPAC experience, which Mr. Long responded to on June 27, 2021.

On June 29, 2021, Guggenheim Securities, on behalf of SoundHound, emailed to Mr. Long, Mr. Sheehan, Mr. Cannon, Dr. Ball, and Dr. Julia additional mark-ups to the proposed LOI. Later the same day, Mr. Long, Mr. Sheehan, Mr. Cannon, Dr. Ball, Dr. Mohajer, Mr. Zagorsek and representatives of Guggenheim Securities met via video conference to further discuss and negotiate the terms of the LOI. After additional communication between ATSP, SoundHound, and Guggenheim Securities, ATSP and SoundHound finalized and executed the LOI. The final LOI valued SoundHound at $2,000,000,000, without any earnout, and required a 6-month lock-up for shares issued to SoundHound executive officers, directors, and significant shareholders.

On July 1, 2021, Mr. Long, Mr. Sheehan, Mr. Cannon, Dr. Ball, Dr. Mohajer, Mr. Zagorsek, Warren Heit, the General Counsel of SoundHound, representatives of Guggenheim Securities, members of Loeb & Loeb LLP, legal counsel to ATSP, and members of Ellenoff Grossman & Schole LLP, legal counsel to SoundHound, held of kick-off meeting via video conference to discuss the process and timeline to complete due diligence, execute a Merger Agreement and raise a PIPE.

From July 1, 2021 until the signing of the Merger Agreement, ATSP and its advisors conducted diligence on SoundHound and held meetings with SoundHound’s clients to discuss the client’s experience with SoundHound’s products and technology.

On July 6, 2021, Mr. Long, Mr. Sheehan, Mr. Cannon, Dr. Ball, Dr. Mohajer, Mr. Zagorsek, Mr. Heit, representatives of Guggenheim Securities, members of Loeb & Loeb LLP, and members of Ellenoff Grossman & Schole LLP met to discuss PIPE structuring and marketing. The PIPE was structured to sell PIPE investors ATSP Class A Common Stock at a price of $10.00 per share upon the Closing of the Business Combination.

On July 10, 2021, Mr. Long, Mr. Cannon, Dr. Mohajer, and Mr. Zagorsek met via video conference to discuss the contents of the investor presentation.

On July 12, 2021, Mr. Long and a member of OUM & Co. LLP, SoundHound’s auditor for its 2019 financial statements, met via video conference to discuss the status of the audit.

On July 14, 2021, Mr. Long, Mr. Cannon, Dr. Mohajer, Mr. Zagorsek, and representatives of Guggenheim Securities met via video conference to discuss updates to the investor presentation.

On July 16, 2021, Mr. Long, Mr. Sheehan, Mr. Pai, James Hom, a co-founder and the VP of Products of SoundHound, Tim Stonehocker, SoundHound’s CTO, met by video conference for ATSP to conduct additional business due diligence of SoundHound’s technology, products, and business plans.

From July 2021 until the signing of the Merger Agreement on November 15, 2021, members of ATSP, members of SoundHound, representatives of Guggenheim Securities, members of Loeb & Loeb LLP, and members of Ellenoff Grossman & Schole LLP held numerous status meetings via video conference to discuss the progress of the Merger Agreement and related matters, including but not limited to legal due diligence of SoundHound and terms of the PIPE Agreement.

On August 6, 2021, Mr. Long and Mr. Zagorsek met via video conference to discuss SoundHound’s long-term customer agreements, booking backlog, customer pipeline, and financial projections.

On August 12, 2021, Mr. Sheehan, Dr. Ball, Dr. Julia, Mr. Pai, Dr. Mohajer, Mr. Hom, and Mr. Zagorsek met in person at SoundHound’s headquarter office in Santa Clara for a tour of the headquarters.

From August 2021 until the signing of the Merger Agreement on November 15, 2021, members of ATSP management and members of SoundHound management had numerous discussions and meetings with prospective investors in the PIPE Investment, as further described below. Prospective investors in the PIPE Investment (“PIPE

Investors”) included SoundHound clients, existing investors, and other prospective investors via existing connections with the SoundHound management that expressed potential interest in participating in the PIPE Investment. ATSP entered into NDAs with each prospective PIPE Investor and provided them with access to a virtual data room containing copies of the investor presentation, the Merger Agreement, the form of Subscription Agreement for investors to enter into in connection with the PIPE Investment, a prospective estimated timeline for completion of the transaction as well as copies of publicly-available SoundHound product demonstrations and SoundHound white papers. Over the course of discussions with prospective PIPE Investors, ATSP, SoundHound and its capital markets advisor Guggenheim Securities and their respective legal counsel discussed with PIPE Investors terms of the Subscription Agreement including the valuation of SoundHound, certain terms of the Business Combination transaction and the terms of the Subscription Agreement. After negotiation of the form of Subscription Agreement by each of ATSP and SoundHound and their respective counsels with certain of the larger prospective PIPE Investors in September and October 2021, prospective PIPE Investors were presented with a final version of the Subscription Agreement in the virtual data room for review prior to execution of the Merger Agreement by the parties thereto. On September 2, 2021, Mr. Long met with members of Armanino LLP, SoundHound’s auditor for its 2020 financial statements, to discuss the audit status.

On September 8, 2021, Mr. Long, Mr. Sheehan, Dr. Ball, Dr. Mohajer, and representatives of Guggenheim Securities met with members of EarlyBirdCapital, Inc., ATSP’s IPO underwriter, for ATSP and SoundHound to present the investor presentation to EarlyBirdCapital and solicit feedback.

On September 8, 2021, ATSP held a special meeting of the ATSP Board of Directors where ATSP management presented the proposed business combination with SoundHound to the Board, including the investor presentation, proposed terms of the business combination, and the results of the business and legal due diligence. Following the discussion, the Board approved the formation of a wholly-owned subsidiary of ATSP as contemplated in the Merger Agreement. The meeting was subsequently adjourned. To avoid a conflict of interest as a result of the finder’s fee that Dr. Julia will be entitled to receive from the proceeds of the Business Combination, Dr. Julia abstained from this Board vote.

On September 17, 2021, Mr. Long, Dr. Mohajer, Mr. Zagorsek, Nitesh Sharan, SoundHound’s CFO, Lisa Flattery, SoundHound’s VP of Marketing, met with a member of Intro-Act to discuss the potential engagement of Intro-Act to manage investor relations for the Combined Company (assuming that the Business Combination is consummated).

On October 4, 2021, Mr. Long, Dr. Mohajer, Mr. Zagorsek, and representatives of Guggenheim Securities met to discuss updates to the investor presentation.

On October 20, 2021, members of ATSP, SoundHound, Guggenheim Securities, Loeb & Loeb LLP, Ellenoff Grossman & Schole LLP, Albeck Financial Services, Inc., ATSP’s accountants, SoundHound’s accountants, UHY LLP, ATSP’s auditors, and Armanino LLP, SoundHound’s auditors, held a meeting to outline tasks and responsibilities of the respective parties related to the preparation of this proxy statement/prospectus/consent solicitation, assuming the parties were to enter into definitive transaction agreements.

On October 20, 2021, SoundHound held a special meeting of its board of directors to discuss and approve the proposed transaction with ATSP and related PIPE Investment. At the meeting, the board of directors of SoundHound unanimously approved the transaction and authorized SoundHound to execute the definitive agreement and relevant ancillary agreements with ATSP and other applicable parties to effect the Business Combination and the Subscription Agreements with PIPE Investors. To avoid a conflict of interest, Dr. Julia again abstained from this Board vote.

During the weeks preceding November 16, 2021, ATSP, SoundHound and their respective legal counsel continued to hold telephonic and video conference meetings to discuss the terms of the Business Combination. Among the topics negotiated and discussed were the process regarding whether and how to implement supervoting stock for the SoundHound founders, requirements regarding the delivery of SoundHound financial statements and post-closing board size and structure. During this period, ATSP continued to engage in due diligence efforts supported by its advisors and SoundHound continued to provide ATSP with information responsive to ATSP’s due diligence requests. From October 2021 until the date of this proxy statement/prospectus/consent solicitation members of ATSP, SoundHound, Guggenheim Securities, Loeb & Loeb LLP, Ellenoff Grossman & Schole LLP, Albeck Financial Services, Inc., ATSP’s accountants, SoundHound’s accountants, UHY LLP, ATSP’s auditors, and Armanino LLP have held numerous status meetings via video conference to discuss the progress of the ATSP and SoundHound’s S-4 filing.

On November 14, 2021, ATSP held a special meeting of the ATSP Board of Directors to review the transaction with SoundHound and related PIPE Investment. At the meeting, the Board approved the transaction and authorized ATSP to execute the definitive agreement and relevant ancillary agreements with SoundHound and other applicable parties to effect the Business Combination and the Subscription Agreements with PIPE Investors. To avoid a conflict of interest, Dr. Julia again abstained from this Board vote.

On November 15, 2021, ATSP and SoundHound concurrently signed the Merger Agreement and ATSP entered into Subscription Agreements with investors in the PIPE Investors, which were simultaneously acknowledged and agreed by SoundHound.

On November 16, 2021, ATSP and SoundHound issued a joint press release (the “Press Release”) announcing that the parties had entered into the Merger Agreement. On the same day, ATSP filed a Current Report on Form 8-K with the SEC and furnished, as exhibits thereto, copies of the Press Release, a copy of the Merger Agreement and a copy of the presentation prepared by SoundHound and ATSP shared with investors in the PIPE Investment that had entered into agreements to keep such information confidential.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Archimedes Tech SPAC Partners Co.’s Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination

In reaching its decision with respect to the Business Combination, the Board considered the views of ATSP management regarding the opportunity represented by the proposed transaction and evaluated the investor presentation provided by SoundHound. ATSP management discussed its diligence to the Board, which included:

•        Review of SoundHound’s financial projections model;

•        Review of SoundHound’s customer contracts and pipeline;

•        Review of product demonstrations by SoundHound and SoundHound’s clients and partners;

•        Review of financial data of public companies that are comparable to SoundHound;

•        Review of SoundHound’s capitalization table and prior funding rounds;

•        Review of SoundHound’s corporate records, material agreements, intellectual property, employee agreements and benefits, tax, litigations, and other business-relevant materials;

•        Discussions with SoundHound management, investors and clients; and

•        Discussions with experienced professionals in the voice-AI industry.

The Board supported the decision to enter into the Merger Agreement based on the Board’s evaluation of the above diligence by ATSP management and the investor presentation, and on the following qualitative and quantitative evaluations regarding SoundHound:

Evaluation Criteria	Evaluation of SoundHound by ATSP Board
Management Team

SoundHound has a strong and committed management team with extensive experience in the voice AI industry. SoundHound’s management team has a track record of developing and commercializing voice AI as evidenced by the rapid adoption of the Houndify platform by industry-leading clients after the platform was first unveiled in 2016.

Limited Number of Competitors and High Barriers to Entry

SoundHound is one of only a handful of companies in the market with proprietary voice AI technology and proven adoption by many industry-leading clients and partners. Voice AI technology is time-consuming to develop with high likelihood of failure even after significant time and investments have been spent on the effort, as evidenced by a lack of new credible entrants into the voice AI market.

Evaluation Criteria	Evaluation of SoundHound by ATSP Board
Significant Growth Potential

Since the end of 2020, the number of user queries to the Houndify Platform has doubled from approximately 50.0 million per month to more than 100.0 million per month. Additionally, based on existing contracts, expected client expansion plans, and deal pipeline, SoundHound is expected to provide voice-enabled AI for significantly more products in the coming years. Finally, SoundHound was able to achieve its current level of impressive growth in contracts and clients with only a very small sales and business development team. Meaningful expansion of SoundHound’s sales and business development teams using the proceeds from the Business Combination is expected to be a significant accelerant to SoundHound’s growth.

SoundHound management projects gross revenue to reach $110.0 million in 2023, $297.0 million by 2024, $635.0 million by 2025 and over $1.0 billion by 2026. See “— Certain SoundHound Projected Financial Information” for additional details on SoundHound’s projected financial information (including applicable assumptions).

Industry-Leading Clients & Partners

Since the deployment of its Houndify Platform, SoundHound has been winning an increasing number of industry-leading clients and partners in multiple industries, including Hyundai, KIA, Mercedes-Benz, Honda, Pandora, Deutsch Telekom, Vizio, Snap, Mastercard, White Castle, among many others. This serves as strong market confirmation that SoundHound’s differentiated voice AI technology, business model and independent market position is resonating with potential clients and partners as well as the stickiness of SoundHound’s offering once it is adopted.

Discussions between ATSP and SoundHound’s clients and partners confirmed that the general consensus on SoundHound’s technology was very positive.

Investor Interest from well-known Strategic and Financial Investors

Historically, SoundHound has raised over $280.0 million from well-known strategic and financial investors, including Hyundai, Mercedes-Benz, Samsung, Tencent, Sompo, Kleiner Perkins, Cota Capital, among many others. Additionally, in connection with the Business Combination, ATSP and SoundHound have raised $111.0 million in PIPE commitments at $10.00 per share of Class A Common Stock from a group of PIPE investors that includes existing SoundHound investors. The number of industry-leading new and repeat strategic investors in SoundHound is a testament to the support SoundHound enjoys in a multitude of different industries and is an indicator of its future growth potential. The amount of the PIPE raised and the large number of well-known strategic and financial investors participating in the PIPE provides strong validation of SoundHound’s valuation as contemplated in the ATSP and SoundHound Business Combination.

Evaluation Criteria	Evaluation of SoundHound by ATSP Board
Differentiated Technology and Business Model

From a technology perspective, SoundHound differentiates itself from its competitors through proprietary technology that combines speech recognition and natural language understanding into a seamless speech to meaning process, which serves to reduce response time and improve accuracy. Additionally, SoundHound’s technology allows for the processing of highly complex queries that no other voice AI technology has been known to replicate. Finally, the Houndify platform is built upon a collective AI architecture that allows for inter-communication between different domains and enables exponential learning and growth through linear contribution by individual ecosystem participants.

From a business model perspective, SoundHound is leveraging its technology and status as an independent voice AI provider to build a voice AI ecosystem that will enable a monetization and revenue-sharing business model beyond the traditional royalty and subscription-based business models for voice AI products. The monetization business model is a self-reinforcing model that connects products with service providers that will enable product creators to leverage voice AI as an incremental revenue-generator rather than a cost and give service providers the opportunity to generate more leads. Once a critical mass of connected products and technologies is achieved, this ecosystem where SoundHound’s technology serves as the underlying linchpin is expected to generate significant growth for SoundHound.

Strong Focus on the Development and Protection of Intellectual Property	SoundHound has 227 patents granted and pending along with a significant number of trade secrets to protect its proprietary technology and approach to voice AI.
Attractive Valuation

Since its most recent major financing rounds in 2017 and 2018, SoundHound has won a significant number of new industry-leading clients and partners, further expanded the number of language offerings for its voice AI and had established itself as one of the few credible competitors in the voice AI industry.

SoundHound’s $2,000,000,000 pre-money equity valuation expectation results in an enterprise value to 2024 projected revenue multiple of 7.0x versus that of its public market peers in the disruptive AI and monetization sector, which averages 15.6x, representing an attractive discount to the group of public companies identified as peer comparables. See “— Certain SoundHound Projected Financial Information” for additional details on SoundHound’s projected financial information.

Alignment with public investors

SoundHound’s existing stockholders are not receiving any cash consideration from the Business Combination. Additionally, certain of SoundHound’s officers, directors and significant stockholders have agreed to a lock-up of their shares for six months after the Closing of the Business Combination.

Use of proceeds

SoundHound has reasonable expectations relating to the use of the funds it will receive in the Business Combination, with funds earmarked for expansion of its sales and business development teams as well as continued investments in research and development.

Certain SoundHound Projected Financial Information

The following is a summary of the financial information and projections provided by SoundHound to ATSP in connection with ATSP’s due diligence and consideration of the potential Business Combination, as well as a summary of ATSP management’s analysis and evaluation of the information and projections. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us. Furthermore, the projections do not take into account any circumstances or events occurring after the date on which the projections were reviewed by ATSP’s management during the PIPE Investment process.

None of SoundHound or ATSP’s management, board of directors, affiliates, advisors or other representatives assumes responsibility to update the below information and future results may be materially different from those discussed. Any projections set forth below are not necessarily indicative or predictive of future results or values, which may be significantly more or less favorable. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, market data used in our analysis is based on market data as of November 12, 2021 and is not necessarily indicative of current market conditions.

Certain of the measures included in the projections are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by SoundHound are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

The chart below illustrates the key elements of the projections that SoundHound’s management provided to ATSP:

$ millions	2019 Actual	2020 Actual	2021 Projection	2022 Projection	2023 Projection	2024 Projection	2025 Projections	2026 Projection
Bookings	$24	$54	$100	$180	$243	—	—	—
Cumulative Bookings Backlog	$16	$59	$140	$296	$460	—	—	—

Gross Revenue	$8	$13	$20	$30	$110	$297	$635	$1,164
Net Revenue	$8	$13	$20	$28	$98	$255	$533	$939
Gross Profit	$3	$7	$15	$22	$84	$226	$479	$844
Adjusted EBITDA	$(56)	$(50)	$(73)	$(101)	$(88)	$6	$191	$471

Total Enterprise Value (“TEV”)(1)/Gross Revenue	—	—	—	—	18.8x	7.0x	—	—
TEV(1)/EBITDA	—	—	—	—	—	—	10.8x	—

____________

Note 1:    Based on a pro forma total enterprise value of $2,067,000,000 for ATSP and SoundHound upon Closing of the Business Combination, which assumes no redemption of the $133.0 million of cash in Trust, plus $111.0 million of PIPE proceeds, and minus $25.0 million of estimated fees and expenses related to the Business Combination.

In preparing the projected Bookings figures above, SoundHound made the following assumptions:

•        Contracts with less reliable volume projections will only generate the minimum guaranteed revenue or more conservative volume than the customer forecast over the life of the contract, even though the upside may be larger.

•        Contracts with reliable volume projections, such as automotive clients, will produce their forecasted number each year that utilizes SoundHound’s technology.

•        Does not assume any monetization revenue.

•        SoundHound will continue to win additional contracts from its current 2022 deal pipeline as well as identify new opportunities.

In preparing the projected Revenue, Gross Profit and EBITDA figures above, SoundHound made the following assumptions:

•        SoundHound’s actual and projected Gross Revenue, Net Revenue and Gross Profit are based on GAAP.

•        SoundHound’s existing customers will produce their forecasted number of automobiles or IoT devices each year that utilizes SoundHound’s technology.

•        Expansion plans that are under discussion with certain existing clients will be realized.

•        Existing contracts, principally with automotive and IoT customers, will be renewed and expanded, and SoundHound will secure new automotive and IoT customers during the forecasted period. The projections assume that, by 2026, approximately 20% of newly produced voice-enabled light vehicles and approximately 10% of voice-enabled IoT devices will be utilizing SoundHound’s voice AI technology.

•        Starting in 2022, SoundHound will begin generating annual subscription revenue from restaurants and retail establishments. The projections assume SoundHound’s technology will be adopted by approximately 10% of US restaurants and retail establishments by 2026.

•        Starting in 2023, SoundHound will begin generating annual subscription revenue from Interactive Voice Response (“IVR”) customers. The projections assume SoundHound will be adopted by approximately 2% of the total estimated IVR market by 2026.

•        For 2022, 2023, 2024, 2025 and 2026, SoundHound will generate an average of approximately $0.3, $1, $2, $3, and over $3 in monetization revenue per monetizable device per year, respectively.

•        SoundHound will generate gross profit margins in excess of 70% starting in 2021.

•        SoundHound will significantly expand its sales and marketing team as well as continue to build out its research & development team.

In preparing its projections, SoundHound management forecasted financial information over a five-year period due to the fact that a significant number of SoundHound’s contracts are multi-year (three to five years or more); provided, that SoundHound management believes that prospective financial information covering periods beyond 12 months from the date of its preparation is increasingly risky and urges that any such information be read in that context.

SoundHound’s management believes the projections are appropriate and that the assumptions used to drive the projections are reasonable and supportable. In preparing its forecast, SoundHound management relied on a number of factors including (i) SoundHound management’s significant experience in the voice AI industry, (ii) ongoing discussions between SoundHound and its customers regarding customers’ plans for utilizing the voice AI technology and services that SoundHound provide, (iii) detailed market research and conservative assumptions regarding market penetration and sector growth, (iv) recent customer agreements into which SoundHound has entered which, if successfully executed, are expected to generate scalable revenue opportunities in new industries and (v) that SoundHound expects to significantly expand its sales and marketing and research and development efforts, allowing SoundHound to continue expanding into new industries and new geographies and diversify its current customer base.

ATSP reviewed and evaluated the underlying assumptions of SoundHound’s financial projections and believe they are achievable for the following reasons:

•        The significant year-to-year increase in SoundHound’s Bookings from 2019 to 2021 serves as an indicator of SoundHound’s accelerating revenue growth potential in the future.

•        The financial projections only assumes that SoundHound will win a small number of significant new customers each year whereas SoundHound has already demonstrated its ability to acquire an increasing number of new industry-leading clients in the past. SoundHound’s superior technology, its market position as the only remaining comprehensive independent voice AI provider, and the high barrier to entry for the voice AI industry suggests that it’s likely for SoundHound to achieve and surpass its projected number of significant client wins in the future.

•        SoundHound’s continuing development of technologies, including language capabilities of its voice AI software, incorporates extensive discussions between SoundHound and its existing customers and market research.

•        The size and growth of the monetization revenue per device assumption is conservative when compared to the size and historical growth rates of other well-known companies that focus on generating monetization revenue from user interactions.

•        The financial projections provide for reasonable ramp-up time assumptions for new clients to integrate SoundHound’s technology into their products prior to revenue generation.

•        It takes time and effort for an automaker and device-maker to integrate voice AI into its products which, combined with the positive reception of SoundHound’s voice AI technology by its clients, suggests SoundHound’s customer base will be very sticky.

Valuation

Each of the following select comparable companies were deemed by ATSP to be sufficiently comparable to SoundHound to warrant inclusion in ATSP’s analysis. These companies were presented to and considered by the Board:

		2024 Projected Total Enterprise Value (“TEV”) to Revenue Multiple	2021 to 2024 Projected Revenue Compound Annual Growth Rate (“CAGR”)	2024 Projected Total Enterprise Value (“TEV”) to EBITDA Multiple	2024 Projected EBITDA Margins	Market Capitalization ($ billions)
Disruptive AI and Monetization	Snowflake	34.1x	54%	—	—	136
	Nvidia	20.4x	15%	67.5x	30%	769
	Monday.com	20.3x	44%	—	—	—
	TheTradeDesk	19.5x	29%	45.6x	43%	50
	Shopify	16.3x	40%	87.5x	19%	205
	Tesla	12.1x	26%	47.2x	26%	1,247
	Zoom	10.9x	20%	30.8x	35%	74
	Twilio	8.8x	29%	—	—	53
	Snap	8.3x	39%	23.6x	35%	91
	Roku	5.7x	33%	28.8x	20%	37
Incumbent Voice AI Providers	Nuance	7.2x	17%	19.1x	38%	—
	Cerence	6.4x	22%	16.6x	39%	—

ATSP believes that SoundHound is at the early stage of its growth trajectory and therefore it is reasonable to perform the comparison of SoundHound versus its peers using SoundHound’s 2024 projected revenue and 2025 project EBITDA, when SoundHound’s business is expected to achieve a reasonable scale.

Additionally, SoundHound’s monetization business model is more akin to disruptive and monetization companies than to the incumbent voice AI providers that focuses heavily on traditional licensing and subscription fees. As a result, ATSP chose to focus on comparing SoundHound versus its disruptive and monetization peers in its evaluation of SoundHound.

Based on the foregoing, SoundHound’s 2024 TEV/Gross Revenue multiple of 7.0x represents a significant discount versus that of its disruptive AI and monetization peers, which ranges from 5.7x to 34.1x and averages 15.6x. Additionally, SoundHound’s 2025 TEV/EBITDA multiple of 10.8x compares favorably versus its disruptive AI and monetization peers’ 2024 TEV/EBITDA multiples, the furthest year out for which public projections are available for these peers, which ranges from 23.6x to 87.5x and averages 47.3x.

Therefore, the Board determined that the pre-money valuation of SoundHound was fair.

Satisfaction of 80% Test

It is a requirement under the Nasdaq Rules that the business or assets acquired in ATSP’s initial business combination have a fair market value equal to at least 80% of ATSP’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of November 15, 2021, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $133.0 million and 80% thereof represents approximately $106.4 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the pre-money valuation of approximately $2,000,000,000. In determining whether the pro forma total enterprise value described above represents the fair market value of SoundHound, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus/consent solicitation entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement” and that the pre-money valuation of approximately $2,000,000,000 was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that ATSP’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        Initial Stockholders have waived their right to redeem any Subunits in connection with a stockholder vote to approve a proposed initial business combination or sell any Subunits to ATSP in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Subunits upon the liquidation of the Trust Account if ATSP is unable to consummate a business combination. This waiver was made at the time that the founder shares were purchased for no additional consideration. If an initial business combination, such as the Business Combination, is not completed by September 15, 2022, ATSP will be required to dissolve and liquidate. In such event, the 3,325,000 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, holders of Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company.

•        If an initial business combination, such as the Business Combination, is not completed by September 15, 2022, the 349,500 Private Units purchased by the Sponsor for a total purchase price of $3,495,000, will be worthless. The Private Units were purchased at a price of $10.00 per Unit, the same price paid by public stockholders in the IPO of $10.00 per Public Unit. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2022.

•        The exercise of ATSP’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        Upon the Closing, Dr. Luc Julia, a member of the Board, will be entitled to receive a fee of $2.66 million from the proceeds of the Business Combination as a finder’s fee pursuant to a Consulting Agreement with ATSP dated March 16, 2021. To avoid a conflict of interest, Dr. Julia abstained from all negotiations and Board votes relating to the Business Combination between ATSP and SoundHound. ATSP’s Board, with Dr. Julia abstaining, independently evaluated the merits of the Business Combination and recommended that ATSP proceed with the Business Combination between ATSP and SoundHound.

•        If the Business Combination is completed, SoundHound will designate all members of the Combined Company’s Board of Directors, except for Dr. Eric Ball. The decision for Dr. Ball to remain a member of the Combined Company’s Board of Directors was made after ATSP’s Board vote on the Business Combination and was not a factor in the Board’s consideration in recommending the Business Combination.

•        Other than as described above, ATSP’s officers and directors and their respective affiliates have no interest in, or affiliation with, SoundHound.

Appraisal Rights

There are no appraisal rights available to ATSP stockholders in connection with the Business Combination.

Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination

It is anticipated that, upon the Closing of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 6.4% in the Combined Company, the PIPE Investment investors will own approximately 5.3% of the Combined Company, the Sponsor and directors of ATSP will retain an ownership interest of approximately 1.8% in the Combined Company, the Representative will retain an ownership interest of approximately 0.2% in the Combined Company, and the SoundHound stockholders will own approximately 86.3% of the outstanding common stock of the Combined Company. The ownership percentages with respect to the Combined Company does not take into account (i) the redemption of any shares by the ATSP’s public stockholders, (ii) the issuance of any additional shares upon the Closing of the Business Combination under the Incentive Award Plan or the ESPP or (iii) the issuance of any additional shares underlying the Converted RSUs, Converted Stock Options, Converted Warrants and Company Warrants.

The following summarizes the pro forma ownership of common stock as of December 31, 2021, including common stock underlying Units and Subunits, of ATSP following the Business Combination and the PIPE Investment under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
SoundHound Stockholders	179,773,981	86.3%	179,773,981	92.2%
ATSP Public Stockholders	13,300,000	6.4%	—	—%
Initial Stockholders	3,674,500	1.8%	3,674,500	1.9%
Representative	486,500	0.2%	486,500	0.2%
PIPE Investors	11,100,000	5.3%	11,100,000	5.7%
Total common stock	208,334,981	100.0%	195,034,981	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Assuming that the SoundHound Class B Common Stock is approved by the SoundHound stockholders and the special committee of the SoundHound board of directors, such that SoundHound Class B Common Stock will be exchanged for Class B Common Stock entitling the holders to a number of votes per share equal to ten, it is anticipated that, upon the Closing of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) will retain a voting power of approximately 2.3% in the Combined Company, the PIPE Investment investors will have voting power of approximately 1.9% in the Combined Company, the Sponsor and directors of ATSP will retain voting power of approximately 0.6% in the Combined Company, the Representative will retain voting power of approximately 0.1% in the Combined Company, and the SoundHound stockholders will have voting power of approximately 95.0% in the Combined Company. The voting percentages with respect to the Combined Company does not take into account (i) the redemption of any shares by the ATSP’s public stockholders, (ii) the issuance of any additional shares upon the Closing of the Business Combination under the Incentive Award Plan or the ESPP or (iii) the issuance of any additional shares underlying the Converted RSUs, Converted Stock Options, Converted Warrants and Company Warrants.

The following summarizes the pro forma ownership of common stock as of December 31, 2021, including common stock underlying Units and Subunits, of ATSP following the Business Combination and the PIPE Investment under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	% of Voting Power	Shares	% of Voting Power
SoundHound Stockholders	179,773,981	95.0%	179,773,981	96.0%
ATSP Public Stockholders	13,300,000	2.3%	—	1.2%
Initial Stockholders	3,674,500	0.6%	3,674,500	0.7%
Representative	486,500	0.1%	486,500	0.1%
PIPE Investors	11,100,000	1.9%	11,100,000	2.0%
Total common stock	208,334,981	100.0%	195,034,981	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of SoundHound in many respects.

Under this method of accounting, Archimedes will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, SoundHound will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SoundHound (i.e. a capital transaction involving the issuance of stock by ATSP for the stock of SoundHound). Accordingly, the consolidated assets, liabilities and results of operations of SoundHound will become the historical financial statements of the Combined Company, and ATSP’s assets, liabilities and results of operations will be consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of SoundHound in future reports. The net assets of SoundHound will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of Public Subunits may elect to have their Subunits redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Subunits. As of [•], 2022, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Subunits to be redeemed only if you:

(i)     (a)     hold Public Subunits, or

(b)     hold Public Subunits through public Units and you elect to separate your public Units into the underlying Public Subunits prior to exercising your redemption rights with respect to the Public Subunits; and

(ii)    prior to [•] p.m., Eastern Time, on [•], 2022, (a) submit a written request to Continental that ATSP redeem your Public Subunits for cash and (b) deliver your Public Subunits to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Subunits prior to exercising redemption rights with respect to the Public Subunits. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Subunits from the Units.

If a holder exercises its redemption rights, then such holder will be exchanging its Public Subunits for cash and will no longer own securities of the Combined Company. Such a holder will be entitled to receive cash for its Public Subunits only if it properly demands redemption and delivers its Subunits (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The ATSP Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Subunits for cash.

Vote Required for Approval

Along with the approval of the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal, approval of this Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3A – 3F, Proposal 4, Proposal 5, and Proposal 6. If the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal are not approved, unless the condition is waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the ATSP Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Parent Support Agreement, the Initial Stockholders holding an aggregate of 3,674,500 shares (or 21.0% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock (including shares of common stock included in the Private Units) in favor of each of the Proposals. As a result, only 5,056,001 shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the ATSP Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 690,751 shares of common stock, or approximately 4.0% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved Board Recommendation.

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL 1.

PROPOSAL 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

Our stockholders are being asked to adopt the Amended Charter in the form attached to this proxy statement/prospectus/consent solicitation as Annex B, to be effective upon the consummation of the Business Combination. The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Amendment Proposal will have no effect, even if approved by ATSP’s stockholders. The Charter Amendment Proposal is not conditioned on the separate approval of the Advisory Proposals.

The following is a summary of the key amendments effected by the Amended Charter, which summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation as Annex B. As further described below, certain of the proposed amendments to the Current Charter that are reflected in the copy of the Amended Charter attached hereto as Annex B shall only be incorporated in the Amended Charter if, prior to the Effective Time, SoundHound has adopted the SoundHound Class B Charter Amendment and has issued shares of SoundHound Class B Common Stock to the SoundHound Founders pursuant to the SoundHound Class B Charter Amendment. The provisions included in Amended Charter related to these proposed amendments are collectively referred to as the “Class B Provisions.” All ATSP stockholders and other interested parties are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

•        Changes to Authorized Capital Stock — The Amended Charter would increase the total number of shares of all classes that the Company is authorized to issue to provide that the total number of shares of all classes of capital stock which the Company will have authority to issue to [_____] million shares, consisting of (i) [____] million shares of common stock, par value $[____] per share, which, if the Class B Provisions are incorporated in the Amended Charter, shall be designated [___] million shares of Class A common stock, par value $[___] per share (“Class A Common Stock”), (ii) if the Class B Provisions are included in the Amended Charter, [____] million shares of Class B common stock, par value $[___] per share (“Class B Common Stock”), and (iii) [____] million shares of preferred stock, par value $[___] per share.

•        Dual Class Voting Structure — The Amended Charter authorizes, if the Class B Provisions are incorporated in the Amended Charter, a dual class common stock structure in which holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes per share on all matters properly submitted to the Combined Company’s stockholders entitled to vote thereon, which amendment shall only take effect if, prior to the Effective Time, SoundHound has adopted the SoundHound Class B Charter Amendment and issued shares of SoundHound Class B Common Stock pursuant thereto.

•        Required Vote to Amend Certain Provisions of the Charter — The Amended Charter requires an affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Amended Charter.

•        Right of Stockholders to Act by Written Consent — The Amended Charter would provide the right of the stockholders of the Combined Company to act by written consent except to the extent otherwise provided in our bylaws.

•        Right of Stockholders to Call Meetings — The Amended Charter would provide the right of the stockholders of the Combined Company to call a special stockholder meeting to the extent otherwise provided in our bylaws.

Assuming that a quorum is present at the ATSP Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of common stock on this Proposal 2 is required to approve the Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the ATSP Special Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal. If either of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, or the Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 2 is not approved by our stockholders, the Business Combination will not occur unless we and SoundHound waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER AMENDMENT PROPOSAL UNDER PROPOSAL 2.

PROPOSALS 3A – 3F — THE ADVISORY PROPOSALS

Overview

Our stockholders are also being asked to vote on six separate Proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give ATSP stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal and which will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Proposals are advisory votes, and are not binding on ATSP or ATSP’s Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Proposals, ATSP intends that the Amended Charter will take effect upon Closing of the Business Combination (assuming approval of the Charter Amendment Proposal). Certain of the Advisory Proposals pertain to governance provisions in the Amended Charter which shall only be included in the Amended Charter if, prior to the Effective Time, SoundHound has adopted the SoundHound Class B Charter Amendment and issued shares of SoundHound Class B Common Stock to the SoundHound Founders pursuant thereto (these provisions, collectively, the “Class B Provisions”),

Advisory Proposal 3A

ATSP’s stockholders are being asked to consider and vote on an amendment to the Current Charter to increase the total number of authorized shares of capital stock to (i) [____] million shares of common stock, par value $[____] per share, which, if the Class B Provisions are incorporated in the Amended Charter, shall be designated as [___] million shares of Class A Common Stock, (ii) if the Class B Provisions are incorporated in the Amended Charter, [____] million shares of Class B Common Stock, and (iii) [____] million shares of preferred stock, par value $[___] per share. This Proposal is referred to as “Advisory Proposal 3A.”

Advisory Proposal 3B

ATSP’s stockholders are being asked to consider and vote on an amendment to the Current Charter, applicable only if the Class B Provisions are included in the Amended Charter, to (a) establish a dual class Combined Company common stock structure consisting of Class A Common Stock and Class B Common Stock and (b) provide that holders of Class A Common Stock will be entitled to one vote per share and holders of Class B Common Stock will be entitled to ten votes per share on all matters properly submitted to the Combined Company’s stockholders entitled to vote thereon, which amendment shall only take effect if, prior to the Effective Time, SoundHound has adopted the Class B Charter Amendment and issued shares of SoundHound Class B Common Stock to the SoundHound Founders pursuant thereto. This Proposal is referred to as “Advisory Proposal 3B.”

The effect of establishing the dual class common stock structure of the Combined Company that concentrates power with the holders of Class B Common Stock is to give the SoundHound Founders comparable control rights over the Combined Company as the control rights that the SoundHound Founders will have if the SoundHound Class B Charter Amendment has been adopted and shares of SoundHound Class B Common Stock are issued to the SoundHound Founders prior to the Closing.

See “Risks Applicable to a Dual Class Common Stock Structure” beginning on page 68 for a discussion of information that should be considered in connection with Advisory Proposal 3B.

Advisory Proposal 3C

ATSP’s stockholders are being asked to consider and vote on an amendment to the Current Charter to remove of the right of stockholders to call a special stockholder meeting. This Proposal is referred to as “Advisory Proposal 3C.”

Advisory Proposal 3D

ATSP’s stockholders are being asked to consider and vote on an amendment to the Current Charter to remove the right of stockholders to act by written consent, except to the extent otherwise set forth in the Bylaws. This Proposal is referred to as “Advisory Proposal 3D.”

Advisory Proposal 3E

ATSP’s stockholders are being asked to consider and vote on an amendment to the Current Charter to require the approval of holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class to amend certain provisions of the Amended Charter. This Proposal is referred to as “Advisory Proposal 3E.”

Advisory Proposal 3F

ATSP’s stockholders are being asked to consider and vote on an amendment to the Current Charter to provide for the removal of the waiver of the corporate opportunity doctrine with respect to the Corporation. This Proposal is referred to as “Advisory Proposal 3F.”

Vote Required for Approval

The Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the ATSP Special Meeting vote “FOR” the Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Proposals.

As discussed above, a vote to approve each of the Advisory Proposals is an advisory vote, and therefore, is not binding on ATSP, SoundHound or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, ATSP and SoundHound intend that the Amended Charter, in the form attached to this proxy statement/prospectus/consent solicitation as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal 2).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY PROPOSALS.

PROPOSAL 4 — THE INCENTIVE PLAN PROPOSAL

We are asking our stockholders to approve and adopt the SoundHound AI, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan”) and the material terms thereunder.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is included in this proxy statement/prospectus/consent solicitation as Annex D.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Summary of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan to be included as Annex D to this Proxy Statement/prospectus/consent solicitation.

General

The ATSP Board has approved and adopted, subject to ATSP shareholder approval, the Incentive Award Plan. If the Incentive Award Plan is approved by the shareholders, the Combined Company will be authorized to grant equity awards to eligible service providers following consummation of the Business Combination (the “Business Combination Date”). The form of the Incentive Award Plan is attached to this proxy statement/prospectus/consent solicitation as Annex D.

a)      Purpose of the Incentive Award Plan Proposal

The purpose of the Incentive Award Plan is to promote the long-term success of the Combined Company and the creation of shareholder value by encouraging service providers to focus on critical long-range corporate objectives and linking service providers directly to shareholder interests through increased stock ownership. ATSP believes that the Incentive Award Plan will be important in helping to attract and retain service providers of the Combined Company with exceptional qualifications.

b)      Reasons for the Approval of the Incentive Award Plan Proposal

Shareholder approval of the Incentive Award Plan is necessary in order for the Combined Company to (a) meet the shareholder approval requirements of the Nasdaq and (b) grant incentive stock options (“ISOs”). Shareholders are also being asked to approve an annual limitation on Incentive Award Plan awards granted to non-employee directors as part of their compensation for their services as directors.

c)      Consequences if the Incentive Award Plan Proposal is Not Approved

If the Incentive Award Plan is not approved by ATSP’s stockholders, the Incentive Award Plan will not become effective and the Combined Company will not be able to grant equity awards under the Incentive Award Plan. ATSP believes that the Combined Company’s ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Award Plan is not approved.

d)      Material Terms of the Incentive Award Plan

The material terms of the Incentive Award Plan, as currently contemplated by ATSP’s Board, are summarized below. This summary, however, is not intended to be a complete description of the Incentive Award Plan and is qualified in its entirety by reference to the complete text of the Incentive Award Plan, the form of which is attached to this proxy statement/prospectus/consent solicitation as Annex D. To the extent there is a conflict between the terms of this summary and the Incentive Award Plan, the terms of the Incentive Award Plan will control.

Administration.    The Incentive Award Plan will be administered by the Combined Company’s Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “Incentive Award Plan Administrator”). Subject to the terms of the Incentive Award Plan, the Incentive Award Plan Administrator will have the authority to (a) determine the eligible individuals who are to receive awards under the Incentive Award Plan, (b) determine the terms and conditions of awards granted under the Incentive Award Plan, (c) determine performance criteria and the achievement of such criteria, (d) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and (e) make all other decisions related to the Incentive Award Plan and awards granted thereunder. The Incentive Award Plan Administrator may also delegate to one or more senior officers of the Combined Company the authority to grant awards, subject to terms and conditions determined by the Incentive Award Plan Administrator and within the limitations of Section 16 of the Exchange Act.

Types of Awards.    The Incentive Award Plan provides for the grant of stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”) and other stock or cash-based awards that the Incentive Award Plan Administrator determines are consistent with the purpose of the Incentive Award Plan and the interests of the Combined Company, or collectively, awards.

Share Reserve.    The number of shares of the Combined Company’s Common Stock that may be issued under the Incentive Award Plan is equal to the sum of (x) ten percent (10%) of the aggregate number of shares of the Combined Company’s Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption) plus (y) the annual increase in shares described below. All of the shares available under the Incentive Award Plan (before giving effect to the annual increases) may be issued upon the exercise of ISOs. On the first day of each calendar year during the term of the Incentive Award Plan, beginning on January 1, 2023 and continuing until (and including) January 1, 2032, the number of shares available under the Incentive Award Plan will automatically increase by a number equal to the lesser of (a) five percent (5%) of the total number of shares of the Combined Company’s Common Stock issued and outstanding shares on December 31 of the calendar year immediately preceding the date of such increase and (b) a number of shares of the Combined Company’s Common Stock determined by the Combined Company’s Board.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the Incentive Award Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the Incentive Award Plan. If restricted shares or shares issued upon exercise of an option are reacquired by the Combined Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the Incentive Award Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the Incentive Award Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the Incentive Award Plan.

Shares issued under the Incentive Award Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the Incentive Award Plan.

Annual Limitation on Compensation of Non-Employee Directors.    The grant date fair value of awards granted to each non-employee director during any fiscal year of the Combined Company may not exceed $[_____] (on a per-director basis). This limit is increased to $750,000 in the fiscal year a non-employee director is initially appointed or elected to the Combined Company’s Board. The Combined Company’s Board may make exceptions to such limit for a non-employee chairperson or, in extraordinary circumstances, for other non-employee directors, provided the non-employee director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an employee or consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.

Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the Combined Company or a parent thereof (whether now existing or subsequently established) are eligible to receive awards under the Incentive Award Plan. ISOs may only be granted to employees of the Combined Company or a parent or subsidiary thereof (whether now existing or subsequently established). As of and assuming Closing of the Business Combination, approximately 165 employees, including 3 executive officers (one of which is an employee director), 5 non-employee directors, and no consultants would be eligible to participate in the Incentive Award Plan.

International Participation.    The Incentive Award Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the Incentive Award Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the Incentive Award Plan share reserve.

Repricing.    The Incentive Award Plan Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Incentive Award Plan Administrator determines.

Stock Options.    A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Incentive Award Plan, may not be less than 100% of the fair market value of the Combined Company’s Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Incentive Award Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of the Combined Company’s Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights.    An SAR provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Award Plan Administrator determines the exercise price of SARs granted under the Incentive Award Plan, which may not be less than 100% of the fair market value of the Combined Company’s Common Stock on the date of grant. Subject to limited exceptions, an SAR may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Incentive Award Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Incentive Award Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards.    Shares of restricted stock may be issued under the Incentive Award Plan for such consideration as the Incentive Award Plan Administrator may determine, including cash, services rendered or to be rendered to the Combined Company or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Incentive Award Plan Administrator. Recipients of restricted shares generally have all of the rights of a shareholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.

Restricted Stock Units.    An RSU is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Award Plan Administrator. RSUs vest at the rate determined by the Incentive Award Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the Incentive Award Plan Administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Incentive Award Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.

Other Awards.    The Incentive Award Plan Administrator may grant other awards based in whole or in part by reference to the Combined Company’s Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the Incentive Award Plan. The Incentive Award Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.    In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the Incentive Award Plan, the limit on the number of shares that may be issued under the Incentive Award Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions.    If the Combined Company is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Incentive Award Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change in Control.    The Incentive Award Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change in control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards.    Unless the Incentive Award Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Award Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination.    The Incentive Award Plan Administrator may amend or terminate the Incentive Award Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the Incentive Award Plan will terminate automatically 10 years after its adoption by the ATSP Board. Shareholder approval is not required for any amendment of the Incentive Award Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the Incentive Award Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Award Plan based on existing U.S. federal income tax laws as of the date of this this joint proxy statement/consent solicitation statement/prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Incentive Award Plan should consult their own professional tax advisors concerning tax aspects of awards under the Incentive Award Plan. The discussion below concerning tax deductions that may become available to the Combined Company under U.S. federal tax law is not intended to imply that the Combined Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the Incentive Award Plan depend upon the type of award. Changes to tax laws following the date of this proxy statement/prospectus/consent solicitation could alter the tax consequences described below.

Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonstatutory Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock.    A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit Awards.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Combined Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of the Combined Company.    The Combined Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Award Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the Incentive Award Plan. Although the Incentive Award Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Incentive Award Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the shareholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Combined Company considers to be the most effective in attracting, motivating and retaining key employees.

Incentive Award Plan Benefits

Benefits to be received under the Incentive Award Plan are not determinable since they depend on discretionary decisions to be made by the Incentive Award Plan Administrator regarding which participants are selected and what awards are made under the Incentive Award Plan.

Registration with the SEC

If the Incentive Award Plan is approved by ATSP’s stockholders and becomes effective, ATSP intends to file a registration statement on Form S-8 registering the shares of the Combined Company’s Common Stock reserved for issuance under the Incentive Award Plan as soon as reasonably practicable after ATSP becomes eligible to use such form.

Required Vote

This Incentive Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting vote “FOR” the Incentive Plan Proposal. This Incentive Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Amendment Proposal, the ESPP Proposal, and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Amendment Proposal, the ESPP Proposal, or the Nasdaq Proposal are not approved, unless the condition is waived, this Proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN UNDER PROPOSAL 4.

PROPOSAL 5 — THE ESPP PROPOSAL

We are asking our stockholders to approve and adopt the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder.

The ESPP is described in more detail below. A copy of the ESPP is included in this proxy statement/prospectus/consent solicitation as Annex E.

2022 Employee Stock Purchase Plan

(a)     Overview

The ATSP Board has approved and adopted, subject to ATSP shareholder approval, the ESPP. If the ESPP is approved by the shareholders, the Combined Company will be authorized to provide eligible employees of the Combined Company and its designated subsidiaries with an opportunity to purchase shares of the Combined Company’s Common Stock at a discount to the market price and to pay for such purchases through payroll deductions in accordance with the ESPP’s terms. The form of the ESPP is attached to this proxy statement/prospectus/consent solicitation as Annex E.

(b)    Purpose of the ESPP

The purpose of the ESPP is to provide employees of the Combined Company and its designated subsidiaries (whether now existing or subsequently established) with the ability to acquire shares of the Combined Company’s Common Stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions. ATSP believes that the ESPP will be important in helping to attract and retain employees of the Combined Company.

(c)     Reasons for the Approval of the ESPP Proposal

The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code. Shareholder approval of the ESPP is necessary in order to satisfy the requirements under Section 423 of the Code and to meet the shareholder approval requirements of the Nasdaq.

(d)    Consequences if the ESPP Proposal is Not Approved

If the ESPP is not approved by ATSP’s stockholders, the ESPP will not become effective and the Combined Company will not be able to provide its employees with an opportunity to purchase the Combined Company’s Common Stock at a discount. ATSP believes that the Combined Company’s ability to recruit, retain and incentivize top talent may be adversely affected if the ESPP is not approved.

(e)     Summary of the ESPP’s Material Terms and Features

The following summary of the principal provisions of the ESPP is qualified in its entirety by reference to the full text of the ESPP. The form of the ESPP is attached as Annex E to this joint proxy statement/consent solicitation statement/prospectus. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code; however, the ESPP also allows the Combined Company to conduct offerings for non-U.S. employees that do not qualify under Section 423 of the Code as described in “International Participation” below. During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of the Combined Company’s Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration.    The ESPP will be administered by the Combined Company’s Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “ESPP Administrator”). Subject to the terms of the ESPP, the ESPP Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Shares Available for Issuance.    Up to a maximum of two percent (2%) of the aggregate number of shares of the Combined Company’s Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption) may be issued under the ESPP, plus an annual increase in shares described below.

On the first day of each calendar year during the term of the ESPP, beginning on January 1, 2023 and continuing until (and including) January 1, 2032, the aggregate number of shares of the Combined Company’s Common Stock that may be issued under the ESPP will automatically increase by a number equal to the lesser of (a) one percent (1%) of the total number of shares of the Combined Company’s Common Stock issued and outstanding shares on December 31 of the calendar year immediately preceding the date of such increase and (b) a number of shares of the Combined Company’s Common Stock determined by the Combined Company’s Board. Shares of the Combined Company’s Common Stock issued under the ESPP may be authorized but unissued shares or treasury shares. As of the date hereof, no rights to purchase shares have been granted under the ESPP.

Eligibility and Participation.    All employees (including officers and employee directors) who are employed by the Combined Company or a designated subsidiary (whether currently existing or subsequently established) or, solely in the case of an offering period that is not intended to qualify under Section 423 of the Code, a designated affiliate (whether currently existing or subsequently established), are eligible to participate in the ESPP, resulting in approximately 165 employees (including 3 executive officers, one of which is an employee director) as eligible participants. The ESPP Administrator may exclude certain categories of employees from participating in any offering period to the extent permitted by Section 423 of the Code, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with the company and/or highly compensated employees. No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Section 423 of the Code to violate the requirements of Section 423 of the Code. In the case of an offering period that is not intended to qualify under Section 423 of the Code, the ESPP Administrator may exclude any individual(s) from participation if the ESPP Administrator determines that the participation of such individual(s) is not advisable or practicable. Also, in accordance with Section 423 of the Code, no employee may be granted a right to purchase shares of the Combined Company’s Common Stock under the ESPP if, immediately after such grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Combined Company or any parent or subsidiary (including in such calculation stock held directly or indirectly by or for the benefit of the employee and stock held by certain persons related to the employee).

The ESPP will permit an eligible employee to purchase the Combined Company’s Common Stock through payroll deductions, which may not exceed fifteen percent (15%) of the employee’s eligible compensation (or such lower limit as may be determined by the ESPP Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares of the Combined Company’s Common Stock that a participant may purchase apply. For example, the right granted to an employee may not permit him or her to purchase more than $25,000 worth of shares of the Combined Company’s Common Stock under the ESPP (determined on the basis of the fair market value per share as of the start of the applicable offering period) for each calendar year in which the right is outstanding. The ESPP Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period. Unless the ESPP Administrator provides otherwise with respect to an offering period, no participant may purchase more than [___] shares during any purchase period within an offering period.

International Participation.    To provide the Combined Company with greater flexibility in structuring its equity compensation programs for non-U.S. employees, the ESPP also permits the Combined Company to grant employees of the Combined Company’s non-U.S. subsidiaries and affiliates rights to purchase shares of the Combined Company’s Common Stock pursuant to other offering periods and/or sub-plans adopted by the ESPP Administrator in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Section 423 of the Code, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offering periods of up to twenty-seven (27) months, which may consist of one or more purchase periods. During each purchase period, payroll contributions will accumulate without interest. On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase the Combined Company’s Common Stock.

The purchase price for each offering period will be established by the ESPP Administrator and may not be less than eighty-five percent (85%) of the fair market value per share of the Combined Company’s Common Stock on either the first trading day in an offering period or on the purchase date, whichever is lower.

Changes in Capital Structure.    In the event that there is a specified type of change in the Combined Company’s capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (b) the individual participant share limitations described in the ESPP and (c) the purchase price per share and the number and class of stock covered by each outstanding right under the ESPP which has not yet been exercised.

Corporate Reorganization.    In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by the surviving entity or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior the effective time of the reorganization and a participant’s accumulated contributions will be applied to his or her purchase rights outstanding on such date.

Amendment and Termination.    The ESPP Administrator will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares to be issued under the ESPP is subject to shareholder approval except for (a) the automatic annual increase in shares and (b) any share increase resulting from changes in the Combined Company’s capital structure. Any other amendment to the ESPP is subject to shareholder approval only to the extent required under applicable law or regulation. The ESPP will terminate automatically 10 years after its adoption by the ATSP Board.

(f)     Certain Federal Income Tax Consequences of Participating in the ESPP

The following is a brief summary of the general U.S. federal income tax consequences of participation in the ESPP as of the date of this joint proxy statement/consent solicitation statement/prospectus. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of awards under the ESPP.

As described above, the ESPP has a domestic component intended to qualify under Section 423 of the Code and an international component not intended to so qualify. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the domestic component or the international component. Further, changes to tax laws following the date of this proxy statement/prospectus/consent solicitation statement could alter the tax consequences described below.

U.S. Component

Payroll deductions under the ESPP are made on an after-tax basis (i.e., contributions to the ESPP do not reduce a participant’s taxable income).

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. As a result, participants in the ESPP will generally not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP. The amount of taxable income a participant will recognize in connection with the sale or other disposition of shares purchased under the ESPP will depend on how long the shares were held. If the shares were held at least two years from the start of the offering period in which the shares were purchased and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of (a) the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or (b) the excess of the fair market value of the shares at the start of the offering period in which the shares were acquired over the purchase price, and any additional gain will be long-term capital gain. If a sale or other disposition occurs before satisfying one or both holding periods, then the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. Any additional gain or loss recognized upon disposition of the shares will be a capital gain or loss, which will be long-term if the shares were held at least one year. Under current law, no withholding applies to transactions under the ESPP.

International Component

Rights granted under the international component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. With respect to any participant who is subject to U.S. federal income tax with respect to participation under this component, he or she will have compensation income equal to the value of the Combined Company’s Common Stock on the day he or she purchases the Combined Company’s Common Stock, less the purchase price, and will be subject to withholding for income, Medicare and social security taxes, as applicable, on such amount. When a participant sells the Combined Company’s Common Stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Combined Company’s Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Tax Consequences to ATSP

There are no federal income tax consequences to ATSP by reason of the grant or exercise of rights under the ESPP. ATSP is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a sale or disposition of shares prior to satisfaction of the holding periods described above.

(g)    New Plan Benefits

Benefits to be received under the ESPP are not determinable since they depend on terms to be established by the Combined Company and discretionary participant elections whether and to what extent to participate in the ESPP.

(h)    Registration with the SEC

If the ESPP is approved by ATSP’s shareholders and becomes effective, ATSP intends to file a registration statement on Form S-8 registering the shares of the Combined Company’s Common Stock reserved for issuance under the ESPP as soon as reasonably practicable after ATSP becomes eligible to use such form.

(a)     Resolution to be Voted on

The full text of the ESPP Proposal resolution is as follows:

“RESOLVED, as an ordinary resolution, that the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan, the form of which is appended to the joint proxy statement/consent solicitation statement/prospectus in respect of the meeting as Annex E, be approved and adopted in all respects.”

Required Vote

This ESPP will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting vote “FOR” the ESPP. This ESPP Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, or the Nasdaq Proposal are not approved, unless the condition is waived, this Proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ESPP UNDER PROPOSAL 5.

PROPOSAL 6 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, based on SoundHound’s current capitalization, we anticipate that we will issue to the SoundHound stockholders as consideration in the Business Combination, [•] shares of common stock, without giving effect to the potential earn-out shares. See the section entitled “Proposal 1: The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of ATSP, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, ATSP would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination and the PIPE Investment. The issuance of such shares would result in significant dilution to the ATSP stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of ATSP. If the Nasdaq Proposal is adopted, assuming that 179,773,981 shares of common stock are issued to the SoundHound stockholders as consideration in the Business Combination, we anticipate that the SoundHound stockholders will hold 86.3% of our outstanding shares of common stock, the PIPE Investors will hold 5.3% of our outstanding common stock, the current ATSP public stockholders will hold 6.4% of our outstanding common stock and the Sponsor will hold 1.8% of our outstanding common stock immediately following completion of the Business Combination. Assuming that the SoundHound Class B Common Stock is approved by the SoundHound stockholders and the special committee of the SoundHound board of directors, such that SoundHound Class B Common Stock will be exchanged for Class B Common Stock entitling the holders to a number of votes per share equal to ten, it is anticipated that, upon the Closing of the Business Combination, ATSP’s public stockholders (other than the PIPE Investment investors) will retain a voting power of approximately 2.3% in the Combined Company, the PIPE Investment investors will have voting power of approximately 1.9% in the Combined Company, the Sponsor and directors of ATSP will retain voting power of approximately 0.6% in the Combined Company, the Representative will retain voting power of approximately 0.1% in the Combined Company, and the SoundHound stockholders will have voting power of approximately 95.0% in the Combined Company. These percentages assume that no shares of our common stock are redeemed in connection with the Business Combination, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Business Combination or any equity awards that may be issued under our proposed Incentive Award Plan following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, ATSP would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of ATSP and SoundHound to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the ATSP Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting vote “FOR” the Nasdaq Proposal.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal and the ESPP Proposal. If either of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal or the ESPP Proposal is not approved, unless the condition is waived, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Business Combination will not occur unless we and SoundHound waive the applicable closing condition.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 6.

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the ATSP Special Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the ATSP Special Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the ATSP Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the ATSP Special Meeting to approve the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the ATSP Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus/consent solicitation.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 7.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of common stock, and (ii) of the Business Combination to U.S. Holders of SoundHound common stock.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold common stock or SoundHound common stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of ATSP common stock or SoundHound common stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of ATSP common stock or SoundHound common stock (excluding treasury shares);

•        holders holding ATSP common stock or SoundHound common stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus/consent solicitation, the term “U.S. Holder” means a beneficial owner of ATSP common stock or SoundHound common stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of ATSP common stock or SoundHound common stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds ATSP common stock or SoundHound common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ATSP COMMON STOCK OR SOUNDHOUND COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF SOUNDHOUND COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its ATSP common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the ATSP common stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the ATSP common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the ATSP common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the ATSP common stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the ATSP common stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of ATSP common stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from ATSP’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ATSP common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the ATSP common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of ATSP common stock treated as held by the U.S. Holder (including any ATSP common stock constructively owned by the U.S. Holder as a result of owning Warrants) relative to all of the shares of ATSP common stock outstanding both before and after the redemption. The redemption of ATSP common stock generally will be treated as a sale or exchange of the ATSP common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in ATSP or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only ATSP common stock actually owned by the U.S. Holder, but also shares of ATSP common stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include ATSP common stock which could be acquired pursuant to the exercise of Warrants. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of ATSP common stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the ATSP common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the ATSP common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other ATSP common stock. The redemption of the ATSP common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ATSP. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ATSP will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ATSP common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining ATSP common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other ATSP common stock constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s ATSP common stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s ATSP common stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of ATSP common stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such ATSP common stock redeemed, and either (A) shares of ATSP common stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of ATSP common stock. There can be no assurance that shares of ATSP common stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of ATSP common stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, ATSP will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the ATSP common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Tax Consequences of the Business Combination to U.S. Holders of SoundHound Common Stock

Subject to the qualifications and assumptions described in this proxy statement/prospectus/consent solicitation, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, SoundHound stockholders generally will not recognize gain or loss upon the exchange of their SoundHound stock for ATSP common stock, except to the extent of cash received in lieu of a fractional share of ATSP common stock as described below. A U.S. holder who receives cash in lieu of a fractional share of ATSP common stock in the Merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s tax basis allocable to such fractional share. SoundHound stockholders generally will obtain a tax basis in the ATSP common stock they receive in the Merger equal to their tax basis in the SoundHound stock exchanged therefor, decreased by the amount of any tax basis allocable to a fractional share for which cash is received. The holding period of the shares of ATSP common stock received by a SoundHound stockholder in the Merger will include the holding period of the shares of SoundHound stock surrendered in exchange therefor.

Neither ATSP nor SoundHound has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of SoundHound stock is urged to consult its own tax advisor with respect to the particular tax consequence of the Merger to such holder. If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of SoundHound stock generally will be treated as exchanging its SoundHound stock in a fully taxable transaction in exchange for ATSP common stock. SoundHound stockholders will generally recognize capital gain or loss in such exchange equal to the difference between such stockholder’s adjusted tax basis in the SoundHound stock surrendered in the Merger and the fair market value of the ATSP common stock received in exchange therefor. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. holder has held the shares of SoundHound stock for more than one year. The deductibility of capital losses is subject to limitations.

If a holder acquired different blocks of SoundHound stock at different times or different prices, it is urged to consult its tax advisor regarding the manner in which gain or loss should be determined in its specific circumstances, including the possible application of the installment sale rules.

ATSP’S BUSINESS

Overview

ATSP was incorporated in Delaware on September 15, 2020 and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities. On March 15, 2021, ATSP closed its IPO. ATSP has until September 15, 2022 to consummate a Business Combination. If ATSP is unable to complete its initial business combination within such 18-month period, it will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Subunits, at a per-Subunit price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to ATSP (net of taxes payable), divided by the number of then outstanding Public Subunits, which redemption will completely extinguish public stockholders’ rights as holders of Public Subunits (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders will also forfeit the one-quarter of one Warrant included in the Public Subunits being redeemed. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, ATSP will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Trust Account

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that ATSP is not deemed to be an investment company under the Investment Company Act. except with respect to interest earned on the funds held in the Trust Account that may be released to ATSP to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding Public Subunits if ATSP has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which ATSP completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Business Combination Activities

On November 15, 2021, we entered into the Merger Agreement. As a result of the transaction, SoundHound will become our wholly owned subsidiary, and we will change our name to “SoundHound AI, Inc.” In the event that the Business Combination is not consummated by September 15, 2022, our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.

Redemption Rights

Our stockholders (except the Initial Stockholders and the Representative) will be entitled to redeem their Public Subunits for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $[10.00] per Subunit for stockholders) net of taxes payable. Public stockholders will forfeit the one-quarter of one Warrant included in any Public Subunits being redeemed. The Initial Stockholders and the Representative do not have redemption rights with respect to any Subunits owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If ATSP does not complete a business combination within 18 months from the consummation of the IPO (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our Certificate of Incorporation. As a result, this has the same effect as if ATSP had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from ATSP’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If ATSP is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of ATSP’s outstanding Public Subunits for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. Public stockholders will also forfeit the one-quarter of one Warrant included in the Public Subunits being redeemed.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although ATSP will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ATSP will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

EarlyBirdCapital has not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Subunit by the claims of target businesses or claims of vendors or other entities that are owed money by ATSP for services rendered or contracted for or products sold to ATSP, but ATSP cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. ATSP has not asked the Sponsor to reserve for such indemnification obligations, nor has ATSP independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of ATSP. Therefore, ATSP believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Subunit less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While ATSP currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to ATSP, it is possible that ATSP’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ATSP cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Unit.

If ATSP files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of ATSP’s public stockholders. To the extent any bankruptcy claims deplete the Trust Account, ATSP cannot assure you it will be able to return $10.00 per Subunit to public stockholders. Additionally, if ATSP files a bankruptcy petition or an involuntary bankruptcy petition is filed against ATSP that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and ATSP to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. ATSP cannot assure you that claims will not be brought against ATSP for these reasons.

Each of the Sponsor and the Representative has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Units they hold.

Facilities

We maintain our principal executive offices at 2093 Philadelphia Pike #1968, Claymont, Delaware. An affiliate of our Chief Executive Officer is providing this space for a fee of $10,000 per month. We consider our current office space adequate for our current operations.

Employees

ATSP has three executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. ATSP presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while ATSP is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). ATSP does not intend to have any full-time employees prior to the consummation of a business combination.

INFORMATION ABOUT SOUNDHOUND

Unless otherwise indicated or the context otherwise requires, all references in this section to “SoundHound” “we,” “us” “our” and other similar terms refer to SoundHound, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of SoundHound AI, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Our Mission

SoundHound’s mission is to voice-enable the world with conversational intelligence through an independent AI platform enabling humans to interact with products and services like they interact with each other — by speaking naturally.

Company Overview

SoundHound is a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning® and Deep Meaning Understanding® technologies developed over the past 16 years, our advanced Voice AI platform provides exceptional speed and accuracy.

We envision a future where people interact with products on a daily basis through voice-enabled AI. Our technology provides a conversational voice-enabled user interface, allowing a more natural and more productive way of interacting with the products and services we use. SoundHound is also committed to enabling product creators to design, customize, differentiate, innovate, and monetize the voice interfaces to their own products and services, as opposed to outsourcing to a third-party assistant.

More often than not, we currently interact with voice-enabled third-party assistants using halted speech patterns, consciously dividing queries into limited, broken, and unnatural instructions. By contrast, using SoundHound, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV, and even place food orders before arriving at a restaurant by talking to their cars, TVs, or other “internet of things” (“IoT”) devices. Additionally, SoundHound’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

SoundHound’s technology is currently being used globally by customers that include Hyundai, Mercedes-Benz, Pandora, Deutsche Telekom, Snap, VIZIO, KIA, and Stellantis. We have seen significant inflection in customer adoption of our technology, as measured through monthly queries on our Houndify platform, which doubled over the first six months of 2021 and are now in excess of 100 million queries per month. Our current customers, which in many cases have contractual obligations that average multiple years (often between three to five years), span multiple industries and geographies, and together have an estimated combined reach of over two billion end users. We consider our long-term customers our “partners” and, by growing these strategic relationships, SoundHound’s revenues have grown by more than 50% year over year each fiscal year over the past three years. The cumulative value of contracts with our existing partners has already exceeded $100M and based on the strength of our existing customer base and strategic partnerships, we expect to be able achieve annual gross revenues in excess of $1 billion within the next five years as we expand with existing customers, scale with new products, customers, and verticals.

We support our customers by providing them access to Houndify® — an open-access platform that allows developers to leverage SoundHound’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports, and more. To ensure that our content domains continue to evolve and grow, our platform is built on our breakthrough Collective AI® — an architecture for connecting domain knowledge, which encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts. This architecture allows us to improve the understanding capability of our platform super-linearly and even exponentially based on linear contributions because of how the domains interact with one another. They can be inter-connected and can learn from each other and, as developers contribute to the platform, its understanding capability can grow exponentially.

Our technology is backed by SoundHound’s investments in intellectual property, with over 227 patents granted or pending, spanning multiple fields including speech recognition, natural language, machine learning, monetization, and more. We have achieved this critical momentum in part thanks to a leadership team with deep expertise and proven ability to attract and retain talent.

Market Opportunity

A significant addressable market

To take advantage of opportunities created by the expansion of Voice AI, companies across industries are turning to independent providers with disruptive technology offerings to help them design and build custom voice assistants. The demand for Voice AI technology is growing exponentially as companies compete to lead the market with the best technology, excellent customer relationships, and greatest innovations.

Industry sources predict that 90% of new vehicles globally will have voice assistants by 2028 and that there will be 75 billion connected devices worldwide by 2025. The number of devices with their own voice assistant is expected to overtake the world’s population within four years.

Across industries, 94% of large companies expect to use Voice AI within two years, according to a Pindrop Security, Inc. study, indicating the imperative most companies feel to provide a voice user interface to their products and services.

Custom, branded voice assistants are allowing companies to improve their customer interactions at every touchpoint. In a recent study by Opus Research (sponsored by SoundHound), 77% of business leaders across eight industries stated that voice assistants drive value through improved customer support and 76% agreed that they help companies to control their brand identity and user experience.

For those already employing a voice assistant, 81% are using the technology to improve customer service and 52% are using them for sales activity.

For the estimated 75 billion IoT devices in existence by 2025, we believe many of them won’t have the physical or economical room to add a keyboard or touch screen, but they can easily have a small, inexpensive microphone. With a microphone, companies can add Voice AI to their products, unleashing the full capabilities of the internet to their end users. Voice AI can bring these products “to life”, and convert IoT to AI IoT.

According to Juniper Research, the broader market for Voice AI transactions will exceed $160 billion by 2026, enabled by a growing need for Voice AI in many industries.

All these trends are adding up to exponential growth for Voice AI in a variety of markets, including IoT, automotive, retail, hospitality, enterprise, healthcare, contact center, and banking and finance.

Strategy

We believe that Voice AI is poised to be the next disruption in computing and the timing is right for our company and our vision.

Human-computer interfaces became popularized through computers offering a keyboard and mouse. After that came mobile devices with touch screens. We now have IoT devices with Voice AI. After the internet became mainstream, every company needed to have a website. After the mobile ecosystem became mature, every company needed to have a mobile strategy. We note that some very successful companies were created purely on the mobile ecosystem.

We believe the same concept will apply to the world of Voice AI where every company will need to have a strategy and there will exist success stories built on top of platforms like ours. These interfaces will co-exist: for example, mobile and touch screens did not completely replace computers with a keyboard and mouse, therefore Voice AI will also co-exist with computers and mobile. However, with billions of IoT devices that don’t have a keyboard or a mouse or a touch screen, voice will be the preferred or the only way to interact with these devices.

Our market position is strengthened by the significant technical barriers to entry that often face potential participants in the Voice AI space, reducing the likelihood that significant competitors will enter the market in the near term.

Technical Development

In 2005, when, as recent graduates from Stanford, our founders began envisioning a future where we would be talking to products just as we do other people. Inspired to make their vision a reality, the company was founded with a simple and powerful mission: Add Voice AI to everything. To this day, the company is still run by its original founding team.

SoundHound’s technology represents the evolution of several disruptive breakthroughs in voice-AI and sound recognition developed over the past 16 years. Using innovative audio and music identification technology, in 2009, our founders launched the SoundHound music identification app. Since its inception, the app has received over 315 million downloads and continues to be a top-ranked music app today.

In parallel, the founding team worked in stealth on a fundamentally new technology — one that had the potential to revolutionize human-to-computer voice interaction. Up until then, all voice interactions relied on speech-to-text and then text-to-meaning. Our engineers knew that for a true voice engine to flourish, it needed to understand speech directly, just like humans do.

In 2015, SoundHound introduced the Houndify Voice AI platform incorporating breakthrough Speech-to-Meaning and Deep Meaning Understanding technologies, which, to SoundHound’s knowledge represented voice interaction technologies not yet broadly available at the time as its foundation.

SoundHound’s Vision

A typical reaction to SoundHound’s technology is “Wow! Even humans cannot do this.” This is the crux of our vision: Create a Voice AI platform that exceeds human capabilities and brings value and delight via an ecosystem of billions of products enhanced by innovation and monetization opportunities.

Computers are better than humans at computing, but they’re not always better than humans at performing certain tasks. For example, we used to easily beat computers in the game of chess, but now computers can even top grandmasters. When it comes to language understanding, the general perception is computers are not yet as good as humans. People talk using complex conversations with each other, but when they talk to voice assistants, they lower their expectations and use short, simple, keyword-based queries. We aim to change that by making computers better than humans in language understanding. As a result, SoundHound can make humans more productive and help make the world a better place.

To provide another example, if a user is looking for a restaurant, but anything other than Chinese (because they had Chinese food yesterday) they can ask the concierge of a hotel: “Show me restaurants, excluding Chinese”, and the concierge can point the customer in the right direction. But when talking to a typical voice assistant, users often don’t ask the question: “show me restaurants, excluding Chinese”, because they don’t expect that it will work. And in fact, most other voice assistants will offer Chinese restaurants when asked to show restaurants excluding Chinese. With SoundHound’s technology, users can ask even more complicated questions, such as: “show me Asian restaurants in San Francisco, excluding Chinese and Japanese, and only show the ones that have more than three stars and are open after 9:00 PM on Wednesdays.”

In addition, users can follow up and ask it to refine the criteria such as “remove Korean and Vietnamese, sort by rating then by price, and only show the ones that are good for kids and have a patio.”

Our vision further includes empowering billions of devices around the world using our technology, with innovation and monetization opportunities for the product creators that integrate the Houndify platform. It means product creators can not only use Voice AI to make their product better they can also generate incremental recurring revenues from customer interactions.

Our vision also places a high emphasis on user experience. Before monetization growth can occur, delivering value and delight to end users is paramount. As a result, the most effective monetizable interactions will be those that flow naturally based on context, create value for the end-user, and would not be perceived by users as intrusive advertisements.

We note that today’s voice assistants are far from being able to answer every question and perform every task, and our vision is long-term. However, we have already achieved superhuman capabilities in many of the domains that we have delivered to our customers.

Technology Breakthroughs

SoundHound’s momentum in the Voice AI market can, in large part, be attributed to our large number of technology breakthroughs. These are anchored by three important innovations: Speech-to-Meaning, Deep Meaning Understanding and Collective AI.

Speech-to-Meaning

Speech-to-Meaning refers to SoundHound’s ability to convert speech to meaning simultaneously and in real time. Most traditional approaches first convert speech to text, and then convert text to meaning. This approach can be both slower and less accurate. It’s slower because the two steps are done in sequence, and the additional processing time of the second step can be noticeable by the end user. It can also be less accurate because if the first step of speech to text makes a mistake, the resulting incorrect text is then sent to the second step, and the error further propagates.

Our development of Speech to Meaning technology was inspired by the human brain. As we listen to someone speaking, our brain does not convert speech to text, and then text to meaning. Instead, our brain converts speech to meaning simultaneously and in real time. With Speech-to-Meaning, as you speak to SoundHound’s technology, it performs both speech recognition and language understanding simultaneously, which results in faster response time and higher accuracy, because real-time language understanding can feed into the real-time speech recognizer as additional information to reduce errors.

Deep Meaning Understanding

Deep Meaning Understanding is our innovative approach to language understanding that allows our Voice AI platform to understand highly complex conversation.

For example it can understand: “Show me hotels in San Francisco that are less than $600, but not less than $300, are pet friendly, have a gym and a pool with at least three stars staying for two nights, and don’t include anything that doesn’t have Wi-Fi.”

Deep Meaning Understanding®

Enabling natural and complex conversations

- ✓ Understands complex conversations
- ✓ Understands context
- ✓ Automatically creates a searchable space and allows dynamic changes
- ✓ Lightning fast searches that avoid early classifications
- ✓ Real time speech or text input
- ✓ Executes code in real time
- ✓ Scalable

Large Data Structures
Weighted Patterns
Programming Instructions
Speech or Text
Deep Meaning Understanding™
Meaning
Context
Statistical Models
Neural Networks

A complex search like this will take many minutes to perform on a website with complex forms, but it can be done within a few seconds using SoundHound technology, which we believe to be unique in its ability to handle complex queries of this nature at scale.

Collective AI

The third breakthrough is called Collective AI: an architecture that gives potential to SoundHound to improve the understanding capability of its platform exponentially based on linear contributions

Most other platforms add skills or domains that are separate and don’t interact with each other. For them, linear contribution results in linear growth in understanding, which is less scalable. With the Collective AI architecture, SoundHound domains can be interconnected and learn from each other. As developers contribute to the platform, the platform’s understanding capability can grow exponentially.

SoundHound Products

Houndify platform

SoundHound’s Voice AI platform combines advanced AI with engineering expertise to help brands build conversational voice assistants. From proprietary components to customizable and scalable solutions, we offer tools to build a highly accurate and responsive voice user interface.

The suite of Houndify tools includes Application Programming Interfaces (“API”) for text and voice queries, support for custom commands, extensive library of content domains, inclusive Software Development Kit platforms, collaboration capabilities, diagnostic tools, and built-in analytics.

Houndify provides a web API that takes in text queries or audio and returns actionable JavaScript Object Notation to anyone with an internet connection wanting to add Voice AI to any product or application.

Automatic Speech Recognition (“ASR”)

Our highly optimized, tunable, and scalable ASR engine supports vocabulary sizes containing millions of words. Houndify’s machine learning infrastructure allows us to tune the engine to achieve optimal Computer Processing Unit (“CPU”) performance while delivering high accuracy rates.

Houndify’s language and acoustic modelling architecture also uses machine learning to increase word recognition accuracy. Rapid iteration is possible due to our accelerated training pipeline and architecture that improves as data is collected. Highly accurate transcriptions result from advanced acoustic models trained to perform in a variety of scenarios — including in severely noisy environments and when accented language is spoken.

Natural Language Understanding (“NLU”)

Our proprietary Speech-to-Meaning technology tracks speech in real-time and understands the context, even before the user has finished speaking. Instead of the typical two-step process of transcribing speech into text and then passing the text into an NLU model, Houndify can accomplish both of these tasks in one step, delivering faster and more accurate results.

Houndify’s ability to process and understand speech the instant a user stops speaking gives voice assistants the ability to respond faster. Understanding speech in real-time without requiring additional processing or waiting for the user to finish speaking creates responsive and natural conversations between people and products.

By understanding context, Houndify responds accurately to users by distinguishing between similar words and names. Our NLU can discern the difference between words that sound the same, but have different spellings and meanings. For example, if users want to navigate to 272 Hoch Street in Dayton, Ohio, it won’t look for Hawk Street.

Using our proprietary Deep Meaning Understanding technology, a custom voice assistant can handle complex queries with compound criteria including conversational follow up, address multiple questions and filter results simultaneously — accurately and quickly answering users’ most complex questions.

Wake Words

Wake words are the entry point into branded voice experiences, allowing users to invoke the assistant by literally speaking the company’s name. Examples range from “Hey Pandora” in a mobile app to “Hey Peugeot” within a vehicle.

Rigorous development and testing enable our wake words to perform in noisy environments and minimize false-positives or false-negatives. We use advanced machine learning algorithms and Deep Neural Networks to provide broad robustness to our high-volume training data, resulting in high accuracy.

Custom Domains

Our library of over 100 public domains is available with a free Houndify account. Houndify public domains give developers instant access to a broad range of content to fit their unique use cases. This includes multi-category content intended to appeal to broad range of audiences, including, for instance, sports scores, weather, podcasts, travel information, recipes, stock prices, among many others.

Companies can enhance product functionality or proprietary operations with Houndify Private Domains, allowing customization and development of more specific content. Customers who subscribe for this service have full access to their private domains securely on the Houndify platform while retaining the ability to iterate and update content.

For example, an automotive manufacturer can make helpful updates about the car’s user manual over time. In this way, SoundHound becomes a long-term “partner” to its customers, helping companies create the domains that they need in order to improve brand value for their own customers or end users.

Text-to-speech (“TTS”)

A high quality TTS can help companies create a unique voice that differentiates them from the competition. Brands can fully express their personality by choosing the gender, tone, and personality that will become their vocal identity.

Our machine learning algorithms transform recorded voices into large databases of spoken sounds to form entire vocabularies of natural language — adapted to the user’s environment. We can transform any voice to generate a high-quality TTS with a small CPU footprint.

Edge (Embedded)

A fully-embedded voice solution for brands seeking the convenience of a voice user interface without the privacy or connectivity concerns of the internet. Includes full access to custom commands and the ability to instantly update commands during development. We have not generated revenue from Edge during the years presented in this proxy statement/prospectus/consent solicitation.

To harness the capabilities of full cloud connectivity with the reliability of embedded voice technology. Houndify Edge Hybrid solutions are designed to ensure that devices are always-on and responsive to commands. Allows for over-the-air product updates and a broader voice experience with the level of cloud-connectivity that best matches the product and its users.

Competitive Strengths and Differentiators

Independent Disruptor

We believe there is a growing void and demand for an independent Voice AI platform such as SoundHound. Looking across industries, there has been a notable rise of independent disruptors. These new companies were able to beat the legacy giants using focused technologies and business models. The majority of participants in the Voice AI industry can be characterized as either “big tech” companies (meaning large corporations offering Voice AI as an extension of other services) and “legacy vendors” (meaning long-time Voice-AI industry participants with older technologies).

Voice AI offerings from big tech companies are primarily an extension of their services. In many cases, rather than strengthening or interacting with the host product, big tech offerings tend to take over the entire product experience, thus “hijacking” the company’s brand, users, and data. As a result, brands relying on big tech Voice AI frequently experience decreased ability to innovate, differentiate, and customize the way that their products interact with Voice AI platforms and/or end users. In some cases, these big tech Voice AI providers even compete with the customers whose products their technologies support, making them increasingly less attractive as a choice for a voice interface.

The Voice AI market currently also includes “legacy vendors,” a number of whom offer dated technologies at a high price. Furthermore, in many cases, legacy vendor technologies still require significant effort by product creators to turn legacy AI product offerings into solutions that can compete with the quality of Voice AI products currently offered by big tech companies, which is oftentimes neither economical nor practical.

Due to the high barrier to entry in Voice AI, the number of full solution platform providers is very limited. In our view, it takes many years and significant investment to build all the components of Voice AI. It then takes further time and resources to make the solutions competitive, mature, and viable for adoption. Finally, it requires significant investment to globalize the solution in multiple languages and regions. Although the number of platforms is limited, we note that the big tech players have significant resources. Against this landscape, SoundHound has achieved its successes to date through technology innovation, business model innovation, and global alliances that we believe make us well-positioned to continue to grow and execute our business plan.

We view the current environment as an opportunity to provide disruptive technologies with capabilities we believe are superior to existing alternatives, allowing customers to maintain their brand, control the user experience, get access to the data, and define their own privacy policies, while being able to customize, differentiate, innovate, and monetize.

Revenue Model

Market Momentum

Our entry into the Voice AI space began with 10 years of constant innovation in “stealth” building disruptive technologies in Voice AI using innovative approaches. Our goal was to build a differentiated Voice AI technology that we fully own and which is significantly better than other solutions in the market. We achieved that goal and unveiled the result in 2015, launching it as the Houndify platform in 2016.

Building a Diverse, Global Customer Base

SoundHound continues to expand the capabilities that make us well-positioned to serve the needs of customers globally. We have grown our solution from a single language capability to 22 languages, with a roadmap to expand to 38 languages and 114 acoustic variations.

Our customers include a range of product and service providers of all sizes, spanning a range of industries, including automotive, IoT, apps, restaurants, and more. Many of our global customers have end users in multiple regions and industries and we have seen our products successfully used by them across multiple contexts and purposes.

Three pillars for growth

We have identified three pillars for revenue growth: Royalties, Subscription, and Monetization, and all three pillars contribute to our current revenues today. While the majority of current revenues come from royalties, over time we expect our revenues from subscription and monetization pillars to increase and eventually represent a larger portion of our overall revenues.

1)      Royalties:    This involves voice-enabling a product. The product creator pays us a royalty based on volume, usage, or duration. SoundHound collects royalties when Houndify is integrated into a product such as a car, smart speaker, or appliance.

2)      Subscription:    This involves voice-enabling a service that doesn’t rely on a physical product. Examples include when SoundHound enables customer service or food ordering for restaurants or content management, appointments, or voice commerce, we generate subscription revenue from the service providers.

3)      Monetization:    This pillar is “disruptive” in that it creates an ecosystem that enables monetization services in products and services from both pillar one and pillar two. When users of a voice-enabled product access the voice-enabled monetization, this creates new leads and transactions. SoundHound generates monetization revenue for generating these leads and transactions, and will share revenue with the product creators.

For example, imagine a driver asks their Houndify-enabled car what restaurants are on the way home. The car can then respond with options, including restaurants that are also on the Houndify platform. These restaurants can accept orders directly from the car and the user can order using their voice. In that case, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order and we will share that revenue with the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant gets value because they generated a new lead and booked a sale. The driver gets value because they have placed an order just by speaking to their car. And finally, the car manufacturer delivered value to the end user and generated additional revenue from the usage of their product.

We expect the disruptive three-pillar business model will create a monetization flywheel. As more products integrate into our platform, more users will use it, and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform, and the cycle will perpetually continue and expand.

Monetization Flywheel
Users make queries and transact more frequently
Services and domains get increased revenue and are attracted to the platform
Houndify gets revenue share and innovates
Products get revenue share and increasingly offer more services

This ecosystem has a compound impact on our business. First, it increases adoption because more products will be motivated to integrate into our platform. Without the three-pillar model, only products that can afford the cost of Voice AI would be able to adopt it. With this model, products will be able to see a path to add incremental recurring revenue from the usage of their product, increasing overall return on investment while making their product better, which will increase overall adoption. Second, our total available market increases with new revenue streams and puts SoundHound on a trajectory with much higher potential.

SoundHound’s undeniable criteria for adoption

When it comes to criteria for adoption, our goal is to win on every dimension. We envision that if we win on all criteria for adoption, the only reason not to choose SoundHound is human error.

The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide a path to monetization. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We offer a superior ecosystem with Collective AI along with definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way.

Research and Development

Research and development have been the foundation of our company since its origin. We have invested significantly over the years in making conversational Voice AI technology by leveraging advanced technologies across signal processing, speech recognition, machine learning and more. The complexities of our design and the associated technological breakthroughs has required more than ten years of research and development activities to fine tune our technology for commercial use. We continue to explore different innovation strategies to strengthen our capabilities.

In particular, we are continually working to improve the speed and accuracy of our Voice AI solutions and make customer adoption easier and faster. We have protected our innovations throughout with patents and trade secrets, and we have continued to strengthen our competitive positioning by staying on top of the latest advancements in the Voice AI industry. We expect to continue to keep research and development and, more broadly, innovation and product quality at the forefront of our strategy and core focus.

To further our transformative strategy as a leading innovator, we expect research & development to remain a significant part of our growth and investment. Our research and development activities are centered in our Santa Clara headquarters, but we also carry out research & development in other locations, including internationally. Our employees’ expertise ranges from cloud-based software development to embedded hardware integration.

Sales and Marketing

We take an insight-driven, account-based marketing approach to build and expand our relationships with commercial partners. We collect feedback directly from commercial partners to garner insights that help drive the business and product. We also work with analysts and higher education institutions to conduct studies, test and validate technology performance, providing key proof points for commercial partners considering our products. In parallel, marketing and communications drive our brand equity and narrative through ongoing announcements, campaigns, events, speaking opportunities, and public relations efforts.

Our demand generation efforts span the full customer funnel to target prospects across a variety of channels including: advertising, email, social media, and search engines. We employ Account-Based Marketing (“ABM”) leveraging leading-edge platforms supported by fully-current Marketing Automation tools to capture and nurture business leads through to Marketing Qualified Leads (“MQL”), Sales Accepted Leads (“SAL”), and Sales Qualified Leads (“SQL”) ultimately to drive towards return-on-investment-positive marketing expenditures.

Sales and marketing will play a critical role in the next phase of our evolution as a company, with key ongoing investments in our team and leadership. While our products are already scaling with existing customers, we see significant opportunities to grow into new markets and verticals. Increased sales and marketing efforts will enable us to capitalize on the tremendous momentum we are building and we expect to continue expanding resources to grow our personnel and leadership team focused on sales and marketing.

Key Strategic Global Partners

SoundHound sees strategic partnerships as the foundation for our ongoing growth and success. Our deep collaboration with leading companies across industries has allowed our technology to reach millions of customers. Largely through our existing customer base, query volume doubled in the first half of 2021 and is projected to exceed 1 billion by the end of the year, with over 100 million queries per month. Information provided to us by our strategic partners suggest that our customers’ products are currently used by have a reach over a billion users.

Some of the strategic partners that are featured here utilizes SoundHound’s product integrations:

•        Mercedes: MBUX (multiple models in North America)

•        Hyundai/KIA: Dynamic Voice Recognition (multiple models in North America and India)

•        Honda: Select models in Japan and Europe

•        Snapchat: Voice Scan and Captioning features

•        Pandora: In-app Voice Mode

•        VIZIO: Smart TV Voice Remote for multiple product lines

•        White Castle: Voice AI Drive Through

•        Deutsche Telekom: Magenta Speaker in Germany

Intellectual Property

SoundHound’s intellectual property portfolio includes 227 granted or pending patents. These patents cover areas such as speech recognition, natural language understanding, machine learning, human interfaces, and others, including monetization and advertising.

Out of our over 200 patents granted and pending, 35 of these patents are in conversational monetization. Because we predict that search traffic will change from keyword-based queries to conversational interactions, we have a large number of patents in the area of conversational advertising.

Employees

SoundHound currently has a team of over 400 members, 392 of which are full-time employees and 8 of which are part-time, with a presence spanning 16 countries.

Facilities

Our corporate headquarters is located in Santa Clara, California, within a consolidated building covering 61,360 square feet. Our lease began in 2017 and is set to expire in 2024. In addition to our headquarters, we lease offices in Boulder, CO; Toronto, Paris, Tokyo, and Beijing and leverage shared workspace offices in Berlin and Seoul.

Government Regulations

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, anti-corruption and export controls. The foregoing may include the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Administration Regulations, Money Laundering Control Act of 1986 and any other equivalent or comparable laws of other countries. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to personal injuries sustained using our products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ATSP

The following discussion and analysis of the ATSP’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus/consent solicitation. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We were formed on September 15, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region, though we intend to focus our search on a business operating in the technology industry. We intend to utilize cash derived from the proceeds of this offering, our securities, debt or a combination of cash, securities and debt, in effecting a business combination.

All activity through September 30, 2021 relates to our formation, IPO, which was consummated on March 15, 2021, and search for a prospective initial business combination target.

Results of Operations

As of September 30, 2021, we have not commenced any operations. All activity for the period from September 15, 2020 (inception) through September 30, 2021 relates to our formation, IPO and, after our IPO, identifying a target company for a business combination. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the IPO and placed in the Trust Account.

For the three months ended September 30, 2021, we had a net loss of $191,075, which was comprised of operating costs of $229,484, interest income of $3,352 from marketable securities held in our Trust Account, and unrealized gain on change in fair value of Warrants of $35,057.

For the nine months ended September 30, 2021, we had a net loss of $345,648, which was comprised of operating costs of $461,826, interest income of $7,230 from marketable securities held in our Trust Account, and unrealized gain on change in fair value of Warrants of $108,948.

For the period from September 15, 2020 (inception) through September 30, 2020, we had a net loss of $716, which was comprised of operating costs of $716.

Liquidity and Capital Resources

On March 15, 2021, we consummated the IPO of 12,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $120,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 390,000 Units at a price of $10.00 per Unit in a private placement to the Sponsor and EarlyBirdCapital, generating gross proceeds of $3,900,000.

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $13,000,000. In connection with the underwriters’ exercise of their over-allotment option, we also consummated the sale of an additional 26,000 Private Units at $10.00 per Private Unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000.

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in the Trust Account and the remaining net proceeds was deposited in our operating bank account.

As of September 30, 2021, we had $628,652 of cash held outside of the Trust Account for our working capital needs.

Prior to the completion of the IPO, our liquidity needs had been satisfied through a payment from the Sponsor of $25,000 for the founder shares, and the loan under an unsecured promissory note from the Sponsor of $125,000. We fully paid the note to the Sponsor on March 15, 2021. Subsequent to the consummation of the IPO and private placement, our liquidity needs have been satisfied through the proceeds from the consummation of the private placement not held in the Trust Account.

In addition, in order to finance transaction costs in connection with a business combination, our Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, provide us Working Capital Loans. To date, there were no amounts outstanding under any Working Capital Loans.

We anticipate that the $628,652 outside of the Trust Account as of September 30, 2021 will not be sufficient to allow us to operate for at least the next 12 months, assuming that a business combination is not consummated during that time. Moreover, we may need to obtain additional financing to consummate our initial business combination but there is no assurance that new financing will be available to us on commercially acceptable terms. Furthermore, if we are not able to consummate a business combination by September 15, 2022, it will trigger our automatic winding up, liquidation and dissolution. These conditions raise substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies and Estimates

The preparation of the unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Common Stock Subject to Possible Redemption

We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The common stock feature certain redemption rights that is considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted loss per common share does not consider the effect of the Warrants issued in connection with the (i) IPO, (ii) exercise of the overallotment and (iii) the private placement since the exercise price of the Warrants is higher than the market price. The Warrants are exercisable to purchase 6,858,000 shares of common stock in the aggregate.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUNDHOUND

You should read the following discussion and analysis of SoundHound’s financial condition and results of operations together with our condensed consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus/consent solicitation. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus/consent solicitation, including information with respect to SoundHound’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus/consent solicitation, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless otherwise indicated or the context otherwise requires, references in this section to “SoundHound,” “we,” “us,” “our” and other similar terms refer to SoundHound, Inc. and its subsidiaries prior to the Business Combination, which will be the business of SoundHound AI, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

We are a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high-quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning, Deep Meaning Understanding and Collective AI breakthrough technologies developed over the past 16 years, our advanced Voice AI platform provides exceptional speed and accuracy and enables humans to interact with products and services like they interact with each other — by speaking naturally.

We believe voice-enabled conversational user interface is a more natural interface for nearly all use cases, and product creators should have the ability to design, customize, differentiate, innovate and monetize the interface to their own product, as opposed to outsourcing it to a third-party assistant. For example, using SoundHound, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV and even place food orders before arriving at a restaurant by talking to their cars, TVs or other IoT devices. Additionally, SoundHound’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

The SoundHound developer platform, Houndify, is an open-access platform that allows developers to leverage SoundHound’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more. Houndify’s Collective AI is an architecture for connecting domain knowledge that encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts — ensuring the platform continues to become smarter at a faster rate.

SoundHound’s technology is live in production and at scale with companies around the globe, including Hyundai, Mercedes-Benz, Pandora, Deutsche Telekom, Snap, VIZIO, KIA and Stellantis. Houndify traffic has experienced 10x growth in the past 2 years, with 2x growth in approximately 6 months through June of this year. As a result, we are projected to surpass 1 billion annual queries in 2021.

Our current partners span multiple industries and geographies, and together have a combined reach of over 2 billion end users. By growing these strategic relationships, our year-over-year revenues have grown by more than 50% over the past three years. We project to exceed $1.0 billion in annual gross revenues within 5 years, and as a testament to the strength of our current revenue-generating strategic partnerships, a sizeasble portion of this future revenue is expected to come from existing customers.

Our market position is strengthened by the technical barriers to entry in the Voice AI space, which tend to discourage new market participants. Furthermore, our technology is backed by significant investments in intellectual property, with over 227 patents granted or pending, spanning multiple fields including speech recognition, natural language understanding, machine learning, monetization and more. We have achieved this critical momentum in part thanks to a long-tenured leadership team with deep expertise and proven ability to attract and retain talent. We believe that SoundHound has extensive technical expertise and a proven track record of innovation and value creation for us to continue to attract customers in the growing market for Voice AI transactions, which is estimated to grow to $160.0 billion by 2026.

We believe that SoundHound is well-positioned to fill the growing void and demand for an independent Voice AI platform. The Voice AI offerings from big tech companies are primarily an extension of their more core services and offerings. Rather than strengthening a customer’s product, it can take over the entire experience, thus disintermediating the company’s brand, users and data. As a result, brands relying on big tech mostly lose their ability to innovate, differentiate and customize. In some cases, these providers even compete with the products they support, making them increasingly less attractive as a choice for a voice interface.

The alternative options are generally legacy vendors tending to use dated technologies at a high price. Furthermore, many of these technologies still require significant effort by the product creators to turn them into solutions that can compete with the quality of the big tech offering, which in many cases is not practical. Due to the high barrier to entry in Voice AI, there are not many independent players.

This creates a unique opportunity for SoundHound: we provide disruptive technologies that are superior to the alternatives, with better terms, allowing customers to maintain their brand, control the user experience, get access to the data and define their own privacy policies, while being able to customize, differentiate, innovate and monetize.

When it comes to criteria for adoption, our goal is to win on every dimension. The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide an additional path to monetization for our customer base. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We believe that we offer a superior ecosystem, benefitting from our Collective AI product architecture along with offering customers definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way. This is the future that we are focusing on enabling.

When a product is voice enabled, we see three stages of integration and value propositions. The first stage is to enable the core use cases of the product. For example, the product could be a TV, a coffee machine, a car, a wearable device, a robot, a smart speaker or an appliance, and with your voice you can control the functionality of the device and the product. On a TV, you can ask it to change the channel, increase the volume, rewind by 30 seconds, search for movies and even add personalization by adding a TV show to your favorites. Note that this is different from adding a third-party voice assistant to the product. Our view is that every product needs to have an interface, and voice-AI is a natural and compelling interface that unlocks new use cases and potential. Consider just the simple example of rewinding or fast forwarding by a specific duration. That is a command that can be done with voice within a few seconds, but it can take many steps to do using alternative interfaces such as a remote control or a companion app.

Once the core features of a product are voice-enabled, it can be further enhanced in the second stage of integration: the addition of third-party content and domains. SoundHound has extensive partnerships with content providers and, through these partnerships, can fulfill many needs of our customers. For example, your TV, car or even a coffee machine can answer questions about weather, sports scores, stock prices or flight status, and even search for local businesses. The addition of these public domains further enhances the value proposition of the product.

Finally, as the third step, you enter the world of monetization where you can add features that deliver value to the end user, and also generate revenues that we share with the product creators. To summarize with an example, imagine walking up to your coffee machine and asking for a triple shot extra hot latte. While you are waiting for your drink, you can ask for weather and sports scores, and if you desire, you can even order bagels from your favorite nearby bakery.

There are three pillars to our revenue model. The first pillar is Product Royalties, where we voice enable a product and the product creator pays us a royalty based on volume, usage or duration. SoundHound collects royalties when Houndify is placed in a car, smart speaker or an appliance, for example.

The second pillar is Service Subscription. This is when, for example, SoundHound enables customer service or food ordering for restaurants or content management, appointments and voice commerce. And, for that, we generate subscription revenue from the service providers. Pillars one and two can grow independently and they are proven, established business models.

The third pillar is disruptive as it creates a monetization ecosystem that brings the services from pillar two to the products in pillar one. When the users of a voice-enabled product in pillar one access the voice-enabled services of pillar two, these services generate new leads and transactions. SoundHound generates monetization revenue from the services for generating these leads and transactions, and we will share the revenue with the product creators of pillar one. For example, when the driver of a voice-enabled car places an order to a restaurant that’s also voice enabled, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order, and we will share that revenue with the product creator or the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant is happy because they generated a new lead and booked a sale. The user is happy because they have received value through a natural ordering process, simply by speaking to their car. And the car manufacturer is happy because they delivered value to the end user and generated additional revenue from the usage of their product.

We expect this disruptive, three-pillar business model will create a monetization flywheel; as more products integrate into our platform, more users will use it and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform and the cycle will perpetually continue and expand. This ecosystem increases adoption and increases our addressable market. All three pillars contribute to our revenues today in 2022. While the majority of the contribution is currently from our first pillar of royalties, over time, the subscription and monetization portions are expected to grow and make a bigger contribution to our overall revenue.

Recent Developments

ATSP Merger

On November 15, 2021, SoundHound entered into the Merger Agreement with ATSP, a special purpose acquisition company. The terms of the Merger Agreement provide that, effective at the time of the Business Combination, a merger subsidiary of ATSP will merge with and into SoundHound, with SoundHound surviving the merger and becoming a wholly-owned subsidiary of ATSP. Upon the Closing of the Business Combination, ATSP will change its name to SoundHound AI, Inc. Cash proceeds of the Business Combination will be funded through a combination of cash held in trust by ATSP (following satisfaction of redemptions by public stockholders), and $110.0 million in aggregate gross proceeds from the PIPE Investment that will close substantially contemporaneously with the Closing of the Business Combination. As of September 30, 2021, SoundHound had $27.3 million in cash and cash equivalents. After giving effect to these transactions, SoundHound could receive up to $244.0 million in proceeds (assuming that there are no redemptions by ATSP public stockholders, and including proceeds from the PIPE Investment), which are intended to be used for general corporate purposes, including investments in sales, marketing and advancement of product development, but which may also be used to acquire other companies in the Voice AI industry. SoundHound has not entered into any agreements to acquire companies in the Voice AI industry, nor does it require consummation of mergers or acquisitions of other businesses to achieve its stated goals. That said, if there are candidates that makes strategic, operational and financial sense, the Combined Company may consider such opportunities from time to time as they become available.

Accounting Impact of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of SoundHound in many respects.

Under this method of accounting, Archimedes will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, SoundHound will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SoundHound (i.e., a capital transaction involving the issuance of stock by ATSP for the stock of SoundHound). Accordingly, the consolidated assets, liabilities and results of operations of SoundHound will become the historical financial statements of the Combined Company, and ATSP’s assets, liabilities and results of operations will be consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of SoundHound in future reports. The net assets of SoundHound will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Impact of COVID-19

As the full impact of the COVID-19 pandemic on our business continues to develop, we are closely monitoring the global situation. As a supplier to multiple industries, including the automotive industry, we are adversely impacted by the decline in the production of certain of our customers’ products in connection with the COVID-19 pandemic, including reductions in automotive production, chip shortages in the semiconductor industry and broader supply chain challenges across the globe. We are unable at this time to predict the full impact of COVID-19 on our operations, liquidity and financial results, and, depending on the magnitude and duration of the COVID-19 pandemic, such impact may be material. During the period ended September 30, 2021, the COVID-19 pandemic had an impact on our billings and revenue recognized from per unit royalties for Houndify Solutions which may also continue beyond fiscal 2021. However, the extent of this impact is not currently determinable. Accordingly, it may not be indicative of future results and trends for reasons other than COVID discussed herein may not be indicative of future operating results and trends. While we are unable to accurately predict the full impact that COVID-19 will have on our results from operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures, these measures have impacted, and may continue to impact, our business, as well as our customers and consumers.

We have taken and plan to continue to take actions intended to mitigate the effects of the COVID-19 pandemic on our business. Among the efforts we have taken is a shift in a portion of our research and development and engineering workforces to support our professional service teams and their successful completion of customer project milestones to help mitigate the anticipated decline in revenues. We also reduced expenses by limiting discretionary spending, reducing third-party contractors, deferring the hiring of new employees and implementing a reduction in our workforce. In order to further conserve cash outflows, we implemented temporary reductions in salaries for our current named executive officers and other senior executives. We reduced our headcount during the year ended December 31, 2020 resulting in savings in payroll related expenses of $2.9 million. Further, our employees and executives received salary reductions during this same time period resulting in savings of $2.5 million. These cost-saving measures have since been restored during the nine months ended September 30, 2021.

SoundHound continues to monitor its operations and government recommendations and has modified its operations because of the COVID-19 pandemic, including making remote work more accessible to its employees. SoundHound does not yet know the full extent of potential impacts on our business and operations. Given the extant uncertainty, SoundHound cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

Factors Affecting Our Operating Results

SoundHound believes that its performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

•        Investments in Technology.    Our business model since inception has been to invest significantly in our Houndify platform technology in the form of dedicated research and development. We will continue to invest in the development of our software platform to deliver consumers with continually improving value and delight. Our investments include continuous enhancements to our ASR and NLU models, investments in data to help refine and improve our underlying algorithms, and other costs to attract and retain a world-class technical workforce.

•        Revenue Growth.    Our commercial success, including acceptance and use of our applications, will depend on a number of factors, some of which are beyond our control, such as size of the market opportunity, successful integration with original equipment manufacturers (“OEM”), competition and demand from the public and members of the conversational AI community. Our product offerings have disruptive effects in the ways human interact with computers and we are developing new, innovative economic models that we believe will enhance value to customers, partners and shareholders. For our revenue growth to continue, we will need to invest in sales and marketing to ensure our messaging, capabilities and offerings are well understood and valued by customers. With our primary focus on enterprise customers, we also need to align with enterprise sales cycles, which can be longer than consumer cycles. Additionally, as we build new customer relationships, we continually focus on maintaining and growing our existing relationships through long-term partnerships through significant upfront investment in customer specific engineering projects. Our revenue consists of subscription revenue, royalties, and monetization revenues, which we consider recurring if our customer contract does not terminate and we continue to service the customer through these services in the subsequent year. From time to time, we also take on one-time proof of concept projects (POCs) with certain customers that have the potential to lead to longer term partnerships with such customers, and we consider these POC revenues to be non-recurring. The amount of renewable revenue in all periods presented in this proxy statement/prospectus is at least 90%.

•        Cost of Revenues.    The results of our business will depend in part on our ability to establish and increase our gross margins by scaling our business model and effectively managing our costs to produce our applications. Our revenue will be directly supported by data center investments in technology, both on premise and in the cloud. The associated workloads, along with supporting labor costs, will need to be managed effectively as we scale to improve our margins over time. Our Houndify platform is also powered by a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more.

•        Seasonality.    Our ability to accurately forecast demand for our technology could be negatively affected by many factors, including seasonal demand. We anticipate that we will experience fluctuations in customer and user demand based on seasonality. Given that we address markets across several different industry verticals, the associated overall seasonality impact to us may not be consistent year-to-year.

•        Development of International Markets.    We have rapidly expanded our capabilities and global reach. We have globalized our solution from 1 to 22 languages, with a roadmap of 38 languages and 114 acoustic variations. We view opportunities for conversational Voice AI to be global in reach, and we expect our growth to be fueled across multiple geographies.

•        Industry Risks.    The COVID-19 pandemic has adversely affected our business and results of operations as of September 30, 2021. The duration and extent to which the COVID-19 pandemic will continue to adversely impact our business and results of operations remains uncertain and could be material.

Basis of Presentation

The accompanying audited consolidated financial statements were prepared in accordance with U.S. GAAP for the year ended December 31, 2020 (“Fiscal 2020”) and the year ended December 31, 2019 (“Fiscal 2019”). The unaudited condensed consolidated financial statements were prepared in accordance with U.S. GAAP for the nine months ended September 30, 2021 and 2020.

Components of Our Results of Operations

Revenues

SoundHound generates revenues through: (1) ”Product Royalties,” meaning royalties from voice-enabled products which are driven by volume, usage, or life of applicable products and are affected by number of devices, users, and units of usage time, (2) “Service Subscriptions,” meaning subscription revenues, derived from monthly fees based on usage-based revenue, revenue per query or revenue per user and (3) “Monetization,” meaning revenues generated from focused ad targeting to users of products and services that employ our technologies. Currently, our monetization revenue is derived from our music identification application primarily in the form of ad impression revenue -revenue generated when an ad is shown in our music identification app- and, to a lesser extent, affiliate revenue for referrals to music stores for content sales and downloads of our premium music application.

“Houndified Products,” meaning products of our customers that employ SoundHound technology, and “Houndified Services,” meaning services provided to customers related to SoundHound technology, provide our customers with access to our Houndify platform over a contractual period without taking possession of the software. This generally includes revenues derived from up-front services (“professional services”) that develop and customize the Houndify platform to fit customers’ specific needs. These professional services are included in both our Product Royalties and Service Subscriptions revenues. Non-distinct professional services are recognized over the contractual life of the contract, whereas revenues from distinct professional services are recognized as the services are performed or when the services are complete depending on the arrangement.

We anticipate that we will experience fluctuations in our revenues from quarter-to-quarter due to a variety of factors, including the supply and demand of end user products such as automobiles, the size and success of our sales force and the number of users who are aware of and use our applications.

Operating Expenses

We classify our operating expenses into the following four categories, which are Cost of Revenues, Sales and Marketing, Research and Development, and General and Administrative. Excluding Cost of Revenues, each expense category includes overhead, including rent and related occupancy costs, which is allocated based on headcount.

Cost of Revenues

SoundHound’s cost of revenues are comprised of direct costs associated directly with SoundHound’s three revenue streams as described above. This primarily includes costs and depreciation related to hosting for cloud-based services, such as data centers, electricity charges, content fees and certain personnel-related expenses that are directly related to these revenue streams.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses related costs of the sales and marketing team, promotional campaigns, advertising fees, and other marketing related costs. Advertising costs are expensed to sales and marketing when incurred.

Research and Development

Our research and development expenses are our largest operating expense as we continue to develop our software platforms and produce new technological capabilities.

The costs of these activities consist primarily of personnel-related expenses, third-party consultants and costs associated with technological supplies and materials, along with other direct and allocated expenses such as facility costs, depreciation, and other shared expenses. We expense research and development costs in the periods in which they are incurred. We expect that our research and development expenses will continue to increase as we continue to invest in development activities related to our current and future applications.

General and Administrative

General and administrative expenses consist of personnel-related costs, accounting and legal expenses, third-party consulting costs, insurance and allocated overhead including rent, depreciation and utilities.

We expect that our general and administrative expenses will increase due to our operations as a public company, including expenses related to compliance with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for insurance (including director and officer insurance), investor relations activities and other administrative and professional services such as accounting, legal, regulatory and tax. We also expect our administrative expenses, including personnel related expenses, to increase as we increase our headcount and expand our facilities and information technology to support our operations as a public company. Our general and administrative expenses may fluctuate from period-to-period due to seasonality.

Interest Expense

Interest expense consists of stated interest incurred on our outstanding convertible notes and loans during the relevant periods, as well as the amortization of debt discounts and issuance costs over the life of the instruments.

The issuance of debt instruments with direct transaction costs and the bifurcation of embedded derivatives and warrant instruments has resulted in debt discounts. Direct transaction costs consist of various transaction fees, such as bank and legal fees, that are incurred upon issuance. Overall, the discounts from debt issuance costs result in an increased amount of interest expense over the contractual loan or commitment period.

Other Expense, Net

Change in Fair Value of Derivative and Warrant Liability

We account for certain warrants and conversion features as liabilities at fair value and adjust the instruments to fair value at each reporting period. We determined that the conversion feature associated with one of our debt instruments is a freestanding derivative instrument. The derivative and warrant liabilities’ changes in fair value that result from remeasurement at each balance sheet date is recognized in the Company’s Consolidated Statement of Operations and Comprehensive Loss as other expense, net.

Loss on Extinguishment of Convertible Note

We account for loss on extinguishment of debt instruments primarily when there is a difference between the repurchase price and the carrying amount of debt at the time of extinguishment. We recognize this within other expense, net on the Consolidated Statement of Operations and Comprehensive Loss.

Provision for Income Taxes

Income tax expense includes federal, state and foreign taxes and is based on reported income before income taxes. We are in a cumulative loss position for tax purposes based on historical earnings. As of Fiscal 2020, we had net operating loss (“NOL”) carryforwards of approximately $237.0 million and $75.5 million available to reduce future taxable income. The federal and state NOL carryforwards will start to expire in 2025 and 2028, respectively, except for $148.3 million in federal NOL carryforwards, which can be carried forward indefinitely. We also have federal and state research and development credit carryforwards of approximately $7.5 million and $6.8 million, respectively, as of Fiscal 2020. The federal credits will expire starting in 2029 if not utilized, and state research and development tax credits will carry forward indefinitely.

In addition, we may in the future experience ownership changes as a result of changes in our stock ownership (some of which are not in our control). For these reasons, or other factors outside of our control, such as future regulatory or other changes, our ability to utilize our NOL carryforwards and other tax attributes to reduce future tax liabilities may be limited.

Results of Operations

The following table sets forth the significant components of our results of operations for the nine months ended September 30, 2021 and 2020 and Fiscal 2020 and 2019 (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenues	$15,850	$8,806	$13,017	$7,677
Operating expenses:
Cost of revenues	4,878	4,188	5,863	4,515
Sales and marketing	3,243	3,657	4,739	5,392
Research and development	42,662	40,696	54,279	47,769
General and administrative	11,554	10,860	14,140	14,575
Total operating expenses	62,337	59,401	79,021	72,251
Loss from operations	(46,487)	(50,595)	(66,004)	(64,574)
Other income (expense), net
Interest expense	(4,725)	(1,665)	(2,269)	(569)
Other income (expense), net	(4,281)	(5,548)	(5,396)	929
Total other expense, net	(9,006)	(7,213)	(7,665)	360
Loss before provision for income taxes	(55,493)	(57,808)	(73,669)	(64,214)
Provision for income taxes	1,400	273	738	253
Net loss	$(56,893)	$(58,081)	$(74,407)	$(64,467)

Comparison of the Nine Months Ended September 30, 2021 and 2020

The following table summarizes our results of operations for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,		Change
	2021	2020	$	%
Revenues	$15,850	$8,806	$7,044	80%
Operating expenses:
Cost of revenues	4,878	4,188	690	16%
Sales and marketing	3,243	3,657	(414)	(11)%
Research and development	42,662	40,696	1,966	5%
General and administrative	11,554	10,860	694	6%
Total operating expenses	62,337	59,401	2,936	5%
Loss from operations	(46,487)	(50,595)	4,108	(8)%
Other income (expense), net
Interest expense	(4,725)	(1,665)	(3,060)	184%
Other income (expense), net	(4,281)	(5,548)	1,267	(23)%
Total other expense, net	(9,006)	(7,213)	(1,793)	25%
Loss before provision for income taxes	(55,493)	(57,808)	2,315	(4)%
Provision for income taxes	1,400	273	1,127	413%
Net loss	$(56,893)	$(58,081)	$1,188	(2)%

Revenues

The following table summarizes our revenues by type for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,		Change
	2021	2020	$	%
Product Royalties	$13,636	$6,891	$6,745	98%
Service Subscriptions	1,176	879	297	34%
Monetization	1,038	1,036	2	0%
	$15,850	$8,806	$7,044	80%
	Nine Months Ended September 30,		Change
	2021	2020	$	%
Germany	$7,031	$2,268	$4,763	210%
Unites States	3,593	2,610	983	38%
Japan	2,874	2,559	315	12%
Korea	1,180	1,309	(129)	(10)%
Other	1,172	60	1,112	1,853%
	$15,850	$8,806	$7,044	80%

Total revenues increased by $7.0 million, or 80%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. Product Royalties revenue increased by $6.7 million during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. $1.7 million of the increase is attributable to an increase in the number of customers with production-ready Houndified Products through the nine months ended September 30, 2020, which had complete periods of hosting services during the nine-month period ended September 30, 2021. An additional $4.3 million of the increase was due to a one-time contract modification to end a distinct professional service contract prior to completion with a customer in Germany. The remaining increase of $0.7 million was primarily due to the completion of distinct professional services. The increase in Service Subscriptions revenue of $0.3 million is primarily due to an increased number of customers with production-ready Houndified Services and increased usage by end users during the nine months ending September 30, 2021. Between the nine month period ended September 30, 2020, and the nine month period ended September 30, 2021, there was a $0.1 million increase in monetization revenues attributable to ad impression revenues. We benefited from growth across Germany, United States and Japan from scaling our Houndified Products with large automotive as we scale our Houndify Products with large automotive and device makers. We have experienced additional growth of revenue of Houndified Products in new geographic regions of France and the United Kingdom of $0.7 million and $0.2 million during the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 due to Houndified Products. Revenue in both periods came principally from customers across the automotive and IoT sectors, with less significant amounts derived from other industry verticals.

Cost of Revenues

Cost of revenues increased by $0.7 million, or 16%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. This was mainly due to increases in cloud hosting costs and, to a lesser extent, increases in salaries and benefits directly associated with revenues and costs for one of our data centers.

Research and Development

Research and development expenses increased $2.0 million, or 5%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. This increase in research and development expenses was primarily related to increases in our headcount in order to meet the demands on our application usability increases and restoration of pre-COVID-19 personnel related expenses including wage increases to compensate for prior cost-saving measures taken during the pandemic. This was partially offset by a $0.3 million decrease in our third-party consulting expenses. Lastly, our facilities and allocated expenses increased as we diversified our headcount and general testing on our service technology.

Sales and Marketing

Sales and marketing expenses decreased $0.4 million, or 11%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. This relatively small decrease was due to changing go-to market strategies. Furthermore, due to difficulties experienced during the COVID-19 pandemic, our headcount decreased to perform within our budget. However, we expect to increase sales and marketing expenses as we invest in obtaining new customers, expand existing customer relationships and enter new markets.

General and Administrative

General and administrative costs increased by $0.7 million, or 6%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. This increase represents investments in our human resources, finance and legal functions, including increased personnel-related expenses as we prepare to function as a public entity. Our expansion efforts, focused both on geographical reach and service compatibility, led to an increase of operational costs and resources incurred. Expenses related to the proposed Business Combination also contributed to an increase in costs related to third-party specialists.

Interest Expense

Interest expense increased by $3.1 million, or 184%, during the nine-month period ended September 30, 2021, compared to the nine-month period ended September 30, 2020. This increase was attributable to a $30.0 million term loan and a $5.0 million convertible note draw, both of which were accompanied by issuances of related common stock warrants. As our debt balance significantly increased for the year, our interest expense, which is incurred monthly, and our amortized debt issuance costs have proportionally increased as well.

Other Expense, Net

The following table summarizes our other expenses by type that comprise the other expense, net account for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,		Change
	2021	2020	$	%
Interest income	$6	$160	$(154)	(96)%
Change in fair value of derviative and warrant liability	(3,791)	(1,893)	(1,898)	100%
Loss on extinguishment of convertible note	—	(3,775)	3,775	(100)%
Other expense, net	(496)	(40)	(456)	1140%
Total other expense, net	$(4,281)	$(5,548)	$1,267	(23)%

Interest Income

Interest income decreased by $0.2 million, or 96%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020 due to the gradual liquidation of our short-term investments throughout the prior period then ended.

Change in Fair Value of Derivative and Warrant Liability

The change in fair value of derivative and warrant liability increased by $1.9 million, or 100%, in the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. This was primarily driven by the change in fair value of the embedded derivative from the issuance of our promissory note issued in June 2020. The fair value of the derivative liability increased by $1.0 million, representing a corresponding $1.0 million loss on the Consolidated Statement of Operations and Comprehensive Loss, due to increases in probability assumptions of a change in control or SPAC transaction. The warrant liability increased in fair value by $0.8 million due to increases in the fair value of our underlying share price.

Loss on Extinguishment of Convertible Note

We did not record any losses on extinguishment of convertible note during the nine months ended September 30, 2021. The loss on extinguishment of convertible note during the nine months ended September 30, 2020 was attributable specifically to the May 2020 Note that was converted into shares of our Series D-3 and D-3A preferred stock during the three months ended September 30, 2020, at a loss.

Comparison of Fiscal 2020 and Fiscal 2019

The following table summarizes our results of operations for Fiscal 2020 and Fiscal 2019 (in thousands):

	Year Ended December 31,		Change
	2020	2019	$	%
Revenues	$13,017	$7,677	$5,340	70%
Operating expenses:
Cost of revenues	5,863	4,515	1,348	30%
Sales and marketing	4,739	5,392	(653)	(12)%
Research and development	54,279	47,769	6,510	14%
General and administrative	14,140	14,575	(435)	(3)%
Total operating expenses	79,021	72,251	6,770	9%
Loss from operations	(66,004)	(64,574)	(1,430)	2%
Other income (expense), net Interest expense	(2,269)	(569)	(1,700)	299%
Other income (expense), net	(5,396)	929	(6,325)	(681)%
Total other expense, net	(7,665)	360	(8,025)	(2,229)%
Loss before provision for income taxes	(73,669)	(64,214)	(9,455)	15%
Provision for income taxes	738	253	485	192%
Net loss	$(74,407)	$(64,467)	$(9,940)	15%

Revenues

The following table summarizes our revenues by type for Fiscal 2020 and Fiscal 2019 (in thousands):

	Year Ended December 31,		Change
	2020	2019	$	%
Product Royalties	$10,372	$5,146	$5,226	102%
Service Subscriptions	1,271	1,002	269	27%
Monetization	1,374	1,529	(155)	(10)%
	$13,017	$7,677	$5,340	70%

Revenue increased by $5.3 million, or 70%, in Fiscal 2020 compared to Fiscal 2019. The $5.2 million increase in Product Royalty revenue is primarily due to a $5.2 million increase from the go-live of Houndified Products. This increase consisted of two significant automobile customers and one telecom customer that began their contracts mid-year during Fiscal 2019 and had a complete period of hosting during Fiscal 2020. The increase is partially offset by the decrease from ended contracts. The $0.3 million increase in Service Subscriptions revenue is primarily due to the go-live of Houndified Services with a social media customer and increased usage with a music application customer during Fiscal 2020. Monetization revenue decreased nominally during Fiscal 2020 due to a decrease in user impressions. Ad impressions comprise $1.2 million of our total monetization revenue during both years ended December 31, 2020.

Cost of Revenues

Cost of revenues increased by $1.3 million, or 30%, from Fiscal 2020 compared to Fiscal 2019. This was due to an increase in costs associated with hosting services and increases in depreciation expense and cost for our data centers in Fiscal 2020.

Research and Development

Research and development expenses increased $6.5 million, or 14%, from Fiscal 2020 compared to Fiscal 2019. This increase primarily related to our continual efforts to improve our technology and grow our presence within the market. Our engagement with third-party consultants and expanding our resources dedicated to developing, testing and enhancing our voice intelligence technology led to a natural increase in costs incurred by the Company. Furthermore, we continued to invest and develop our Houndify platform to create accessibility for as many users as possible. Overall, we increased costs related to research and development to broaden our AI technology to include more languages. As we continue to grow and develop products that are widely accepted among our users, we expect employee-related costs related to our research and development efforts to increase.

Sales and Marketing

Sales and marketing expenses decreased $0.7 million, or 12%, from Fiscal 2020 compared to Fiscal 2019. Although we retained most of our largest customers during the relevant period, our sales and marketing headcount decreased by 27% due to the impact of the COVID-19 pandemic and our efforts to decrease overall operating costs in anticipation of possible uncertainties associated with the pandemic.

General and Administrative

General and administrative expenses decreased (including legal, facilities and other administrative expenses) by $2.6 million, or 22% from Fiscal 2020 compared to Fiscal 2019. This decrease was largely attributed to our response to the COVID-19 pandemic early in 2020, which includes the reduction of our head count in anticipation of possible uncertainties associated with the pandemic.

Interest Expense

Interest expense increased by $1.7 million, or 299%, in Fiscal 2020 compared to Fiscal 2019 due to the issuance of two convertible promissory notes in May 2020 (“May 2020 Note”) and June 2020 (“SNAP Note” and, collectively with the May 2020 Note, the “2020 Convertible Notes”) for cash proceeds of $25.0 million and $15.0 million, respectively. The 2020 Convertible Notes carried stated interest and effective interest through the amortization of a debt discount associated with the fair value of an embedded derivative instrument, which was bifurcated from its host. In Fiscal 2020, the May 2020 Note was converted into shares of Series D-3 and D-3A preferred stock.

Other Expense, Net

The following table summarizes our other expenses by type that comprise the other expense, net account for Fiscal 2020 and 2019 (in thousands):

	Year Ended December 31,		Change
	2020	2019	$	%
Interest income	$168	$1,487	$(1,319)	(89)%
Change in fair value of derivative and warrant liability	(1,806)	(435)	(1,371)	315%
Loss on extinguishment of convertible note	(3,775)	—	(3,775)	100%
Other expense, net	17	(123)	140	(114)%
Total other expense, net	$(5,396)	$929	$(6,325)	(681)%

Interest Income

Interest income decreased by $1.3 million, or 89%, for Fiscal 2020 compared to Fiscal 2019 due to decreased interest rates and the sales of our short-term investments throughout Fiscal 2020 without new purchases.

Change in Fair Value of Derivative and Warrant Liability

The change in fair value of derivative and warrant liability increased by $1.4 million, or 315%, in Fiscal 2020 compared to Fiscal 2019. This was primarily driven by the change in fair value of the embedded derivative from the issuance of our 2020 Convertible Notes. The fair value of the derivative liability increased by $1.2 million with a corresponding loss on the Consolidated Statement of Operations and Comprehensive Loss due to increases in probability assumptions of an equity financing. The warrant liability increased in fair value by $0.6 million due to increases in the fair value of our underlying share price.

Loss on Extinguishment of Convertible Note

We recorded a loss due to extinguishment of the May 2020 Note of $3.8 million in Fiscal 2020, attributable to the conversion of our May 2020 Note into shares of Series D-3 and D-3A preferred stock. We had no similar loss during Fiscal 2019.

Liquidity and Capital Resources

Sources and Uses of Liquidity

We have incurred net losses to date. For the nine months ended September 30, 2021 and 2020, we incurred a net loss of $56.9 million and $58.1 million, respectively. For Fiscal 2020 and Fiscal 2019, we incurred a net loss of $74.4 million and $64.5 million, respectively. We expect to incur additional losses and increased operating expenses in future periods, including losses associated with expenses related to research and development, our expected increase in personnel and due to other expenses that we will be required to incur as a result of becoming a public company. As of September 30, 2021, we had an accumulated deficit of $364.1 million. SoundHound expects it will need further investment to support the growth of its business, continue its product and software development efforts and support its operations. We expect to incur additional substantial losses in the foreseeable future as a result of these research and development activities.

The Company has funded its operations primarily through equity or debt financings. To date, we have financed our operations principally from the sales and issuances of convertible notes and loans, shares of preferred stock, warrant issuances and to a lesser extent, revenue from contracts with customers. As of September 30, 2021 and December 31, 2020, we had cash available for operations of $27.3 million and $43.7 million, respectively.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for product development as we invest in our technology. We expect that our sales and marketing, general and administrative, and research and development expenses will continue to increase as we increase our sales volume, expand our marketing efforts, increase our internal sales force to drive increased sales of our technology and continue research and development efforts to further enhance our products. We may also engage in future acquisitions, though we have no immediate plans or commitments to acquire other businesses.

We expect that our near and longer-term liquidity requirements will continue to consist of working capital and operating expenses associated with the investment in and growth of our business. As noted in the “Recent Developments” section above, SoundHound entered into a Merger Agreement with ATSP. SoundHound expects that it will receive up to $244.0 million in cash as a result of the Business Combination, depending on the level of redemptions, which SoundHound expects will support its operations and investments in the near term.

Based on our current planned operations, we expect that our existing cash and anticipated net cash proceeds as a result of the Business Combination (including the proceeds of the Private Placement, as discussed above under “The Business Combination Proposal — The Private Placement”) will enable us to fund our operating expenses for at least 12 months from the date of this proxy statement/prospectus/consent solicitation. In the event the Business Combination is not consummated, we believe our cash on hand will be sufficient to fund operations and meet obligations as they come due within one year from the date of this proxy statement/prospectus/consent solicitation. In the event that we do not achieve revenue anticipated in our current operating plan, we have the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues and, ultimately, achieve profitable operations.

We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In this case, we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Contractual and Other Obligations

Because we expect to continue significantly increasing our investments in software application and development, we enter into various contracts and agreements to increase our funding resources. Cash that is received through these obligations is used to meet both short- and long-term liquidity requirements as discussed above. These requirements generally include funding for the research and development of software, the development of applications that enable voice interaction, marketing programs, and personnel-related costs. The primary types of obligations into which we enter include contractual obligations, operating and finance lease obligations and a diversified spread of debt instruments.

Contractual Obligations

In August 2021, SoundHound entered into a cloud services agreement with Oracle Corporation pursuant which SoundHound will make committed payments over the term of the contract.

We also enter into other contracts in the normal course of business with various vendors that generally provide for contract termination following a certain notice period. These contracts do not contain any minimum purchase commitments. Payments due upon cancellation under these contracts generally consist only of payments for services provided, expenses incurred up to the date of cancellation and de minimis termination penalties.

Operating and Finance Lease Obligations

We account for leases as finance or operating leases based on the lease classification criteria outlined in ASC Topic 842, Leases. Operating lease agreements include escalations in the base price of rent payment. We lease certain facilities under non-cancelable operating lease agreements that expire at various dates through 2029. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. We also enter into finance leases to finance computer equipment. The finance leases are collateralized by the financed assets.

We have several office leases with remaining payment terms of 1-8 years. Additionally, we have operating lease commitments of $3.3 million over the next 12 months and $9.5 million payable after the next eight years.

Debt Financing

Below are our material debt agreements as of September 30, 2021:

•        2020 Convertible Note — In June 2020, we issued the SNAP June 2020 Convertible Note to a lender in exchange for $15.0 million in cash proceeds. The note has an annual interest rate of 5% and a maturity date of June 26, 2022. All unpaid interest and principal are due and payable upon request of the lender on or after the maturity date. The principal amount and any unpaid accrued interest on the SNAP June 2020 Convertible Note are convertible into shares of ATSP Class A Common Stock upon Closing of the Business Combination at a conversion price equal to 0.80 times the price paid by investors in the PIPE Investment (or $8.00 per share). The outstanding principal balance and unpaid accrued interest are otherwise automatically convertible into equity shares in the next equity financing round if the financing round is at least $30.0 million, excluding the conversion of the SNAP June 2020 Convertible Note and any other indebtedness.

•        Loan and Security Agreements — In March 2021, we entered into a loan and security agreement (“March 2021 Note”) with a commercial bank to borrow $30.0 million and, concurrent therewith, issued such commercial bank warrant to 127,570 shares of SoundHound’s common stock during a ten-year exercise period at an exercise price of $20.37 per share. The loan bears interest at a rate equal to the greater of 9% or 5.75% above the prime rate determined in accordance with the loan and security agreement set forth in the loan documents (which is generally the prime rate published in the Wall Street Journal). Payments are interest-only for the first twelve months and are fully amortizing thereafter. The term loan amortization date is April 1, 2022, with an opportunity for a six-month extension if certain performance milestones (the “Performance Milestones”) are met, including without limitation that on or prior to March 12, 2022, we can demonstrate either (a) we achieved, for our fiscal year ending December 31, 2021, revenue (determined according to GAAP) of at least Thirty-Five Million Dollars ($35,000,000.00) or (b) we have received, after the effective date of the March 2021 Note Payable but on or prior to March 31, 2022, unrestricted and unencumbered net cash proceeds in an amount equal to at least Eighty-Five Million Dollars ($85,000,000.00) from a single round of the sale of our equity securities or shares to investors. The maturity date of the loan is either

September 2024 or March 2025, depending on meeting the Performance Milestones and could be earlier if prior to April 25, 2022 the SNAP June 2020 Convertible Note has converted into our equity securities. As of February 14, 2022, neither of the Performance Milestones have been met.

In June 2021, we issued the SCI June 2021 Note pursuant to a loan and security agreement with a lender to borrow up to a commitment amount of $15.0 million in $5.0 million increments along with warrants issued to purchase 63,785 shares of SoundHound’s common stock. Through September 30, 2021, we have borrowed $5.0 million. Subsequent to September 30, 2021, we have withdrawn the remaining $10.0 million available for withdrawal. The loan bears interest at a rate equal to the greater of 9% or 5.75% above the prime rate as published in The Wall Street Journal. Payments are interest-only for the first twelve months and are fully amortizing thereafter. The loan amortization date is June 1, 2022, with an opportunity for a six-month extension if the Performance Milestones are met. The maturity date of the loan is the earlier of May 2025 or the SNAP June 2020 Convertible Note maturity date or has converted into our equity securities.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(50,956)	$(35,592)	$(46,304)	$(46,033)
Net cash (used in)/provided by investing activities	(679)	10,935	11,448	8,321
Net cash (used in)/provided by financing activities	35,202	52,822	53,454	(2,328)
Net changes in cash and cash equivalents	$(16,433)	$28,165	$18,598	$(40,040)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2021 was $51.0 million, consisting primarily of our net loss of $56.9 million, partially offset by non-cash charges of $17.8 million and cash used by changes in our operating assets and liabilities of $11.8 million. The non-cash charges were primarily driven by stock-based compensation expense of $4.0 million, depreciation expense of $4.2 million, non-cash lease amortization of $2.5 million, and to a lesser extent, amortization of debt issuance costs of $2.2 million. Net cash used by changes in our operating assets and liabilities of $11.8 million was driven by a $7.3 million decrease in deferred revenue, a $2.8 million decrease in operating lease liabilities, and a $2.1 million increase in accounts receivable. The decrease in deferred revenue is primarily attributed to upfront billings in 2020 for two projects that began in 2021. The increase in accounts receivable is attributed to timing of the project completion, with technical milestones occurring in the later parts of the nine months ended September 20, 2021; however, concentration of accounts receivable due from two customers remains consistent on September 30, 2021 (89%) as compared to December 31, 2020 (87%). These operating uses of cash were partially offset by increased accrued liabilities of $0.8 million and an increase of $0.5 million in other long-term liabilities.

Net cash used in operating activities for the nine months ended September 30, 2020 was $35.6 million, consisting primarily of our net loss of $58.1 million, partially offset by non-cash charges of $15.4 million and cash provided by changes in our operating assets and liabilities of $7.1 million. The non-cash charges were primarily driven by stock-based compensation expense of $4.4 million, depreciation expense of $4.5 million, and loss upon extinguishment of debt of $3.8 million. Net cash provided by changes in our operating assets and liabilities of $7.1 million resulted from $4.9 million in collections from customers and an increase of $2.5 million in deferred revenue, partially offset by a decrease of $1.4 million in accrued liabilities and an increase to prepaids and other current assets of $0.6 million.

Net cash used in operating activities for Fiscal 2020 was $46.3 million, consisting primarily of our net loss of $74.4 million adjusted for non-cash charges of $16.3 million and changes in our net operating assets of $11.8 million. The non-cash charges were primarily driven by $5.9 million in stock-based compensation expense, $6.0 million in depreciation and amortization expense, $1.8 million in remeasurement of derivative and warrant liability fair value, and $3.8 million in loss upon extinguishment of debt. Net cash provided by changes in our operating assets and liabilities of $11.8 million resulted largely from an increase of $10.3 million in deferred revenue partially offset by an increase in accounts receivable of $1.9 million.

Net cash used in operating activities for Fiscal 2019 was $46.0 million, consisting primarily of our net loss of $64.5 million adjusted for non-cash charges of $8.3 million and changes in our net operating assets and liabilities of $10.1 million. The non-cash charges were primarily driven by $4.7 million of depreciation and amortization expense and $3.3 million in stock-based compensation expense. The net cash provided by changes in our operating assets and liabilities of $10.1 million was primarily related to a $6.0 million increase in deferred revenue and a $3.6 million increase in accrued expenses partially offset by a $0.6 million decrease in deferred rent.

Cash Flows Used in or Provided by Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2021 was $0.7 million. The decrease in cash was due to $0.7 million used for purchases of property and equipment.

Net cash provided by investing activities in the nine months ended September 30, 2020 was $10.9 million. The increase in cash was primarily due to $12.6 million in proceeds received from the maturity of short-term securities offset by $1.7 million used to purchase property and equipment.

Net cash provided by investing activities for Fiscal 2020 was $11.4 million, consisting of $13.6 million from the maturity of short-term securities offset by $2.2 million used to purchase property and equipment.

Net cash provided by investing activities for Fiscal 2019 was $8.3 million, consisting of $32.0 million from the maturity of short-term securities offset by $18.6 million used to purchase short-term investments and $5.1 million used to purchase property and equipment.

Cash Flows Used in or Provided by Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2021 was $35.2 million, consisting primarily of $29.8 million in proceeds from the issuance of the March 2021 Note Payable and $5.0 million in proceeds from the SCI June 2021 Note, as well as $1.9 million in proceeds from common stock options exercised. This was offset by $1.5 million in repayments of capital lease obligations.

Net cash provided by financing activities in the nine months ended September 30, 2020 was $52.8 million, consisting primarily of $39.7 million in proceeds from the issuance of the 2020 Convertible Notes and $15.2 million in proceeds from the issuance of Series D-3 and D-3A preferred stock. This was offset by $2.3 million of repayments for capital lease obligations.

Net cash provided by financing activities during Fiscal 2020 was $53.5 million, consisting primarily of $40.0 million in proceeds from the issuance of the 2020 Convertible Notes and $16.0 million in proceeds from the issuance of preferred stock. This was offset primarily by $3.0 million in repayments for capital lease obligations.

Net cash used in financing activities during Fiscal 2019 was $2.3 million, consisting of $2.5 million in repayments for capital lease obligations offset by $0.2 million associated with issuance of common stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

Our principal commitments consist of obligations under leases for office space and our cloud services contract with Oracle Corporation. For more information regarding our lease obligations, see Note 12 “Leases” to the condensed consolidated financial statements as of September 30, 2021 and Note 6 “Commitments and Contingencies” to the consolidated financial statements as of December 31, 2020 included elsewhere in this proxy statement/prospectus/consent solicitation. For more information regarding our debt service obligations, see Note 7 “Convertible Notes and Notes Payable” to the condensed consolidated financial statements as of September 30, 2021 and Note 8 “Convertible Notes” to the consolidated financial statements as of December 31, 2020 included elsewhere in this proxy statement/prospectus/consent solicitation.

Indemnification Agreements

We enter into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, we indemnify, hold harmless and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments we could be required to make under these arrangements is not determinable. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the fair value of these agreements is minimal.

Critical Accounting Policies and Significant Management Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation, that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported income (loss) generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. While our significant accounting policies are more fully described in Note 1 to our audited consolidated financial statements and Note 2 to our unaudited condensed financial statements, each included elsewhere in this proxy statement/prospectus/consent solicitation, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

We recognize revenue with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers. We primarily derive revenue from the following sources: (1) hosted services, (2) professional services, and (3) monetization.

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support services, allow customers to access our Voice AI platform over the contractual period without taking possession of the software. The contract terms of our hosted services range from one to twenty years.

We have determined that our hosted services arrangements are a single performance obligation compromised of a series of distinct services since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis, a fixed fee subscription basis, or combinations of usage and fixed minimum fees. We recognize revenue over-time as access to the cloud is provided to our customers with increases due to variability recognized in the period in which they are earned.

Hosted services generally include up-front services to develop and/or customize the SoundHound’s Voice AI platform to each customer’s unique specifications. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered. In instances where we concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion, depending on the nature of the arrangement. Measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs, and percentage of completion based on input and output measures.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represents variable consideration with constrained estimate. Therefore, the Company recognizes the related revenues when ads are placed, when commissions are paid, or when the SoundHound app is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

Convertible Notes and Derivative Liabilities

We evaluate our convertible notes and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. We account conversion features that meet criteria for bifurcation as liabilities at fair value and adjust the derivative instruments to fair value at each reporting period. The conversion features in the SoundHound Convertible Notes qualify as derivatives as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the Consolidated Statement of Operations and Comprehensive Loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with versus without the conversion feature.

We hold the SoundHound Convertible Notes at amortized cost and amortize the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Warrant Liabilities

We classify as liabilities any warrants that may require a transfer of assets. The warrants are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as we are committed to issuing an instrument that ultimately may require a transfer of assets. The warrant liability is accounted for at fair value and remeasured at each reporting date. Accordingly, we classified the warrants as a liability at their fair value and adjust the instruments to fair value at each balance sheet date until the warrants are exercised or expired. Any changes in the fair value of the warrants are recognized as other expense, net in the Consolidated Statement of Operations and Comprehensive Loss.

Stock-Based Compensation

We measure stock options and other stock-based awards granted to employees, directors and other service providers based on their fair value on the date of grant and recognize compensation expense of those awards over the requisite service period. We recognize the impact of forfeitures on stock-based compensation expense as forfeitures occur. We apply the straight-line method of expense recognition.

We estimate the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions including:

•        Expected Term — We have opted to use the “simplified method” for estimating the expected term of plain-vanilla options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

•        Risk-Free Interest Rate — The risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of our stock options.

•        Expected Dividend Yield — We have not issued any dividends and do not anticipate to issue dividends on our common stock. As a result, we have estimated the dividend yield to be zero.

•        Expected Volatility — Due to our limited operating history and a lack of company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Determination of Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors, or compensation committee thereof, as of the date of each option grant, with input from management, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. Historically, these independent third-party valuations of our equity instruments were performed contemporaneously with identified value inflection points, including recent preferred stock financings. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. The Practice Aid identifies various available methods for allocating the enterprise value across classes of capital stock in determining the fair value of our common stock at each valuation date.

Based on our stage of development and other relevant factors, for the valuation as of July 31, 2020, we considered both the Probability Weighted Expected Return Method (“PWERM”) and the option pricing method, or OPM, as appropriate methods for estimating our enterprise value to determine the fair value of our common stock. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger.

For our July 31, 2020 valuation, it was determined that the Hybrid Method was the most appropriate method for determining the fair value of our common stock. The Hybrid Method is PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM scenarios included Sale scenarios and an IPO. The OPM scenario was based on the Company’s Series D-3 financing.

For our March 31, 2021 analysis, it was determined that the Hybrid Method was still the most appropriate method for determining the value of our common stock. The PWERM scenarios included SPAC, Sale and IPO, and Stay Private scenarios.

Similarly, for our August 31, 2021 analysis, it was determined that the Hybrid Method was still the most appropriate method for determining the fair value of the common stock. As of this valuation date, the Specialist weighted the SPAC scenario by the largest percentage, particularly in light of the Letter of Intent the Company received regarding the potential SPAC acquisition prior to the valuation date.

In addition to considering the results of these independent third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•        the prices at which we sold shares of our preferred stock and the superior rights, preferences and privileges of our preferred stock relative to our common stock at the time of each grant;

•        the conversion features of the 2018 Notes and the 2020 Notes, including valuation terms;

•        our stage of development and outlook for the continued commercialization our business strategy;

•        external market conditions and trends within the industry, including a review of the performance and metrics of guideline public companies;

•        our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•        the lack of an active public market for our common stock and our preferred stock; and

•        the likelihood of achieving a liquidity event, such as a SPAC transaction, or sale of our company in light of prevailing market conditions.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established upon the Closing of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP. There are also areas in which our management’s judgment in selecting any available alternative would not produce a materially different result. Please see our financial statements and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation, which contain accounting policies and other disclosures required by U.S. GAAP.

Recently Issued and Adopted Accounting Standards

See Note 1 to our audited consolidated financial statements and Note 2 to our unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus/consent solicitation for more information, including a description of certain issued accounting standards that have not been adopted by us which may impact our results of operations in future reporting periods.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies who have adopted new or revised accounting pronouncements.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of ATSP and SoundHound, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ATSP has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020 and carried forward through the interim period presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of ATSP was derived from the unaudited financial statements of ATSP as of and for the nine months ended September 30, 2021 and the audited financial statements of ATSP as of December 31, 2020 and for the period from September 15, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus/consent solicitation. The historical financial information of SoundHound was derived from the unaudited financial statements of SoundHound as of and for the nine months ended September 30, 2021 and the audited financial statements of SoundHound as of and for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus/consent solicitation. This information should be read together with ATSP’s and SoundHound’s unaudited financial statements, audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATSP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation.

Description of the Business Combination

On November 15, 2021, ATSP, SoundHound and Merger Sub, entered into a Merger Agreement (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, a business combination between ATSP and SoundHound will be effected through the Business Combination of Business Combination Sub with and into SoundHound, with SoundHound surviving the Business Combination as a wholly owned subsidiary of ATSP (the “Business Combination”). The total consideration to be paid by ATSP to SoundHound security holders at the Closing of the Business Combination (the “Closing”) will be an amount equal to the sum of $2,000,000,000 plus the Aggregate Exercise Price, with outstanding SoundHound Options and SoundHound Warrants to be assumed by ATSP and converted into options and warrants to purchase shares of ATSP Class A Common Stock in accordance with the terms of the Merger Agreement.

In connection with the Business Combination, (i) each share of SoundHound capital stock that is owned by ATSP, Merger Sub, or SoundHound immediately prior to the Effective Time will automatically be cancelled and retired without any conversion or consideration, (ii) each issued and outstanding share of SoundHound’s preferred stock will be converted into shares of ATSP common stock, (iii) each share of SoundHond Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of SoundHound capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of ATSP Class A common stock, (iv) if any shares of SoundHound Class B common stock are issued and outstanding, each such share of SoundHound Class B common stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to above and any dissenting shares) will be converted into the right to receive a number of shares of ATSP Class A common stock, (v) each outstanding option to purchase shares of SoundHound common stock will be converted into an option to purchase shares of ATSP Class A common stock, (vi) each outstanding warrant to purchase shares of SoundHound common stock immediately prior to the Effective Time shall be automatically converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such warrants prior to the Effective Time, shares of ATSP Class A common stock, (vii) any outstanding restricted shares of SoundHound common stock that have not vested as of the Business Combination will have the same continuing vesting periods apply to the Merger Consideration Shares (as defined in the Merger Agreement) issued in exchange for such restricted shares and (viii) each outstanding Company RSU shall be converted into an ATSP RSU, subject to substantially the same terms and conditions as the original Company RSU. Additionally, at the Closing, the SNAP June 2020 Convertible Note will convert, in accordance with its terms, into shares of ATSP Class A common stock.

The following table summarizes the pro forma number of shares of ATSP common stock outstanding following the consummation of the Business Combination and the PIPE offerings under two separate scenarios, discussed further in the sections below, excluding the potential dilutive effect of the exercise or vesting of Converted RSUs, Converted Stock Options, Converted Warrants and Company Warrants.

	Scenario 1 Assuming No Redemptions(1)		Scenario 2 Assuming Maximum Redemptions(1)
Equity Capitalization Summary	Shares	%	Shares	%
SoundHound Stockholders	176,994,851	86.1%	176,994,851	92.1%
ATSP Public Stockholders	13,300,000	6.5%	—	—%
Initial Stockholders	3,674,500	1.8%	3,674,500	1.9%
Representative	486,500	0.2%	486,500	0.3%
PIPE Investors	11,100,000	5.4%	11,100,000	5.8%
Total common stock	205,555,851	100.0%	192,255,851	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2021. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”]

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, although ATSP will acquire all of the outstanding equity interests of SoundHound in the Business Combination, ATSP will be treated as the “acquired” company and SoundHound will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SoundHound issuing stock for the net assets of ATSP, accompanied by a recapitalization. The net assets of ATSP will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SoundHound.

SoundHound has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        SoundHound’s existing stockholders will have the greatest voting interest in the Combined Company;

•        SoundHound’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Company;

•        SoundHound will comprise the ongoing operations of the Combined Company;

•        SoundHound’s relevant measures, such as assets, revenues, cash flows and earnings, are higher than ATSP’; and

•        SoundHound’s existing senior management will be the senior management of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of ATSP common stock:

•        Assuming No Redemptions:    This presentation assumes that no public stockholders of ATSP will exercise redemption rights with respect to their ATSP Public Shares for a pro rata share of the funds in the trust account.

•        Assuming Maximum Redemptions:    This presentation assumes that holders of 13,300,000 ATSP Public Shares redeem all of their ATSP Public Shares for approximately $10.00 per share. The Merger Agreement contains a condition to the Closing, waivable by SoundHound that, as of the Closing, ATSP has cash or cash equivalents equal to a minimum of $[____] million (representing the amount of cash available in the trust account immediately prior to the Business Combination after deducting the amount required to satisfy the redemption amount plus the PIPE Investment). As ATSP has received commitments from PIPE Investors to purchase $111.0 million of shares of ATSP Class A common stock in the PIPE Investment and, as of September 30, 2021, the trust account had a balance of approximately $133.0 million, the maximum redemption scenario assumes that all ATSP Public Shares are redeemed for aggregate redemption payments of approximately $133.0 million using a per share redemption price of approximately $10.00 per share.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are based on the unaudited historical financial statements and audited historical financial statements of ATSP and SoundHound. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
(in thousands, except share and per share data)

			Assuming No Redemptions			Assuming Maximum Redemptions
	SoundHound (Historical)	ATSP (Historical)	Business Combination Pro Forma Adjustments		Pro Forma Combined	Business Combination Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash	$27,259	$629	$111,000	(A)	$244,350	$111,000	(A)	$115,243
			133,007	(B)		133,007	(B)
			(126)	(C)		(126)	(C)
			(27,419)	(D)		(23,519)	(D)
						(133,007)	(G)

Restricted cash	230	—			230			230
Accounts receivable, net of allowance of $109	5,636	—			5,636			5,636
Prepaid expenses and other current assets	1,735	134			1,869			1,869
Total current assets	34,860	763	216,462		252,085	87,355		122,978
Restricted cash, non current	1,060	—			1,060			1,060
Right-of-use-assets	11,493	—			11,493			11,493
Marketable securities held in Trust Account	—	133,007	(133,007)	(B)	—	(133,007)	(B)	—
Property and equipment, net	6,943	—			6,943			6,943
Deferred tax asset	1,247	—			1,247			1,247
Other assets	2,639	—			2,639			2,639
TOTAL ASSETS	$58,242	$133,770	$83,455		$275,467	$(45,652)		$146,360

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
(in thousands, except share and per share data) — (Continued)

			Assuming No Redemptions			Assuming Maximum Redemptions
	SoundHound (Historical)	ATSP (Historical)	Transaction Accounting		Pro Forma Combined	Transaction Accounting		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,304	$126	$(126)	(C)	$3,304	$(126)	(C)	$3,304
Accrued liabilities	4,363	—			4,363			4,363
Operating lease liabilities, current portion	3,298	—			3,298			3,298
Financing lease liabilities, current portion	1,636	—			1,636			1,636
Income tax liability	2,768	—			2,768			2,768
Deferred revenue, current portion	6,513	—			6,513			6,513
Convertible notes, current portion	18,994	—	(5,000)	(E)	—	(5,000)	(E)	—
			(13,994)	(F)		(13,994)	(F)
Notes payable, current portion	28,656	—	(28,656)	(E)	—	(28,656)	(E)	—
Total current liabilities	69,532	126	(47,776)		21,882	(47,776)		21,882
Operating lease liabilities, net of current portion	9,485	—			9,485			9,485
Financing lease liabilities, net of current portion	408	—			408			408
Deferred revenue, net of current portion	17,507	—			17,507			17,507
Derivative and warrant liability	8,175	161	(3,470)	(F)	4,705	(3,470)	(F)	4,705
			(161)	(I)		(161)	(I)

Notes payable, net of current portion	—	—	28,656	(E)	28,656	28,656	(E)	28,656
Convertible notes, net of current portion	—	—	5,000	(E)	5,000	5,000	(E)	5,000
Other liabilities	2,896	—	(947)	(F)	1,949	(947)	(F)	1,949
Total liabilities	108,003	287	(18,698)		89,592	(18,698)		89,592

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2021
(in thousands, except share and per share data) — (Continued)

			Assuming No Redemptions			Assuming Maximum Redemptions
	SoundHound (Historical)	ATSP (Historical)	Transaction Accounting		Pro Forma Combined	Transaction Accounting		Pro Forma Combined
Common stock subject to possible redemption, 13,300,000 shares at redemption value	—	133,007	(133,007)	(H)	—	(133,007)	(G)	—
Redeemable convertible preferred stock; $0.0001 par value; 26,316,129 shares authorized; 19,132,387 shares issued and outstanding, liquidation preference of $284,047	273,687	—	(273,687)	(F)	—	(273,687)	(F)	—

Stockholders’ equity
ATSP preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—			—			—
ATSP common stock, $0.0001 par value; 100,000,000 shares authorized; 4,161,000 shares issued and outstanding (excluding 13,300,000 shares subject to possible redemption)	—	0	1	(A)	20	1	(A)	19
			18	(F)		18	(F)
			1	(H)		—	(H)

SoundHound common stock, $0.0001 par value; 45,000,000 shares authorized; 12,210,825 shares issued and outstanding	1	—	(1)	(F)	—	(1)	(F)	—
Additional paid-in capital	40,633	822	110,999	(A)	549,937	110,999	(A)	420,831
			(27,419)	(D)		(23,519)	(D)
			291,735	(F)		291,735	(F)
			133,006	(H)		—	(H)
			161	(I)		161	(I)

Accumulated deficit	(364,082)	(346)	346	(F)	(364,082)	346	(F)	(364,082)
Total stockholders’ equity	(323,448)	476	508,847		185,875	379,740		56,768
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,242	$133,770	$83,455		$275,467	$(45,652)		$146,360

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands, except share and per share data)

(A)    To record proceeds received from the PIPE offerings with the corresponding 11,100,000 shares of ATSP common stock with a par value of $0.0001 per share at a price of $10.00 per share.

(B)    Represents the transfer of marketable securities held in the ATSP trust account to cash.

(C)    Reflects payments of ATSP payables at Closing.

(D)    Reflects payments of transactional related fees and expenses. In Scenario 1, reflects payments of $27,419 estimated transactional related fees and expenses. In Scenario 2, reflects payments of $23,519 estimated transactional related fees and expenses.

(E)    Reflects:

(a)     The reclassification of the March 2021 Note from short-term to long-term, due to the note’s maturity date being extended from April 26, 2022 to March 31, 2025 as a result of the Business Combination.

(b)    The reclassification of the June 2021 Note from short-term to long-term, as the note’s maturity date is being extended from June 26, 2022 to May 31, 2025. Additionally, the June 2021 Note is assumed not to convert upon the Business Combination, as mutual consent between SoundHound and the Note’s agent is required for a conversion.

(F)    Reflects recapitalization of SoundHound through the contribution of the share capital in SoundHound to ATSP, and the issuance of 176,994,851 shares of common stock and the elimination of the historical accumulated deficit of ATSP, the accounting acquiree, and the June 2020 Note to shares of ATSP Class A Common Stock at Closing at price of $8.00 per share.

(G)    Reflects the redemption of shares for cash by ATSP stockholders upon consummation of the Business Combination. In Scenario 1, it reflects no shares are redeemed into cash. In Scenario 2, it reflects maximum shares are redeemed into cash assuming that ATSP Closing Cash equals to $111.0 million.

(H)    Reflects the reclassification of ATSP common stock subject to possible redemption to permanent equity.

(I)     Reflects the reclassification of ATSP Private Warrants from liability classification to equity classification, giving effect to the amendment to the existing terms of the ATSP Private Warrants to meet equity classification, which is a condition to the Closing, waivable by SoundHound, under the terms of the Merger Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

			Assuming No Redemptions				Assuming Maximum Redemptions
	SoundHound (Historical)	ATSP (Historical)	Business Combination Pro Forma Adjustments			Pro Forma Combined	Business Combination Pro Forma Adjustments			Pro Forma Combined
Revenues	$15,850	$—	$			$15,850	$			$15,850

Operating expenses
Cost of revenues	4,878	—				4,878				4,878
Sales and marketing	3,243	—				3,243				3,243
Research and development	42,662	—				42,662				42,662
General and administrative	11,554	462				12,016				12,016
Total operating expenses	62,337	462				62,799				62,799

Loss from operations	(46,487)	(462)				(46,949)				(46,949)

Other income (expense), net
Trust interest income	—	7		(7)	(BB)	—		(7)	(BB)	—
Interest expense	(4,725)	—		1,505	(AA)	(3,220)		1,505	(AA)	(3,220)
Other income (expense), net	(4,281)	109		1,090	(AA)	(3,082)		1,090	(AA)	(3,082)
Total other income (expense), net	(9,006)	116		2,588		(6,302)		2,588		(6,302)

Loss before provision for income tax	(55,493)	(346)		2,588		(53,251)		2,588		(53,251)

Provision for income tax	1,400	—				1,400				1,400

Net loss	$(56,893)	$(346)		$2,588		$(54,651)		$2,588		$(54,651)

Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	—	—				—				—

Net loss attributable to common stockholders	$(56,893)	$(346)		$2,588		$(54,651)		$2,588		$(54,651)

Net loss per common share, basic and diluted	$(4.72)	$(1.01)				$(0.27)				$(0.28)

Weighted average number of common shares outstanding, basic and diluted	12,062,343	3,891,044				205,555,185				192,255,851

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share data)

(AA) Represents an adjustment to reduce interest expense by $1,505 and unrealized loss by $1,090 for debt conversion after giving effect to the Business Combination as of it had occurred on January 1, 2020 and carried forward through the interim period.

(BB) Represents an adjustment to eliminate interest income held in the trust account after giving effect to the Business Combination as of it had occurred on January 1, 2020 and carried forward through the interim period.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

			Assuming No Redemptions				Assuming Maximum Redemptions
	SoundHound (Historical)	ATSP (Historical)	Business Combination Pro Forma Adjustments			Pro Forma Combined	Business Combination Pro Forma Adjustments			Pro Forma Combined
Revenues	$13,017	$—	$			$13,017	$			$13,017

Operating expenses
Cost of revenues	5,863	—				5,863				5,863
Sales and marketing	4,739	—				4,739				4,739
Research and development	54,279	—				54,279				54,279
General and administrative	14,140	1				14,141				14,141
Total operating expenses	79,021	1				79,022				79,022

Loss from operations	(66,004)	(1)				(66,005)				(66,005)

Other expense, net
Trust interest income	—	—				—				—
Interest expense	(2,269)	—		999	(AA)	(1,270)		999	(AA)	(1,270)
Other expense, net	(5,396)	—		(80)	(AA)	(5,476)		(80)	(AA)	(5,476)
Total other expense, net	(7,665)	—		919		(6,746)		919		(6,746)

Loss before provision for income tax	(73,669)	(1)		919		(72,751)		919		(72,751)

Provision for income tax	738	—				738				738

Net loss	$(74,407)	$(1)		$919		$(73,489)		$919		$(73,489)

Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	(3,182)	—		3,182	(BB)	—		3,182	(BB)	—

Net loss attributable to common stockholders	$(77,589)	$(1)		$4,101		$(73,489)		$4,101		$(73,489)

Net loss per common share, basic and diluted	$(6.59)	$—				$(0.36)				$(0.38)

Weighted average number of common shares outstanding, basic and diluted	11,780,078	—				205,555,851				192,255,851

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share data)

(AA) Represents an adjustment to reduce interest expense by $999 and unrealized gain by $80 for debt conversion after giving effect to the Business Combination as of it had occurred on January 1, 2020 and carried forward through the interim period.

(BB) Represents an adjustment to eliminate dividend on SoundHound preferred stock after giving effect to the Business Combination as of it had occurred on January 1, 2020 and carried forward through the interim period.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as SoundHound has been determined to be the accounting acquirer, primarily due to the fact that SoundHound stockholders will continue to control the Combined Company. Under this method of accounting, although ATSP will acquire all of the outstanding equity interests of SoundHound in the Business Combination, ATSP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of SoundHound issuing stock for the net assets of ATSP, accompanied by a recapitalization. The net assets of ATSP will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of SoundHound.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination and related transactions, including consummation of the PIPE Investment, occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination and PIPE offerings as if it had been completed on January 1, 2020 and carried forward through the interim period.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        ATSP’ unaudited condensed balance sheet as of September 30, 2021 and the related notes for the period ended September 30, 2021, included elsewhere in this proxy statement/prospectus/consent solicitation; and

•        SoundHound’s unaudited condensed balance sheet as of September 30, 2021 and the related notes for the period ended September 30, 2021, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        ATSP’ unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

•        SoundHound’s unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        ATSP’ audited condensed statement of operations for the period from September 15, 2020 (inception) through December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

•        SoundHound’s audited condensed statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of ATSP common stock:

•        Assuming No Redemptions:    This presentation assumes that no public stockholders of ATSP will exercise redemption rights with respect to their ATSP Public Shares for a pro rata share of the funds in the trust account.

•        Assuming Maximum Redemptions:    This presentation assumes that stockholders holding 13,300,000 shares of ATSP Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the trust account. The Merger Agreement provides that consummating the Business Combination is conditioned on ATSP having a minimum of $[__] million Closing Cash (which equals to the amount of cash available in the trust account immediately prior to the

Business Combination after deducting the amount required to satisfy the redemption amount plus the PIPE offerings). As ATSP has received commitments in the PIPE Offerings of $111.0 million and the trust account had balances of approximately $133.0 million, the maximum redemption scenario assumes all ATSP Public Shares held by the public stockholders will be redeemed. This scenario gives effect to ATSP Public Share redemptions of 13,300,000 ATSP common stock for aggregate redemption payments of approximately $133.0 million using a per share redemption price of approximately $10.00 per share.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that ATSP believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ATSP believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of ATSP and SoundHound.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Combined Company.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ATSP has elected not to present Management’s Adjustments and is only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. SoundHound and ATSP have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not necessarily reflect the deferred taxes of the Combined Company as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the total U.S. and state deferred tax assets given the history of net operating losses and valuation allowance of SoundHound as the recoverability of the tax assets is uncertain.

The pro forma combined financial statements do not reflect the issuance by SoundHound of shares of SoundHound Class B Common Stock having ten votes per share (or the exchange of existing shares of SoundHound common stock held by SoundHound’s founders for new SoundHound Class B shares) because, as of the date of this proxy statement/prospectus/consent solicitation, whether the SoundHound Class B Charter Amendment will be adopted and the SoundHound Class B Common Stock created is still being discussed by SoundHound and negotiated between SoundHound’s founders and a Special Committee of SoundHound’s board of directors. If the SoundHound Class B Charter Amendment is adopted and the SoundHound founders hold shares of SoundHound Class B Common Stock as of immediately prior to the Effective Time, the voting control of the Combined Company is expected to be different from the information presented in this proxy statement/prospectus/consent solicitation. The exchange by the SoundHound Founders of SoundHound Common Stock for shares of SoundHound Class B Common Stock would also likely result in the Company incurring an incremental compensation expense charge upon the Closing of the Business Combination.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020 and carried forward through the interim period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of ATSP common stock as of September 30, 2021:

	As of September 30, 2021
(in thousands, except share and per share data)	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
Net loss	$(54,651)	$(54,651)
Stockholders’ equity	185,875	56,768
Weighted average shares outstanding of common stock(1)	205,555,851	192,255,851
Net loss per common share, basic and diluted	(0.27)	$(0.28)
Book value per share	$0.90	$0.30

____________

(1)      For the purposes of calculating diluted earnings per share, all outstanding SoundHound Warrants, SoundHound Options, and ATSP Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for ATSP and SoundHound on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2020 and for the nine months ended September 30, 2021, after giving effect to the Business Combination, assuming (i) no ATSP stockholders exercise redemption rights with respect to their Public Subunits upon the consummation of the Business Combination; and (ii) ATSP stockholders exercise their redemption rights with respect to a maximum of [•] Public Subunits. This leads to a total maximum redemption value of $[•] million calculated by multiplying the maximum of [•] Public Subunits by the redemption price of approximately $10.0 per share. The estimated per share redemption value of $10.00 was calculated by dividing the amount of $[•] million in the Trust Account as of [•], 2022 by the [•] total Public Subunits. Furthermore, a provision within the Merger Agreement that requires a cash closing balance of $[•] million for ATSP as a condition to the consummation of the Business Combination was considered. This requirement leads to a calculated potential redemption value of $[•] million calculated as the difference between the balance of $[•] million in the Trust Account as of [•] 2022 and the cash closing requirement amount of $[•] million.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus/consent solicitation, and the historical financial statements of ATSP and SoundHound and related notes that are included elsewhere in this proxy statement/prospectus/consent solicitation. The unaudited pro forma combined per share information of ATSP and SoundHound is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ATSP and SoundHound would have been had the companies been combined during the periods presented.

	SoundHound (Historical)	ATSP (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Year Ended December 31, 2020
Book value per share(1)	$	$	$	$
Net loss per non-redeemable share – basic and diluted(2)
Weighted average non-redeemable shares outstanding – basic and diluted
Net income per redeemable share – basic and diluted
Weighted average redeemable shares outstanding – basic and diluted
As of and for the Nine months Ended September 30, 2021
Book value per share(1)	$	$	$	$
Net loss per non-redeemable share – basic and diluted(2)
Weighted average non-redeemable shares outstanding – basic and diluted
Weighted average redeemable shares outstanding – basic and diluted

____________

(1)      Book value per share = Total stockholders’ equity (deficit)/Total basic (or diluted) outstanding shares.

(2)      Historical net loss per share and weighted average shares outstanding for ATSP are based on the period from September 15, 2020 (Inception) through December 31, 2020.

ATSP’s DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

ATSP’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Dr. Eric R. Ball	58	Chairman of the Board
Stephen N. Cannon	54	Chief Executive Officer & President
Daniel Sheehan	67	Chief Operating Officer
Long Long	37	Chief Financial Officer
Bryant B. Edwards	67	Director
Dr. Luc Julia	56	Director
Rajan P. Pai	48	Director

Dr. Eric R. Ball is our Chairman. Since 2016, Dr. Ball has been the General Partner of Impact Venture Capital, a Silicon Valley based venture firm investing in early-stage applied-AI start-up companies. From 2015 until 2016, Dr. Ball served as the Chief Financial Officer for C3 AI, an enterprise AI software provider. From 2005 to 2015, Dr. Ball served as Senior Vice President and Treasurer for Oracle. Prior to 2005, Dr. Ball served in a variety of finance roles at Flextronics International, Cisco Systems, Avery Dennison, and AT&T. Dr. Ball has served as the Chairman of the Board of CapConnect+, a start-up company that is focused on linking corporate bond issuers to their institutional buyers, since 2020. Dr. Ball has also served as an advisor to Kyriba, a private treasury management software provider, since 2017. Dr. Ball has also served as a Board member and Audit Chairman of Glu Mobile Inc, a developer and publisher of mobile games from 2013 until April 2021. Dr. Ball received his Ph.D. in management at the Drucker-Ito School of Claremont Graduate University. Dr. Ball received his MBA in finance and MA in economics at the University of Rochester. Dr. Ball graduated with honors from the University of Michigan with a Bachelor of Arts degree in Economics. Dr. Ball is also the co-author of the book “Unlocking the Ivory Tower”. We believe that Dr. Ball is well-qualified to serve as a director of the company given his extensive finance, mergers & acquisition, investing and public company experience in the technology industry.

Stephen N. Cannon has been our Chief Executive Officer & President since September 2020 and was our Director from September 2020 to March 2021. Since August 2020, Mr. Cannon has been the Chief Operating Officer and President of Global SPAC Partners Co. which, on December 22, 2021, announced that it had entered into a business combination agreement with Gorilla Technology Group Inc., a company that focuses on Edge analytics AI solutions. Since August 2019, Mr. Cannon has been the Chief Operating Officer and President of Ackrell SPAC Partners I Co. which, on December 23, 2021, announced that it had entered into a definitive business combination agreement with Blackstone Products, a consumer brand of outdoor cooking products. Since 2014, Mr. Cannon has been President of Everest Partners Limited, a privately-owned investment firm focused on Asian private investments. From 2017 to 2019, Mr. Cannon was the Chief Financial Officer of Twelve Seas Investment Company, a blank check company with $207.0 million held in trust that consummated its initial business combination with BPGIC Ltd, a petroleum and gas company located in the United Arab Emirates, in December, 2019. From 2017 to 2019, Mr. Cannon was the President, Chief Financial Officer and a director of CM Seven Star, a Nasdaq-listed SPAC, sponsored by a leading Chinese private investment firm, which consummated its business combination with Kaixin Auto Holdings in April 2019. From 2014 to 2016, Mr. Cannon was Chief Executive Officer and a director of DT Asia Acquisition Corp, a Nasdaq-listed SPAC, which consummated its business combination with China Direct Lending Corp. in July 2016. From 2010 to 2014, Mr. Cannon was a Partner and Head of China for RedBridge Group Ltd., a boutique merchant banking firm focused on Chinese and Arabian Gulf cross-border investments. From 2009 to 2014, Mr. Cannon was a registered representative of, and senior advisor to, Ackrell Capital. From 2007 to 2010, Mr. Cannon served in various capacities with Hambrecht Asia Acquisition Corp., a Nasdaq-listed SPAC, as a co-founder, initial Chief Financial Officer and a director, and then Vice President of Acquisitions. Hambrecht Asia Acquisition Corp. merged with SGOCO Ltd, a Chinese company, in April 2010. From 2005 to 2008, Mr. Cannon served as a Managing Director of Asian investment banking for WR Hambrecht+Co. Prior to WR Hambrecht + Co., Mr. Cannon worked at ABN AMRO, Donaldson, Lufkin & Jenrette, Smith Barney Shearson and Salomon Brothers. Mr. Cannon graduated from the University of Notre Dame with a Bachelor of Arts degree in Economics and a Bachelor of Science degree, majoring in Mechanical Engineering.

Daniel L. Sheehan is our Chief Operating Officer. Since December 2020, Mr. Sheehan has been a Director of Ackrell SPAC Partners I Co. Since 1995, Mr. Sheehan has been an attorney licensed in the State of California. Since 2004, Mr. Sheehan has been the founder and managing partner of Silicon Valley Wealth Law, a law firm specializing in estate planning, tax planning, business planning, and special needs planning. Mr. Sheehan has designed and drafted over 1,000 estate plans for clients throughout Silicon Valley. Mr. Sheehan has expertise in handling federal and state income tax matters and disputes, in the formation and operation of business entities, and has provided strategic planning and technology enhancement guidance to new business ventures and established companies. Mr. Sheehan has senior management experience with companies in a range of industries, including computer-aided manufacturing, real estate development, health care, mining, and law. Mr. Sheehan has frequently consulted with venture capitalists to review and advise them about investment opportunities. From 2011 to 2013, Mr. Sheehan was Chief Executive Officer of North Star Resources, a provider of technology for the extraction and refining of precious and strategic metals. From 1996 to 2004, Mr. Sheehan was a partner in the law firm of Davidson, Sheehan & Jewel. In 2010, Mr. Sheehan filed for personal bankruptcy under Chapter 13, which was completed in May 2014 with no debts being discharged. Mr. Sheehan graduated from St. Mary’s College of California with a Bachelor of Arts degree in Business Management with honors. Mr. Sheehan received his Juris Doctor from the University of San Francisco School of Law.

Long Long has been our Chief Financial Officer since September 2020. Since August 2020, Mr. Long has been the Chief Financial Officer of Global SPAC Partners Co. Since August 2019, Mr. Long has been the Chief Financial Officer of Ackrell SPAC Partners I Co. From 2017 to 2019, Mr. Long was Vice President of Twelve Seas Sponsors I LLC, sponsor of Twelve Seas Investment Company. From 2006 to 2016, Mr. Long worked for IBM in a variety of Corporate Finance, Audit, and Managerial roles, both within the US and internationally. From 2015 to 2016, Mr. Long served as Finance Controller for IBM China’s Consulting Business Unit and Sales Channels. From 2013 to 2014, Mr. Long served as the Strategy and Planning Manager for IBM China and, from January 2012 to December 2012, as a Senior Finance Analyst for IBM China. From 2010 to 2011, Mr. Long served as Internal Auditor for IBM’s Asia Pacific region and, from 2006 to 2009, as a financial analyst for IBM’s worldwide operations. Mr. Long graduated from Washington University in St. Louis with a Bachelor of Science and Business Administration degree, majoring in Finance and a Bachelor of Science degree, majoring in Electrical Engineering.

Bryant B. Edwards is one of our independent directors. Since August 2020, Mr. Edwards has been the Chief Executive Officer and Director of Global SPAC Partners Co. From 2018 to 2019, Mr. Edwards was the Chief Operating Officer and Director of Twelve Seas, which consummated its initial business combination with BPGIC, Ltd. Mr. Edwards retired from Latham & Watkins, a global law firm, in 2016, after a 35-year legal career. From 1981 to 2016, Mr. Edwards served as both a practicing corporate and securities attorney, as well as in various management roles building the Latham & Watkins’ practices in Europe (from 2000 to 2008), the Middle East (from 2008 to 2012) and then East Asia (from 2012 to 2016). From 2004 to 2008, Mr. Edwards served as Chair of the European High Yield Association (EHYA) and helped establish the Gulf Bond & Sukuk Association, the trade association representing the Arabian Gulf fixed income market (GBSA) and, from 2008 to 2012, served on its Steering Committee and as Chair of its Regulatory Committee. Additionally, from 2012 to 2016, Mr. Edwards served as Vice-Chair of the Credit Markets Committee of the Asia Securities & Financial Markets Committee (ASIFMA). Mr. Edwards graduated from Brigham Young University with a Bachelor of Arts degree and received his Juris Doctor from the University of Chicago Law School. We believe that Mr. Edwards is well-qualified to serve as a director of the company given his in-depth knowledge of corporate, securities and regulatory law.

Dr. Luc Julia is one of our independent directors. Since May 2021, Dr. Julia has been the Chief Scientific Officer for Renault Group. From 2012 to 2021, Dr. Julia served as the CTO and Senior Vice President of Innovation for Samsung Electronics. From 2011 to 2012, Dr. Julia served as a Director of Siri at Apple and was a co-author of Siri’s core patents. From 2010 to 2011, Dr. Julia served as the Chief Technologist at Hewlett-Packard. From 2000 to 2010, Dr. Julia served as the Co-founder and Vice President of R&D of BravoBrava!, a tech incubator focusing on new interfaces for education, multimodal and multimedia products. From 2004 to 2010, Dr. Julia served as the CTO of ORB Networks, a start-up he co-founded that provided digital media streaming solutions for digital home and remote access applications. From 2001 to 2008, Dr. Julia served as the CTO of SpeaK ESL, a company he co-founded which leveraged speech recognition and web technologies to help non-native speakers to practice and improve their English. From 2000 to 2007, Dr. Julia served as the Vice President of R&D of Soliloquy Learning, a company he co-founded which pioneered the Reading Assistant that combines advanced speech recognition technology with science-based interventions to help children strengthen their reading fluency, vocabulary, and comprehension. From 1994 to 2000,

Dr. Julia served in several research roles at SRI International, an independent, non-profit research institute, during which time Dr. Julia co-founded Nuance Communications, now a multi-national software corporation focused on speech recognition and artificial intelligence. Dr. Julia received his Ph.D. in Computer Science at the Ecole Nationale Supérieure des Télécommunications de Paris. Dr. Julia graduated from the University Pierre et Marie Curie in Paris with a Bachelor of Science degree and a Master of Science degree in Mathematics and Computer Science. Dr. Julia is the recipient of Légion d’Honneur, the highest order of France, and is a member of France’s National Academy of Technologies. Dr. Julia is also the author of the bestselling book “There is no such thing as Artificial Intelligence” and holds dozens of patents. We believe that Dr. Julia is well-qualified to serve as a director of the company given his vast experience and significant accomplishments in the technology industry.

Rajan P. Pai is one of our independent directors. Since 2015, Mr. Pai has been the Vice President of System Applications at Credo, leading the development of high-performance transceiver solutions for service providers, datacenters and enterprise segments. From 1997 to 2015, Mr. Pai served in various engineering, sales and marketing roles at Marvell Semiconductor, Inc., including as the General Manager managing the storage business unit that offered system-on-chip (SOC) solutions for disk drive & solid-state drive applications; Mr. Pai worked closely with finance, operational and M&A teams during this time to successfully grow the division into a billion-dollar business. Prior to 1997, Mr. Pai served as an engineer at Texas Instruments, designing and developing PRML detectors for read channels. Mr. Pai graduated from the University of California, Irvine with a Bachelor of Science, majoring in Electrical & Computer Engineering with a specialization in Systems & Signal Processing. We believe that Mr. Pai is well-qualified to serve as a director of the company given his extensive engineering background and significant financial experience in a public company.

Special Advisor

Brent Callinicos has been our special advisor since January 2021. Mr. Callinicos is currently an angel investor, active in investing in early-stage technology companies. From 2017 to 2018, Mr. Callinicos served as the Chief Operating Officer and Chief Financial Officer of Virgin Hyperloop One. From 2013 to 2015, Mr. Callinicos served as the Chief Financial Officer of Uber Technologies Inc. From 2007 to 2013, Mr. Callinicos worked at Google Inc., including as Vice President, Treasurer and Chief Accountant. From 1992 to 2007, Mr. Callinicos worked at Microsoft Corporation, including as Treasurer, Vice President of Worldwide Licensing and Pricing, and CFO of the Platforms and Services Division. Mr. Callinicos is on the board of directors of several companies including PVH Corp, a fashion & apparel company, and Rubicon Technologies, a software company focused on waste and recycling solutions that announced it had entered into a merger agreement with Founder SPAC in December 2021. Mr. Callinicos has a Bachelor of Business Administration and an MBA from UNC Chapel Hill and is a Certified Public Accountant.

We have no formal agreement with our special advisor, and he is not under any fiduciary obligations to us. Our special advisor does not perform any board or committee functions, nor does he have any voting or decision-making capacity on our behalf. Additionally, our special advisor has no other employment or compensation arrangements with us.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Ball, Edwards and Pai, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Our Board has determined that Mr. Ball and Mr. Edwards each qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Our Compensation Committee consists of Messrs. Ball and Pai, each of whom is an independent director. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

Our Nominating Committee consists of Messrs. Ball, Edwards and Pai, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in ATSP’s Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Employment Agreements

ATSP has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our officers has received any cash compensation for services rendered to us. We have agreed to pay an affiliate of our Chief Executive Officer a total of $10,000 per month for office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide our Chief Executive Officer compensation in lieu of a salary. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements made to the Sponsor, officers, directors or their respective affiliates, with any interested director abstaining from such review and approval.

DIRECTORS AND EXECUTIVE OFFICERS OF SOUNDHOUND

Current Directors and Executive Officers

SoundHound’s directors and executive officers are as follows as of the SoundHound Record Date:

Name	Age	Position
Dr. Keyvan Mohajer	44	Director, Chief Executive Officer
James Hom	38	Director, Vice President of Products
Larry Marcus	56	Director
Sung Park	55	Director
Kamran Elahian	67	Director
Dr. Majid Emami	45	Vice President of Engineering
Zubin Irani	43	Chief Revenue Officer
Timothy Stonehocker	41	Chief Technology Officer
Amir Arbabi	45	Vice President of Business Development
Nitesh Sharan	47	Chief Financial Officer
Warren Heit	56	General Counsel
Michael Zagorsek	47	Chief Operating Officer

Dr. Keyvan Mohajer.    Dr. Keyvan Mohajer has served as SoundHound’s Chief Executive Officer and a member of the SoundHound board of directors (the “SoundHound Board”) since 2005, when he co-founded SoundHound. Dr. Mohajer is a technical founder and visionary entrepreneur with over 20 years of experience scaling multiple companies. Dr. Mohajer is a key contributor to SoundHound’s core technologies, with over 90 patents granted or pending. He also plays a major role in SoundHound’s business development and has successfully raised over $280 million of funding on the Company’s behalf from global industry leaders. In 2017, Dr. Mohajer was named a “Top 40 Under 40” business leader by Silicon Valley Business Journal. Dr. Mohajer received his Bachelor of Science degree in Electrical Engineering from the University of Toronto in 2000, his Master of Science from Stanford University in 2002 and his Ph.D. in Electrical Engineering from Stanford University in 2007.

James Hom.    James Hom, one of SoundHound’s co-founders, has served as Vice President of Products and a member of the SoundHound Board since 2006. As Vice President of Products, Mr. Hom leads product development and advancement for the Houndify Voice AI platform and multiple business-to-consumer products. Mr. Hom earned his Bachelor of Science Degree in Computer Science from Stanford University in 2005.

Larry Marcus.    Larry Marcus has served as a member of the SoundHound Board since 2009. He is a Co-founder and Managing Director of Marcy Venture Partners, a San Francisco-based venture capital firm investing in consumer, culture and positive impact businesses since February 2018. Since June 2000, Mr. Marcus has also been a Managing Director at Walden Venture Capital. Previously, Mr. Marcus was a digital media sell-side equity research analyst at Deutsche Bank Alex Brown from 1995 to 2000.

Mr. Marcus currently serves, and in the past has served, on the boards of directors of a number private companies, some of which have gone on to become public companies. Mr. Marcus received his Bachelor of Arts in Political Economy of Industrial Societies in 1987 and his Master of Business Administration in 1993, both from the University of California, Berkeley.

Sung Park.    Sung Park has served as a member of the SoundHound Board since January 2020. Mr. Park is also the co-founder and General Partner of Translink Capital, a Silicon Valley-based venture capital fund that invests in early-stage start-ups in Asia. In May 2002, Mr. Park founded SPK Inc. (f/k/a SoundPipe Korea Co. Ltd.) and currently serves as the company’s Chief Executive Officer. In October 2005, Mr. Park founded Spark and Associates Inc. and he is the company’s current Chief Executive Officer. Previously, Mr. Park worked for 3Com Corp. in Korea as a router product manager from 1996 to 1999.

Mr. Park has served on the board of directors of Sonatus, Inc., an automobile software company, since July 2018. He has also served on the board of directors of Translink Investment since April 2020 and on the board of directors of Finda, Inc., a Korean financial technology company, since April 2021. Mr. Park was previously a member of the board of directors of DasanZhone Solutions Inc., from September 2016 to January 2019, and POSCO Cheongam Foundation from 2016 to 2017. Mr. Park previously served as a member of the board of the following charitable or non-profit organizations: the board of TJ Park Foundation from 2012 to 2018 and the Board of Trustees of the Hill School from 2009 to 2015. Mr. Park received his Bachelor of Science in Materials Science and Engineering from the Massachusetts Institute of Technology in 1991 and Master of Business Administration from Stanford University in 1996.

Kamran Elahian.    Kamran Elahian has served as a member of the SoundHound Board since 2006. Between 1996 and 2014, Mr. Elahian co-founded several communications and venture capital companies, including Planetweb Inc., a software company; Centilium Communications Inc., a communication equipment company; and, Actelis Networks Inc., a telecommunications equipment company. Mr. Elahian founded Global Catalyst Partners LP, a venture capital firm, in 1999 and served as its General Partner from 1999 to 2014. Mr. Elahian also founded Global Innovation Catalyst, LLC in 2012 and has served as its Chairman since 2012. In that capacity, he advises various governments on the needed transition from fossil-based economies to sustainable innovation economies.

Mr. Elahian co-founded Schools-Online in 1996, a non-profit that merged with Relief International in 2003, which had provided computers and access to the internet to 6,400 schools in 36 countries. He also co-founded Global Catalyst Foundation in 2000 with the aim to improve lives through effective education and empowerment of the youth, with a special emphasis on young women, using internet and communications technologies. Mr. Elahian received his Bachelor of Science degree in Computer Science and Mathematics in 1975 and Master of Engineering degree in Computer Graphics in 1977, both from the University of Utah.

Dr. Majid Emami.    Dr. Majid Emami is a co-founder of SoundHound and has served as Vice President of Engineering since 2006. Dr. Emami leads SoundHound’s research and development efforts related to speech recognition and machine learning and holds 16 patents related to Voice AI technology. Dr. Emami received a Bachelor of Science in Electrical Engineering in 2000 from the University of Toronto and a Masters and a Ph.D. in Electrical Engineering, with a focus in wireless communications, in 2007, both from Stanford University.

Zubin Irani.    Zubin Irani has served as SoundHound’s Chief Revenue Officer since 2021. Prior to joining SoundHound, Mr. Irani served as Chief Executive Officer and a member of the board of directors of Cprime Inc., an Alten Group company (between 2014 to 2021, after Cprime Inc. was acquired by the Alten Group, and from 2007 to 2014, while Cprime Inc, was a privately-held company). Prior to Cprime Inc., Mr. Irani held leadership roles at The DirecTV Group Inc. and Deloitte Consulting LLP. Mr. Irani received a Bachelor of Science in Business Administration from the University of Southern California in 2000 and a Master of Business Administration in 2013 concurrently from the University of California, Berkeley and Columbia University.

Timothy Stonehocker.    Timothy Stonehocker has served as SoundHound’s Chief Technology Officer since 2010. Mr. Stonehocker specializes in audio recognition algorithms, search technologies, and scalable systems, and has applied his experience to positions he has held since joining SoundHound in 2006, including as SoundHound’s Principal Search Architect before assuming his current role as Chief Technology Officer. Prior to SoundHound, Mr. Stonehocker worked on core order pipeline systems at Amazon, Inc. in Seattle and was part of the team of engineers that relocated to Palo Alto in 2004 to form the Amazon, Inc. subsidiary A9.com. He earned his Bachelor of Science Degree with distinction in Computer Science in 2003 and his Master of Arts in Music in 2003, both from Stanford University.

Amir Arbabi.    Amir Arbabi has served as SoundHound’s Vice President, Business Development since May 2006 and as Corporate Secretary of SoundHound since May 2008. Prior to joining SoundHound, Mr. Arbabi was a corporate attorney at the law firm Venture Law Group (later acquired by the law firm Heller Ehrman LLP) from 2000 to 2006. He has also been an advisor to Sequoia Games, Inc. since September 2019. Mr. Arbabi earned a Bachelor of Arts with distinction in Economics from Stanford University in 1997 and a Juris Doctorate from Harvard Law School in 2000.

Nitesh Sharan.    Nitesh Sharan has served as the Chief Financial Officer at SoundHound since September 2021. In this capacity, Mr. Sharan oversees SoundHound’s accounting, financial planning, investor relations, treasury and capital planning functions. Prior to joining SoundHound, between May 2016 and September 2021, Mr. Sharan held several executive roles at Nike, Inc. including Treasurer, Head of Investor Relations and Chief Financial Officer of Global Operations. Prior to Nike Inc., Mr. Sharan was the Vice President and Assistant Treasurer at Hewlett-Packard Inc., from June 2001 to April 2016, and was a Senior Consultant at Accenture plc from 1996 to 2000. Mr. Sharan received a Bachelor of Science in Management from Case Western Reserve University in 1996 and a Master of Business of Administration from Northwestern University in 2001. He is a CFA® charterholder.

Warren Heit.    Warren Heit has served as the Vice President Legal and General Counsel of SoundHound since March 2018. Prior to joining SoundHound, Mr. Heit was a partner at the law firm White & Case LLP, where he practiced law from September 1999 to December 2017. From September 1990 to September 1999, Mr. Heit practiced law with patent law firm Pennie & Edmonds LLP. Mr. Heit earned his Bachelor of Science in Electrical Engineering and Computer Science with distinction from Tufts University in 1986 and his Juris Doctorate from the Fordham University School of Law in 1990.

Michael Zagorsek.    Michael Zagorsek has served as SoundHound’s Chief Operating Officer since November 2020, where Mr. Zagorsek is principally responsible for company operations, oversight of business workflow, company planning, reporting, goal-setting, and strategy. Prior to assuming that role, Mr. Zagorsek was SoundHound’s Vice President of Product Marketing, from July 2016 to November 2020, in which capacity he was responsible for SoundHound’s marketing activities, including demand generation, product marketing, content marketing, public relations and design. Prior to SoundHound, Mr. Zagorsek was the Head of Product Marketing for Core Products at Square, Inc. from October 2014 to July 2016 and the Vice President of Product Marketing at Leap Motion Inc., from October 2012 to March 2014. From 2007 to 2012, Mr. Zagorsek was Director of Marketing Communications at Apple Inc., overseeing apple.com, email marketing, Apple Online Store and retail digital marketing communications. Mr. Zagorsek received a Bachelor of Commerce from Carleton University in 1998 and a Masters of Arts in International Business from Bradford University in 1998.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to SoundHound prior to the consummation of the Business Combination, and to the Combined Company and its subsidiaries after the Business Combination.

To achieve SoundHound’s goals, SoundHound has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving SoundHound’s goals. SoundHound believes its compensation program should promote the success of SoundHound and align executive incentives with the long-term interests of its stockholders. SoundHound’s current compensation arrangements consist principally of a base salary, an annual cash incentive bonus and equity compensation, as described below.

SoundHound’s board of directors (the “SoundHound Board”) has historically determined the compensation of SoundHound’s executive officers. For the year ended December 31, 2021, SoundHound’s named executive officers were Dr. Keyvan Mohajer, Chief Executive Officer, Nitesh Sharan, Chief Financial Officer, and Timothy Stonehocker, Chief Technology Officer.

This section provides an overview of SoundHound’s executive compensation arrangements with its executive officers, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table for Fiscal Year 2021

The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2021.

Name and Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Dr. Keyvan Mohajer, CEO	2021	260,000	—		—	—	—	260,000
Nitesh Sharan, CFO(2)	2021	83,333	75,000	(3)	—	952,070	—	1,110,403
Timothy Stonehocker, CTO	2021	250,000	2,170		—	—	—	252,170

____________

(1)      The amounts disclosed represent the aggregate grant date fair value of stock options granted to our named executive officers during the fiscal year ended December 31, 2021 under our 2016 Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in the notes to our audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)      Mr. Sharan assumed responsibilities as SoundHound’s Chief Financial Officer in October 2021. Pursuant to his offer letter, Mr. Sharan’s annual salary is $300,000.

(3)      Mr. Sharan received a $75,000 sign-on/retention payment, subject to repayment if executive’s employment terminates prior to the one-year anniversary of his start date.

Narrative Disclosure to Summary Compensation Table

2006 Stock Plan

In 2006, the SoundHound Board adopted, and SoundHound’s stockholders approved, the Melodis Corporation 2006 Stock Plan (the “2006 Stock Plan”). Mr. Stonehocker holds options under the 2006 Stock Plan, as described below. Following adoption of the 2016 Incentive Plan, as described below, no new awards were made under the 2006 Stock Plan. The following describes the material terms of the 2006 Stock Plan.

Grants, Generally.    The 2006 Stock Plan provided for both for the direct award or sale of shares and the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”). ISOs may be granted only to employees of SoundHound and its affiliates. All other awards may be granted to employees, non-employee directors and consultants of SoundHound and its affiliates.

The maximum number of shares of SoundHound common stock that could be issued over the term of the 2006 Stock Plan was 3,313,368 shares. As of September 30, 2021, stock options to purchase [_______] shares of SoundHound’s common stock with a weighted-average exercise price of $[_____] per share were outstanding under the 2006 Stock Plan. As of September 30, 2021, there were no outstanding awards under the 2006 Stock Plan other than these options.

Administration.    The SoundHound Board, or a committee with authority delegated by the SoundHound Board, administers the 2006 Stock Plan. Subject to the terms of the 2006 Stock Plan, the administrator has the power to determine: who will be granted awards, when and how each award will be granted, what type of award will be granted, the provisions of each award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or shares under the award, the number of shares subject to an award, and the fair market value applicable to an award. The administrator also has the discretion to effect, with the consent of any adversely affected participant, an option exchange program whereby outstanding options are exchanged for options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the fair market value of SoundHound’s common stock. The administrator also has the authority to accelerate the time(s) at which an award may vest or be exercised, and to construe, interpret, and settle all controversies regarding the terms of the 2006 Stock Plan and awards granted thereunder.

Options.    SoundHound’s employees and service providers have historically received stock options pursuant to the 2006 Stock Plan. Mr. Stonehocker has been granted a mix of ISOs and NSOs. See the “Outstanding Equity Awards at 2021 Fiscal Year End” table below for further information about SoundHound’s named executive officers’ outstanding options as of December 31, 2021.

The exercise price per share of options granted under the 2006 Stock Plan must be at least 100% of the fair market value per share of SoundHound’s common stock on the grant date. Subject to the provisions of the 2006 Stock Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure; Corporate Transactions.    In the event of certain changes to SoundHound’s capital structure, such as a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the common stock, or any other increase or decrease in the number of issued shares of SoundHound’s common stock effected without receipt of consideration by the Company, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2006 Stock Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2006 Stock Plan. In the event SoundHound is party to a “corporate transaction” or “change of control” (as each is defined in the 2006 Stock Plan), each outstanding option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent option, in which case such option shall terminate upon the consummation of the transaction.

Plan Amendment or Termination.    The SoundHound Board may amend, modify, or terminate the 2006 Stock Plan at any time, although such change may not materially and adversely affect a participant’s rights under an outstanding award without the participant’s written consent.

2016 Incentive Plan

In 2016, the SoundHound Board adopted, and SoundHound’s stockholders approved, the SoundHound, Inc. 2016 Equity Incentive Plan (the “2016 Incentive Plan”). Each of the named executive officers hold options under the 2016 Incentive Plan, as described below.

If the SoundHound AI, Inc. 2022 Incentive Award Plan is approved by ATSP’s stockholders, as described in Proposal 4 above, it is expected that the 2016 Incentive Plan will be terminated and no further awards will be granted under it after the consummation of the Business Combination.

The following describes the material terms of the 2016 Incentive Plan.

Grants, Generally.    The 2016 Incentive Plan provides both for the direct award or sale of shares and for the grant of ISOs and NQSOs. ISOs may be granted only to employees of SoundHound and its affiliates. All other awards may be granted to employees, non-employee directors and consultants of SoundHound and its affiliates.

The maximum number of shares of SoundHound common stock that may be issued over the term of the 2016 Incentive Plan is 8,151,460 shares. As of September 30, 2021, stock options to purchase 5,402,617 shares of SoundHound’s common stock with a weighted-average exercise price of $17.89 per share were outstanding under the 2016 Incentive Plan. As of September 30, 2021, there were no outstanding awards under the 2016 Incentive Plan other than these options.

Administration.    The SoundHound Board, or a committee with authority delegated by the SoundHound Board, administers the 2016 Incentive Plan. Subject to the terms of the 2016 Incentive Plan, the administrator has the power to determine: who will be granted awards, when and how each award will be granted, what type of award will be granted, the provisions of each award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or shares under the award, the number of shares subject to an award, and the fair market value applicable to an award. The administrator also has the discretion to effect, with the consent of any adversely affected participant, the reduction of the exercise, purchase or strike price of any outstanding award; the cancellation of any outstanding award and the grant in substitution therefor of a new award or other valuable consideration, or any other action that is treated as a repricing under generally accepted accounting principles. The administrator also has the authority to accelerate the time(s) at which an award may vest or be exercised, and to construe, interpret, and settle all controversies regarding the terms of the 2016 Incentive Plan and awards granted thereunder.

Options.    SoundHound’s employees and service providers have historically received stock options pursuant to the 2016 Incentive Plan. Each of the named executive officers has been granted a mix of ISOs and NSOs. See the “Outstanding Equity Awards at 2021 Fiscal Year End” table below for further information about SoundHound’s named executive officers’ outstanding options as of December 31, 2021.

The exercise price per share of options granted under the 2016 Incentive Plan must be at least 100% of the fair market value per share of SoundHound’s common stock on the grant date. Subject to the provisions of the 2016 Incentive Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

RSUs.    A restricted stock unit (“RSU”) is a right to receive a share of SoundHound’s common stock, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the administrator. RSUs vest at the rate determined by the administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the administrator’s discretion and as set forth in the applicable award agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.

Changes to Capital Structure; Corporate Transactions.    In the event of certain changes to SoundHound’s capital structure, such as a stock dividend, stock split or reverse stock split, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2016 Incentive Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2016 Incentive Plan. In the event SoundHound is party to a “corporate transaction” or “change in control” (as each is defined in the 2016 Incentive Plan), the administrator may take one or more of the following actions to provide for: (i) the continuation of the awards by SoundHound (if SoundHound is the surviving corporation), (ii) the assumption or substitution of awards by the successor or surviving corporation, (iii) upon written notice, the termination of unexercised or unvested awards prior to the reorganization event, (iv) the acceleration of vesting applicable to an award, (v) the cancellation and purchase of outstanding awards for the amount that could have been obtained upon the exercise of the award and sale of the underlying stock had such award been currently exercisable, or (vi) the cancellation of the outstanding award.

Plan Amendment or Termination.    The SoundHound Board may amend, modify, or terminate the 2016 Incentive Plan at any time, although such change may not materially impair a participant’s rights under an outstanding award without the participant’s written consent.

Agreements with SoundHound’s Named Executive Officers

SoundHound currently maintains an employment agreement with its Chief Executive Officer, along with a separate change in control bonus letter agreement. SoundHound has also entered offer letter agreements with its Chief Financial Officer and Chief Technology Officer, as summarized below. Effective as of January 5, 2022, Mr. Zubin Irani will join SoundHound as its Chief Revenue Officer. Although Mr. Irani’s appointment is effective as of the 2022 fiscal year, a description of the material terms of Mr. Irani’s employment arrangement is included as well. Each named executive officer has entered into the Company’s standard form of confidential information and inventions assignment agreement.

SoundHound expects to enter into new employment arrangements with each of its named executive officers prior to the Closing of the Business Combination, which will govern the terms of their continuing employment with SoundHound and, following the completion of the Business Combination, with the Company. SoundHound is still in the process of negotiating, approving and implementing these agreements.

Agreements with Chief Executive Officer

SoundHound entered into an employment agreement with Mr. Mohajer, its Chief Executive Officer, on January 23, 2006, and pursuant to its terms, Mr. Mohajer’s base salary is reviewed by the SoundHound Board as part of the Company’s normal salary review process. For fiscal year 2021, Mr. Mohajer’s base salary was $260,000. The CEO employment agreement entitles Mr. Mohajer to participate in any bonus compensation plans as the Company may from time to time adopt for the benefit of management, along with any standard benefit plans available to similarly-situated employees. If Mr. Mohajer’s employment is terminated without cause (as defined in the CEO employment agreement), he is entitled to continued payment of his then current base salary for a period of two months.

Mr. Mohajer and SoundHound entered into a change in control bonus letter agreement on May 23, 2017, pursuant to which the Company will pay up to $1,414.050 to Mr. Mohajer upon the consummation of a change in control transaction (as defined in the bonus letter agreement) provided Mr. Mohajer is a Company employee as of such closing or if Mr. Mohajer was terminated without cause within 60 days prior to the closing. Any change in control bonus is payable in a lump-sum, unless the transaction proceeds include earn out payments, amounts subject to escrow or holdback, or other contingencies, in which case the change in control bonus will be subject to hold back and delayed payment to reflect the contingent transaction proceeds. The change in control bonus is subject to further reduction if the amount payable per share of Company common stock is less than $12.10 or if necessary to avoid adverse tax results under Code Section 280G. The change in control bonus may be paid in cash, fully vested shares issued by the Company’s acquirer, or such other form of consideration paid to the Company’s securityholders in the transaction.

Agreements with Chief Financial Officer

SoundHound entered into an offer letter agreement with Mr. Sharan, its Chief Financial Officer, as of September 10, 2021, pursuant to which Mr. Sharan is entitled to a base salary of $300,000 per year, along with any standard benefit plans available to similarly-situated employees. Additionally, beginning in January 2022, Mr. Sharan will be eligible for an annual performance-based cash bonus of up to 50% of his annual base salary amount, to be determined in accordance with mutually agreed goals and job performance. Mr. Sharan received a $75,000 one-time sign-on/retention payment, subject to repayment if executive’s employment terminates prior to the one-year anniversary of his start date. Mr. Sharan is eligible to earn a $75,000 one-time closing payment if a liquidity occurs within 12 months of his hire date and Mr. Sharan remains continuously employed through such date.

If Mr. Sharan’s employment is terminated without cause or due to a constructive termination (in each, as defined in the CFO letter agreement), he is entitled to continued payment of his then current base salary for a period of two months.

Pursuant to the terms of the CFO letter agreement, Mr. Sharan was granted options to purchase up to 55,555 shares of SoundHound common stock, at an exercise price of $41.75 per share, pursuant to the 2016 Incentive Plan.

Under the CFO letter agreement, the Company agreed to recommend an award of 300,000 restricted stock units (“RSUs”) and 200,000 performance stock units (“PSUs”) on the listing date of a liquidity event (based on a converted cap table of 200 million shares). The RSU and PSU grants will be made pursuant to the SoundHound AI, Inc. 2022 Incentive Award Plan expected to be established in connection with the Closing, subject to the approval thereof by ATSP’s stockholders and approval of any specific grant thereunder by the board of directors of the Combined Company (the “SoundHound AI Board”).

The Options, RSUs, and PSUs have a four-year time-based vesting schedule, with 25% of the award vesting on the one-year anniversary of the CFO’s hire date and 3/48th of the award vesting each quarter thereafter, subject to Mr. Sharan’s continued employment through such dates. Following a change in control (as defined in the CFO letter agreement), any unvested portion of the option or RSU awards shall accelerate if the CFO is terminated without cause or terminates due to a constructive termination (each as defined in the CFO letter agreement).

The PSUs are subject to additional performance-based vesting conditions, with half of the PSU award vesting if a share of the Combined Company’s common stock (measured using a rolling six-month average) increases by a certain percentage over the “base price” (defined as the higher of the opening price of the Combined Company’s common stock on the listing date of a liquidity event or $10.00). 25% of the PSU award vests on a 50% increase over the base price, and another 25% of the PSU award vests on a 100% increase over the base price. An additional 25% of the PSU award vests on the achievement of $100.0 million of GAAP revenue in a trailing 12 months during the four-year PSU period. The final 25% of the PSU award vests on the Combined Company achieving positive cash flow in a trailing 12 months during the four-year PSU period.

Agreements with Chief Technology Officer

SoundHound entered into an offer letter agreement as of September 5, 2016, for Mr. Stonehocker to become Algorithm Designer. Mr. Stonehocker was promoted to Chief Technology Officer as of January 2010. For fiscal year 2021, Mr. Stonehocker’s base salary was $250,000. Under Mr. Stonehocker’s letter agreement, he is eligible to participate in any standard benefit plans available to similarly-situated employees.

Arrangements with Chief Revenue Officer

The foregoing tables do not include information with respect to Mr. Zubin Irani, who will commence his service as SoundHound’s Chief Revenue Officer in January 2022, pursuant to the terms of an offer letter agreement dated September 14, 2021. Under the CRO letter agreement, Mr. Irani is entitled to a base salary of $300,000 per year, along with any standard benefit plans available to similarly-situated employees. Mr. Irani will be eligible for an annual performance-based cash bonus of up to 100% of his annual base salary amount, which shall be linked to mutually agreed upon Company revenue goals and job performance.

In connection with his engagement, during the 2021 fiscal year, Mr. Irani received options to purchase 37,037 shares of SoundHound common stock, at an exercise price of $41.75 per share, pursuant to the 2016 Incentive Plan. The options have a fair value of $634,180 (calculated in accordance with Financial Accounting Standards Board ASC Topic 718).

Under the CRO letter agreement, the Company agreed to recommend an award of 300,000 restricted stock units (“RSUs”) and 300,000 performance stock units (“PSUs”) on the listing date of a liquidity event (based on a converted cap table of 200 million shares). The RSU and PSU grants will be made pursuant to the SoundHound AI, Inc. 2022 Incentive Award Plan expected to be established in connection with the Closing, subject to the approval thereof by ATSP’s stockholders and approval of any specific grant thereunder by SoundHound AI Board.

The Options, RSUs, and PSUs have a four-year time-based vesting schedule, with 3/48th of the award vesting on each quarter following the CRO’s hire date, subject to Mr. Irani’s continued employment through such dates. Following a change in control (as defined in the CRO letter agreement), any unvested portion of the option or RSU awards shall accelerate if the CRO is terminated without cause or terminates due to a constructive termination (each as defined in the CRO letter agreement).

The PSUs are subject to additional GAAP revenue performance-based vesting conditions, with 50,000 PSUs each vesting upon the first achievement of $30.0 million, $100.0 million, $200.0 million, and $300.0 million of GAAP revenue in a trailing 12 months during the four-year PSU period and 100,000 PSUs shall vest upon the first achievement of $400.0 million of GAAP revenue in a trailing 12 months during the four-year PSU period.

If Mr. Irani’s employment is terminated without cause or due to a constructive termination (in each, as defined in the CRO letter agreement), he is entitled to continued payment of his then current base salary for the greater of six months or 12 months, minus the number of months he was employed by SoundHound, if the termination is in the first 12 months of employment.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table presents information regarding outstanding equity awards held by SoundHound’s Named Executive Officers as of December 31, 2021.

						Option Awards
	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Keyvan Mohajer, CEO	03/28/2017	(1)		150,000				$12.10	03/28/2027
Nitesh Sharan, CFO	09/27/2021	09/15/2021	(2)			55,555		$41.75	09/27/2031
Timothy Stonehocker, CTO	05/19/2015	(1)		40,000	(3)			$7.72	05/19/2025
	12/15/2016	11/01/2016	(4)	75,000				$12.10	12/15/2026
	08/15/2019	01/08/2019	(2)	16,250		13,750		$16.10	08/15/2029

____________

(1)      The option award was fully vested from the grant date.

(2)      The option award has a four-year vesting schedule, with 25% of the award vesting 12 months after Vesting Start Date and 3/48th of the award vesting each quarter thereafter.

(3)      The May 19, 2015, option grant made to Mr. Stonehocker was under the 2006 Stock Plan. All other awards described in this chart were made under the 2016 Incentive Plan.

(4)      The option award has a four-year vesting schedule, with 1/48th of the award vesting each month following Vesting Start Date.

DIRECTOR COMPENSATION

No directors received compensation for their service on ATSP’s board of directors in 2021. Following the consummation of the Business Combination, we intend to adopt an appropriate non-employee director compensation program pursuant to which our non-employee directors will be eligible to receive a combination of an annual cash retainer, meeting fees, and/or equity-based awards.

Executive Compensation Arrangements — Post-Closing Arrangements

2022 Equity Incentive Plan

In connection with the Business Combination, the board is expected to adopt the SoundHound AI, Inc. 2022 Incentive Award Plan, subject to stockholder approval, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of the Combined Company and its affiliates, which is essential to the Combined Company’s long term success. For additional information about the Equity Incentive Plan, please see “Proposal No. 4 — the Incentive Plan Proposal” in this proxy statement/consent solicitation/prospectus.

2022 Employee Stock Purchase Plan

In connection with the Business Combination, the VPCC Board will adopt the Employee Stock Purchase Agreement, subject to stockholder approval, in order to allow employees of the Combined Company and its affiliates to purchase shares of Combined Company Class A common stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests. For additional information about the Employee Stock Purchase Plan, please see “Proposal No. 5 — the ESPP Proposal” in this proxy statement/prospectus/consent solicitation.

Post-Closing Employment Agreements

It is anticipated that each of SoundHound’s Named Executive Officers will enter into employment agreements with the Combined Company. The terms and conditions of the employment agreements have not been determined as of the date of this proxy statement/prospectus/consent solicitation.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company’s Board of Directors will comprise seven members. Each of our incumbent directors, with the exception of Dr. Ball, are expected to resign from our Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the directors and executive officers of the Combined Company, which will be renamed “SoundHound AI, Inc.” following the Business Combination:

Name	Age	Position
Dr. Keyvan Mohajer	44	Director Nominee, Chief Executive Officer
[___]	[___]	[___]
[___]	[___]	[___]
James Hom	38	Director Nominee
Larry Marcus	56	Director Nominee
[___]	[___]	[___]
Dr. Eric Ball	57	Director
Dr. Majid Emami	45	Vice President of Engineering
Zubin Irani	43	Chief Revenue Officer
Timothy Stonehocker	41	Chief Technology Officer
Nitesh Sharan	47	Chief Financial Officer
Michael Zagorsek	47	Chief Operating Officer

Dr. Keyvan Mohajer.    Upon the consummation of the Business Combination, Dr. Keyvan Mohajer will become a member of the Board. Dr. Mohajer has served as SoundHound’s Chief Executive Officer and a member of the SoundHound board of directors (the “SoundHound Board”) since 2005, when he co-founded SoundHound. Dr. Mohajer is a technical founder and visionary entrepreneur with over 20 years of experience scaling multiple companies. Dr. Mohajer is a key contributor to SoundHound’s core technologies, with over 90 patents granted or pending. He also plays a major role in SoundHound’s business development and has successfully raised over $280 million of funding on the Company’s behalf from global industry leaders. In 2017, Dr. Mohajer was named a “Top 40 Under 40” business leader by Silicon Valley Business Journal. Dr. Mohajer received his Bachelor of Science degree in Electrical Engineering from the University of Toronto in 2000, his Master of Science from Stanford University in 2002 and his Ph.D. in Electrical Engineering from Stanford University in 2007. We believe that Dr. Mohajer is well qualified to serve as a member of the Board because, as a co-founder of SoundHound and its chief executive officer, he has extensive knowledge of SoundHound’s business.

James Hom.    Upon the consummation of the Business Combination, James Hom will become a member of the Board. Mr. Hom, one of SoundHound’s co-founders, has served as Vice President of Products and a member of the SoundHound Board since 2006. As Vice President of Products, Mr. Hom leads product development and advancement for the Houndify Voice AI platform and multiple business-to-consumer products. Mr. Hom earned his Bachelor of Science Degree in Computer Science from Stanford University in 2005. We believe that Mr. Hom is well qualified to serve as a member of the Board because, as a co-founder and officer of SoundHound, he has extensive knowledge of SoundHound’s business.

Larry Marcus.    Upon the consummation of the Business Combination, James Hom will become a member of the Board. Larry Marcus has served as a member of the SoundHound Board since 2009. He is a Co-founder and Managing Director of Marcy Venture Partners, a San Francisco-based venture capital firm investing in consumer, culture and positive impact businesses since February 2018. Since June 2000, Mr. Marcus has also been a Managing Director at Walden Venture Capital. Previously, Mr. Marcus was a digital media sell-side equity research analyst at Deutsche Bank Alex Brown from 1995 to 2000.

Mr. Marcus currently serves, and in the past has served, on the boards of directors of a number private companies, some of which have gone on to become public companies. Mr. Marcus received his Bachelor of Arts in Political Economy of Industrial Societies in 1987 and his Master of Business Administration in 1993, both from the University of California, Berkeley. We believe that Mr. Marcus is well qualified to serve as a member of the Board because, as a member of SoundHound’s board, he has extensive knowledge of SoundHound’s business, and also because of this significant venture capital and finance experience.

Dr. Eric R. Ball.    Dr. Eric R. Ball will continue to serve on the Board after the Business Combination. Since 2016, Dr. Ball has been the General Partner of Impact Venture Capital, a Silicon Valley based venture firm investing in early-stage applied-AI start-up companies. From 2015 until 2016, Dr. Ball served as the Chief Financial Officer for C3 AI, an enterprise AI software provider. From 2005 to 2015, Dr. Ball served as Senior Vice President and Treasurer for Oracle. Prior to 2005, Dr. Ball served in a variety of finance roles at Flextronics International, Cisco Systems, Avery Dennison, and AT&T. Dr. Ball has served as the Chairman of the Board of CapConnect+, a start-up company that is focused on linking corporate bond issuers to their institutional buyers, since 2020. Dr. Ball has also served as an advisor to Kyriba, a private treasury management software provider, since 2017. Dr. Ball has also served as a Board member and Audit Chairman of Glu Mobile Inc, a developer and publisher of mobile games from 2013 until April 2021. Dr. Ball received his Ph.D. in management at the Drucker-Ito School of Claremont Graduate University. Dr. Ball received his MBA in finance and MA in economics at the University of Rochester. Dr. Ball graduated with honors from the University of Michigan with a Bachelor of Arts degree in Economics. Dr. Ball is also the co-author of the book “Unlocking the Ivory Tower”. We believe that Dr. Ball is well-qualified to serve as a director of the company given his extensive finance, mergers & acquisition, investing and public company experience in the technology industry.

Sung Park.    Sung Park has served as a member of the SoundHound Board since January 2020. Mr. Park is also the co-founder and General Partner of Translink Capital, a Silicon Valley-based venture capital fund that invests in early-stage start-ups in Asia. In May 2002, Mr. Park founded SPK Inc. (f/k/a SoundPipe Korea Co. Ltd.) and currently serves as the company’s Chief Executive Officer. In October 2005, Mr. Park founded Spark and Associates Inc. and he is the company’s current Chief Executive Officer. Previously, Mr. Park worked for 3Com Corp. in Korea as a router product manager from 1996 to 1999.

Mr. Park has served on the board of directors of Sonatus,Inc., an automobile software company, since July 2018. He has also served on the board of directors of Translink Investment since April 2020 and on the board of directors of Finda, Inc., a Korean financial technology company, since April 2021. Mr. Park was previously a member of the board of directors of DasanZhone Solutions Inc., from September 2016 to January 2019, and POSCO Cheongam Foundation from 2016 to 2017. Mr. Park previously served as a member of the board of the following charitable or non-profit organizations: the board of TJ Park Foundation from 2012 to 2018 and the Board of Trustees of the Hill School from 2009 to 2015. Mr. Park received his Bachelor of Science in Materials Science and Engineering from the Massachusetts Institute of Technology in 1991 and Master of Business Administration from Stanford University in 1996.

Kamran Elahian.    Kamran Elahian has served as a member of the SoundHound Board since 2006. Between 1996 and 2014, Mr. Elahian co-founded several communications and venture capital companies, including Planetweb Inc., a software company; Centilium Communications Inc., a communication equipment company; and, Actelis Networks Inc., a telecommunications equipment company. Mr. Elahian founded Global Catalyst Partners LP, a venture capital firm, in 1999 and served as its General Partner from 1999 to 2014. Mr. Elahian also founded Global Innovation Catalyst, LLC in 2012 and has served as its Chairman since 2012. In that capacity, he advises various governments on the needed transition from fossil-based economies to sustainable innovation economies.

Mr. Elahian co-founded Schools-Online in 1996, a non-profit that merged with Relief International in 2003, which had provided computers and access to the internet to 6,400 schools in 36 countries. He also co-founded Global Catalyst Foundation in 2000 with the aim to improve lives through effective education and empowerment of the youth, with a special emphasis on young women, using internet and communications technologies. Mr. Elahian received his Bachelor of Science degree in Computer Science and Mathematics in 1975 and Master of Engineering degree in Computer Graphics in 1977, both from the University of Utah.

Dr. Majid Emami.    Dr. Majid Emami is a co-founder of SoundHound and has served as Vice President of Engineering since 2006. Dr. Emami leads SoundHound’s research and development efforts related to speech recognition and machine learning and holds 16 patents related to Voice AI technology. Dr. Emami received a Bachelor of Science in Electrical Engineering in 2000 from the University of Toronto and a Masters and a Ph.D. in Electrical Engineering, with a focus in wireless communications, in 2007, both from Stanford University.

Zubin Irani.    Zubin Irani has served as SoundHound’s Chief Revenue Officer since 2021. Prior to joining SoundHound, Mr. Irani served as Chief Executive Officer and a member of the board of directors of Cprime Inc., an Alten Group company (between 2014 to 2021, after Cprime Inc. was acquired by the Alten Group, and from 2007 to 2014, while Cprime Inc, was a privately-held company). Prior to Cprime Inc., Mr. Irani held leadership roles at The DirecTV Group Inc. and Deloitte Consulting LLP. Mr. Irani received a Bachelor of Science in Business Administration from the University of Southern California in 2000 and a Master of Business Administration in 2013 concurrently from the University of California, Berkeley and Columbia University.

Timothy Stonehocker.    Timothy Stonehocker has served as SoundHound’s Chief Technology Officer since 2010. Mr. Stonehocker specializes in audio recognition algorithms, search technologies, and scalable systems, and has applied his experience to positions he has held since joining SoundHound in 2006, including as SoundHound’s Principal Search Architect before assuming his current role as Chief Technology Officer. Prior to SoundHound, Mr. Stonehocker worked on core order pipeline systems at Amazon, Inc. in Seattle and was part of the team of engineers that relocated to Palo Alto in 2004 to form the Amazon, Inc. subsidiary A9.com. He earned his Bachelor of Science Degree with distinction in Computer Science in 2003 and his Master of Arts in Music in 2003, both from Stanford University.

Amir Arbabi.    Amir Arbabi has served as SoundHound’s Vice President, Business Development since May 2006 and as Corporate Secretary of SoundHound since May 2008. Prior to joining SoundHound, Mr. Arbabi was a corporate attorney at the law firm Venture Law Group (later acquired by the law firm Heller Ehrman LLP) from 2000 to 2006. He has also been an advisor to Sequoia Games, Inc. since September 2019. Mr. Arbabi earned a Bachelor of Arts with distinction in Economics from Stanford University in 1997 and a Juris Doctorate from Harvard Law School in 2000.

Nitesh Sharan.    Nitesh Sharan has served as the Chief Financial Officer at SoundHound since September 2021. In this capacity, Mr. Sharan oversees SoundHound’s accounting, financial planning, investor relations, treasury and capital planning functions. Prior to joining SoundHound, between May 2016 and September 2021, Mr. Sharan held several executive roles at Nike, Inc. including Treasurer, Head of Investor Relations and Chief Financial Officer of Global Operations. Prior to Nike Inc., Mr. Sharan was the Vice President and Assistant Treasurer at Hewlett-Packard Inc., from June 2001 to April 2016, and was a Senior Consultant at Accenture plc from 1996 to 2000. Mr. Sharan received a Bachelor of Science in Management from Case Western Reserve University in 1996 and a Master of Business of Administration from Northwestern University in 2001. He is a CFA® charterholder.

Warren Heit.    Warren Heit has served as the Vice President Legal and General Counsel of SoundHound since March 2018. Prior to joining SoundHound, Mr. Heit was a partner at the law firm White & Case LLP, where he practiced law from September 1999 to December 2017. From September 1990 to September 1999, Mr. Heit practiced law with patent law firm Pennie & Edmonds LLP. Mr. Heit earned his Bachelor of Science in Electrical Engineering and Computer Science with distinction from Tufts University in 1986 and his Juris Doctorate from the Fordham University School of Law in 1990.

Michael Zagorsek.    Michael Zagorsek has served as SoundHound’s Chief Operating Officer since November 2020, where Mr. Zagorsek is principally responsible for company operations, oversight of business workflow, company planning, reporting, goal-setting, and strategy. Prior to assuming that role, Mr. Zagorsek was SoundHound’s Vice President of Product Marketing, from July 2016 to November 2020, in which capacity he was responsible for SoundHound’s marketing activities, including demand generation, product marketing, content marketing, public relations and design. Prior to SoundHound, Mr. Zagorsek was the Head of Product Marketing for Core Products at Square, Inc. from October 2014 to July 2016 and the Vice President of Product Marketing at Leap Motion Inc., from October 2012 to March 2014. From 2007 to 2012, Mr. Zagorsek was Director of Marketing Communications at Apple Inc., overseeing apple.com, email marketing, Apple Online Store and retail digital marketing communications. Mr. Zagorsek received a Bachelor of Commerce from Carleton University in 1998 and a Masters of Arts in International Business from Bradford University in 1998.

Family Relationships

Kamyar Mohajer, the brother of SoundHound’s CEO, Keyvan Mohajer, is an employee of SoundHound and serves as the Company’s Vice President of Corporate Strategy and International Expansion.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s Board of Directors has determined that, upon the consummation of the Business Combination, each of           , and           , will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s Board of Directors considered the current and prior relationships that each non-employee director has with SoundHound and will have with the combined company and all other facts and circumstances the Combined Company’s Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

The Combined Company’s Board of Directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Technology Sub-Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of           ,           , and           , each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards.           , will serve as chairman of the Audit Committee. Our Board has determined that           , qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of           ,           , and           , each of whom is an independent director under Nasdaq’s listing standards will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of           , and           , each of whom is an independent director under Nasdaq’s listing standards            will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, we will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.soundhound.com. The Combined Company will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: [•] Attention: [•].

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.soundhound.com. The information on this website is not part of this proxy statement/prospectus/consent solicitation.

Officer and Director Compensation Following the Business Combination

Our board of directors expects to adopt, and recommend our stockholders approve, a nonemployee director compensation program (the “Director Compensation Policy”), which will become effective in connection with the completion of the Business Combination. The Director Compensation Policy will be designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward non-employee directors who contribute to the long-term success of the Combined Company. The Director Compensation Policy will provide for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings. Our board of directors expects to review non-employee director compensation periodically to ensure that non-employee director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors.

The policies of the Combined Company with respect to the compensation of its executive officers following the Business Combination are expected to be administered by the our board of directors in consultation with its compensation committee. The Combined Company may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. The Combined Company intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Company and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of [•], 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by ATSP to be the beneficial owner of more than 5% of shares of our common stock as of [•], 2022 (pre-Business Combination) or of shares of our common stock upon the Closing of the Business Combination;

•        each of ATSP’s executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company upon the Closing of the Business Combination;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of the Combined Company as a group upon the Closing of the Business Combination.

As of the Record Date, ATSP had [•] shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, ATSP believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•] shares of our common stock to be outstanding upon consummation of the Business Combination, comprising [•] shares of Class A Common Stock and [•] shares of Class B Common Stock, and is inclusive of the PIPE Investment, but does not take into account any Warrants, options or other convertible securities of SoundHound issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by ATSP’s existing stockholders in ATSP will be different.

The expected beneficial ownership of common stock post-Business Combination assumes that the SoundHound Class B Common Stock is approved by the SoundHound stockholders and the special committee of the SoundHound board of directors, such that SoundHound Class B Common Stock will be exchanged for Class B Common Stock entitling the holders to a number of votes per share equal to ten. The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Public Subunits having been redeemed. The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] Public Subunits having been redeemed.

	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions					Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares of Class A Common Stock	% of Class	Number of Shares of Class B Common Stock	% of Class	% of Total Voting Power	Number of Shares of Class A Common Stock	% of Class	Number of Shares of Class B Common Stock	% of Class	% of Total Voting Power
Eric R. Ball(1)	—	—
Stephen N. Cannon(1)(2)	3,599,500	20.61%
Daniel L. Sheehan(1)	—	—
Long Long(1)	—	—
Bryant B. Edwards(1)	25,000	*
Dr. Luc Julia(1)	25,000	*
Rajan P. Pai(1)	25,000	*
Archimedes Tech SPAC Sponsors LLC(2)	3,599,500	20.61%
All directors and executive officers prior to the Business Combination as a group (6 individuals)	3,674,500	21.04%

____________

*         Less than 1%.

(1)       The business address of each of the individuals is 2093 Philadelphia Pike #1968, Claymont, DE 19703.

(2)       Includes securities held by Archimedes Tech SPAC Sponsors LLC, the Sponsor, of which Stephen N. Cannon is sole managing member. Mr. Cannon disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein. The business address of each of Archimedes Tech SPAC Sponsors LLC is 2093 Philadelphia Pike #1968, Claymont, DE 19703.

DESCRIPTION OF ATSP’S SECURITIES

General

Pursuant to our Certificate of Incorporation, our authorized stock consists of 100,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this proxy statement/prospectus/consent solicitation, 17,461,000 shares of common stock are issued and outstanding. No preferred shares are issued or outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our Certificate of Incorporation, bylaws, our warrant agreement, and to the applicable provisions of Delaware law.

Units and Subunits

Each Unit consists of one Subunit and one-quarter of a Warrant. Each Subunit consists of one share of our common stock and one-quarter of a Warrant. Each whole Warrant entitles the holder to purchase one share of common stock. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of common stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional warrants are issued upon separation of the Units or Subunits and only whole Warrants trade. Accordingly, unless a holder purchased a multiple of four Units or four Subunits, the number of tradeable Warrants issuable upon separation of the Units or Subunits are rounded down to the nearest whole number of Warrants.

The Subunits will continue to trade as a Subunit consisting of one share of common stock and one-quarter of a Warrant until we consummate an initial business combination, at which time they (to the extent not redeemed) will automatically separate and the Subunits will no longer be outstanding. At such time, every four one-quarter Warrants will automatically be combined to form a whole Warrant and fractional warrants will no longer exist. Since no fractional warrants will then exist and only whole Warrants will trade, investors will need to have a number of Subunits divisible by four at that time or they will any fractions of a Warrant they hold.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our Sponsor, as well as all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering and any shares purchased in this offering or following this offering in the open market, including any shares included in Subunits acquired in this offering or in the aftermarket, in favor of the proposed business combination.

We will consummate our initial business combination only if we have net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation and, solely if a vote is held to approve a business combination, a majority of the outstanding shares of common stock voted are voted in favor of the business combination.

The Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Certificate of Incorporation, if we do not consummate an initial business combination within 18 months from the closing of the IPO, or September 15, 2022, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. Our Sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon our failure to consummate an initial business combination with respect to the founder’s common stock and Private Subunits. Our Sponsor, officers and directors will therefore not participate in any liquidation distribution from the trust account with respect to such shares or Subunits. They will, however, participate in any liquidation distribution from the trust account with respect to any Subunits acquired in, or following, the IPO.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their Subunits to us in a tender offer or have their Subunits converted to cash equal to their pro rata share of the trust account in connection with the consummation of our initial business combination. Public stockholders who redeem their Subunits into their share of the Trust Account still have the right to exercise any Warrants they still hold outside of such Subunit, including the one-quarter of one Warrant included in the Unit, but will forfeit, without the receipt of any additional consideration, the one-quarter of the Warrant included in the Subunit. Accordingly, an investor may have a disincentive to exercise redemption rights due to the loss of such portion of the Warrants.

Preferred Stock

There are no shares of preferred stock outstanding. Our Certificate of Incorporation as of the date of this prospectus/proxy statement/consent solicitation statement authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

As of the date of this prospectus/proxy statement/consent solicitation statement, 6,858,000 Warrants are outstanding. Each whole Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination. However, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public Warrants is not effective within 90 days following the consummation of our initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The private Warrants, as well as any Warrants underlying additional Units we issue to our Sponsor, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the Warrants underlying the public Units [except that such Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by our Sponsor or its permitted transferees].

We may call the Warrants for redemption [(excluding the private Warrants and any Warrants underlying additional Units issued to our Sponsor, initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us)], in whole and not in part, at a price of $0.01 per Warrant,

•        at any time after the Warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrantholders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public Warrants, including Warrants included in the Public Subunits, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Board, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities, and the $18.00 redemption trigger price will be adjusted to 180% of this amount.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of our Securities

The Units, Subunits, and Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ATSPU,” “ATSPT,” and “ATSPW,” respectively. The Units, Subunits and Warrants commenced trading on the Nasdaq Stock Market separately on or about April 14, 2021. The common stock will not trade separately unless and until ATSP consummates an initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Staggered board of directors

Our Certificate of Incorporation provides that the Board shall be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

If the Charter Amendment Proposal is approved, the Amended Charter will amend and replace the Current Charter. The following table sets forth a summary of the principal proposed changes and the differences between ATSP’s stockholders’ rights under the Current Charter and under the Amended Charter. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation as Annex B and the complete text of the Amended Bylaws, a copy of which is attached to this proxy statement/prospectus/consent solicitation as Annex C. Certain of the terms and provisions that are described in the summary below are terms and provisions related to Class B Common Stock (the “Class B Provisions”), which will only be included in the Amended Charter if, prior to the Effective Time, SoundHound has adopted the SoundHound Class B Charter Amendment and issued shares of SoundHound Class B Common Stock to the SoundHound Founders pursuant thereto. We urge you to read the Amended Charter in its entirety for a complete description of the rights and preferences. For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

For more information on the Charter Amendment Proposal, see the section titled “The Charter Amendment Proposal.”

Current Governance	Proposed Governance
Authorized Capital Stock
The Current Charter authorizes the issuance of up to 101,000,000 shares, par value $0.0001 per share, consisting of: 100,000,000 shares of Common Stock; and 1,000,000 shares of Preferred Stock.

The Amended Charter will authorize the issuance of up to [____] shares, par value $0.0001 per share, consisting of: [______] shares of common stock, of which, if the Class B Provisions are included in the Amended Charter, [_____] shares shall be Class A Common Stock and [_____ _____ ] shares shall be Class B Common Stock; and [____] shares of Preferred Stock.

Voting

The Current Charter provides that, except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

The Amended Charter will provide that, subject to the rights of any holders of any series of Preferred Stock, if the Class B Provisions are included in the Amended Charter, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date on all matters submitted to a vote at any meeting of stockholders and each holder of Class B Common Stock shall have the right to ten votes per share of Class B Common Stock held of record by such holder as of the applicable record date on all matters properly submitted to stockholders entitled to vote thereon.

Dual Class Structure
None.

If the Class B Provisions are included in the Amended Charter, the Amended Charter will provide for two classes of Common Stock, with the Class B Common Stock being entitled to ten votes per share and having certain rights to convert into, and under certain circumstances being subject to mandatory conversion into, shares of Class A Common Stock.

Current Governance	Proposed Governance
Rights of Preferred Stock

The Current Charter provides the Board with the authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

The Amended Charter will permit the board of directors of SoundHound AI to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the Board will hereby be expressly vested with the authority to the full extent now or hereafter provided by law to adopt any such resolution or resolutions.

Conversion

The Current Charter provides that, in the event that a Business Combination is approved and is consummated by the corporation, any holder of shares of Common Stock included in the subunits sold in the IPO (the “IPO Subunits”) may demand that the corporation convert his IPO Shares into cash. If so demanded, the corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Account net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Subunits then outstanding.

If the Class B Charter Provisions are included in the Amended Charter, the Amended Charter will provide, for mandatory or optional conversion of the Class B Common Stock upon the occurrence of circumstances described in the Amended Charter.

Number and Qualification of Directors

The current bylaws of ATSP provide that the authorized number of the board of directors of the corporation shall consist of not less than one (1) nor more than nine (9) directors. The number of directors may be changed from time to time by resolution of the board of the directors.

The Current Charter provides that our board of directors will be classified into three classes of directors of approximately equal size.

The Amended Bylaws of SoundHound AI will provide that the number of directors constituting the whole board shall be not less than one (1) nor more than nine (9) directors, with the then authorized number of directors to be fixed from time to time by the Board.

The Amended Charter will provide that the SoundHound AI board of directors will be classified into three classes of directors of approximately equal size.

Current Governance	Proposed Governance
Structure of the Board; Election of Directors

The Current Charter provides that the Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be fixed exclusively by the Board and shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third annual meeting of stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

The bylaws of ATSP provides that at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect.

The Amended Charter will provide for the board of directors of SoundHound AI to be divided into three classes: Class A, Class B and Class C with staggered three-year terms. At each annual general meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

The Amended Bylaws of SoundHound AI will provide that, except as otherwise provided by the certificate of incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

The current bylaws of ATSP provide that subject to any provisions of applicable law or the Current Charter any and all of the directors may be removed with cause by vote of stockholders holding at a majority of the voting power of all then outstanding shares of capital stock then entitled to vote at an election of directors.

The Amended Bylaws of SoundHound AI will provide that a director shall hold office as prescribed by the Amended Charter.
Specific Majority Voting Provisions
None.

The Amended Charter will require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors thereon to alter, amend or repeal any provision of Article IV, Article V, Article VI, Section 7.1, Section 7.3, Article VIII, Article IX, Article X or Article XI of the Amended Charter.

Cumulative Voting
Neither the Current Charter nor the bylaws provide for cumulative voting.	Neither the Amended Charter nor Amended Bylaws of SoundHound AI will provide for cumulative voting.

Current Governance	Proposed Governance
Vacancies on the Board of Directors

The Current Charter provides that vacancies resulting from the removal of directors for cause may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in ATSP’s amended and restated bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

The Amended Bylaws of SoundHound AI will provide that, unless otherwise provided in the Amended Charter, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board may be filled solely by an affirmative majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s resignation, removal from officer, death or incapacity.

Special Meeting of the Board of Directors

The current bylaws of ATSP provide that special meetings of the Board may be called by the president or a majority of the entire Board. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

The Amended Bylaws of SoundHound AI will provide that special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer or a majority of the entire Board. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Amendments to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Prior to an initial Business Combination (as defined therein), the Current Charter provides that any amendment to the business combination provisions of the Current Charter requires the approval of the holders of at a majority of the outstanding shares of Common Stock.

The Amended Charter will be amended as permitted under Delaware law, except that the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon shall be required to alter, amend or repeal any provision of Article IV, Article V, Article VI, Section 7.1, Section 7.3, Article VIII, Article IX, Article X or Article XI of the Amended Charter.

Provisions Specific to a Blank Check Company

The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition corporation prior to the consummation of an initial business combination.

None.

Current Governance	Proposed Governance
Amendment of Bylaws

The current ATSP bylaws provide that may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, in accordance with the Current Charter, by the Board. The fact that such power has been so conferred upon the Board shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal ATSP’s current bylaws. The Current Charter provides that the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of ATSP entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the current ATSP bylaws.

The Amended Bylaws of SoundHound AI will provide that the Amended Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, in accordance with the Amended Charter, by the Board. The fact that such power has been so conferred upon the Board shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal SoundHound AI’s current amended and restated bylaws. The Amended Charter will provide that the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of SoundHound AI entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the current SoundHound AI’s amended and restated bylaws. However, that no bylaws hereafter adopted by SoundHound AI’s stockholders shall invalidate any prior act of the Board that would have been valid if such bylaws had not been adopted.

Quorum

The current bylaws of ATSP provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Current Charter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

The Amended Bylaws of SoundHound AI will provide that a majority of the voting power of the capital stock of SoundHound AI issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time until a quorum shall be present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Stockholder Action by Written Consent

The Current Charter is silent on stockholder action by written consent. Notwithstanding the foregoing, ATSP’s bylaws provided that action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to ATSP by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of ATSP having custody of the book in which proceedings of meetings of stockholders are recorded.

The Amended Charter will prohibit stockholders from acting by written consent, except to the extent otherwise provided in the amended and restated bylaws.

Current Governance	Proposed Governance
Special Stockholder Meetings

ATSP’s current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

The Amended Bylaws of SoundHound AI will provide that special meetings of SoundHound’s stockholders may only be called as prescribed by statute or by the Amended Charter. The business to be conducted at a special meeting of stockholders shall be limited to the purpose or purposes for which the meeting has been called as set forth in the notice of such meeting.

Notice of Stockholders Meetings

ATSP’s current bylaws provide that stockholders seeking to bring business before ATSP’s annual meeting of stockholders, or to nominate candidates for election as directors at ATSP’s annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to ATSP’s principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to ATSP’s principal executive offices not later than the 10th day following the day on which public announcement of the date of ATSP’s annual meeting of stockholders is first made or sent by us. ATSP’s current bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude ATSP’s stockholders from bringing matters before ATSP’s annual meeting of stockholders or from making nominations for directors at ATSP’s annual meeting of stockholders.

The Amended Bylaws of SoundHound AI will provide that notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by SoundHound AI not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to SoundHound AI stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to SoundHound AI stockholders, any such notice may be given by electronic transmission in the manner provided in the DGCL. Notice of any meeting need not be given to any SoundHound AI stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any SoundHound AI stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Current Governance	Proposed Governance
Stockholder Nominations of Persons for Election of Directors

ATSP’s current bylaws provide that nominations of persons for election to the Board of ATSP at a meeting of stockholders of ATSP may be made at such meeting by or at the direction of the Board, by any committee or persons appointed by the Board or by any stockholder of ATSP entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Article III of the current ATSP bylaws. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of ATSP. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of ATSP not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of ATSP which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of ATSP which are beneficially owned by the stockholder. ATSP may require any proposed nominee to furnish such other information as may reasonably be required by ATSP to determine the eligibility of such proposed nominee to serve as a director of ATSP. No person shall be eligible for election as a director of ATSP unless nominated in accordance with the procedures set forth herein. The officer of ATSP presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

SoundHound AI’s Amended Bylaws will provide that unless otherwise provided in the Amended Charter or any certificate of designation (as will be defined in the Amended Charter), nominations of persons for election to the Board at a meeting of stockholders of SoundHound AI may be made at such meeting by or at the direction of the Board, by any committee or persons appointed by the Board or by any stockholder of SoundHound AI entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Article III of Amended Bylaws of SoundHound AI. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the secretary of SoundHound AI. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of SoundHound AI not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of SoundHound AI which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of SoundHound AI which are beneficially owned by SoundHound AI may require any proposed nominee to furnish such other information as may reasonably be required by SoundHound AI to determine the eligibility of such proposed nominee to serve as a director of SoundHound AI. No person shall be eligible for election as a director of SoundHound AI unless nominated in accordance with the procedures set forth herein. The officer of SoundHound AI presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Current Governance	Proposed Governance
Stockholder Proposals (Other than Nominations of Persons for Election of Directors)
The Current Charter and ATSP’s current bylaws are silent with respect to proposals of other business.	The Amended Charter and the Amended Bylaws of SoundHound AI will be silent with respect to proposals of other business.
Limitation of Liability of Directors and Officers

Pursuant to the Current Charter, the directors of ATSP will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Amended Charter will provide that, to the fullest extent permitted by the Delaware General Corporation Law, a director of SoundHound AI shall not be personally liable to SoundHound AI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SoundHound AI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of foregoing paragraph by the stockholders of SoundHound AI shall not adversely affect any right or protection of a director of SoundHound AI with respect to events occurring prior to the time of such repeal or modification.

Indemnification of Directors, Officers, Employees and Agents

The Current Charter provides that ATSP’s directors and officers will be indemnified by ATSP to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. The current bylaws of ATSP also permits ATSP to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. ATSP has purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures ATSP against ATSP’s obligations to indemnify its directors and officers.

The Amended Charter will, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by SoundHound AI in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by SoundHound AI as authorized hereby. The Amended Bylaws of SoundHound AI will permit SoundHound AI to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of SoundHound AI, or is or was serving at the request of SoundHound AI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not SoundHound AI would have the power to indemnify him against such liability.

Current Governance	Proposed Governance
Corporate Opportunity Provision

The Current Charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to ATSP or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of ATSP unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of ATSP and such opportunity is one ATSP is legally and contractually permitted to undertake and would otherwise be reasonable for ATSP to pursue.

The Amended Charter will be silent with respect to the doctrine of corporate opportunity.
Choice of Forum

The Current Charter provides that, unless ATSP consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of ATSP, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ATSP to ATSP or ATSP’s stockholders, (iii) any action asserting a claim against ATSP, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the bylaws of ATSP, or (iv) any action asserting a claim against ATSP, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

However, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless ATSP consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

The Amended Charter will provide that, unless SoundHound consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SoundHound, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SoundHound to SoundHound or SoundHound’s stockholders, (iii) any action asserting a claim against SoundHound, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended Charter or the Amended Bylaws of SoundHound, or (iv) any action asserting a claim against SoundHound, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. However, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless SoundHound consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ATSP Related Person Transactions

Founder Shares

On January 4, 2021, the Sponsor paid $25,000, or approximately $0.009 per share for 2,875,000 founder shares. Up to 375,000 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On March 10, 2021, ATSP effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and ATSP’s directors (up to 450,000 of which were subject to forfeiture by the Sponsor if the underwriters’ over-allotment option were not exercised in full). On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 public Units. As a result, 125,000 founder shares were forfeited.

On the date of the IPO, the founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to 50% of the founder shares, the earlier of one year after the date of the consummation of ATSP’s initial business combination and the date on which the closing price of ATSP’s shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after ATSP’s initial business combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of ATSP’s consummation of the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, ATSP consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Units

Simultaneously with the closing of the IPO, ATSP consummated the sale of 390,000 Private Units at a price of $10.00 per Private Unit in a private placement to the Sponsor and EarlyBirdCapital, Inc., generating gross proceeds of $3,900,000. Each Private Unit consists of (i) one Subunit, which consists of one share of common stock and one-quarter of one redeemable Warrant, and (ii) one-quarter of one redeemable Warrant. ATSP granted the underwriters in the IPO a 45-day option to purchase up to 1,800,000 additional Units to cover over-allotments, if any. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Units, generating an aggregate of gross proceeds of $13,000,000. In connection with the underwriters’ exercise of their over-allotment option, ATSP also consummated the sale of an additional 26,000 Private Units at $10.00 per Private Unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000.

Promissory Note

On January 4, 2021, the Sponsor agreed to loan ATSP up to $300,000 to be used for a portion of the expenses of the IPO (the “Promissory Note”). These loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2021 or the closing of the IPO.

On February 1, 2021, the Sponsor funded to ATSP $100,000 pursuant to the Promissory Note. On February 10, 2021, the Sponsor funded to ATSP an additional $25,000 pursuant to the Promissory Note, for an aggregate amount of $125,000. On March 15, 2021, the Promissory Note in an aggregate amount of $125,000 was fully repaid by ATSP to the Sponsor.

Consulting Agreement

On March 16, 2021, ATSP entered into a Consulting Agreement with Dr. Julia, a director of ATSP, pursuant to which Dr. Julia agreed to introduce to ATSP one or more potential candidates for ATSP to pursue regarding a potential business combination in exchange for a single consulting fee equal to 1.0% of the enterprise value of the target company paid in cash, not to exceed 2.0% of the Trust Account, payable concurrent with the Closing of the business combination with the target introduced by Dr. Julia. Upon the Closing, Dr. Julia will be entitled to a finder’s fee of $2.66 million.

Related Party Loans

In order to meet the working capital needs following the consummation of the IPO if the funds not held in the Trust Account are insufficient, the Sponsor, Initial Stockholders, officers, directors and their affiliates may, but are not obligated to, loan ATSP funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into Units at a price of $10.00 per Unit. The Units would consist of (i) one Subunit, which consists of one share of common stock and one-quarter of one Warrant, and (ii) one-quarter of one Warrant, where the common stock and warrants would be identical to the common stock and warrants included in the Private Units. In the event that the initial business combination does not close, ATSP may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. At September 30, 2021, no such working capital loans were outstanding.

Administrative Service Fee

Commencing on the effective date of the registration statement of the IPO through the acquisition of a target business, ATSP pays an affiliate of the Chief Executive Officer, an aggregate fee of $10,000 per month for providing ATSP with office space and certain office and secretarial services. As of September 30, 2021, ATSP has recorded $67,097 for the period from March 10, 2021 through September 30, 2021.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any of their affiliates, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Policy

ATSP’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Certain Transactions of SoundHound

SoundHound Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management of the Company Following the Business Combination” and “Executive Compensation” and the registration rights described in the section titled “Description of Securities,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•        SoundHound has been or is to be a participant;

•        the amount involved exceeded or exceeds the lesser of (a) $120,000 or (b) one percent of the average of SoundHound’s total assets at year-end for the fiscal years ended December 31, 2020, 2019 and 2018; and

•        any of SoundHound’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Since January 1, 2018, in connection with the equity financing rounds in which SoundHound has engaged since that date, SoundHound has entered into the following agreements with investors in such financings that including holders of more than 5% of SoundHound’s capital stock.

Investors’ Rights Agreement

In connection with the issuances of shares of its Series D-3 Preferred Stock in August 2020, SoundHound entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of SoundHound’s capital stock. The Investors’ Rights Agreement provides for, among other things, certain preemptive rights and demand and S-3 registration rights. The following directors, executive officers and holders of more than 5% of SoundHound capital stock and their affiliates are parties to the Investors’ Rights Agreement:

•        Larry Marcus;

•        Global Catalyst Partners III, L.P.;

•        Kamran Elahian;

•        Walden Venture Capital VII, L.P.

The Investors’ Rights Agreement will terminate upon the Closing of the Business Combination.

Voting Agreement

In connection with the issuances of shares of its Series D-3 Preferred Stock in August 2020, SoundHound entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of SoundHound’s capital stock. The Voting Agreement provides for, among other things, holders party thereto with certain voting rights in accordance with its terms, including in matters related to the composition of the SoundHound Board. The following directors, executive officers and holders of more than 5% of SoundHound capital stock and their affiliates are parties to the Voting Agreement:

•        Larry Marcus;

•        Global Catalyst Partners III, L.P.;

•        Kamran Elahian;

•        Walden Venture Capital VII, L.P.

The Voting Agreement will terminate upon the Closing of the Business Combination.

Right of First Refusal and Co-Sale Agreement

In connection with the issuances of shares of its Series D-3 Preferred Stock in August 2020, SoundHound entered into an amended and restated right of first refusal and co-sale agreement (the “Co-Sale Agreement”) with certain holders of SoundHound’s capital stock. The following directors, executive officers and holders of more than 5% of SoundHound capital stock and their affiliates are parties to the Co-Sale Agreement:

•        Larry Marcus;

•        Global Catalyst Partners III, L.P.;

•        Kamran Elahian;

•        Walden Venture Capital VII, L.P.

The Co-Sale Agreement will terminate upon the Closing of the Business Combination.

Registration Rights Agreement

In connection with the Business Combination, certain holders of SoundHound’s capital stock will enter into a registration rights agreement with the Company prior to the Closing. See the subsection entitled “The Business Combination — Registration Rights Agreement” for more information relating to the amended and restated registration rights agreement.

SoundHound’s Engagement of Guggenheim Securities

In February 2021, SoundHound entered into an engagement letter (the “Guggenheim Engagement Letter”) pursuant to which SoundHound engaged Guggenheim Securities to act as (a) SoundHound’s financial advisor in connection with the Business Combination and (b) SoundHound’s capital markets advisor with respect to the PIPE Investment. Upon consummation of the Business Combination, Guggenheim Securities will receive certain agreed upon fees in consideration of its services pursuant to the Guggenheim Engagement Letter. In addition, SoundHound has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

The brother of Larry Marcus, one of the members of SoundHound’s Board of Directors, is a Senior Advisor to Guggenheim Securities, a stockholder of SoundHound and a member of the Guggenheim Securities investment banking team that has been engaged by SoundHound pursuant to the Guggenheim Engagement Letter. Mr. Marcus’ brother is also an investor in SoundHound (holding less than 5% of SoundHound’s outstanding capital stock) and an advisor to SoundHound (in consideration for which advisory services he received, in 2011, options to purchase shares of SoundHound common stock. In addition, Mr. Marcus’ brother separately owns an indirect equity stake in SoundHound that represents, in aggregate with the shares of SoundHound common stock he holds after exercising the options, an equity interest of less than one half of 1% of the total outstanding capital stock of SoundHound. Mr. Marcus did not participate in SoundHound’s decision to engage Guggenheim Securities and disclosed the fact that his brother would be involved in the advisory services to be provided by Guggenheim Securities to SoundHound pursuant to the Guggenheim Engagement Letter in advance of the determination by SoundHound’s Board of Directors to engage Guggenheim Securities.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, the Combined Company will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of the Combined Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Combined Company’s officers or one of the Combined Company’s directors;

•        any person who is known by the Combined Company to be the beneficial owner of more than five percent (5%) of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

All of the transactions described in this section were entered into prior to the adoption of this policy.

Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this proxy statement/prospectus/consent solicitation is a part, and are available electronically on the website of the SEC at www.sec.gov.

Related Person Transaction Policy

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the Closing of this Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to the Combined Company;

•        the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, determines in the good faith exercise of its discretion.

LEGAL MATTERS

The validity of the shares of common stock to be issued pursuant to the Merger Agreement will be passed upon by Loeb & Loeb LLP, counsel to ATSP.

EXPERTS

The financial statements of Archimedes Tech SPAC Partners Co. as of December 31, 2020, and for the period from September 15, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus/consent solicitation have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of Archimedes Tech SPAC Partners Co. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus/consent solicitation, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of SoundHound, Inc. as of December 31, 2020 and for the year then ended, included in this proxy statement/prospectus/consent solicitation have been audited by Armanino LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SoundHound, Inc. as of December 31, 2019 and for the year then ended, included in this proxy statement/prospectus/consent solicitation have been so included in reliance on the report of OUM & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

ATSP stockholders do not have appraisal rights in connection with the Business Combination under Delaware law. If the Business Combination is completed, SoundHound stockholders who do not deliver a written consent approving the Business Combination are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”) provided that they comply with the conditions established by Section 262. For more information about such rights, see the provisions of Section 262 of the DGCL, attached hereto as Annex F, and the section entitled “Shareholders Meeting — Appraisal Rights.”

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus/consent solicitation to any stockholder at a shared address to which a single copy of the proxy statement/prospectus/consent solicitation was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus/consent solicitation may likewise request that we deliver single copies of the proxy statement/prospectus/consent solicitation in the future. Stockholders may notify us of their requests by calling or writing to [PROXY SOLICITOR], our proxy solicitor at:

[PROXY SOLICITOR INFORMATION]

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the ATSP Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the ATSP Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2022 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2022 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2022 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2022 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2022 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

ATSP must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, ATSP files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read ATSP’s SEC filings, including this proxy statement/prospectus/consent solicitation over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus/consent solicitation or if you have questions about the Business Combination, the Proposals to be presented at the ATSP Special Meeting, or the matters related to the SoundHound consent solicitation, you should contact our proxy solicitation agent at the following address and telephone number:

[PROXY SOLICITOR INFORMATION]

If you are a stockholder of ATSP and would like to request documents, please do so by [•], 2022, in order to receive them before the ATSP Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus/consent solicitation relating to ATSP has been supplied by ATSP, and all such information relating to SoundHound has been supplied by SoundHound. Information provided by either the ATSP or SoundHound does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of ATSP for the ATSP Special Meeting. ATSP has not authorized anyone to give any information or make any representation about the Business Combination, ATSP or SoundHound that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation speaks only as of the date of this proxy statement/prospectus/consent solicitation unless the information specifically indicates that another date applies.

This document is a consent solicitation statement of SoundHound in connection with the SoundHound solicitation of consents. SoundHound has not authorized anyone to give any information or make any representation about the Business Combination, SoundHound or ATSP that is different from, or in addition to, that contained in this consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation speaks only as of the date of this proxy statement/prospectus/consent solicitation unless the information specifically indicates that another date applies.

UNAUDITED CONDENSED FINANCIAL STATEMENTS
Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-17
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2021	F-18
Unaudited Condensed Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2021	F-19
Unaudited Condensed Statement of Cash Flows for the nine months ended September 30, 2021	F-20
Notes to Unaudited Condensed Financial Statements	F-21
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2020:
Report of Independent Registered Public Accounting Firm	F-76
Consolidated Balance Sheets	F-77
Consolidated Statements of Income and Comprehensive Loss	F-78
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-79
Consolidated Statements of Cash Flows	F-80
Notes to the Consolidated Financial Statements	F-82

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020	F-109
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Nine Months ended September 30, 2021 and 2020	F-110
Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Nine Months ended September 30, 2021 and 2020	F-111
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2021 and 2020	F-112
Notes to Unaudited Condensed Consolidated Financial Statements	F-114

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Archimedes Tech SPAC Partners Co.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Archimedes Tech SPAC Partners Co. (the “Company”) as of December 31, 2020, and the related statement of operations, changes in shareholders’ equity, and cash flow for the period September 15, 2020 (Inception) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, as of December 31, 2020, the Company had no cash and a working capital deficit of $716 (excluding deferred offering cost). The Company expects to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Proposed Business Combination as discussed in Note 3. There is no assurance that the Company’s plans to consummate a business combination will be successful within the combination period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York
January 10, 2022

ARCHIMEDES TECH SPAC PARTNERS CO.

BALANCE SHEET

December 31, 2020
Assets
Deferred offering cost	$—
Total Assets	$—

Liabilities and Stockholder’s Equity
Current liabilities:
Due to related party	$716
Total current liabilities	716

Commitments and Contingencies

Stockholder’s Equity:
Common stock, $0.0001 par value; 31,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2020	—
Additional paid-in capital	—
Accumulated deficit	(716)
Total stockholder’s deficit	(716)
Total Liabilities and Stockholder’s Equity	$—

The accompanying notes are an integral part of these financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.

STATEMENT OF OPERATIONS

For the period from September 15, 2020 (inception) through December 31, 2020
Formation cost	$716
Net loss	$(716)

Basic and diluted weighted average common stock outstanding	—

Basic and diluted net loss per common stock	$—

The accompanying notes are an integral part of these financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM SEPTEMBER 15, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance as of September 15, 2020 (inception)	—	$—	$—	$—	$—
Net loss	—	—	—	(716)	(716)
Balance as of December 31, 2020	—	$—	$—	$(716)	$(716)

The accompanying notes are an integral part of these financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.

STATEMENT OF CASH FLOWS

For the period from September 15, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(716)
Adjustments to reconcile net cash used in operating activities:
Formation cost paid by related party	716
Net cash used in operating activities	—

Net change in cash	—

Cash, beginning of the period	—
Cash, end of the period	$—

Supplemental disclosure of cash flow information:
Deferred offering cost paid by Sponsor in exchange for issuance of common stock	$—

The accompanying notes are an integral part of these financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

Archimedes Tech SPAC Partners Co. (the “Company”) is a blank check company formed under the laws of the State of Delaware on September 15, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities (the “Business Combination”). As of December 31, 2020, none of the Company’s officers, directors, promoters and other affiliates has engaged in any substantive discussions on its behalf with representatives of other companies regarding the possibility of a potential Business Combination. The Company’s focus will be on the artificial intelligence, cloud services and automotive technology sectors. However, the Company is not limited to the technology industry, or these sectors therein, and the Company may pursue a Business Combination opportunity in any business or industry it chooses and it may pursue a company with operations or opportunities outside of the United States.

The Company has selected December 31 as its fiscal year end.

The Company was formed on September 15, 2020 and remained dormant through December 31, 2020. For the period from September 15, 2020 through December 31, 2020, there had been no activity since the formation of the entity and no equity shares were issued. The Company commenced operations on January 4, 2021 when the founder shares were issued. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below).

The Company’s Sponsor is Archimedes Tech SPAC Sponsors LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of 12,000,000 units at $10.00 per unit (or 13,800,000 units if the underwriters’ over-allotment option is exercised in full) (the “Public Units”), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 390,000 units (or 426,000 units if the underwriters’ over-allotment option is exercised in full) (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to the Sponsor and EarlyBirdCapital, Inc., or EarlyBirdCapital, that will close simultaneously with the Proposed Public Offering. Each Public Unit consists of (i) one subunit (the “Public Subunit”), which consists of one share of common stock (the “Public Shares”) and one-quarter of one warrant (the “Public Warrants”), and (ii) one-quarter of one warrant (the “Public Warrants”); each whole warrant will be exercisable to purchase one share of common stock. Each Private Unit will also consist of (i) one subunit (the “Private Subunits”), which consists of one share of common stock (the “Private Shares”) and one-quarter of one warrant (the “Private Warrants”), and (ii) one-quarter of one warrant (the “Private Warrants”).

On March 15, 2021, the Company consummated its initial public offering of 12,000,000 Public Units (the “IPO”). Additionally, on March 19, 2021, the underwriters partially exercised the over-allotment option for an additional 1,300,000 Public Units. In connection with the IPO and the exercise of the over-allotment option, the Company consummated the sale of 416,000 Private Units in a private placement to the Sponsor and EarlyBirdCapital (See Note 8).

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Upon the closing of the Proposed Public Offering, management has agreed that an aggregate of $10.00 per Public Unit sold in the Proposed Public Offering (regardless of whether or not the over-allotment option is exercised), will be placed in a U.S.-based Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to an agreement to be signed on the date of the Proposed Public Offering, The funds held in trust will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will continue in existence only until 18 months from the closing of the Proposed Public Offering (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Subunits, at a per-subunit price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company (net of taxes payable), divided by the number of then outstanding Public Subunits, which redemption will completely extinguish public stockholders’ rights as holders of Public Subunits (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders will also forfeit the one-quarter of one warrant included in the Public Subunits being redeemed. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and its board of directors, the Company will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

A public stockholder will be entitled to receive funds from the Trust Account (including interest earned on his, her or its portion of the Trust Account to the extent not previously released to the Company) only in the event of (i) the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period, (ii) if that public stockholder converts such Public Subunits, or sells such Public Subunits to the Company in a tender offer, in connection with a Business Combination which the Company consummates or (iii) the Company seeks to amend any provisions of its amended and restated certificate of incorporation that would affect the public stockholders’ ability to convert or sell their Public Subunits to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of the Public Subunits if the Company does not complete a Business Combination within the Combination Period. This redemption right shall apply in the event of the approval of any such amendment to the Company’s amended and restated certificate of incorporation, whether proposed by the Sponsor, initial stockholders, executive officers, directors or any other person. In no other circumstances will a public stockholder have any right or interest of any kind to or in the Trust Account.

The Sponsor, initial stockholders, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed Business Combination, (2) not to convert any shares in connection with a stockholder vote to approve a proposed initial Business Combination and (3) not to sell any shares in any tender in connection with a proposed initial Business Combination.

The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Subunit by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but the Company cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

Going Concern Consideration

As of December 31, 2020, the Company had no cash and a working capital deficit of $716. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through receipt of $25,000 from the sale of founder shares (see Note 8), advances from the Sponsor in an aggregate amount of $125,000 under an unsecured promissory note, which were repaid upon the closing of the IPO (see Note 8). Subsequent to the consummation of the IPO and private placements, the Company’s liquidity needs have been satisfied through the net proceeds from the IPO and private placements held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

The Company anticipates that the $0 outside of the Trust Account as of December 31, 2020 and the $1,003,578 of working capital held outside of the Trust Account on March 15, 2021 will not be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Furthermore, if the Company is not able to consummate a Business Combination by September 15, 2022, it will trigger the Company’s automatic winding up, liquidation and dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Share

Net loss per share is not applicable because the Company had no shares outstanding as of December 31, 2020.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial for the period from September 15, 2020 (inception) through December 31, 2020. The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2020, respectively.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 12,000,000 Public Units, (or 13,800,000 Public Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Public Unit. Each Public Unit consists of (i) one Public Subunit, which consists of one Public Share and one-quarter of one Public Warrant, and one-quarter of one Public Warrant. Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each whole warrant will become exercisable 30 days after the completion of an initial Business Combination and will expire on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation. The Company completed its IPO on March 15, 2021 and the partial exercise of the underwriters’ over-allotment option on March 19, 2021 (See Note 8).

Note 4 — Private Placement

The Sponsor and EarlyBirdCapital have committed to purchase an aggregate of 390,000 Private Units of which 330,000 units shall be purchased by the Sponsor the 60,000 units shall be purchased by EarlyBirdCapital and/or its designees at $10.00 per unit (for a total purchase price of $3,900,000). These purchases will take place on a private placement basis simultaneously with the consummation of the Proposed Public Offering. The Sponsor and EarlyBirdCapital have also agreed that, if the over-allotment option is exercised by the underwriters in full or in part, they and/or their designees will purchase from the Company additional Private Units (up to a maximum of 36,000 Private Units at a price of $10.00 per Private Unit, of which up to 27,000 units will be purchased by the Sponsor and 9,000 units will be purchased by EarlyBirdCapital) necessary to maintain in the Trust Account $10.00 per unit sold to the public in the Proposed Public Offering. The Company completed the private placements in connection with its IPO and the partial exercise of the underwriters’ over-allotment option on March 15, 2021 and March 19, 2021, respectively (See Note 8).

The Private Units (and underlying Private Subunits, Private Shares, and Private Warrants) are identical to the Public Units except that the Private Warrants included in the Private Units: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company’s initial stockholders have agreed (A) to vote the Private Shares contained in the Private Subunits in favor of any proposed Business Combination, (B) not to convert any Private Subunits in connection with a stockholder vote to approve a proposed initial Business Combination or sell any Private Shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the Private Subunits shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated. In the event of a liquidation prior to the initial Business Combination, the Private Units will likely be worthless.

Note 5 — Related Party Transactions

Founder Shares

As of December 31, 2020, there were no founder shares issued and outstanding.

On January 4, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of common stock, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On March 10, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and the Company’s directors (up to 450,000 of which are subject to forfeiture by the Company’s sponsor if the underwriters’ over-allotment option is not exercised in full). On March 19, 2021, as a result of the partial exercise of the underwriters’ over-allotment option, the Company forfeited 125,000 Founder Shares (See Note 8).

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

On the date of the Proposed Public Offering, the Founder Shares will be placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to 50% of the founder shares, the earlier of one year after the date of the consummation of the Company’s initial business combination and the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Company’s initial business combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of Company’s consummation of the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their shares of common stock for cash, securities or other property. In connection with the consummation of the IPO on March 15, 2021, the Founder Shares were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent (See Note 8).

Promissory Note — Related Party

On January 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering (the “Promissory Note”). These loans are non-interest bearing, unsecured and are due at the earlier of March 31, 2021 or the closing of the Proposed Public Offering. The Company intends to repay the loan from the proceeds of the Proposed Public Offering not being placed in trust upon consummation of the Proposed Public Offering.

On February 1, 2021, the Sponsor loaned to the Company $100,000 pursuant to the Promissory Note. On February 10, 2021, the Sponsor funded to the Company an additional $25,000 pursuant to the Promissory Note, for an aggregate amount of $125,000.

On March 15, 2021, concurrently with the consummation of the IPO, the Promissory Note in an aggregate amount of $125,000 was fully repaid. (See Note 8).

Related Party Loans

In order to meet the working capital needs following the consummation of the Proposed Public Offering if the funds not held in the Trust Account are insufficient, the Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would consist of (i) one subunit, which consists of one share of common stock and one-quarter of one warrant, and (ii) one-quarter of one warrant, where the common stock and warrants would be identical to the common stock and warrants included in the Private Units. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment.

Administrative Service Fee

Commencing on the date of the Proposed Public Offering through the acquisition of a target business, the Company will pay an affiliate of the Chief Executive Officer, an aggregate fee of $10,000 per month for providing the Company with office space and certain office and secretarial services.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares and Representative Shares (as defined below) issued and outstanding on the date of the Proposed Public Offering, as well as the holders of the Private Units and any units the Sponsor, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company will grant the underwriters a 45-day option from the date of the Proposed Public Offering to purchase up to an additional 1,800,000 Public Units to cover over-allotments, if any.

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $2,400,000 (or up to $2,760,000 if the underwriters’ over-allotment is exercised in full). On March 19, 2021, as a result of the partial exercise of the underwriters’ over-allotment option, the underwriters received a total of $2,660,000 of cash underwriting discount from the total gross proceeds of the IPO (See Note 8).

EarlyBirdCapital will have the right of first refusal for a period commencing from the consummation of the Proposed Public Offering until the consummation of the initial Business Combination (or the liquidation of the Trust Account in the event that the Company fails to consummate the initial Business Combination within the Combination Period) to act as book running manager, placement agent and/or arranger for all financings where the Company seeks to raise equity, equity-linked, debt or mezzanine financings relating to or in connection with the initial Business Combination.

In addition, under certain circumstances EarlyBirdCapital will be granted, for a period of one year from the closing of the Proposed Public Offering, the right to act as lead underwriter for the next U.S. registered public offering of securities, undertaken by any of the Company’s officers, for the purpose of raising capital and placing 90% or more of the proceeds in a trust or escrow account to be used to acquire one or more operating businesses in the technology industry that have not been identified at the time of the public offering.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Proposed Public Offering (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members (including, with EarlyBirdCapital’s prior consent which shall not be unreasonably withheld, companies affiliated with the Company or its officers or directors) that assist the Company in identifying or consummating an initial Business Combination.

Representative Shares

On January 13, 2021, the Company issued to EarlyBirdCapital and its designees an aggregate of 350,000 representative shares at $0.0001 per share (the “Representative Shares”). On March 10, 2021, the Company effected a stock dividend of 0.2 shares of common stock for every share of common stock outstanding, resulting in an additional 70,000 representative shares issued to EarlyBirdCapital for no consideration and an aggregate of 420,000 representative shares outstanding (See Note 8). The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement or commencement of sales of the public offering, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock at a par value of $0.0001 per share (See Note 8). As of January 5, 2022, there were no shares of preferred stock issued or outstanding.

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of common stock. At December 31, 2020, there were no shares of common stock issued and outstanding. On January 4, 2021, the Sponsor paid $25,000 for 2,875,000 shares of common stock, par value $0.0001. Of the 2,875,000 shares of common stock, an aggregate of up to 375,000 shares of common stock are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stocks after the Proposed Public Offering. On March 10, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and the Company’s directors (up to 450,000 of which are subject to forfeiture by the Company’s sponsor if the underwriters’ over-allotment option is not exercised in full) and an aggregate of 420,000 representative shares outstanding and held by EarlyBirdCapital and its designees (See Note 8).

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

Warrants — No warrants were outstanding as of December 31, 2020. At January 5, 2022, there were 6,858,000 warrants outstanding as a result of the IPO and the partial exercise of the underwriters’ over-allotment option that was completed on March 15, 2021 and March 19, 2021, respectively, and the associated private placements (See Note 8). Each whole warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial Business Combination. The warrants will expire on the fifth anniversary of the completion of an initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise.

The Company may call the warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued to the Sponsor, initial stockholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities, and the $18.00 redemption trigger price will be adjusted to 180% of this amount.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 10, 2022, the date that the financial statements were issued.

On January 4, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of common stock, par value $0.0001.

On January 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Proposed Public Offering.

On January 13, 2021, the Sponsor sold 25,000 Founder Shares to each of Mr. Edwards, Mr. Julia and Mr. Pai, for an aggregate of 75,000 founder share, at approximately $0.009 per share, the same as the Sponsor’s original effective purchase price for the Founder Shares.

On January 13, 2021, the Company issued to EarlyBirdCapital and its designees an aggregate of 350,000 representative shares at $0.0001 per share.

On February 1, 2021, the Sponsor funded to the Company $100,000 pursuant to the Promissory Note. On February 10, 2021, the Sponsor funded to the Company an additional $25,000 pursuant to the Promissory Note, for an aggregate amount of $125,000.

On March 10, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and the Company’s directors (up to 450,000 of which are subject to forfeiture by the Company’s sponsor if the underwriters’ over-allotment option is not exercised in full) and an aggregate of 420,000 representative shares outstanding and held by EarlyBirdCapital and its designees. The financial statements have been retroactively restated to reflect the stock dividend that occurred in March 2021.

On March 10, 2021, the Company filed an amended and restated certificate of incorporation with the State of Delaware which authorized the Company to issue 100,000,000 shares of common stock with a par value of $0.0001 per share and 1,000,000 shares of preferred stock at a par value of $0.0001 per share.

On March 15, 2021, the Company consummated its initial public offering (the “IPO”) of 12,000,000 Public Units at $10.00 per unit, generating gross proceeds of $120,000,000 and incurring transaction costs of $2,825,347. Simultaneously with the closing of the IPO, the Company consummated the sale of 390,000 Private Units at a price of $10.00 per unit in a private placement to the Sponsor and EarlyBirdCapital, generating gross proceeds of $3,900,000. There are a total of 6,195,000 warrants underlying the Public Units and Private Units sold in the IPO and the associated private placement, none of which can be exercised until after the consummation of the initial Business Combination. Concurrently with the consummation of the IPO, the Promissory Note in an aggregate amount of $125,000 was fully repaid.

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, generating an aggregate of gross proceeds of $13,000,000 and incurring transaction costs of $260,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 26,000 Private Units at $10.00 per unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000. There are a total of 663,000 warrants underlying the Public Units and Private Units sold in the underwriters’ partial exercise of the over-allotment option and the associated private placement, none of which can be exercised until after the consummation of the initial Business Combination.

On November 15, 2021, the Company entered into a definitive merger agreement with SoundHound Inc., a voice artificial intelligence company, where the two companies agreed to consummate a Business Combination that would value the combined company at a pro-forma enterprise value of approximately $2.1 billion. As part of the Business Combination, a number of investors committed to purchase 11.1 million shares of common stock of the combined company at a price of $10.00 per share, for a total $111 million, in a private placement that will close concurrently with the Business Combination.

ARCHIMEDES TECH SPAC PARTNERS CO.
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalent	$628,652	$—
Prepaid expenses	134,478	—
Total current assets	763,130	—
Marketable securities held in Trust Account	133,007,230	—
Total Assets	$133,770,360	$—

Liabilities and Stockholders’ Equity
Current liabilities
Accrued offering costs and expenses	$126,019	$—
Due to related party	—	716
Total current liabilities	126,019	716
Warrant liability	161,359	—
Total liabilities	$287,378	$716

Commitments and Contingencies
Common stock subject to possible redemption, 13,300,000 shares and 0 shares at redemption value as of September 30, 2021 and December 31, 2020, respectively	$133,007,230	$—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares and 31,000,000 shares authorized, 4,161,000 shares and 0 shares issued and outstanding (excluding 13,300,000 shares and 0 shares subject to possible redemption) as of September 30, 2021 and December 31, 2020, respectively	416	—
Additional paid-in-capital	821,700	—
Accumulated deficit	(346,364)	(716)
Total Stockholders’ Equity	$475,752	$(716)

Total Liabilities and Stockholders’ Equity	$133,770,360	$—

The accompanying notes are an integral part of these condensed financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	For the Period from September 15, 2020 (Inception) to September 30, 2020
Formation and operating costs	$229,484	$461,826	$716
Loss from operations	(229,484)	(461,826)	(716)

Other income
Trust interest income	3,352	7,230	—
Unrealized gain on change in fair value of warrants	35,057	108,948	—
Total other income	38,409	116,178	—
Net loss	$(191,075)	$(345,648)	$(716)

Basic and diluted weighted average shares outstanding, common stock subject to redemption	13,300,000	9,675,824	—
Basic and diluted net (loss) income per share attributable to common stock subject to redemption	$(0.01)	$0.37	$—
Basic and diluted weighted average shares outstanding, common stock	4,161,000	3,891,044	—
Basic and diluted net loss per share attributable to common stockholders	$(0.01)	$(1.01)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2020	—	$—	$—	$(716)	$(716)
Sale of 12,000,000 Units through IPO	12,000,000	1,200	119,998,800	—	120,000,000
Sale of 1,300,000 Units through over-allotment	1,300,000	130	12,999,870	—	13,000,000
Sale of 416,000 Private Units in private placement	416,000	42	4,159,958	—	4,160,000
Issuance of representative shares	420,000	42	2,024,421	—	2,024,463
Common stock issued to initial stockholders	3,450,000	345	24,655	—	25,000
Forfeiture of founder shares	(125,000)	(13)	13	—	—
Underwriting fee	—	—	(2,660,000)	—	(2,660,000)
Offering costs charged to the stockholders’ equity	—	—	(2,449,810)	—	(2,449,810)
Initial classification of warrant liability	—	—	(270,307)	—	(270,307)
Reclassification of offering costs related to Public Shares	—	—	4,779,936	—	4,779,936
Net loss	—	—	—	(154,573)	(154,573)
Initial value of common stock subject to possible redemption	(13,300,000)	(1,330)	(124,412,583)	—	(124,413,913)
Accretion of common stock to redemption value	—	—	(13,366,023)	—	(13,366,023)
Accretion of common stock to redemption value	—	—	(3,878)		(3,878)
Balance as of June 30, 2021	4,161,000	$416	$825,052	$(155,289)	$670,179
Net loss	—	—	—	(191,075)	(191,075)
Accretion of common stock to redemption value (interest earned on trust account)	—	—	(3,352)	—	(3,352)
Balance as of September 30, 2021	4,161,000	$416	$821,700	$(346,364)	$475,752
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of September 15, 2020 (inception)	—	$—	$—	$—	$—
Net loss	—	—	—	(716)	(716)
Balance as of September 30, 2020	—	$—	$—	$(716)	$(716)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30, 2021	For the Period from September 15, 2020 (Inception) to September 30, 2020
Cash flows from Operating Activities:
Net loss	$(345,648)	$(716)
Adjustments to reconcile net loss to net cash used in operating activities
Unrealized gain on change in fair value of warrants	(108,948)	—
Interest earned on marketable securities held in Trust Account	(7,230)	—
Changes in current assets and current liabilities:
Prepaid expenses	(134,478)	—
Accrued offering costs and expenses	126,019	716
Due to related party	(716)	—
Net cash used in operating activities	(471,001)	—

Cash Flows from Investing Activities:
Investment held in Trust Account	(133,000,000)	—
Net cash used in investing activities	(133,000,000)	—

Cash flows from Financing Activities:
Proceeds from IPO and over-allotment	133,000,000	—
Payment of underwriting fees	(2,660,000)	—
Proceeds from private placement	4,160,000	—
Proceeds from issuance of promissory note to related party	125,000	—
Payment to promissory note to related party	(125,000)	—
Proceeds from issuance of common stock to initial stockholders	25,000	—
Payment of deferred offering costs	(425,347)	—
Net cash provided by financing activities	134,099,653	—

Net change in cash	628,652	—
Cash, beginning of the period	—	—
Cash, end of the period	$628,652	$—

Supplemental disclosure of cash flow information
Initial value of common stock subject to possible redemption	$124,413,913	$—
Reclassification of offering costs related to Public Shares	$(4,779,936)	$—
Accretion of common stock to redemption value	$13,366,023	$—
Accretion of common stock to redemption value (interest earned on trust account)	$7,230	$—
Forfeiture of founder shares	$13	$—
Initial classification of warrant liability	$270,307	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Archimedes Tech SPAC Partners Co. (the “Company”) is a blank check company formed under the laws of the State of Delaware on September 15, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company’s focus will be on the artificial intelligence, cloud services and automotive technology sectors. However, the Company is not limited to the technology industry, or these sectors therein, and the Company may pursue a Business Combination opportunity in any business or industry it chooses, and it may pursue a company with operations or opportunities outside of the United States.

The Company has selected December 31 as its fiscal year end.

As of September 30, 2021, the Company had not commenced any revenue-generating operations. All activity for the period from September 15, 2020 (inception) through September 30, 2021 relates to the Company’s formation, the initial public offering (the “IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income or expense, as applicable.

On November 15, 2021, the Company entered into a definitive merger agreement with SoundHound Inc., a voice artificial intelligence company, pursuant to which the two companies agreed to consummate a Business Combination (the “Merger Agreement”). The total consideration to be paid by the Company to SoundHound is $2 billion in equity of the Company, with outstanding SoundHound stock options and warrants included on a net exercise basis. In connection with the Business Combination, certain accredited investors committed to purchase 11.1 million shares of Class A common stock of the combined company at a price of $10.00 per share, for total gross proceeds of $111 million, in a private placement that is scheduled to close concurrently with the Business Combination.

Additional information about the Merger Agreement and related transactions can be found in the Current Report on Form 8-K filed on November 16, 2021.

The Company’s sponsor is Archimedes Tech SPAC Sponsors LLC, a Delaware limited liability company (the “Sponsor”).

References to the Company’s “initial stockholders” refer to the Company’s stockholders prior to the IPO, excluding the holders of the Representative Shares (See Note 8).

Financing

The registration statement for the Company’s IPO was declared effective on March 10, 2021 (the “Effective Date”). As discussed in Note 4, on March 15, 2021, the Company consummated the IPO of 12,000,000 units, (the “Public Units”), at $10.00 per Public Unit, generating gross proceeds of $120,000,000.

Each Public Unit consists of (i) one subunit (the “Public Subunit”), which consists of one share of common stock (the “Public Share”) and one-quarter of one redeemable warrant, and (ii) one-quarter of one redeemable warrant (collectively, the redeemable warrants included in the Public Units and Public Subunits, the “Public Warrants”); each whole Public Warrant will be exercisable to purchase one share of common stock at a price of $11.50 per share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 390,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Sponsor and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,900,000, which is discussed in Note 5. Each Private Unit consists of (i) one subunit (the “Private Subunits”), which consists of one share of common stock (the “Private Shares”) and one-quarter of one redeemable warrant, and (ii) one-quarter of one redeemable warrant (collectively, the redeemable warrants included in the Private Units and Private Subunits, the “Private Warrants”).

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Transaction costs amounted to $4,849,810 consisting of $2,400,000 of underwriting discount and $2,449,810 of other offering costs.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 1,800,000 additional Public Units to cover over-allotments, if any. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units (the “Over-allotment Units”), generating an aggregate of gross proceeds of $13,000,000, and incurred transaction costs of $260,000 in underwriting discount. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 26,000 Private Units at $10.00 per Private Unit to the Sponsor and EarlyBirdCapital, generating gross proceeds of $260,000.

Trust Account

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Initial Business Combination

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will continue in existence only until 18 months from the closing of the IPO (the “Combination Period”). However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Subunits, at a per-subunit price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to the Company (net of taxes payable), divided by the number of then outstanding Public Subunits, which redemption will completely extinguish public stockholders’ rights as holders of Public Subunits (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders will also forfeit the one-quarter of one

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

warrant included in the Public Subunits being redeemed. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and its board of directors, the Company will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

A public stockholder will be entitled to receive funds from the Trust Account (including interest earned on his, her or its portion of the Trust Account to the extent not previously released to the Company) only in the event of (i) the redemption of 100% of the outstanding Public Subunits if the Company has not completed a Business Combination in the required time period, (ii) if that public stockholder converts such Public Subunits, or sells such Public Subunits to the Company in a tender offer, in connection with a Business Combination which the Company consummates or (iii) the Company seeks to amend any provisions of its amended and restated certificate of incorporation that would affect the public stockholders’ ability to convert or sell their Public Subunits to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of the Public Subunits if the Company does not complete a Business Combination within the Combination Period. This redemption right shall apply in the event of the approval of any such amendment to the Company’s amended and restated certificate of incorporation, whether proposed by the Sponsor, initial stockholders, executive officers, directors or any other person. In no other circumstances will a public stockholder have any right or interest of any kind to or in the Trust Account.

The Sponsor, initial stockholders, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed Business Combination, (2) not to convert any shares in connection with a stockholder vote to approve a proposed initial Business Combination and (3) not to sell any shares in any tender in connection with a proposed initial Business Combination.

The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Subunit by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but the Company cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

Liquidity and Going Concern

As of September 30, 2021, the Company had cash outside the Trust Account of $628,652 available for its working capital needs. All remaining cash and securities were held in the Trust Account and is generally unavailable for the Company’s use prior to an initial Business Combination and is restricted for use either in a Business Combination or to redeem Public Subunits. As of September 30, 2021, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through receipt of $25,000 from the sale of Founder Shares (see Note 6), advances from the Sponsor in an aggregate amount of $125,000 under an unsecured promissory note, which were repaid upon the closing of the IPO (see Note 6). Subsequent to the consummation of the IPO and Private Placement, the Company’s liquidity needs have been satisfied through the net proceeds from the IPO and Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 6). To date, there were no amounts outstanding under any Working Capital Loans.

The Company anticipates that the $628,652 outside of the Trust account as of September 30, 2021 will not be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Furthermore, if the Company is not able to consummate a Business Combination by September 15, 2022, it will trigger the Company’s automatic winding up, liquidation and dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Restatement of Prior Period Financial Statements

As a result of recent guidance to Special Purpose Acquisition Companies by the SEC regarding redeemable equity instruments, the Company revisited its application of ASC 480-10-S99 on the Company’s financial statements. The Company had previously classified a portion of its Public Subunits (and the underlying shares of common stock) in permanent equity. Subsequent to the re-evaluation, the Company’s management concluded that all of its Public Subunits should be classified as temporary equity. Additionally, the Company’s management re-evaluated the fair value of the Representative Shares and concluded that the fair value the Company had previously used for the Representative Shares were incorrect and needs to be restated. The identified errors impacted the Company’s Form 8-K filing on March 19, 2021 containing the IPO balance sheet as of March 15, 2021, Form 10-Q filing on July 27, 2021 containing financial statements as of March 31, 2021, Form 10-Q filing on August 27, 2021 containing financial statements as of June 30, 2021, and Form 10-Q filing on November 15, 2021 containing financial statements as of September 30, 2021. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were material to the aforementioned 8-K and 10-Q filings, and that correcting the cumulative impact of such errors would be significant to our financial statements for the three months and nine months ended September 30, 2021. Accordingly, the Company has corrected such material errors by restating its prior financial statements and classified all Public Subunits as temporary equity as well as restating the fair value of the Representative Shares. The Company will also correct previously reported financial information for such material errors in future filings, as applicable. The following summarizes the effect of the revision on each financial statement line item.

Impact of the Restatement

The impact of the restatement on the audited balance sheet as of March 15, 2021 and unaudited interim condensed financial statements as of and for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021 are presented below.
	As Previously Reported	Adjustments	As Restated
Balance Sheet at March 15, 2021
Common stock subject to possible redemption	$116,095,120	$3,904,880	$120,000,000
Common stock	465	(39)	426
Additional paid-in capital	5,004,068	(4,158,254)	845,814

Balance Sheet at March 31, 2021
Common stock subject to possible redemption	$128,744,590	$4,255,935	$133,000,525
Common stock	459	(43)	416
Additional paid-in capital	5,084,297	(4,255,892)	828,405

Statement of Operations for the three months ended March 31, 2021
Basic and diluted weighted average shares outstanding, common stock subject to redemption	2,059,408	247,259	2,306,667
Basic and diluted weighted average shares outstanding, common stock	3,856,614	(514,481)	3,342,133
Basic and diluted net income (loss) per share, common stock subject to redemption	$0.00	$3.41	$3.41
Basic and diluted net income (loss) per share, common stock not subject to redemption	$(0.02)	$(2.36)	$(2.38)

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Restatement of Prior Period Financial Statements (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2021
Issuance of representative shares – Additional Paid-in-Capital	$3,458	$2,020,963	$2,024,421
Issuance of representative shares – Stockholders’ Equity (Deficit)	3,500	2,020,963	2,024,463
Offering costs charged to the Stockholders’ equity	(428,847)	(2,020,963)	(2,449,810)
Reclassification of offering costs related to public shares	$—	$4,779,936	$4,779,936
Accretion of common stock to redemption value	$—	$(13,366,023)	$(13,366,023)

Statement of Cash Flows for the three months ended March 31, 2021
Supplemental disclosure of cash flow information
Initial value of common stock subject to possible redemption	$115,841,700	$8,572,213	$124,413,913
Change in value of common stock subject to possible redemption	$12,902,890	$(12,902,365)	$—
Reclassification of offering costs related to public shares	$—	$(4,779,936)	$(4,779,936)
Accretion of common stock to redemption value	$—	$13,366,023	$13,366,023
Accretion of common stock to redemption value (interest earned on trust account)	$—	$525	$525

Statement of Operations for the six months ended June 30, 2021
Basic and diluted net income (loss) per share, common stock subject to redemption	$0.46	$0.08	$0.54
Basic and diluted net income (loss) per share, common stock not subject to redemption	$(1.00)	$(0.17)	$(1.17)

Statement of Changes in Stockholders’ Equity for the six months ended June 30, 2021
Issuance of representative shares – Additional Paid-in-Capital	$3,458	$2,020,963	$2,024,421
Issuance of representative shares – Stockholders’ Equity (Deficit)	3,500	2,020,963	2,024,463
Offering costs charged to the Stockholders’ equity	(428,847)	(2,020,963)	(2,449,810)
Reclassification of offering costs related to public shares	$2,886,166	$1,893,770	$4,779,936
Accretion of common stock to redemption value	$(11,472,253)	$(1,893,770)	$(13,366,023)

Statement of Cash Flows for the six months ended June 30, 2021
Reclassification of offering costs related to public shares	$(2,886,166)	$(1,893,770)	$(4,779,936)
Accretion of common stock to redemption value	$11,472,253	$1,893,770	$13,366,023

Statement of Operations for the nine months ended September 30, 2021
Basic and diluted net income (loss) per share, common stock subject to redemption	$0.31	$0.06	$0.37
Basic and diluted net income (loss) per share, common stock not subject to redemption	$(0.87)	$(0.14)	$(1.01)

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Restatement of Prior Period Financial Statements (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2021
Issuance of representative shares – Additional Paid-in-Capital	$3,458	$2,020,963	$2,024,421
Issuance of representative shares – Stockholders’ Equity (Deficit)	3,500	2,020,963	2,024,463
Offering costs charged to the Stockholders’ equity	(428,847)	(2,020,963)	(2,449,810)
Reclassification of offering costs related to public shares	$2,886,166	$1,893,770	$4,779,936
Accretion of common stock to redemption value	$(11,472,253)	$(1,893,770)	$(13,366,023)

Statement of Cash Flows for the nine months ended September 30, 2021
Reclassification of offering costs related to public shares	$(2,886,166)	$(1,893,770)	$(4,779,936)
Accretion of common stock to redemption value	$11,472,253	$1,893,770	$13,366,023

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on March 19, 2021 and March 12, 2021, respectively.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statement. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $628,652 of cash held outside of the Trust Account as of September 30, 2021 and no cash held outside of the Trust Account as of December 31, 2020. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At September 30, 2021, the Company had $133,007,230 in the Trust Account which may be utilized for Business Combination. As of September 30, 2021, the assets held in the Trust Account were invested in Treasury Securities consisting of money market funds.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of September 30, 2021 due to the short maturities of such instruments.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

The Company’s warrant liability and the fair value of its Representative Shares are based on valuation models utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability and the fair value of its Representative Shares are classified as Level 3. See Note 7 for additional information on assets, liabilities and Representative Shares measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income (loss) per redeemable Public Share and income (loss) per founder non-redeemable share following the two-class method of income (loss) per share. In order to determine the net income (loss) attributable to both the public redeemable shares and founder non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 76% for the Public Shares and 24% for the founder non-redeemable shares for the three months ended September 30, 2021, and a ratio of 71% for the Public Shares and 29% for the founder non-redeemable shares for the nine months ended September 30, 2021, reflective of the respective participation rights.

The earnings per share presented in the condensed statements of operations is based on the following:
	For the three months ended September 30, 2021	For the nine months ended September 30, 2021
Net loss	$(191,075)	$(345,648)
Accretion of temporary equity to redemption value	(3,352)	(13,373,253)
Net loss including accretion of temporary equity to redemption value	$(194,427)	$(13,718,901)

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

	For the three months ended September 30, 2021		For the nine months ended September 30, 2021
	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(148,095)	$(46,332)	$(9,784,253)	$(3,934,648)
Accretion of temporary equity to redemption value	3,352	—	13,373,253	—
Allocation of net income (loss)	$(144,743)	$(46,332)	$3,589,000	$(3,934,648)

Denominator:
Weighted-average shares outstanding	13,300,000	4,161,000	9,675,824	3,891,044
Basic and diluted net income (loss) per share	$(0.01)	$(0.01)	$0.37	$(1.01)

In connection with the underwriters’ partial exercise of their over-allotment option on March 19, 2021, 325,000 Founder Shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

As of September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the Company’s earnings. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO. Accordingly, as of March 15, 2021, offering costs in the aggregate of $4,849,810 have been charged to stockholders’ equity (consisting of $2,400,000 of underwriting discount and $2,449,810 of other offering costs).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s deferred tax assets were deemed to be de minimis as of September 30, 2021.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Note 4 — Initial Public Offering

Pursuant to the IPO on March 15, 2021, the Company sold 12,000,000 Public Units at a purchase price of $10.00 per Public Unit. Each Public Unit consists of (i) one Public Subunit, which consists of one Public Share and one-quarter of one Public Warrant, and (ii) one-quarter of one Public Warrant. Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. Each whole warrant will become exercisable 30 days after the completion of an initial Business Combination and will expire on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation.

On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units, at a purchase price of $10.00 per Public Unit, generating gross proceeds to the Company of $13,000,000.

Following the closing of the IPO on March 15, 2021 and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in the Trust Account. The funds held in Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that the Company is not deemed to be an investment company under the Investment Company Act.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital purchased an aggregate of 390,000 Private Units at a price of $10.00 per Private Unit in a private placement (the “Private Placement”), generating gross proceeds of $3,900,000.

On March 19, 2021, simultaneous with the exercise of the over-allotment option, the Sponsor and EarlyBirdCapital purchased an aggregate of 26,000 additional Private Units, at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $260,000.

The Private Units (and underlying Private Subunits, Private Shares, and Private Warrants) are identical to the Public Units except that the Private Warrants included in the Private Units: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

The Company’s initial stockholders have agreed (A) to vote the Private Shares contained in the Private Subunits in favor of any proposed Business Combination, (B) not to convert any Private Subunits in connection with a stockholder vote to approve a proposed initial Business Combination or sell any Private Shares to the Company in a tender offer in connection with a proposed initial Business Combination and (C) that the Private Subunits shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated. In the event of a liquidation prior to the initial Business Combination, the Private Units will likely be worthless.

Note 6 — Related Party Transactions

Founder Shares

On January 4, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of common stock, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On March 10, 2021, the Company effected a stock dividend of 0.2 shares for each founder share outstanding, resulting in an aggregate of 3,450,000 founder shares outstanding and held by the Sponsor and the Company’s directors (up to 450,000 of which are subject to forfeiture by the Sponsor if the underwriters’ over-allotment option is not exercised in full). On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units. As a result, 125,000 founder shares were forfeited as of September 30, 2021.

On the date of the IPO, the Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to 50% of the founder shares, the earlier of one year after the date of the consummation of the Company’s initial Business Combination and the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Company’s initial Business Combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of Company’s consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO (the “Promissory Note”). These loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2021 or the closing of the IPO.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Related Party Transactions (cont.)

On February 1, 2021, the Sponsor funded to the Company $100,000 pursuant to the Promissory Note. On February 10, 2021, the Sponsor funded to the Company an additional $25,000 pursuant to the Promissory Note, for an aggregate amount of $125,000. On March 15, 2021, the Promissory Note in an aggregate amount of $125,000 was fully repaid by the Company to the Sponsor.

Related Party Loans

In order to meet the working capital needs following the consummation of the IPO if the funds not held in the Trust Account are insufficient, the Sponsor, initial stockholders, officers, directors and their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would consist of (i) one subunit, which consists of one share of common stock and one-quarter of one warrant, and (ii) one-quarter of one warrant, where the common stock and warrants would be identical to the common stock and warrants included in the Private Units. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. At September 30, 2021, no such Working Capital Loans were outstanding.

Administrative Service Fee

Commencing on the Effective Date of the registration statement through the acquisition of a target business, the Company will pay an affiliate of the Chief Executive Officer, an aggregate fee of $10,000 per month for providing the Company with office space and certain office and secretarial services. As of September 30, 2021, the Company has recorded $30,000 and 67,097, respectively, for the three months ended September 30, 2021 and for the period from March 10, 2021 through September 30, 2021.

Note 7 — Fair Value Measurements

Non-Recurring Fair Value Measurement

The following table presents information about the Company’s Representative Shares that were measured at fair value on a non-recurring basis as of January 13, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	January 13, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Stockholders’ Equity:
Representative Shares	$2,024,463	$	$—	$2,024,463
	$2,024,463	$	$—	$2,024,463

The estimated fair value of the Representative Shares on January 13, 2021, the date the Representative Shares were issued, was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model utilizing the probability weighted expected return method are assumptions related to the expected stock-price volatility (pre-merger), the risk-free interest rate, and the expected restricted term. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected restricted term of the

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

Representative Shares. The expected restricted term of the Representative Shares is simulated based on management assumptions regarding the timing and likelihood of completing the IPO and a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Representative Shares were as follows at January 13, 2021:
Input	January 13, 2021
Restricted term (years)	1.11
Expected volatility	12.5%
Risk-free interest rate	0.12%
Stock price	$9.37
Dividend yield	0%

Recurring Fair Value Measurement

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	September 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Mutual Fund held in Trust Account	$133,007,230	$133,007,230	$—	$—
	$133,007,230	$133,007,230	$—	$—
Liabilities:
Warrant Liability	$161,359	$—	$—	$161,359
	$161,359	$—	$—	$161,359

The estimated fair value of the warrant liability on March 15, 2021 and September 30, 2021 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements (cont.)

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at March 15, 2021:
Input	March 15, 2021
Expected term (years)	5.99
Expected volatility	24.3%
Risk-free interest rate	1.06%
Stock price	$9.36
Dividend yield	0%
Exercise price	$11.5

The key inputs into the Monte Carlo simulation model for the warrant liability were as follows at September 30, 2021:
Input	September 30, 2021
Expected term (years)	5.52
Expected volatility	14.8%
Risk-free interest rate	1.07%
Stock price	$9.61
Dividend yield	0%
Exercise price	$11.5

The following table sets forth a summary of the changes in the fair value of the warrant liability for the nine months ended September 30, 2021:
Warrant Liability
Fair value as of December 31, 2020	$—
Initial fair value of warrant liability upon issuance at IPO	270,307
Change in fair value	(108,948)
Fair value as of September 30, 2021	$161,359

Note 8 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares and Representative Shares (as defined below) issued and outstanding on the date of the IPO, as well as the holders of the Private Units and any units the Sponsor, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement signed on March 10, 2021. The holders of a majority of these securities are entitled to make up to two demands that the Company use its best efforts to register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on March 10, 2021. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies (cont.)

Underwriters Agreement

EarlyBirdCapital and I-Bankers Securities, Inc. (the “Underwriters”) have a 45-day option from the date of the IPO to purchase up to an additional 1,800,000 Public Units to cover over-allotments, if any. The Underwriters were entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $2,400,000 (or up to $2,760,000 if the underwriters’ over-allotment is exercised in full). On March 15, 2021, the Company paid, in aggregate, a fixed underwriting discount of $2,400,000.

On March 19, 2021, the Underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units and were, in aggregate, paid a fixed underwriting discount of $260,000.

EarlyBirdCapital will have the right of first refusal for a period commencing from the consummation of the IPO until the consummation of the initial Business Combination (or the liquidation of the Trust Account in the event that the Company fails to consummate the initial Business Combination within the Combination Period) to act as book running manager, placement agent and/or arranger for all financings where the Company seeks to raise equity, equity-linked, debt or mezzanine financings relating to or in connection with the initial Business Combination.

In addition, under certain circumstances EarlyBirdCapital will be granted, for a period of one year from the closing of the IPO, the right to act as lead underwriter for the next U.S. registered public offering of securities, undertaken by any of the Company’s officers, for the purpose of raising capital and placing 90% or more of the proceeds in a trust or escrow account to be used to acquire one or more operating businesses in the technology industry that have not been identified at the time of the IPO.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other FINRA members (including, with EarlyBirdCapital’s prior consent which shall not be unreasonably withheld, companies affiliated with the Company or its officers or directors) that assist the Company in identifying or consummating an initial Business Combination.

Representative Shares

On January 13, 2021, the Company has issued to EarlyBirdCapital and its designees an aggregate of 350,000 representative shares at a purchase price of $0.0001 per share (the “Representative Shares”). The fair value of the Representative Shares was determined to be $2,024,463 (See Note 7). On March 10, 2021, the Company effected a stock dividend of 0.2 shares of common stock for every share of common stock outstanding, resulting in an additional 70,000 representative shares issued to EarlyBirdCapital for no consideration and an aggregate of 420,000 representative shares outstanding. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies (cont.)

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following March 10, 2021 pursuant to Rule 5110(g)(1) of the FINRA Manual. Pursuant to FINRA Rule 5110(g)(1), these securities will not be sold during the IPO, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the March 10, 2021 or commencement of sales of the IPO, except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners, provided that all securities so transferred remain subject to the lock-up restriction above for the remainder of the time period.

Business Combination Legal Services Agreement

The Company has entered into an agreement with its legal counsel, Loeb & Loeb (“Loeb”), whereby the Company is required to pay a total of $250,000 in retainer fees to Loeb for services related to the initial Business Combination upon the completion of certain milestones. The balance of any additional legal fees incurred related to the initial Business Combination will be due at the closing of the SPAC Merger. As of September 30, 2021, the Company had paid a total of $50,000 of retainer fees to Loeb.

Note 9 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock at par value of $0.0001 per share. As of September 30, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At September 30, 2021, there were 4,161,000 shares of common stock issued and outstanding, excluding 13,300,000 shares of common stock subject to possible redemption.

Public Warrants

Each whole warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial Business Combination. The warrants will expire on the fifth anniversary of the completion of an initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise.

ARCHIMEDES TECH SPAC PARTNERS CO.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity (cont.)

The Company may call the warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued to the Sponsor, initial stockholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        If, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities, and the $18.00 redemption trigger price will be adjusted to 180% of this amount.

Note 10 — Subsequent Events

On November 15, 2021, the Company entered into the Merger Agreement with SoundHound Inc., a voice artificial intelligence company, pursuant to which the two companies agreed to consummate a Business Combination. The total consideration to be paid by the Company to SoundHound is $2 billion in equity of the Company, with outstanding SoundHound stock options and warrants included on a net exercise basis. In connection with the Business Combination, certain accredited investors committed to purchase 11.1 million shares of Class A common stock of the combined company at a price of $10.00 per share, for total gross proceeds of $111 million, in a private placement that is scheduled to close concurrently with the Business Combination.

Additional information about the Merger Agreement and related transactions can be found in the Current Report on Form 8-K filed on November 16, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

SoundHound, Inc.

Santa Clara, California

Opinion

We have audited the accompanying consolidated balance sheet of SoundHound, Inc. (the “Company”) as of December 31, 2019 and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the accompanying consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended December 31, 2019 to correct material misstatements. The 2019 consolidated financial statements of the Company before the restatement were audited by other auditors, whose report dated August 21, 2020 expressed an unqualified opinion. Our opinion is not modified with respect to this matter.

Change in Accounting Principle

As discussed in Notes 1 and 3 to the consolidated financial statements, the Company has changed its method of accounting for revenue due to the adoption of FASB ASC 606, Revenue from Contracts with Customers, on January 1, 2019 using a modified retrospective method. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ OUM & Co. LLP

San Francisco, California

September 10, 2021

SoundHound, Inc.
Consolidated Balance Sheet
December 31, 2019
(In thousands, except share and par value data)

2019
ASSETS
Current assets
Cash and cash equivalents	$24,634
Short-term investments	13,585
Accounts receivable, net of allowance for doubtful accounts of $109	5,667
Prepaid expenses and other current assets	1,390
Total current assets	45,276

Restricted cash	1,520
Property and equipment, net	14,053
Deferred tax asset	2,424
Other assets	883
Total assets	$64,156
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,162
Accrued liabilities	3,361
Value-added tax liability	1,692
Capital lease obligation	2,981
Income tax payable	2,424
Deferred rent	181
Deferred revenue	8,193
Total current liabilities	20,994

Capital lease obligation, non-current	3,345
Deferred rent, non-current	1,104
Deferred revenue, non-current	16,730
Warrant liability	3,348
Other liabilities	1,845
Total liabilities	47,366
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock; $0.0001 par value; 18,022,277 shares authorized; 17,784,975 shares issued and outstanding, (Liquidation preference of $234,014)	223,641

Stockholders’ deficit
Common stock, $0.0001 par value; 36,000,000, shares authorized; 11,750,082 shares issued and outstanding	1
Additional paid-in capital	25,936
Accumulated other comprehensive loss	(6)
Accumulated deficit	(232,782)
Total stockholders’ deficit	(206,851)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$64,156

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2019
(In thousands)

2019
Revenues	$7,677
Cost of revenues	4,515
Gross profit	3,162

Operating expenses
Sales and marketing	5,392
Research and development	47,769
General and administrative	14,575
Total operating expenses	67,736

Loss from operations	(64,574)

Other income (expense)
Interest income, net	919
Other expense, net	(559)
Total other income, net	360

Loss before provision for income taxes	(64,214)

Provision for income taxes	253

Net loss	(64,467)

Other comprehensive gain
Unrealized holding gain on available-for-sale securities	31
Comprehensive loss	$(64,436)

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
For the Year Ended December 31, 2019
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2018	17,784,975	$223,641	11,546,434	$1	$22,456	$(37)	$(161,368)	$(138,948)
Cumulative effect adjustment from adoption of Topic 606	—	—	—	—	—	—	(6,947)	(6,947)
Issuance of common stock upon exercise of stock options	—	—	203,648	—	152	—	—	152
Other comprehensive gain	—	—	—	—	—	31	—	31
Stock-based compensation	—	—	—	—	3,328	—	—	3,328
Net loss	—	—	—	—	—	—	(64,467)	(64,467)
Balance, December 31, 2019	17,784,975	$223,641	11,750,082	$1	$25,936	$(6)	$(232,782)	$(206,851)

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2019
(In thousands)

2019
Cash flows from operating activities
Net loss	$(64,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,671
Stock-based compensation	3,328
Accretion of investment discount	(140)
Change in fair value of warrant liability	428
Loss on disposal of fixed assets	8
Changes in operating assets and liabilities:
Accounts receivable, net	50
Prepaid expenses and other assets	166
Accounts payable	891
Accrued expenses	3,588
Deferred rent	(582)
Deferred revenue	6,026
Net cash used in operating activities	(46,033)

Cash flows from investing activities
Purchase of property and equipment	(5,109)
Purchase of short-term investments	(18,570)
Maturities of short-term investments	32,000
Net cash provided by investing activities	8,321

Cash flows from financing activities
Issuance of common stock	152
Payment of capital lease obligations, net	(2,480)
Net cash used in financing activities	(2,328)
Net decrease in cash, cash equivalents and restricted cash	(40,040)
Cash, cash equivalents and restricted cash, beginning of year	66,424
Cash, cash equivalents and restricted cash, end of year	$26,384

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2019
(In thousands)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheet that sum to the total of the same such amounts shown in the consolidated statement of cash flows:

2019
Cash and cash equivalents	$24,634
Current portion of restricted cash included in prepaid expenses and other current assets	230
Non-current portion of restricted cash	1,520
Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$26,384

Supplemental disclosures of cash flow information

Cash paid during the year for:
Income taxes	$253
Interest	$568

Noncash investing and financing activities

Property and equipment acquired under capital leases	$4,547
Purchase of property and equipment in accounts payable and accrued expenses	$270

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

SoundHound, Inc. and its subsidiaries (“SoundHound” or the “Company”) turns sound into understanding and actionable meaning. SoundHound’s applications for mobile devices enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The Company’s latest product, Hound, leverages its Speech-to-Meaning™ technology to showcase a ground-breaking smartphone experience. The Company’s SoundHound product applies the Company’s technology to music, enabling people to discover, explore, and share the music around them, and even identify songs by singing or humming. In addition, through the Houndify platform, the Company empowers developers to be part of the Speech-to-Meaning™ revolution. The Company was incorporated in Delaware on September 2, 2005 and is headquartered in Santa Clara, California.

Basis of Presentation and Significant Accounting Policies

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation. These reclassifications did not have material impact on previously reported consolidated financial statements.

Foreign Currency Translation

The foreign subsidiaries’ functional currency is the U.S. dollar. The gains and losses resulting from remeasuring the subsidiaries’ foreign currency denominated transactions into U.S. dollars have been reported in the Consolidated Statement of Operations and Comprehensive Loss. Foreign currency-denominated assets and liabilities are translated into U.S. dollars using the exchange rate at the balance sheet date.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, preferred stock warrant liabilities, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock-based compensation expense. The Company bases its estimates on historical experience, the current economic environment, and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

Subsequent to December 31, 2019, the Company began to experience the results of the worldwide COVID-19 pandemic. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 ‘Delta’ variant, and the ultimate impact of the CARES Act and other government initiatives. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Liquidity and Going Concern

Since inception, the Company has generated recurring losses as well as negative operating cash flows which has resulted in a net loss of $64.5 million for the year ended December 31, 2019. As of December 31, 2019, the Company has an accumulated deficit of $232.8 million. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has funded its operations primarily through the sale and issuance of convertible preferred stock. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of the novel coronavirus (“COVID-19”), cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

In order to continue its operations, the Company must raise additional equity or debt financings and achieve profitable operations. The Company must, among other things, respond to competitive developments and attract, retain and motivate qualified personnel. Although management has historically been successful in raising capital, there can be no assurance that the Company will be able to obtain additional equity or debt financing on terms acceptable to the Company, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, financial position, results of operations, and future cash flows.

Total cash, short-term investments and restricted cash on hand as of July 31, 2021 was $41.6 million. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s current development plan and achieve profitability. The Company believes that its existing unrestricted cash and cash equivalents and short-term investments will be sufficient to enable the Company to continue as a going-concern for at least one year from the date the consolidated financial statements are issued.

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company is exposed to credit risk in the event of default by the financial institutions to the extent that cash and cash equivalent deposits are in excess of the $250,000 insured by the Federal Deposit Insurance Corporation. These deposits routinely exceed the insurable limit. The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, money market mutual funds, and corporate bonds. To date, the Company has not experienced any losses on its cash and cash equivalents.

As of December 31, 2019, accounts receivable balances due from two customers collectively totaled 90.8% of the Company’s total consolidated accounts receivable balance.

During the year ended December 31, 2019, the Company had four customers that accounted for 53.7% of total revenue.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less from the date of purchase to be cash equivalents. All investments purchased with original maturities beyond 90 days at the time of the purchase are classified as short-term investments. The Company’s cash equivalents consist of mutual funds, commercial paper and certificates of deposit. The Company’s short-term investments consist primarily of corporate bonds and commercial paper and are classified as available-for-sale.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Restricted Cash and Certificates of Deposit

The Company’s restricted cash and certificates of deposit were established according to the requirements under the leases for the Company’s corporate headquarters, data center, and sales office, and are subject to certain restrictions under the leases. All amounts in restricted cash as of December 31, 2019 represent funds held in certificates of deposit, have original maturities of six months to one year and are recorded at cost plus accrued interest, which approximates fair value as of December 31, 2019. The Company’s restricted cash is included in Other Assets in the Consolidated Balance Sheet. Restricted cash is classified is classified as current or non-current on the Consolidated Balance Sheet based on the remaining term of the restriction.

Investments

The Company’s investments in debt securities are classified as available-for-sale securities. Investments in available-for-sale securities are reported at fair value with unrealized gains and losses, net of tax, as a component of “Other comprehensive gain (loss)” on the Consolidated Statement of Operations and Comprehensive Loss. The Company regularly reviews its investment portfolio to identify and evaluate investments that have indicators of impairment. Factors considered in assessing whether a loss is other-than-temporary include: the length of time and extent to which the fair value has been lower than the cost basis, the financial condition and near-term prospects of the investee, credit quality, likelihood of recovery, and the ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary”, the Company reduces the investment to fair value through a charge to the Consolidated Statement of Operations and Comprehensive Loss. No such adjustments were necessary during the periods presented.

Accounts Receivable

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amounts, net of allowance for doubtful accounts. Accounts receivables do not bear interest and the Company generally does not require collateral or other security in support of accounts receivable. The Company has established an allowance for doubtful accounts and evaluates the collectability of its accounts receivable based on known collection risks and historical experience. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when received. The allowance for doubtful accounts as of December 31, 2019 was $109,000.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

The estimated useful lives of the Company’s property and equipment are as follows:
Computer equipment	3 – 4 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or the term of the lease

Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. Through December 31, 2019, there have been no such impairments.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

On January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for the reporting period beginning January 1, 2019 are presented under Topic 606, while prior period amounts are not restated and continue to be reported in accordance with the Company’s historic accounting under ASC 605, Revenue Recognition. See Note 3 for additional information.

Contract Costs

Contract costs primarily consist of commissions paid to online storefronts that sell the Company’s music search app to customers. Online storefronts retain commissions on each purchase of the Company’s music search app made by customers, and as a result, the Company receives a net payment from the sale. The sale of the Company’s music search app through the online storefronts requires the revenue to be deferred due to an implied obligation to the paying customer to continue hosting the music content in its database over the estimated average customer relationship period. As revenues are deferred from the sale of the Company’s music search app, the related direct and incremental commissions are also deferred in accordance with Topic 606 and reported in prepaid expenses and other current assets in the accompanying Consolidated Balance Sheet. The deferred commissions are recognized ratably over the average customer life in the Consolidated Statement of Operations and Comprehensive Loss in Cost of Revenues.

Research and Development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Warrant Liability

The Company classifies as liabilities any contracts that may require a transfer of assets.

The warrants are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as the Company is committed to issuing an instrument that ultimately may require a transfer of assets. The warrant liability is accounted for at fair value and re-measured at each reporting date. Accordingly, the Company classified the warrants as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the warrants are exercised or expired. Any change in the fair value of the warrants is recognized as “Other expense, net” in the Consolidated Statement of Operations and Comprehensive Loss.

Segment Information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single reportable segment. All required financial segment information can be found on the consolidated financial statements.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not, that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of changes to reserves that are considered appropriate. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses in the accompanying consolidated statements of operations.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through December 31, 2019.

Stock-Based Compensation

Employee stock-based compensation costs are estimated at the grant date based on the award’s fair value and is recognized as expense over the requisite service period. The Company calculates the award’s fair value based on the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton model requires the use of various highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, risk-free interest rates, expected dividend yield of the Company’s common stock and expected stock price volatility. The Company determines the expected term of the option using the simplified method which is defined as the average of the options’ contractual term and the options’ vesting period. The Company estimates the options’ volatility using the volatilities of public companies in a comparable industry, stage of life cycle, and size. The Company is using the straight-line (single-option) method for recording stock-based compensation expense.

Beginning January 1, 2018 with the adoption of ASU 2016-09, the Company elected to recognize forfeitures as they occur, and no longer estimate a forfeiture rate when calculating the stock-based compensation for its equity awards. The change was applied on a modified retrospective approach with an immaterial cumulative effect adjustment to accumulated deficit as of January 1, 2018.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated fair value of financial instruments disclosed in the consolidated financial statements have been determined using available market information and appropriate valuation methodologies. In certain cases where there is limited activity or less transparency around inputs to valuation, such as the Company’s warrant liability, these financial instruments are classified as Level 3.

The carrying value of all remaining current assets and current liabilities approximates fair value because of their short-term nature.

Leases

The Company accounts for leases as capital or operating leases based upon the lease classification criteria outlined in ASC 840-20. The Company’s operating lease agreements include escalations in the base price of the rent payment. The Company records rent escalations on a straight-line basis over the lease term and records the difference between the expense and payment as deferred rent liability on the accompanying Consolidated Balance Sheet.

For leases that are classified as capital leases, the property is recorded as a capital lease asset within property and equipment on the Consolidated Balance Sheet, and a corresponding amount is recorded as a capital lease obligation in an amount equal to the lesser of the present value of minimum lease payments to be made over the lease life, beginning with the lease inception date, or the fair value of the property being leased. The capital lease assets are amortized on a straight- line basis over the lesser of the lease term or the economic life of the property. Each minimum lease payment is allocated between a reduction of the lease obligation and interest expense, yielding a fixed rate of interest throughout the lease obligation.

Redeemable Convertible Preferred Stock

The Company’s shares of redeemable convertible preferred stock do not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company’s redeemable convertible preferred stock is redeemable upon a deemed liquidation event which the Company determined is not solely within its control and thus has classified shares of redeemable convertible preferred stock as temporary equity until such time as the conditions are removed or lapse. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of redeemable convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of redeemable convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Upon issuance of the redeemable convertible preferred stock, the Company assessed the embedded conversion and liquidation features of the securities. The Company determined that the redeemable convertible preferred stock did not require the Company to separately account for the liquidation features. The Company also concluded that no beneficial conversion feature existed upon the issuance date of the redeemable convertible preferred stock.

Emerging Growth Company Status

From time to time, new accounting pronouncements, or Accounting Standards Updates (“ASU”) are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

As an “emerging growth company” (“EGC”) under the Jumpstart Our Business Startups Act (“JOBS Act”), the Company may elect to take advantage of certain forms of relief from various reporting requirements that are applicable to public companies. The relief afforded under the JOBS Act includes an extended transition period for the implementation of new or revised accounting standards. The Company has elected to take advantage of this extended transition period and, as a result, the Company’s financial statements may not be comparable to those of companies that implement accounting standards as of the effective dates for public companies. The Company may take advantage of the relief afforded under the JOBS Act up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an EGC.

Recently Accounting Pronouncements — Adopted

For adoption of ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606” (“ASC 606”), refer to Note 3.

Recent Accounting Pronouncements — Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02” or “ASC 842”).ASU 2016-02 requires lessees to generally recognize most operating leases on the balance sheets but record expenses on the income statements in a manner similar to current accounting. ASU 2016-02 along with subsequent ASU’s on Topic 842 is effective for public companies for annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the impact that the adoption of ASC 842 will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. This ASU will be effective beginning in the first quarter of fiscal year 2020. Early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures as well as the timing of adoption.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), to align the accounting for share-based payment awards issued to employees and nonemployees, particularly with regard to the measurement date and the impact of performance conditions. The new guidance requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the current guidance. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2018, including interim periods therein. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity — Equity-Based Payments to Non- Employees. The adoption of ASU 2018-07 is not expected to have significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“ASC 2018-13”) which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. In addition, additional disclosures were added for public entities. The amendments on changes in unrealized gains and losses, the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

retrospectively to all periods presented upon their effective date. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact the standard will have on the Company’s consolidated financial statements and related disclosures.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Targeted Transition Relief, which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by-instrument basis. This standard is effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact the standard will have on the Company’s consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 eliminates the need for an organization to analyse whether the following apply in a given period (1) exception to the incremental approach for intra-period tax allocation (2) exceptions to accounting for basis differences when there are ownership changes in foreign investments and (3) exceptions in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also is designed to improve financial statement preparers’ application of income tax-related guidance and simplify GAAP for (1) franchise taxes that are partially based on income, (2) transactions with a government that result in a step-up in the tax basis of goodwill, (3) separate financial statements of legal entities that are not subject to tax, and (4) enacted changes in tax laws in interim periods. For public business entities, the amendments in ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption of the amendments is permitted. An entity that elects early adoption must adopt all the amendments in the same period. ASU 2019-12 is effective for the Company beginning on January 1, 2021. Adoption of ASU 2019- 12 is not expected to result in any material changes to the way the tax provision is prepared and is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The new guidance, among other things, simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share (“EPS”) guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the effect that adoption will have on its financial position, results of operations and related disclosures.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

2.      RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the issuance of the Company’s 2019 consolidated financial statements, the Company determined that the December 31, 2019 consolidated financial statements included certain errors. As a result, the Consolidated Balance Sheet, Consolidated Statement of Operations and Comprehensive Loss, Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit, and Consolidated Statement of Cash Flows were restated to correct these errors. In addition, the Company recorded several reclassification adjustments on the Consolidated Balance Sheet.

The impact of the restatements is as follows:
	Balance as at December 31, 2019
	(in thousands)
	As previously reported	Adjustments Due to Errors	Reclassification Entries	As Restated
Consolidated Balance Sheet:
Cash and cash equivalents(d)	$24,725	$(91)	$—	$24,634
Short-term investments	13,585	—	—	13,585
Accounts receivable, net of allowance(a)	1,707	4,006	(46)	5,667
Prepaid expenses and other current asset(a)	1,344	—	46	1,390
Total current assets	41,361	3,915	—	45,276

Restricted cash	1,520	—	—	1,520
Property and equipment, net	14,053	—	—	14,053
Deferred tax asset(f)	—	2,424	—	2,424
Other assets	883	—	—	883
Total assets	$57,817	$6,339	$—	$64,156

Current liabilities
Accounts payable	$2,161	$—	$1	$2,162
Accrued liabilities(e)	5,214	—	(1,853)	3,361
Value-added tax liability(e)	—	—	1,692	1,692
Income tax payable(f)	—	2,424	—	2,424
Capital lease obligation	2,981	—	—	2,981
Deferred rent(e)	271	—	(90)	181
Deferred revenue(a)	8,821	(628)	—	8,193
Total current liabilities	19,448	1,796	(250)	20,994

Capital lease obligation, non-current	3,345	—	—	3,345
Deferred rent, non-current(e)	1,696	—	(592)	1,104
Deferred revenue, non-current(a)	2,521	14,209	—	16,730
Warrant liability(b)	4,977	(1,629)	—	3,348
Other liabilities(a)(c)	—	1,003	842	1,845
Total liabilities	31,987	15,379	—	47,366

Redeemable convertible preferred stock	223,641	—	—	223,641
Stockholders’ deficit
Common stock	1	—	—	1
Additional paid in capital	25,936	—	—	25,936
Accumulated other comprehensive loss	(6)	—	—	(6)
Accumulated deficit(a)(b)(c)(d)	(223,742)	(9,040)	—	(232,782)
Total stockholders’ deficit	(197,811)	(9,040)	—	(206,851)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$57,817	$6,339	$—	$64,156

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

2.      RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

	Period from January 1, 2019 to December 31, 2019
	(in thousands)
	As previously reported	Adjustments Due to Errors	Reclassification Entries	As Restated
Consolidated Statement of Operations and Comprehensive Loss:
Revenues(a)	$12,106	$(4,429)	$—	$7,677
Cost of revenues	(4,515)	—	—	(4,515)
Gross profit	7,591	(4,429)	—	3,162
Operating expenses
Sales and marketing	5,392	—		5,392
Research and development	47,769	—		47,769
General and administrative(c)	14,191	384	—	14,575
Total operating expenses	67,352	384	—	67,736
Loss from operations	(59,761)	(4,813)	—	(64,574)
Other income (expense)
Interest income, net	919	—	—	919
Other expense, net(b)(d)	(2,093)	1,534	—	(559)
Total other income, net	(1,174)	1,534	—	360
Loss before provision for income taxes	(60,935)	(3,279)	—	(64,214)
Provision for income taxes	253	—	—	253
Net loss(a)(b)(c)(d)	(61,188)	(3,279)	—	(64,467)
Other comprehensive gain
Unrealized holding gain on available-for-sale securities	31	—	—	31
Comprehensive loss	$(61,157)	$(3,279)	$—	$(64,436)
	Period from January 1, 2019 to December 31, 2019
	(in thousands)
	As previously reported	Adjustments Due to Errors	Reclassification Entries	As Restated
Stockholders’ Equity (Deficit)
Balance, beginning of year	$(138,948)			$(138,948)
Cumulative effect adjustment from adoption of Topic 606(a)	(1,186)	(5,761)	—	(6,947)
Balance, beginning of year as restated	(140,134)	(5,761)	—	(145,895)
Issuance of common stock upon exercise of stock options	152			152
Other comprehensive gain	31			31
Stock-based compensation	3,328			3,328
Net loss(a)(b)(c)(d)	(61,188)	(3,279)		(64,467)
Balance, December 31, 2019	$(197,811)	$(9,040)	$—	$(206,851)

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

2.      RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

	Period from January 1, 2019 to December 31, 2019
	(in thousands)
	As previously reported	Adjustments Due to Errors	Reclassification Entries	As Restated
Consolidated Statement of Cash Flows:
Cash flows from operating activities
Net loss(a)(b)(c)(d)	(61,188)	(3,279)	—	(64,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,671	—	—	4,671
Stock based compensation	3,328	—	—	3,328
Accretion of investment discount	(140)	—	—	(140)
Change in fair value of warrant liability(b)	2,061	(1,633)	—	428
Loss on disposal of fixed assets	8	—	—	8
Changes in operating assets and liabilities:
Accounts receivable, net(a)	(709)	1,173	(414)	50
Prepaid expenses and other assets(a)	(196)	(82)	444	166
Deferred costs	30		(30)	—
Accounts payable	890		1	891
Accrued expenses(a)(c)(e)	1,904	1,003	681	3,588
Deferred rent(e)	100		(682)	(582)
Deferred revenue(a)	3,299	2,727		6,026
Net cash used in operating activities	(45,942)	(91)	—	(46,033)

Cash flows from investing activities
Purchase of property and equipment	(5,109)	—	—	(5,109)
Purchase of short-term investments	(18,570)	—	—	(18,570)
Maturities of short-term investments	32,000	—	—	32,000
Net cash provided by investing activities	8,321	—	—	8,321

Cash flows from financing activities
Issuance of common stock	152	—	—	152
Payment of capital lease obligations, net	(2,480)	—	—	(2,480)
Net cash used in financing activities	(2,328)	—	—	(2,328)

Net decrease in cash, cash equivalents and restricted cash	(39,949)	(91)	—	(40,040)
Cash, cash equivalents and restricted cash, beginning of year	66,424			66,424
Cash, cash equivalents and restricted cash, end of year	26,475	(91)	—	26,384

__________

(a)      Subsequent to the issuance of the 2019 consolidated financial statements, the Company reviewed its business model and determined that the adoption of Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers, (“Topic 606”) had not been properly implemented and applied. For certain customer contracts, the Company incorrectly identified distinct performance obligations in software sales as an on-premise right to use intellectual property where recognition occurred at a point-in-time upon transfer of control. Additionally, professional service

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

2.      RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

revenue was recognized under a completed contract methodology and had incorrect conclusions on identifying distinct professional services versus those combined with a license and recognized as a combined performance obligation. The Company reassessed its software contracts and concluded that the customers do not have the contractual right to take possession of the software at any time during the hosting period without significant penalty. The Company provides the Houndify platform in a hosted environment, as such performance obligations and revenue recognition should be assessed under a Software and Software-as-a-Service (“SaaS”) arrangement, with certain performance obligations having an over-time revenue recognition pattern. Further, the Company improperly offset its unconditional right to consideration (accounts receivable) with contract liabilities. Refer to Revenue Recognition under Note 3 for additional information on the Company’s revenue contract arrangement. As a result of the error in adopting Topic 606, certain financial statement accounts were materially misstated, and a restatement is required.

Certain amounts have been restated on the Consolidated Statement of Operations and Comprehensive Loss, the Consolidated Balance Sheet, and Note 3 — Revenue Recognition. The impact of the restatement is as follows:
	Period from January 1, 2019 to December 31, 2019
	(in thousands)
	As previously reported	Restatement Impacts	As Restated
Consolidated Statement of Operations and Comprehensive Loss
Revenue
Hosting and professional services	$9,851	$(9,851)	—
License and other	2,182	(2,182)	—
Maintenance and support	73	(73)	—
Hosted service	—	4,190	4,190
Professional Services	—	2,361	2,361
Traffic Monetization	—	1,126	1,126
Total Revenue	12,106	(4,429)	7,677
Gross Profit	$7,591	$(4,429)	$3,162
	Balance as at December 31, 2019
	(in thousands)
	As previously reported	Restatement Impacts	As Restated
Consolidated Balance Sheet
Assets
Accounts receivable	$1,707	$3,960	$5,667
Prepaid expenses and other current assets	1,344	46	1,390
Liabilities
Deferred revenue – current	8,821	(628)	8,193
Deferred revenue, non-current	2,521	14,209	16,730
Deposit liabilities	—	616	616

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

2.      RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (cont.)

	(inthousands)
	As reported			Restatement impact	As Restated
	Balance as of December 31, 2018	Cumulative Impact from Adopting Topic 606	Balance as of January 1, 2019	Impact of 606 restatement adjustment	Balance as of January 1, 2019 – as restated
Assets
Unbilled receivable	$459	$(215)	$244	$130	$374
Accounts receivable	754	—	754	982	1,736
Deferred costs – App Store commissions	39	(88)	(49)	—	(49)
Liabilities
Contract liability	7,161	883	8,044	6,873	14,917
Equity
Accumulated deficit	$161,368	$1,186	$162,554	$5,761	$168,315

__________

(b)      The Company identified an error in the valuation of warrant liability as of December 31, 2019. As a result of the error, the warrant liability was overstated by $1,629,000. As such, the Company recorded an adjustment to correct the warrant liability balance on the Consolidated Balance Sheet and other expense on the Consolidated Statement of Operations and Comprehensive Loss.

(c)      The Company completed a sales-tax study subsequent to the issuance of the 2019 consolidated financial statement and identified an understatement of $384,000 in its sales tax liability as of December 31, 2019. As a result, the Company recorded correcting adjustments to other liabilities on the Consolidated Balance Sheet and general and administrative expense on the Consolidated Statement of Operations and Comprehensive Loss.

(d)      Other miscellaneous misstatements include a foreign currency exchange loss of $91,000 in cash. The Company recorded an adjustment to reduce the cash and cash equivalents balance and increase other expense for year ended December 31, 2019 by $91,000.

(e)      Reclassifications include reclassifying (1) $1,692,000 of value-added tax liability from accrued liabilities, presented as a separate line item on the Consolidated Balance Sheet, (2) $320,000 of payroll tax liability from accrued liabilities to other liabilities for the long-term portion of liabilities that are not due within a year, and (3) tenant improvements liability of $89,000 from deferred rent — current and $592,000 from deferred rent, non-current, to $159,000 in accrued liabilities and $523,000 in other liabilities, respectively. The remaining reclassification entries are immaterial.

(f)      In connection with the various restatements, the Company re-assessed its tax position and determined an impact of $2,424,000, which has been recorded as an increase to a deferred tax asset with a corresponding increase to an income tax payable on the Consolidated Balance Sheet.

3.      REVENUE RECOGNITION

ASC 606 Adoption

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606” (“Topic 606”), under which revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive for those goods and services. ASU 2014-09 defines a five-step approach to achieve this core principal and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under previous guidance under ASC Topic 605. The Company adopted Topic 606, effective January 1, 2019, utilizing the modified retrospective method and recognized the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of accumulated deficit as of the adoption date. The Company applied Topic 606 to all contracts that were not completed at the date of initial application.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

3.      REVENUE RECOGNITION (cont.)

Adoption of Topic 606 resulted in changes to the Company’s accounting policies for revenue recognition and deferred commissions. The Company recorded an increase to opening accumulated deficit of $6.9 million as of January 1, 2019 due to the cumulative impact of adopting Topic 606 as follows:

•        An increase in total deferred revenue of $7.8 million, primarily related to the Company’s contracts-in-progress and had not yet transferred control of the services to the customer;

•        A decrease in unbilled revenue of approximately $85,000 related to unbilled performance obligations from 2018 where transfer of control of services to the customer has not occurred and the Company has not completed the required efforts on the performance obligations on such unbilled receivables.

•        A decrease in deferred commission costs of approximately $88,000 related to a reduction in the number of months such costs are amortized to expense. The reduction was based on a review of customer behavior and understanding the number of months the customer actually uses the Company’s application. The Company reduced the deferral period from 24 months to 12 months.

•        An increase in accounts receivable of $982,000 related to the amount of consideration that the Company has an unconditional right to, but before the Company transfers services to the customer, that were previously net against deferred revenue under ASC 605.

The following tables summarize the impact of the new standard on the Consolidated Balance Sheet and Consolidated Statement of Operations and Comprehensive Loss for the period presented:

Selected Consolidated Balance Sheet Data
	(in thousands)
	Balance as of December 31, 2018	Impact of 606 restatement adjustment	Balance as of January 1, 2019 – as restated
Accounts
Assets
Unbilled accounts receivable	$459	$(85)	$374
Accounts receivable	754	982	1,736
Deferred costs – App Store commissions	39	(88)	(49)
Liabilities
Contract liability	7,161	7,756	14,917
Equity
Accumulated deficit	$161,368	$6,947	$168,315

Revenue Recognition

The Company derives its revenue primarily from the following sources: (1) hosted services, (2) professional services, and (3) traffic monetization revenue. Revenue is reported net of applicable sales and use tax that are passed through to the customers. The Company currently recognizes revenue by applying the following five steps:

•        identification of the contract(s) with a customer;

•        identification of the performance obligations in the contract;

•        determination of the transaction price, including the constraint on variable consideration;

•        allocation of the transaction price to the performance obligations in the contract;

•        recognition of revenue when, or as, performance obligations are satisfied.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

3.      REVENUE RECOGNITION (cont.)

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from the customer are recorded as deposit liabilities on the consolidated balance sheet if there is no executed contracts.

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer. The Company has the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to eighteen years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services since each day of providing access hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e. variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgment is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered. In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided, and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion, depending on the nature of the arrangement. Measuring stage of completion of a project requires significant judgment and estimates, including actual efforts spent in relation to estimated total costs, and percentage of completion based on input and output measures. During the year ended December 31, 2019, the majority of the revenue was recognized over time, with $200 recognized at a point in time when the performance obligation is completed and control of the service is transferred to the customer.

Traffic Monetization

Traffic monetization revenues are derived from 1) ad impressions placed on the SoundHound music identification app 2) sales commissions earned from song purchases facilitated by the SoundHound app 3) App store fees paid for ads-free downloads of the SoundHound music identification app.

The amount of revenue is based on actual traffic generated or usage, which represents variable consideration with a constrained estimate, therefore the Company recognizes the related revenues when ads are placed, when commissions are paid, or when the SoundHound app is downloaded.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on their relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

3.      REVENUE RECOGNITION (cont.)

pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount, and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

•        costs of developing and supplying each performance obligation,

•        industry standards,

•        major product groupings, and

•        gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists.

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

Contract Balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset or a contract liability.

The Company classifies the right to consideration in exchange for software or services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional, as compared to a contract asset, which is a right to consideration that is conditional upon factors other than the passage of time. The majority of the Company’s contract assets represent unbilled amounts related to fixed-price service contracts when the revenue recognized exceeds the amount billed to the customer. The contract assets are generally classified as a current asset. At December 31, 2019, contract assets of $50,000 are included in prepaid expenses and other current assets in the Consolidated Balance Sheet. The Company did not record any asset impairment charges related to contract assets during fiscal year 2019.

Deferred revenues consist substantially of amounts invoiced in advance of revenue recognition and are recognized as the revenue recognition criteria are met. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as current deferred revenues and the remaining portion is recorded as non-current deferred revenues. Revenue recognized for the year ended December 31, 2019, that was included in the deferred revenues and billings in excess of recognized revenues at the beginning of the reporting period, was $1,235,000. The significant increase in deferred revenue as of December 31, 2019 compared to the beginning of the reporting period is primarily due to the receipt of upfront payments from certain customers before the Company satisfied any of its servicing performance obligations.

At December 31, 2019, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was approximately $34,030,000. Given the applicable contract terms, $9,570,000 is expected to be recognized as revenue within one year, $18,900,000 between two to five years, with the remainder after five years. This amount does not include contracts to which the customer is not committed, nor contracts for which we recognize revenue equal to the amount we have the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to our hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications, or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to the scope, change in timing of delivery of products and services, or contract modifications.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

3.      REVENUE RECOGNITION (cont.)

For the year ended December 31, 2019, revenue, classified by the major geographic region in which our customers are located, were as followed (in thousands):
2019
Revenues:
United States	$5,247
Korea	920
Germany	870
Other	640
$7,677

4.      CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

As of December 31, 2019, cash equivalents and short-term investments consisted of the following (in thousands):
	Amortized Cost	Unrealized Loss	Fair Value
Cash equivalents:
Money market mutual funds	$16,408	$—	$16,408
Certificates of deposit	230	—	230
Commercial paper	1,000	—	1,000
Total cash equivalents	17,638	—	17,638
Short-term investments:
Commercial paper	5,157	(2)	5,155
Corporate bonds	8,434	(4)	8,430
Total short-term investments	13,591	(6)	13,585

Total cash equivalents and short-term investments	$31,229	$(6)	$31,223

As of December 31, 2019, the amortized cost and fair value of the Company’s short-term investments, based on their stated maturities, are all due within one year.

5.      FAIR VALUE MEASUREMENTS

The following table sets forth by level, within the fair value hierarchy, the Company’s financial assets and liabilities at December 31, 2019 that are measured at fair value on a recurring basis (in thousands):
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$16,408	$—	$—	$16,408
Commercial paper	—	1,000	—	1,000
Certificates of deposit	230	—	—	230
Total cash equivalents	16,638	1,000	—	17,638
Short-term investments:
Corporate bonds	—	8,430	—	8,430
Commercial paper	—	5,155	—	5,155
Total short-term investments	—	13,585	—	13,585
Total cash equivalents and short-term investments	16,638	14,585	—	31,223
Restricted cash Certificates of deposit	1,520	—	—	1,520
Liabilities:
Redeemable convertible preferred stock warrants	$—	$—	$3,348	$3,348

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

5.      FAIR VALUE MEASUREMENTS (cont.)

The Company classified the warrant liability as Level 3 due to the lack of relevant observable market data over fair value inputs. The fair value of the Company’s redeemable convertible preferred stock warrant liability is measured using the Black-Scholes-Merton option pricing model. As discussed further in Note 8, the redeemable convertible preferred stock warrant liability was estimated using assumptions related to the remaining contractual term of the warrants, the risk-free interest rate and historical stock price volatilities of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. The significant unobservable inputs used in the fair value measurement are the fair value of the underlying stock at the valuation date and the estimated term of the warrants.

The following table sets forth a summary of changes in the fair value of the Company’s redeemable convertible preferred stock warrant liability for the year ended December 31, 2019 (in thousands):
Balance, December 31, 2018	$2,920
Change in fair value	428
Balance, December 31, 2019	$3,348

There were no transfers of financial instruments among the three levels of the fair value hierarchy for the year ended December 31, 2019 and the Company had no other financial assets or liabilities that were required to be measured at fair value on a recurring basis.

6.      PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):
2019
Computer equipment	$19,289
Software and voice recordings	6,996
Leasehold improvements	3,032
Furniture and fixtures	693
Construction in progress	73
30,083
Less: Accumulated depreciation and amortization	(16,030)
$14,053

Included in property and equipment are assets under capital lease obligations (Note 7) with an aggregate cost of approximately $16,021,000 and accumulated depreciation of approximately $9,083,000 as of December 31, 2019. Depreciation and amortization expense totaled approximately $4,671,000 for the year ended December 31, 2019.

7.      COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities under non-cancelable operating lease agreements that expire at various dates through 2025. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into capital leases to finance computer equipment. The capital leases are collateralized by the financed assets.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

7.      COMMITMENTS AND CONTINGENCIES (cont.)

Aggregate noncancelable future minimum lease payments under operating and capital leases, are as follows (in thousands):
Year ending December 31,	Operating Leases	Capital Leases
2020	$4,384	$3,461
2021	4,505	2,480
2022	4,042	1,085
2023	3,541	29
2024	3,322	—
Thereafter	769	—
	20,563	7,055
Less: amount representing interest	—	(729)
Total lease obligations	20,563	6,326
Current portion	(4,384)	(2,981)
Noncurrent portion	$16,179	$3,345

The Company’s rent expense totaled approximately $4,221,000 the year ended December 31, 2019.

Letters of Credit

In conjunction with entering into an 89 month lease in 2017 for the Santa Clara, California facility, the Company agreed to issue a letter of credit for $1,656,000 to the landlord as a lease guarantee. The Company has cash equivalents deposited with a commercial bank as collateral against the letter of credit and has classified the balance as restricted cash in other assets in the accompanying Consolidated Balance Sheet.

Customer Indemnification

From time to time, the Company agrees to indemnify its customers against certain third-party liabilities that may arise if the Company’s products infringe on a third-party’s intellectual property rights. The indemnification is typically limited to no more than the amount paid by the customer.

Legal Proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of the Company.

8.      WARRANTS

Promissory Notes Issued with Detachable Series B Preferred Stock Warrants

In connection with the issuance of promissory notes in September 2010 and March 2011, the Company issued detachable warrants to purchase 76,180 and 25,394 shares of Series B redeemable convertible preferred stock, respectively, at $1.97 per share to the lenders, which were immediately exercisable. The promissory notes were repaid in 2013. The fair value of the September 2010 and March 2011 warrants of approximately $113,000 and $57,000, respectively, was recorded as a warrant liability with a corresponding discount recorded against the outstanding balance at the inception of the agreements. This discount was amortized to interest expense over the notes’ repayment periods through 2013.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

8.      WARRANTS (cont.)

The Company revalued its Series B preferred stock warrants as of December 31, 2019, resulting in an increase in fair value of approximately $224,000, which was recorded in other expense, net, in the accompanying Consolidated Statement of Operations and Comprehensive Loss, with a corresponding increase to the warrant liability. The Company determined the fair value per share of the underlying Series B convertible preferred stock by taking into consideration the most recent sales of its redeemable convertible preferred stock, results obtained from third party valuations and additional factors that are deemed relevant. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. This risk free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the redeemable convertible preferred stock warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. As of December 31, 2019, none of these warrants have been exercised. The warrant liability will continue to be adjusted to fair value at the end of each reporting period until the warrants are exercised, forfeited or expired. The warrants expire in March 2021. The fair value of the warrants as of December 31, 2019 was approximately $1,662,000.

The Company determined the fair value of the Series B preferred stock warrants using the Black-Scholes-Merton option pricing model using the following assumptions:
2019
Expected dividend rate	0%
Risk free interest rate	1.58%
Expected volatility	42%
Expected term (years)	1.25

Promissory Notes Issued with Detachable Series C Preferred Stock Warrants

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 44,708 and 89,418 shares of Series C redeemable convertible preferred stock, respectively, at $6.71 per share to the lenders, which were immediately exercisable. The fair value of the April 2013 and November 2013 warrants of approximately $141,000 and $291,000, respectively, was recorded as a warrant liability with a corresponding discount recorded against the outstanding notes at the inception of the agreements. This discount was amortized to interest expense over the notes’ repayment periods. The Company revalued its Series C preferred stock warrants as of December 31, 2019 resulting in an increase in fair value of approximately $204,000 which was recorded in Other expense, net, in the accompanying Consolidated Statement of Operations and Comprehensive Loss, with a corresponding increase to the warrant liability. As of December 31, 2019, none of these warrants have been exercised. The warrant liability will be remeasured to fair value at the end of each reporting period until the warrants are exercised, forfeited or expired. The April 2013 warrants expire in February 2023, and the November 2013 warrants expire in November 2023. The aggregate fair value of the April 2013 and November 2013 warrants as of December 31, 2019 was approximately $1,686,000.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

8.      WARRANTS (cont.)

The Company determined the fair value of the April 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option pricing model using the following assumptions:
2019
Expected dividend rate	0%
Risk free interest rate	1.62%
Expected volatility	40%
Expected term (years)	3.16

The Company determined the fair value of the November 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option pricing model and the following assumptions:
2019
Expected dividend rate	0%
Risk-free interest rate	1.64%
Expected volatility	41%
Expected term (years)	3.87

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK

A summary of the redeemable convertible preferred stock authorized, issued, and outstanding as of December 31, 2019 is as follows (in thousands, except share data):
	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value
Series A	3,438,670	3,438,670	$5,082	$4,967
Series B	6,065,646	5,964,072	11,743	11,038
Series C	1,041,607	907,481	6,089	6,021
Series C-1	800,000	798,399	16,072	16,061
Series D	3,646,050	3,646,050	95,027	85,648
Series D-1	1,515,152	1,515,152	50,000	49,957
Series D-2	1,515,152	1,515,151	50,000	49,949
	18,022,277	17,784,975	$234,014	$223,641

The holders of redeemable convertible preferred stock (“Preferred Stock”) have various rights and preferences as follows:

Dividends

The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be entitled to receive dividends (“the Senior Preferred Dividends”), on a pari passu basis, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.11824 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, $0.15752 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, $0.5368 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, $1.6104 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C-1 Preferred Stock, $2.08504 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, and $2.64 per share (as adjusted for stock splits, stock dividends, reclassification and the like)

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

per annum on each outstanding share of Series D-1 Preferred Stock, payable quarterly when, and if declared by the Board of Directors of the Company. After the payment or setting aside for payment of the Senior Preferred Dividends, the holders of shares of Series D-2 Preferred Stock shall be entitled to receive dividends (the “Junior Preferred Dividends”), out of any assets legally therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on Common Stock payable in Common Stock) on the Common Stock of the Company, at the rate of $2.64 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D-2 Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. After the payment or setting aside for payment of the Senior Preferred Dividends and the Junior Preferred Dividends, any additional dividends declared or paid in any fiscal year shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock and common stock then outstanding pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such preferred stock into common stock at the then-effective conversion price). No dividends have been declared during 2019.

Conversion

Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of common stock as is determined by multiplying such share by the quotient obtained by dividing $1.478 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series A Preferred Stock, $1.969 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series B Preferred Stock, $6.71 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series C Preferred Stock, $20.13 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series C-1 Preferred Stock, $26.063 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series D Preferred Stock, $33.00 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series D-1 Preferred Stock, $33.00 (as adjusted for stock splits, stock dividends, reclassification and the like) in the case of Series D-2 Preferred Stock, by the conversion price applicable to such share, in effect on the date the certificate is surrendered for conversion. The initial conversion price shall be $1.478 per share of Series A Preferred Stock, $1.969 per share of Series B Preferred Stock, $6.71 per share of Series C Preferred Stock, $20.13 per share of Series C-1 Preferred Stock, $26.03 per share of Series D Preferred Stock, $33.00 per share of Series D-1 Preferred Stock and $33.00 per share of Series D- 2 Preferred Stock. Additionally, each share of preferred stock shall automatically be converted into fully-paid non-assessable shares of common stock at the applicable conversion price at the time in effect for such share immediately upon the earlier of a qualified public offering of common stock, with a price per share of at least $40.00 (as adjusted for stock splits, stock dividends, reclassification and the like), which results in aggregate cash proceeds of at least $50 million or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class (which shall include the consent of the holders of a majority of the then outstanding shares of Series D-1 Preferred Stock, voting together as a single class).

Liquidation Preference

In the event of any liquidation, sale, dissolution, or winding up of the Company, whether voluntary or involuntary:

Series D and D-1 Preference

The holders of the Series D Preferred Stock and Series D-1 Preferred Stock shall be entitled, on a pari passu basis, to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series D-2 Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

the greater of (i) $26.063 per share of Series D Preferred Stock and an amount per share equal to $33.00 per share of Series D-1 Preferred Stock, as applicable (in each case as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock or Series D-1 Preferred Stock, as applicable, been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the “Series D and D-1 Preference”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock and Series D-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and Series D-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series D-2 Preference

The holders of the Series D-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $33.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D-2 Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series D-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D- 2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D-2 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series C-1 Preference

The holders of the Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $20.13 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C-1 Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series C Preference

The holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $6.71 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series B Preference

The holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $1.969 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series A Preference

The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $1.478 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Remaining Assets for Distribution

Upon the completion of the liquidation preferences outlined above, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the Series D-2 Preferred Stock, Series D-1 Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series D-2 Preferred Stock, Series D-1 Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock into Common Stock) until (i) with respect to the holders of the Series D- 1 Preferred Stock and Series D-2 Preferred Stock, such holders shall have received an aggregate of $33.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) of Series D-1 Preferred Stock or Series D-2 Preferred Stock, as applicable, then held by them, (ii) with respect to the holders of the Series D Preferred Stock, such holders shall have received an aggregate of $26.063 per share (as adjusted for stock splits, stock dividends, reclassification and the like) of Series D Preferred Stock then held by, (iii) with respect to the holders of the Series C-1 Preferred Stock, such holders shall have received an aggregate of $20.13 per share (as adjusted for stock splits, stock dividends, reclassification and the like) of Series C-1 Preferred Stock then held by them, (iv) with respect to the holders of the Series C Preferred Stock, such holders shall have received an aggregate of $6.71 per share (as adjusted for stock splits, stock dividends, reclassification and the like) of Series C Preferred Stock then held by, (v) with respect to the holders of the Series B Preferred Stock, such holders shall have received an aggregate of $4.922 per share (as adjusted for stock splits, stock dividends, reclassification and the like) of

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Series B Preferred Stock then held by them, and (vi) with respect to the holders of the Series A Preferred Stock, such holders shall have received an aggregate of $3.695 per share (as adjusted for stock splits, stock dividends, reclassification and the like) of Series A Preferred Stock then held by them; thereafter, if assets remain in the Corporation, the holders of the Common Stock of the Company shall receive all of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each.

Redemption

The Preferred Stock is not redeemable, provided that, in the event that the Company agrees to redeem or repurchase any portion or all of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, or any shares of Common Stock issued on conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, or Series D Preferred Stock, (collectively, the “Triggering Securities”) from any holder (a “Triggering Redemption”), then, the Company shall offer to redeem, on a pro-rata basis based on the number of shares of Series D-1 Preferred Stock held by each holder of Series D-1 Preferred Stock, up to the same number of shares of Series D-1 Preferred Stock (or shares of Common Stock issued on conversion thereof) as the aggregate number of Triggering Securities that are subject to such Trigger, at a price per share of Series D-1 Preferred Stock (or Common Stock issued on conversion thereof) equal to $33.00.

Voting rights

The holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted as of the record date for determination of stockholders entitled to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

10.    COMMON STOCK

As of December 31, 2019, the Company has authorized the issuance of 36,000,000 shares of common stock.

The Company has reserved shares of common stock for future issuance on an as-if converted basis related to the following outstanding preferred stock, warrants, stock options, and future grants as of December 31, 2019:
Series A convertible preferred stock	3,438,670
Series B convertible preferred stock	5,964,072
Series C convertible preferred stock	907,481
Series C-1 convertible preferred stock	798,399
Series D convertible preferred stock	3,646,050
Series D-1 convertible preferred stock	1,515,152
Series D-2 convertible preferred stock	1,515,151
Series B convertible preferred stock warrants	101,574
Series C convertible preferred stock warrants	134,126
Stock options outstanding	4,276,480
Stock incentive plan shares reserved for future issuance	378,010
22,675,165

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

11.    STOCK INCENTIVE PLAN

The Board of Directors has authorized the 2006 Stock Plan (the “2006 Plan”) and in April 2016 adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan (collectively, the “Plans”). Under the Plans, the Board of Directors may grant awards of options and restricted stock, as well as stock appreciation rights and other stock awards. During 2019, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance by 750,000 to an aggregate of 6,851,460.

The 2016 Plan provides for incentive stock options to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years.

Option Activity

Stock option activity under the Plans are as follows for the year ended December 31, 2019:
	Shares Available for Grant	Outstanding Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	54,809	4,053,329	8.67	6.50	$30,121,528
Authorized	750,000	—	—	—	—
Granted	(839,500)	839,500	16.10	—	—
Exercised	—	(203,648)	0.87	—	3,473,393
Forfeited	412,701	(412,701)	10.44	—	—
Outstanding at December 31, 2019	378,010	4,276,480	$10.35	6.44	$33,784,762
Vested and expected to vest, December 31, 2019		4,276,480	$10.35	6.44	$33,784,762
Options exercisable at December 31, 2019		2,754,142	$7.75	5.07	$28,906,326

Options exercised early are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. There were no option exercises during the year ended December 31, 2019 that were subject to repurchase.

Total fair value of options vested during the year ended December 31, 2019 was approximately $3.3 million.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

11.    STOCK INCENTIVE PLAN (cont.)

The following table summarizes information with respect to stock options outstanding and exercisable as of December 31, 2019:
	Options Outstanding		Options Exercisable
Range of Exercise Prices Per Share	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)
$0.25 – $4.32	835,624	1.82	835,624	1.82
$4.33 – $9.87	702,648	4.84	702,648	4.84
$9.88 – $13.34	1,144,875	7.11	915,911	7.07
$13.35 – $15.34	727,833	8.56	280,292	8.54
$15.35 – $16.10	865,500	9.54	19,667	9.03
	4,276,480	6.44	2,754,142	5.07

Employee Stock-Based Compensation

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes-Merton option-pricing model as permitted under the provisions for share-based payment awards.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated fair value of the options granted to employees are as follows:
2019
Dividend yield	0%
Expected volatility	43%
Expected term (years)	6.03
Risk-free interest rate	1.58%

The Black-Scholes-Merton model requires the input of certain assumptions that involve judgment. Because changes in the input assumptions can materially affect the fair value estimate, the existing model may not provide a reliable single measure of fair value of the Company’s stock options. The Company will continue to assess the assumptions and methodologies used to calculate estimated fair values under the Black-Scholes-Merton option pricing model. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, and thereby materially impact the Company’s fair value determination. The assumptions used to determine the fair value of the stock options are as follows:

•        Expected Term — The Company does not believe that it is able to rely on its historical exercise and pre-vesting termination activity to provide accurate data for estimating the expected term for use in determining the fair value of its stock options. The Company established the expected term using the “simplified method.”

•        Volatility — The expected volatility is based on the calculated value method of using the historical volatility of an appropriate peer group of publicly traded companies.

•        Risk-free Interest Rate — The weighted average risk-free interest rate is based on U.S. Treasury rates appropriate for the expected holding period.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

11.    STOCK INCENTIVE PLAN (cont.)

•        Dividends — The Company does not have plans to pay cash dividends. Therefore, the Company used an expected dividend yield of zero.

•        Fair value of common stock — The fair value of the shares of common stock underlying the stock-based awards has historically been determined by an unrelated third-party specialist with input from management.

Employee stock-based compensation expense included in Consolidated Statement of Operations and Comprehensive Loss is as follows (in thousands):
2019
Cost of revenues	$41
Research and development	2,221
Sales and marketing	201
General and administrative	865
$3,328

The unamortized stock-based compensation expense totaled $9.2 million as of December 31, 2019 and will be recognized over the weighted average remaining vesting period. No income tax benefit was recognized for this compensation expense in the Consolidated Statement of Operations and Comprehensive Loss, as the Company does not anticipate realizing any such benefit in the future.

12.    INCOME TAXES

The components of loss before provision for income taxes were as follows (in thousands):
2019
United States	$(64,207)
International	(37)
$(64,244)

The provision for income tax consisted of the following (in thousands):
2019
Current
State	$4
International	2,673
$2,677

2019
Deferred
International	$(2,424)
Total provision	$253

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

12.    INCOME TAXES (cont.)

Significant components of the Company’s deferred income tax assets and liabilities are as follows (in thousands):
2019
Deferred tax assets:
Net operating loss carryforwards	$42,490
Research and development credits	7,163
Deferred revenue	2,317
Contract liability	2,424
Stock-based compensation	695
Deferred rent	370
Accruals and reserves	560
Gross deferred tax assets	56,019

Deferred tax liabilities:
Fixed assets and intangible assets	(99)
Gross deferred tax liabilities	(99)
Valuation allowance	(53,496)
Net deferred tax assets	$2,424

Based on available objective evidence, management believes it is more-likely-than-not that the Federal and state deferred tax assets will not be fully realized due to the Company’s cumulative losses. Accordingly, the Company has provided a valuation allowance on deferred tax assets in excess of deferred tax liabilities against its Federal and state deferred tax assets as of December 31, 2019. The valuation allowance increased by $17.3 million for the year ended December 31, 2019.

As of December 31, 2019, the Company had net operating loss carryforwards of approximately $184.6 million and $57.0 million available to reduce future taxable income, if any, for both Federal and state income tax purposes, respectively. The Federal and state net operating loss carryforwards will start to expire in 2025 and 2028, respectively, with the exception of $96.0 million in Federal net operating loss carryforwards, which can be carried forward indefinitely.

Utilization of the net operating loss carry forwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

The Company also has Federal and state research and development credit carryforwards of approximately $5.8 million and $5.6 million, respectively, as of December 31, 2019. The Federal credits will expire starting in 2029 if not utilized. State research and development tax credits will carry forward indefinitely.

The Company has not historically collected U.S. state or local sales and use or other similar taxes in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment and estimated and recorded a liability in accordance with ASC 450 of $0.4 million as of December 31, 2019.

ASC 740-10, Accounting for Uncertainty in Income Taxes, prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. As of December 31, 2019, the Company recorded a $3.1 million reduction to its deferred tax assets for unrecognized tax benefits, all of which has been fully offset

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

12.    INCOME TAXES (cont.)

by a valuation allowance. No liability related to uncertain tax positions is recorded on the financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

Uncertain Income Tax Positions

The Company only recognizes tax benefits if it is more likely than not that they will be sustained upon audit by the relevant tax authority based upon their technical merits. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:
2019
Beginning balance	$2,492,164
Change related to prior year positions	0
Change related to current year positions	927,633
Ending balance	$3,419,797

The provision for income taxes differs from the amount expected by applying the federal statutory rate to the loss before taxes as follows:
2019
Federal statutory income tax rate	21.00%
State income tax rate, net of federal benefit	1.50%
Foreign withholding and income tax	(0.39)%
Research and development credits	3.05%
Non-deductible expenses	(1.13)%
Prior year true-up	2.48%
Change in valuation allowance	(26.94)%
Other	0.18%
(0.25)%

The Company has unrecognized tax benefits of $3.4 million as of December 31, 2019, which would affect the effective tax rate if recognized; however, recognition would be in the form of a deferred tax attribute which would likely be offset by a valuation allowance. The Company does not anticipate any significant changes to unrecognized tax benefits over the next 12 months. The Company has recognized no interest or penalties related to uncertain tax positions for the periods presented.

As of December 31, 2019, the Company had not recognized any tax-related interest or penalties in its consolidated financial statements. Any interest and penalties related to unrecognized tax benefits would be included as other expense and interest expense, respectively, in the Company’s statements of operations.

The Company’s tax years 2005-2019 will remain open for examination by the Federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.

13.    401(K) PLAN

The Company maintains a 401(k) Plan under Section 401(k) of the Internal Revenue Code for its eligible employees. The 401(k) Plan is available to all U.S. employees who meet minimum age requirements and provides employees with tax deferred salary deductions and alternative investment options. Employees may voluntarily contribute a portion of their compensation to the 401(k) Plan, subject to certain limitations. There have been no matching contributions by the Company under the 401(k) Plan to date.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

14.    RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of either the Company’s common stock or redeemable convertible preferred stock. The following is financial information on related party transactions as of, and for the year ended, December 31, 2019 (in thousands):
2019
Revenue	$2,599
Accounts receivable	$1,709
Deferred revenue	$13,835
Other liabilities	$618

15.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 10, 2021, the date the consolidated financial statements were issued.

In May 2020, the Company’s subsidiary in China entered into a new lease of office space in Beijing, China. The lease term is three years, commences in April 2020 and requires monthly rental payments of approximately $9,000.

In May and June 2020, the Company entered into two convertible promissory notes totaling $40 million. The convertible promissory notes mature in May and June 2022, respectively, bear interest at a rate of 5% annually and require no monthly payments. In the event the Company issues and sells equity securities in a bona fide equity offering, the total outstanding principal balance and unpaid accrued interest of the convertible promissory notes will automatically convert in whole into such equity securities sold in the qualified financing.

In August 2020, the holders of the $25.0 million convertible promissory note converted their convertible promissory note plus $0.3 million of unpaid accrued interest for 766,293 Series D-3A preferred shares at $33 per share.

In August 2020, the Company issued 454,545 Series D-3A preferred shares at $33.00 per share for net cash proceeds of $15.0 million.

In November 2020, the Company issued 25,000 Series D-3 preferred shares at $40.00 per share for net cash proceeds of $1.0 million.

In November 2020, the Series B preferred stock warrants were exercised in full resulting in the issuance of 101,570 Series B preferred shares at $1.97 per share in exchange for $200,000.

In March 2021, the Company entered into a loan and security agreement with a commercial bank. The amount borrowed totaled $30 million with warrants issued to purchase 127,570 shares of common stock at $20.37 per share. The loan bears interest at a rate equal to the greater of 9% or 5.75% above the Prime Rate. Payments are interest-only for the first twelve months and are fully amortizing thereafter. The term loan amortization date is April 1, 2022, but if certain performance milestones are met then the term loan amortization date is extended six months to begin October 1, 2022. The loan matures either September 2024 or March 2025 depending on meeting certain performance milestones and could be earlier if the $15 million convertible note converts as part of a ‘conversion event’.

In June 2021, the Company entered into a loan and security agreement with a capital lender. The amount available to borrow is $15 million with warrants issued to purchase 63,785 shares of common stock at $20.37 per share. Upon execution of the agreement, the Company borrowed $5 million and can borrow an additional $10 million per the terms of the agreement. The loan bears interest at a rate equal to the greater of 9% or 5.75% above the Prime Rate. Payments are interest- only for the first twelve months and are fully amortizing thereafter.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2019

15.    SUBSEQUENT EVENTS (cont.)

The term loan amortization date is June 1, 2022, but if certain performance milestones are met then the term loan amortization date is extended six months to begin December 1, 2022. The loan matures at the earlier of May 2025 or when the $15 million convertible note is either paid in full or converts to preferred stock.

In June 2021, the Company entered into a non-binding letter of intent (“LOI”) with a special purpose acquisition corporation (“SPAC”) which outlines the general terms and conditions of a potential business combination between the SPAC and the Company. The SPAC currently has $133 million in its trust account, which amount (net of redemptions) will be available at the closing.

In June 2021, the Company amended its D-3 preferred stock purchase agreement enabling the Company to issue up to 3,750,000 shares minus the number of D-3 shares previously sold.

In September 2021, The Company entered into an exclusive agreement with a cloud service provider (“Provider”) to host its voice AI platform. In addition, the Provider has committed to invest $50M in the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SoundHound, Inc.
Santa Clara, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of SoundHound, Inc. (the Company) as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively, referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

ArmaninoLLP
San Jose, California

September 24, 2021

We have served as the Company’s
auditors since 2020

SoundHound, Inc.
Consolidated Balance Sheet
December 31, 2020
(In thousands, except share and par value data)

ASSETS
Current assets
Cash and cash equivalents	$43,692
Accounts receivable, net of allowance for doubtful accounts of $109	3,575
Prepaid expenses and other current assets	1,682
Total current assets	48,949

Restricted cash	1,060
Property and equipment, net	10,435
Deferred tax asset	2,282
Other assets	911
Total assets	$63,637

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$3,336
Accrued liabilities	3,411
Value-added tax liability	290
Tenant improvements	302
Capital lease obligation	2,331
Income tax liability	2,663
Deferred rent	112
Deferred revenue	12,078
Total current liabilities	24,523

Capital lease obligation, non-current	1,252
Deferred rent, non-current	715
Deferred revenue, non-current	19,204
Tenant improvements – non-current	796
Derivative liability	2,380
Warrant liability	2,004
Convertible notes	13,058
Other liabilities, non-current	2,371
Total liabilities	66,303

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock; $0.0001 par value; 26,316,129 shares authorized; 19,132,387 shares issued and outstanding, liquidation preference of $284,047	273,687
Stockholders’ deficit
Common stock, $0.0001 par value; 45,000,000 shares authorized; 11,818,761 shares issued and outstanding	1
Additional paid-in capital	30,836
Accumulated other comprehensive loss	(1)
Accumulated deficit	(307,189)
Total stockholders’ deficit	(276,353)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$63,637

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2020
(In thousands)

Revenues	$13,017
Cost of revenues	5,863
Gross profit	7,154

Operating expenses
Sales and marketing	4,739
Research and development	54,279
General and administrative	14,140
Total operating expenses	73,158

Loss from operations	(66,004)

Other income (expense)
Interest expense	(1,201)
Interest income	168
Amortization of debt issuance costs	(1,068)
Change in warrant liability	(587)
Loss on extinguishment of note	(3,775)
Change in fair value of derivative liability	(1,259)
Other income, net	57
Total other expense, net	(7,665)

Loss before provision for income taxes	(73,669)

Provision for income taxes	738

Net loss	(74,407)

Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	(3,182)

Net loss attributable to common stockholders	$(77,589)

Net loss
Other comprehensive gain	$(74,407)
Unrealized holding gain on available-for-sale securities, net of tax	5
Comprehensive loss	$(74,402)

The accompanying notes are an integral part of these consolidated financial statements

SoundHound, Inc.
Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
For the Year Ended December 31, 2020
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	17,784,975	$223,641	11,750,082	$1	$25,936	$(6)	$(232,782)	$(206,851)
Issuance of D-3 preferred stock at $33.00 per share	454,545	15,000	—	—	—	—	—	—
Issuance of D-3 preferred stock at $40.00 per share	25,000	1,000	—	—	—	—	—	—
Conversion of convertible notes for D-3 preferred stock	766,293	30,664	—	—	—	—	—	—
Deemed dividend related to preferred stock exchange of D-3A to D-3	—	3,182	—	—	(3,182)	—	—	(3,182)
Issuance of Series B preferred stock upon exercise of warrants	101,574	200	—	—	1,931	—	—	1,931
Issuance of common stock upon exercise of stock options	—	—	68,679	—	254	—	—	254
Other comprehensive gain, net of tax	—	—	—	—	—	5	—	5
Stock-based compensation	—	—	—	—	5,897	—	—	5,897
Net loss	—	—	—	—	—	—	(74,407)	(74,407)
Balance, December 31, 2020	19,132,387	$273,687	11,818,761	$1	$30,836	$(1)	$(307,189)	$(276,353)

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2020
(In thousands)

Cash flows from operating activities
Net loss	$(74,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,037
Stock-based compensation	5,897
Accretion of investment discount	(20)
Change in fair value of warrant liability	587
Amortization of debt issuance costs	1,068
Deferred income taxes	(2,282)
Loss upon extinguishment of debt	3,775
Change in fair value of derivative liability	1,259
Changes in operating assets and liabilities:
Accounts receivable, net	(1,890)
Prepaid expenses and other assets	(320)
Accounts payable	1,174
Accrued liabilities	1,311
Tenant improvements	1,098
Other liabilities, non-current	526
Deferred rent	(458)
Deferred revenue	10,341
Net cash used in operating activities	(46,304)

Cash flows from investing activities
Purchase of property and equipment	(2,162)
Maturities of short-term investments	13,610
Net cash provided by investing activities	11,448

Cash flows from financing activities
Issuance of common stock	254
Proceeds from issuance of preferred stock	16,000
Proceeds from issuance of convertible note	40,000
Proceeds from exercise of common stock warrants	200
Payment of capital lease obligations	(3,000)
Net cash provided by financing activities	53,454

Net increase in cash, cash equivalents and restricted cash	18,598
Cash, cash equivalents and restricted cash, beginning of year	26,384

Cash, cash equivalents and restricted cash, end of year	$44,982

The accompanying notes are an integral part of these consolidated financial statements.

SoundHound, Inc.
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2020
(In thousands)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheet that sum to the total of the same such amounts shown in the consolidated statement of cash flows:

Cash and cash equivalents	$43,692
Current portion of restricted cash included in prepaid expenses and other current assets	230
Non-current portion of restricted cash	1,060
Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cashflows	$44,982

Supplemental disclosures of cash flow information

Cash paid during the year for:
Income taxes	$738
Interest	$412

Noncash investing and financing activities

Property and equipment acquired under capital leases	$257
Discount on convertible debt from derivative liability	$1,121
Change in fair value of warrant liability upon exercise for Series B preferred stock	$1,931
Deemed dividend from exchange of series D-3A redeemable convertible preferred stock for series D-3	$3,182
Conversion of convertible notes to series D-3A redeemable convertible preferred stock	$30,664

The accompanying notes are an integral part of these consolidated financial statements

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

SoundHound, Inc. and its subsidiaries (“SoundHound” or the “Company”) turns sound into understanding and actionable meaning. SoundHound’s technology applications enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The conversation voice AI platform is called “Houndify”, where product creators can develop their own voice interfaces with their customers. Hound, is primarily used as a prototyping tool to demonstrate what Houndify can deliver. Products and services built on the Houndify platform are referred to as Houndified Products and Houndified Services. The SoundHound music app allows customers to identify and play songs by singing or humming into the smartphone’s microphone, or by identifying the sound playing in the background from external sources. The Company was incorporated in Delaware on September 2, 2005 and is headquartered in Santa Clara, California.

Basis of presentation and significant accounting policies

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign currency translation

The foreign subsidiaries’ functional currency is the U.S. dollar. The gains and losses resulting from remeasuring the subsidiaries’ foreign currency denominated transactions into U.S. dollars have been reported in the consolidated statements of operations. Foreign currency-denominated assets and liabilities are translated into U.S. dollars using the exchange rate at the balance sheet date.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, preferred stock warrant liabilities, derivative liabilities, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock-based compensation expense. The Company bases its estimates on historical experience, the current economic environment, and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

Use of estimates

Subsequent to December 31, 2020, the Company continued to experience the results of the worldwide COVID-19 pandemic. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 ‘Delta’ variant, and the ultimate impact of the CARES Act and other government initiatives. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management’s plan regarding financing of future operations

Since inception, the Company has generated recurring losses as well as negative operating cash flows which has resulted in a net loss of $74.4 million for the year ended December 31, 2020. As of December 31, 2020, the Company has an accumulated deficit of $307.2 million. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has funded its operations primarily through equity or debt financings. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

In order to continue its operations, the Company must raise additional equity or debt financings and achieve profitable operations. The Company must, among other things, respond to competitive developments and attract, retain and motivate qualified personnel. Although management has historically been successful in raising capital, there can be no assurance that the Company will be able to obtain additional equity or debt financing on terms acceptable to the Company, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, financial position, results of operations, and future cash flows.

Total cash, cash equivalents and restricted cash on hand as of August 31, 2021 was $34.5 million (unaudited). The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s current development plan and achieve profitability. The Company believes that its existing unrestricted cash and cash equivalents will be sufficient to enable the Company to continue as a going-concern for at least one year from the date the consolidated financial statements are available to be issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Concentrations of credit risk and other risks and uncertainties

Financial instruments that potentially subject the Company to potential significant concentrations of credit risk consist principally of cash and cash equivalents. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

As of December 31, 2020, accounts receivable balances due from two customers collectively totaled 86.7% of the Company’s total consolidated accounts receivable balance.

During the year ended December 31, 2020, the Company had two customers that accounted for 42.8% of total revenue.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less from the date of purchase to be cash equivalents. The Company’s cash equivalents consist of mutual funds, commercial paper and certificates of deposit. The deposits exceed federally insured limits.

Restricted cash and certificates of deposit

The Company’s restricted cash and certificates of deposit were established according to the requirements under the leases for the Company’s corporate headquarters, data center, and sales office, and are subject to certain restrictions under the leases. All amounts in restricted cash as of December 31, 2020 represent funds held in certificates of deposit, have original maturities of six months to one year and are recorded at cost plus accrued interest, which approximates fair value as of December 31, 2020. The Company’s current portion of restricted

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

cash is included in Prepaids and Other Current Assets and the long-term portion is separately disclosed as Restricted Cash in the Consolidated Balance Sheet. Restricted cash is classified as current or non-current on the consolidated balance sheet based on the remaining term of the restriction.

Investments

The Company’s investments in debt securities are classified as available-for-sale securities. Investments in available-for-sale securities are reported at fair value with unrealized gains and losses, net of tax, as a component of “Other comprehensive gain” on the Consolidated Statement of Operations and Comprehensive Loss. The Company regularly reviews its investment portfolio to identify and evaluate investments that have indicators of impairment. Factors considered in assessing whether a loss is other-than-temporary include: the length of time and extent to which the fair value has been lower than the cost basis, the financial condition and near-term prospects of the investee, credit quality, likelihood of recovery, and the ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary”, the Company reduces the investment to fair value through a charge to the Consolidated Statement of Operations and Comprehensive Loss. No such adjustments were necessary during the year presented. During the year ended December, 31, 2020, all of the Company’s investments in debt securities matured and were subsequently reinvested in securities classified as cash equivalents. As a result, the Company had no investments in the Consolidated Balance Sheet at December 31, 2020.

Accounts receivable, net

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amounts, net of allowance for doubtful accounts. Accounts receivable do not bear interest and the Company generally does not require collateral or other security in support of accounts receivable.

The Company has established an allowance for doubtful accounts and evaluates the collectability of its accounts receivable based on known collection risks and historical experience. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when received. The allowance for doubtful accounts as of December 31, 2020 was $109,000.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

The estimated useful lives of the Company’s property and equipment are as follows:
Computer equipment	3 – 4 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or the term of the lease

Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred.

Impairment of long-lived assets

The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. Through December 31, 2020, there have been no such impairments.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

On January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. See Note 2 for additional information.

Research and development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Warrant liability

The Company classifies as liabilities any contracts that may require a transfer of assets.

The warrants are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as the Company is committed to issue an instrument that ultimately may require a transfer of assets. The warrant liability is accounted for at fair value and re-measured at each reporting date. Accordingly, the Company classified the warrants as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the warrants are exercised or expired. Any change in the fair value of the warrants is recognized as “Other expense, net” in the Consolidated Statement of Operations and Comprehensive Loss. See Note 7 for additional information.

Segment information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single reportable segment.

Income taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not, that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that the tax return positions are fully supportable. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of changes to reserves that are considered appropriate. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses in the accompanying consolidated statements of operations.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There was no interest expense or penalties related to unrecognized tax benefits recorded through December 31, 2020.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-based compensation

Employee stock-based compensation costs are estimated at the grant date based on the award’s fair value and is recognized as expense over the requisite service period. The Company calculates the award’s fair value based on the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton model requires the use of various highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, risk-free interest rates, expected dividend yield of the Company’s common stock and expected stock price volatility. The Company determines the expected term of the option using the simplified method which is defined as the average of the options’ contractual term and the options’ vesting period. The Company estimates the options’ volatility using the volatilities of public companies in a comparable industry, stage of life cycle, and size. The Company is using the straight-line (single-option) method for recording stock-based compensation expense.

Fair value measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The estimated fair value of financial instruments disclosed in the consolidated financial statements have been determined using available market information and appropriate valuation methodologies. In certain cases where there is limited activity or less transparency around inputs to valuation, such as the Company’s warrant and derivative liabilities, these financial instruments are classified as Level 3.

The carrying value of all remaining current assets and current liabilities approximates fair value because of their short-term nature.

Leases

The Company accounts for leases as capital or operating leases based upon the lease classification criteria outlined in ASC 840, Leases. The Company’s operating lease agreements include escalations in the base price of the rent payment. The Company records rent escalations on a straight-line basis over the lease term and records the difference between the expense and payment as deferred rent liability on the accompanying Consolidated Balance Sheet.

For leases that are classified as capital leases, the property is recorded as a capital lease asset within property and equipment on the Consolidated Balance Sheet, and a corresponding amount is recorded as a capital lease obligation in an amount equal to the lesser of the present value of minimum lease payments to be made over the lease life, beginning with the lease inception date, or the fair value of the property being leased. The capital lease assets are amortized on a straight- line basis over the lesser of the lease term or the economic life of the property. Each minimum lease payment is allocated between a reduction of the lease obligation and interest expense, yielding a fixed rate of interest throughout the lease obligation. Tenant improvement allowances received or

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

receivable from landlords under operating leases are recorded as deferred rent liabilities on the Consolidated Balance Sheet and are amortized on a straight-line basis over the lease term. Tenant improvement allowances at December 31, 2020 totaled $1.1 million.

Redeemable convertible preferred stock

The Company’s shares of redeemable convertible preferred stock do not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company’s redeemable convertible preferred stock is redeemable upon a deemed liquidation event which the Company determined is not solely within its control and thus has classified shares of redeemable convertible preferred stock as temporary equity until such time as the conditions are removed or lapse. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of redeemable convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of redeemable convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Upon issuance of the redeemable convertible preferred stock, the Company assessed the embedded conversion and liquidation features of the securities. The Company determined that the redeemable convertible preferred stock did not require the Company to separately account for the liquidation features. The Company also concluded that no beneficial conversion feature existed upon the issuance date of the redeemable convertible preferred stock.

Convertible notes and derivative liabilities

The Company evaluates its convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. The Company accounts conversion features that meet criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with vs. without the conversion feature (see Note 8 for additional information).

The Company holds their convertible notes at amortized cost and amortizes the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Emerging growth company status

As an “emerging growth company” (“EGC”) under the Jumpstart Our Business Startups Act (“JOBS Act”), the Company may elect to take advantage of certain forms of relief from various reporting requirements that are applicable to public companies. The relief afforded under the JOBS Act includes an extended transition period for the implementation of new or revised accounting standards. The Company has elected to take advantage of this extended transition period and, as a result, the Company’s financial statements may not be comparable to those of companies that implement accounting standards as of the effective dates for public companies. The Company may take advantage of the relief afforded under the JOBS Act up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an EGC.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent accounting pronouncements

From time to time, new accounting pronouncements, or Accounting Standards Updates (“ASU”) are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02” or “ASC 842”). ASU 2016-02 requires lessees to generally recognize most operating leases on the balance sheets but record expenses on the income statements in a manner similar to current accounting. ASU 2016-02 along with subsequent ASU’s on Topic 842 is effective for private companies for annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact that the adoption of ASC 842 will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. This standard is effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact the standard will have on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), to align the accounting for share-based payment awards issued to employees and nonemployees, particularly with regard to the measurement date and the impact of performance conditions. The new guidance requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the current guidance. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2018, including interim periods therein. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees. The adoption of ASU 2018-07 on January 1, 2020 did not have a significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“ASC 2018-13”) which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. In addition, additional disclosures were added for public entities. The amendments on changes in unrealized gains and losses, the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2019. The Company adopted ASC 2018-13 on January 1, 2020 and it did not have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Targeted Transition Relief, which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by-instrument basis. This standard is effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact the standard will have on the Company’s consolidated financial statements.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

1.      ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 eliminates the need for an organization to analyze whether the following apply in a given period (1) exception to the incremental approach for intra-period tax allocation (2) exceptions to accounting for basis differences when there are ownership changes in foreign investments and (3) exceptions in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also is designed to improve financial statement preparers’ application of income tax- related guidance and simplify GAAP for (1) franchise taxes that are partially based on income, (2) transactions with a government that result in a step-up in the tax basis of goodwill, (3) separate financial statements of legal entities that are not subject to tax, and (4) enacted changes in tax laws in interim periods. The amendments in ASU 2019-12 are effective for the Company in fiscal years beginning after December 15, 2021. Early adoption of the amendments is permitted. An entity that elects early adoption must adopt all the amendments in the same period. Adoption of ASU 2019-12 is not expected to result in any material changes to the way the tax provision is prepared and is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The new guidance, among other things, simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share (“EPS”) guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the effect that adoption will have on its financial position, results of operations and related disclosures.

2.      REVENUE RECOGNITION

Revenue recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to the customers, reflecting the amount of consideration the Company expects to receive for those products or services. The Company entered into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenue primarily from the following sources: (1) hosted services, (2) professional services, and (3) monetization revenue. Revenue is reported net of applicable sales and use tax that are passed through to the customers. The Company currently recognizes revenue by applying the following five steps:

•        identification of the contract(s) with a customer;

•        identification of the performance obligations in the contract;

•        determination of the transaction price, including the constraint on variable consideration;

•        allocation of the transaction price to the performance obligations in the contract;

•        recognition of revenue when, or as, performance obligations are satisfied.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

2.      REVENUE RECOGNITION (cont.)

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from the customer are recorded as deposit liabilities on the consolidated balance sheet if there is no executed contracts.

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct; that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

The Company has the following performance obligations in contracts with customers:

Hosted services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered. In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue. The Company recognized $8.4 million in revenue for hosted services during the year ended December 31, 2020.

Professional services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion, depending on the nature of the arrangement. Measuring stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs, and percentage of completion based on input and output measures. During the year ended December 31, 2020, the majority of the revenue was recognized over time, with $886,000 recognized at point in time when the performance obligation is completed and control of the service is transferred to the customer. The Company recognized $3.2 million in revenue for professional services during the year ended December 31, 2020.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from sales commissions earned from song purchases facilitated by the SoundHound app and app store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual traffic generated or usage, which represents variable consideration with constrained estimate. Therefore, the Company recognizes the related revenues when ads are placed, when commissions are paid, or when the SoundHound app is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

2.      REVENUE RECOGNITION (cont.)

The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis. The Company recognized $1.4 million in revenue for monetization during the year ended December 31, 2020, of which $1.2 million in revenue was derived from ad impressions.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligations based on their relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount, and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

–       costs of developing and supplying each performance obligation,

–       industry standards,

–       major product groupings, and

–       gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists.

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

Geographic information

For the year ended December 31, 2020, revenue, classified by the major geographic regions in which customers are located, were (in thousands):
Revenues:
United States	$3,538
Japan	3,496
Korea	1,855
Germany	3,339
Other	789
Total	$13,017

Contract balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset or a contract liability.

The Company classifies the right to consideration in exchange for software or services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional, as compared to a contract asset, which is a right to consideration that is conditional upon factors other than the passage of time. The majority of the Company’s contract assets represent unbilled amounts related to fixed-price service contracts when the revenue recognized exceeds the amount billed to the customer. The contract assets are generally classified as current asset. At December 31, 2020, contract assets of $43,000 are included in prepaid expenses and other current assets in the Consolidated Balance Sheets. The Company did not record any asset impairment charges related to contract assets during fiscal year 2020.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

2.      REVENUE RECOGNITION (cont.)

Deferred revenues consist substantially of amounts invoiced in advance of revenue recognition and are recognized as the revenue recognition criteria are met. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as current deferred revenues and the remaining portion is recorded as non-current deferred revenues. Revenue recognized for the years ended December 31, 2020, that was included in the deferred revenues and billings in excess of recognized revenues balances at the beginning of the reporting period, was $7,503,000. The significant increase in deferred revenue as of December 31, 2020 compared to the beginning of the reporting period is primarily due to the receipt of upfront payments from certain customers before the Company can satisfy any of its servicing performance obligations.

At December 31, 2020, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was approximately $36,072,000. Given the applicable contract terms, $12,413,000 is expected to be recognized as revenue within one year, $18,398,000 between two to five years, with the remainder after five years. This amount does not include contracts to which the customer is not committed, nor contracts for which we recognize revenue equal to the amount we have the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to our hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications, or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to the scope, change in timing of delivery of products and services, or contract modifications.

The Company’s long-term contracts do not have significant financing components as there is generally payment and performance in each year of the contract. If there is a period of one year or longer between transferring of the promised services and payment, it is generally for reasons other than financing and thus the Company does not adjust the transaction price for financing components.

The Company elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

3.      CASH EQUIVALENTS

As of December 31, 2020, cash equivalents consisted of the following (in thousands):
	Amortized Cost	Unrealized Loss	Fair Value
Cash equivalents:
Money market mutual funds	$35,856	$(1)	$35,855
Certificates of deposit	230	—	230
Total cash equivalents	$36,086	$(1)	$36,085

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

4.      FAIR VALUE MEASUREMENTS

The following table sets forth by level, within the fair value hierarchy, the Company’s financial assets and liabilities at December 31, 2020 that are measured at fair value on a recurring basis (in thousands):
	Level 1	Level 2	Level 3	Total
Assets:

Cash equivalents:
Money market mutual funds	$35,855	$—	$—	$35,855

Restricted cash:
Certificates of deposit	1,290	—	—	1,290

Liabilities:
Derivative liabilities	—	—	(2,380)	(2,380)
Redeemable convertible preferred stock warrants	—	—	(2,004)	(2,004)
Total	$37,145	$—	$(4,384)	$32,761

The Company classified the warrant and derivative liabilities as Level 3 due to the lack of relevant observable market data over fair value inputs. The fair value of the Company’s redeemable convertible preferred stock warrant liability is measured using the Black-Scholes-Merton option pricing model. As discussed further in Note 7, the redeemable convertible preferred stock warrant liability was estimated using assumptions related to the remaining contractual term of the warrants, the risk-free interest rate and historical stock price volatilities of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. The significant unobservable inputs used in the fair value measurement are the fair value of the underlying stock at the valuation date and the estimated term of the warrants. The Company’s derivative liabilities relate to May Note Conversion Feature and June Note Conversion Feature which is bifurcated from May Note and June Note. The valuation of the Company’s derivative liabilities contains unobservable inputs that reflect the Company’s own assumptions for which there is little, if any, market activity for at the measurement date. Accordingly, the Company’s derivative liabilities are measured at fair value on a recurring basis using unobservable inputs and are classified as Level 3 inputs, and any change in fair value is recognized as other income (expenses), net in the Consolidated Statements of Operations and Comprehensive Loss.

The following table sets forth a summary of changes in the fair value of the Company’s redeemable convertible preferred stock warrant liability and derivative liability for the year ended December 31, 2020 (in thousands):
	Derivative Liability	Warrant Liability
Balance, December 31, 2019	$—	$3,348
Initial fair value of the redemption feature	6,481	—
Warrant exercise	—	(1,931)
Extinguishment of derivative liability associated with May Note (See Note 8)	(5,360)	—
Change in fair value	1,259	587
Balance, December 31, 2020	$2,380	$2,004

There were no transfers of financial instruments between the three levels of the fair value hierarchy for the year ended December 31, 2020 and the Company had no other financial assets or liabilities that were required to be measured at fair value on a recurring basis.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following (in thousands):
Computer equipment	$19,867
Software	8,335
Leasehold improvements	3,560
Furniture and fixtures	720
Construction in progress	6
32,488
Less: Accumulated depreciation and amortization	(22,053)
$10,435

Included in property and equipment are assets under capital lease obligations (see Note 6 for additional information) with an aggregate cost of approximately $16,278,000 and accumulated depreciation of approximately $11,673,000 as of December 31, 2020. Depreciation and amortization expense totaled approximately $6,037,000 for the year ended December 31, 2020.

6.      COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities under non-cancelable operating lease agreements that expire at various dates through 2025. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into capital leases to finance computer equipment. The capital leases are collateralized by the financed assets.

Aggregate noncancelable future minimum lease payments under operating and capital leases, are as follows (in thousands):
Year ending December 31,	Operating Leases	Capital Leases
2021	$4,582	$2,568
2022	4,122	1,168
2023	3,621	92
2024	3,342	57
2025	769	—
	16,436	3,885
Less: amount representing interest	—	(302)
Total lease obligations	16,436	3,583
Current portion	(4,582)	(2,331)
Noncurrent portion	$11,854	$1,252

The Company’s rent expense totaled approximately $4,477,000 the year ended December 31, 2020.

Letters of credit

In conjunction with entering into an 89 month lease in 2017 for the Santa Clara, California facility, the Company agreed to issue a letter of credit for $1,656,000 to the landlord as a lease guarantee, with funds deposited with a commercial bank as collateral. As of December 31, 2020, the Company’s letter of credit has been reduced to $1,290,000 with $230,000 recorded as short-term restricted cash in Prepaids and Other Current Assets and $1,060,000 is recorded as long-term restricted cash in the accompanying Consolidated Balance Sheet.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

6.      COMMITMENTS AND CONTINGENCIES (cont.)

Customer indemnification

From time to time, the Company agrees to indemnify its customers against certain third-party liabilities that may arise if the Company’s products infringe on a third-party’s intellectual property rights. The indemnification is typically limited to no more than the amount paid by the customer.

Legal proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of the Company.

Other matters

The Company has not historically collected U.S. state or local sales and use or other similar taxes in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdiction may, in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment and estimated and recorded a liability in accordance with ASC 450, Contingencies, of $0.8 million as of December 31, 2020.

7.      WARRANTS

Promissory notes issued with detachable Series B preferred stock warrants

In connection with the issuance of promissory notes in September 2010 and March 2011, the Company issued detachable warrants to purchase 76,180 and 25,394 shares of Series B redeemable convertible preferred stock, respectively, at $1.97 per share to the lenders, which were immediately exercisable. The promissory notes were repaid in 2013. The fair value of the September 2010 and March 2011 warrants of approximately $113,000 and $57,000, respectively, was recorded as a warrant liability with a corresponding discount recorded against the outstanding balance at the inception of the agreements. This discount was amortized to interest expense over the notes’ repayment periods through 2013.

The Company revalued its Series B preferred stock warrants as of December 31, 2020, resulting in an increase in fair value of approximately $269,000, which was recorded in Other expense, net, in the accompanying Consolidated Statement of Operations and Comprehensive Loss, with a corresponding increase to the warrant liability. The Company determined the fair value per share of the underlying Series B convertible preferred stock by taking into consideration the most recent sales of its redeemable convertible preferred stock, results obtained from third party valuations and additional factors that are deemed relevant. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. This risk free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the redeemable convertible preferred stock warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

7.      WARRANTS (cont.)

the foreseeable future. In November 2020, the Series B preferred stock warrants were exercised in full resulting in the issuance of 101,574 Series B preferred shares at $1.97 per share in exchange for $200,000. The fair value of the warrants on the date of exercise was approximately $1,931,000 and was recorded as additional paid in capital on the Company’s Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit.

The Company determined the fair value of the Series B preferred stock warrants using the Black-Scholes-Merton option pricing model using the following assumptions:
Expected dividend rate	0%
Risk free interest rate	0.11%
Expected volatility	41%
Expected term (years)	0.36

Promissory notes issued with detachable Series C preferred stock warrants

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 44,708 and 89,418 shares of Series C redeemable convertible preferred stock, respectively, at $6.71 per share to the lenders, which were immediately exercisable. The fair value of the April 2013 and November 2013 warrants of approximately $141,000 and $291,000, respectively, was recorded as a warrant liability with a corresponding discount recorded against the outstanding notes at the inception of the agreements. This discount was amortized to interest expense over the notes’ repayment periods. The Company revalued its Series C preferred stock warrants as of December 31, 2020 resulting in an increase in fair value of approximately $318,000 which was recorded in Other expense, net, in the accompanying Consolidated Statement of Operations and Comprehensive Loss, with a corresponding increase to the warrant liability. As of December 31, 2020, none of these warrants have been exercised. The warrant liability will be remeasured to fair value at the end of each reporting period until the warrants are exercised, forfeited or expired. The April 2013 warrants expire in February 2023, and the November 2013 warrants expire in November 2023. The aggregate fair value of the April 2013 and November 2013 warrants as of December 31, 2020 was approximately $2,004,000.

The Company determined the fair value of the April 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option pricing model using the following assumptions:
Expected dividend rate	0%
Risk free interest rate	0.14%
Expected volatility	48%
Expected term (years)	2.16

The Company determined the fair value of the November 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option pricing model and the following assumptions:
Expected dividend rate	0%
Risk-free interest rate	0.16%
Expected volatility	47%
Expected term (years)	2.87

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

8.      CONVERTIBLE NOTES

The Company entered into two convertible promissory notes (“Convertible Notes”) with a lender (“Lender”) during the year ended December 31, 2020.

In May 2020, the Company issued a convertible promissory note (“May Note”) to the Lender, in exchange for $25.0 million in cash proceeds. The May Note has an annual interest rate of 5% and a maturity date of May 15, 2022 (“May Note Maturity Date”). All unpaid interest and principal are due and payable upon request of the Lender on or after the May Note Maturity Date.

In June 2020, the Company issued another promissory note (“June Note”) to the same Lender, in exchange for $15.0 million in cash proceeds. The June Note has an annual interest rate of 5% and a maturity date of June 26, 2022 (“June Note Maturity Date”). All unpaid interest and principal are due and payable upon request of the Lender on or after the June Note Maturity Date.

The outstanding principal balance and unpaid accrued interest of the May Note and June Note are convertible pursuant to the following terms (“May Note Conversion Feature”, “June Note Conversion Feature”, collectively, “Conversion Features”): automatic conversion into equity shares in the next equity financing round (“May Note Qualified Financing”, “June Note Qualified Financing”, collectively, “Qualified Financing”) at a conversion price equal to either (a) the lowest cash price per share paid by investors in such qualified financing (which will reflect at least a 20% discount to the price per share paid by other investors purchasing securities in additional closings), or (b) if there are no additional closings, 0.80 times the price per share paid by investors purchasing equity securities in the Qualified Financing. The May Note Qualified Financing shall be at least $40.0 million, which includes the conversion of the May Note but excludes any other indebtedness. The June Note Qualified Financing shall be at least $30.0 million, which excludes the conversion of the June Note and any other indebtedness.

Furthermore, upon a change of control event, the Company shall settle both the May Note and June Note in cash, pursuant to the following terms (“Redemption Features”):

–       200% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note;

–       100% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note, provided that if the change of control transaction closes between the Company and the Lender or an affiliate of the Lender.

The Company evaluated whether the Convertible Notes contain embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging. The Conversion Features qualify as derivatives as they continuously reset as the underlying stock price increases or decreases so as to provide a variable number of shares for a fixed value of equity to the holders at any conversion date. As such, the Conversion Features were bifurcated and accounted for as a derivative liability to be remeasured at the end of each reporting period. The Company recorded the bifurcated Conversion Features initially at fair value with the residual value being allocated to the Convertible Notes as a debt discount. The fair value of the Conversion Features upon issuance in May 2020 and June 2020, were $4.1 million and $2.5 million, respectively, and were recorded as a derivative liability on the Company’s Consolidated Balance Sheet. The Redemption Features of the Convertible Notes do not meet the definition of derivatives. Therefore, the Redemption Features are not bifurcated.

In order to determine the fair value of the derivative liabilities, the Company utilized an income approach model based on with-and-without perspective as of each issuance date, May 15, 2020 and June 26, 2020, the ultimate redemption date of the May notes on August 7, 2020, and as of December 31, 2020 for the June notes. Under this method, the fair value of debt instrument is measured with the Redemption Feature and without the Redemption Feature and the difference is the implied fair value. The income approach model incorporates assumptions and estimates to value the Redemption Feature. Estimates and assumptions impacting the fair value

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

8.      CONVERTIBLE NOTES (cont.)

measurement include the probabilities of a Qualified, Non-Qualified Financing, or a change in control taking place, the estimated term remaining until the triggering event takes place, and the discount rate. The Company utilized the following assumptions for its next equity financing at each valuation date:
	May Note		June Note
	Issuance	August 2020	Issuance	December 2020
Term (years)	0.21	—	0.26	0.13
Discount rate	8.16%	—	6.78%	4.34%
Probability of financing	90%	100%	90%	65%

The Company amortized the aggregate debt discount using the effective interest method. The Company recognized total interest expense of $1.7 million associated with the Convertible Notes for the year ended December 31, 2020, out of which $1.1 million relates to the amortization of debt discount.

In August 2020, the Company issued Series D-3A redeemable convertible preferred stock (“Series D-3A”) for proceeds in aggregate of approximately $40.3 million (see Note 9 for additional details). The Series D-3A financing meets the definition of the May Note Qualified Financing. As a result, the May Notes, with then outstanding principal balance of $25.0 million and accrued unpaid interest of $0.3 million, were automatically converted into 766,293 shares of Series D-3A resulting in an extinguishment of the outstanding principal balance and accrued net of unamortized discount of $21.6 million, extinguishing the derivative liability at fair value of $5.4 million at the acquisition price of Series D-3A of $30.7 million. In connection with the extinguishment, the Company recognized a loss of $3.8 million. The Series D-3A financing did not meet the definition of June Note Qualified Financing, as such, the June Note remained outstanding as of December 31, 2020.

As of December 31, 2020, the unamortized debt discount totaled $1.9 million. Accrued interest totaled $0.4 million and is included in other liabilities, non-current on the Consolidated Balance Sheet at December 31, 2020.

As of December 31, 2020, the fair value the June Note Conversion Feature was $2.4 million. The Company recorded $1.2 million for the remeasurement of derivative liabilities in other expense, net during the year ended December 31, 2020.

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK

A summary of the redeemable convertible preferred stock authorized, issued, and outstanding as of December 31, 2020 is as follows (in thousands, except share data):
	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value

Series A	3,438,670	3,438,670	$5,082	$4,967
Series B	6,065,646	6,065,646	11,943	11,038
Series C	1,041,607	907,481	6,089	6,021
Series C-1	798,399	798,399	16,072	16,061
Series D	3,646,050	3,646,050	95,027	85,648
Series D-1	1,515,152	1,515,152	50,000	49,957
Series D-2	1,515,151	1,515,151	50,000	49,949
Series D-3	3,750,000	1,245,838	49,834	50,046
Series D-3A	4,545,454	—	—	—
	26,316,129	19,132,387	$284,047	$273,687

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

In August 2020, the Company issued 454,545 shares of Series D-3A preferred stock at $33.00 per share for net cash proceeds of $15.0 million. Collectively with the conversion of the May Note, for a total proceed of approximately $40.3 million. This issuance met the condition of the May Note Qualified Financing, as a result, the May Notes converted into 766,293 shares of Series D-3A preferred stock (Note 8).

In September 2020, the Company entered into a stock exchange agreement (“Exchange Agreement”) with the holders of Series D-3A preferred stock (the “D-3A Investors”) pursuant to which the D-3A investors exchanged all 1,220,838 shares of Series D-3A preferred stock for an equivalent number of shares of Series D-3 preferred stock. In connection with the Exchange Agreement, due to the difference in the fair value of Series D-3A and Series D-3 preferred stock, the Company recognized a deemed dividend of $3.2 million during the year ended December 31, 2020.

In November 2020, the Company issued 25,000 shares of Series D-3 preferred stock for net cash proceeds of approximately $1.0 million.

In November 2020, the Series B preferred stock warrants were exercised in full resulting in the issuance of 101,574 Series B preferred shares at $1.97 per share for net cash proceeds of approximately $0.2 million.

The holders of the Company’s Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, Series D-3, and Series D-3A Redeemable Convertible Preferred stock (collectively, “Preferred Stock”) have the following rights, preferences, and privileges:

Dividends

The holders of shares of Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-3, and Series D-3A Preferred Stock are entitled to receive dividends (“Senior Preferred Dividends”), on a pari pasu basis, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company, at the rate of $0.11824, $0.15752, $0.5368, $1.6104, $2.08504, $2.64, $3.20, and $2.64 per share, respectively, per annum, on each outstanding share, adjusted for certain events, such as stock splits, stock dividends, reclassification and the like, payable quarterly when, as and if declared by the Board of Directors (“Board”) of the Company.

After the payment or setting aside for payment of the Senior Preferred Dividends, the holders of shares of Series D-2 Preferred Stock are entitled to receive dividends (“Junior Preferred Dividends”), prior and in preference to any declaration or payment of any dividend (other than dividends on Common Stock payable in Common Stock) on the Common Stock of the Company, at the rate of $2.64 per share, per annum, on each outstanding share, adjusted for certain events, such as stock splits, stock dividends, reclassification and the like, payable quarterly when, as and if declared by the Board. Such dividends shall not be cumulative.

After the payment or setting aside for payment of the Senior Preferred Dividends and the Junior Preferred Dividends, any additional dividends declared or paid in any fiscal year shall be distributed among the holders of Preferred Stock and Common Stock then outstanding pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock at the then-effective conversion price as defined in the amended and restated certificate of incorporation). No dividends have been declared during 2020.

Conversion

Each share of outstanding Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully-paid, non-assessable shares of Common Stock at a 1:1 ratio, subject to adjustment for certain dilutive issuance, splits and combinations as defined in the amended and restated certificate of incorporation.

Each share of outstanding Preferred Stock will automatically be converted into fully-paid, non-assessable shares of Common Stock upon the earlier of: (i) the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended,

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

with a price per share of at least $40.00 (as adjusted for stock splits, stock dividends, reclassification and the like), which results in aggregate cash proceeds of at least $50 million, or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company:

Series D, D-1, D-3 and D-3A Preference

The holders of the Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock will be entitled, on a pari passu basis, to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series D-2, Series C-1, Series C, Series B, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $26.063, $33.00, $40.00, $33.00 per share, respectively, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock, as applicable, been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of the Series D, Series D-1, Series D-3 and Series D-3A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series D-2 Preference

The holders of the Series D-2 Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C-1, Series C, Series B, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $33.00 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series D-2 Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series D-2 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series D-2 Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D-2 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series C-1 Preference

The holders of the Series C-1 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C, Series B, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $20.13 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series C-1 Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series C-1 Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Series C Preference

The holders of the Series C Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $6.71 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series C Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series B Preference

The holders of the Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $1.969 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series B Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Series A Preference

The holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) $1.478 per share, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of Series A Preferred Stock then held by them, plus all declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If, in the event the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Remaining Assets for Distribution

Upon the completion of the liquidation preferences above, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock into Common Stock) until the holders of Series D-3, Series D-1, Series D-2, Series D-3A, Series D, Series C-1, Series C, Series B, Series A Preferred Stock have received an aggregate of $40.00, $33.00, $33.00, $33.00, $26.063, $20.13, $6.71, $4.922, $3.695 per share, respectively, adjustable for certain events, such as stock splits, stock dividends, reclassification and the like, for each share of respective Series of Preferred Stock then held by them (including amounts paid pursuant to the liquidation preferences above).Thereafter, the holders of the Common Stock will receive all of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Redemption

The Preferred Stock is not mandatorily redeemable. In the event that the Company agrees to redeem or repurchase any portion or all of the shares of Series A, Series B, Series C, Series C-1, Series D Preferred Stock, or any shares of Common Stock issued on conversion of shares of such Preferred Stocks, (collectively, “Triggering Securities”) from any holder (“Triggering Redemption”), then, the Company will offer to redeem, on a pro-rata basis based on the number of shares of Series D-1, Series D-3, Series D-3A Preferred Stock held by each holder, up to the same number of shares of such Series (or shares of Common Stock issued on conversion thereof) as the aggregate number of Triggering Securities that are subject to such Trigger Redemption, at a price per share of $33.00, $40.00, $33.00, respectively, adjustable for certain events, such as stock splits, stock dividends, and reclassifications.

Voting rights

The holders of Preferred Stock have the same voting rights equivalent to the number of shares of Common Stock into which their shares of Preferred Stock convert. Holders of Preferred Stock shall vote together with holders of Common Stock as a single class and on an as-converted to Common Stock basis, on all matters.

The holders of Series A Preferred Stock, as a separate class, are entitled to elect one director of the Company. The holders of Series B Preferred Stock, as separate class, are entitled to elect two directors of the Company. The holders of Common Stock, as separate class, are entitled to elect three directors of the Company. The holders of Preferred Stock and Common Stock, as a single class on an as-converted basis, are entitled to elect one director of the Company.

10.    COMMON STOCK

As of December 31, 2020, the Company has authorized the issuance of 45,000,000 shares of common stock.

The Company has reserved shares of common stock for future issuance on an as-if converted basis related to the following outstanding preferred stock, warrants, stock options, and future grants as of December 31, 2020:
Series A convertible preferred stock	3,438,670
Series B convertible preferred stock	6,065,646
Series C convertible preferred stock	907,481
Series C-1 convertible preferred stock	798,399
Series D convertible preferred stock	3,646,050
Series D-1 convertible preferred stock	1,515,152
Series D-2 convertible preferred stock	1,515,151
Series D-3 convertible preferred stock	1,245,838
Series C convertible preferred stock warrants	134,126
Stock options outstanding	5,178,276
Stock incentive plan shares reserved for future issuance	57,535
24,502,324

11.    STOCK INCENTIVE PLAN

The Board of Directors has authorized the 2006 Stock Plan (the “2006 Plan”) and in April 2016 adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan (collectively, the “Plans”). Under the Plans, the Board of Directors may grant awards of options and restricted stock, as well as stock appreciation rights and other stock awards. During 2020, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance under the Plans by 650,000 to an aggregate of 7,501,460.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

11.    STOCK INCENTIVE PLAN (cont.)

The 2016 Plan provides for incentive stock options to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years.

Option activity

Stock option activity under the Plans are as follows for the year ended December 31, 2020:
	Shares Available for Grant	Outstanding Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	378,010	4,276,480	$10.35	6.44	$33,784,762
Authorized	650,000	—	—	—	—
Granted	(1,446,350)	1,446,350	19.98	—	—
Exercised	—	(68,679)	2.82	—	1,138,159
Forfeited	475,875	(475,875)	13.76	—	—
Outstanding at December 31, 2020	57,535	5,178,276	$13.23	6.75	$36,986,641
Options exercisable at December 31, 2020		3,222,699	$10.15	5.31	$32,936,645
Vested and expected to vest at December 31, 2020		5,178,276	$13.23	6.75	$36,986,641

Options exercised early are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. There were no option exercises during the year ended December 31, 2020 that were subject to repurchase.

Total fair value of options vested during the year ended December 31, 2020 was approximately $5.4 million.

The following table summarizes information with respect to stock options outstanding and exercisable as of December 31, 2020:
	Options Outstanding		Options Exercisable
Range of Exercise Prices Per Share	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)
$1.66 – $6.45	1,027,098	2.09	1,027,098	2.09
$6.46 – $13.34	1,336,299	5.82	1,293,393	5.79
$13.35 – $15.34	633,654	7.57	414,566	7.55
$15.35 – $19.31	1,008,625	8.66	360,705	8.62
$19.32 – $20.37	1,172,600	9.80	126,937	9.73
	5,178,276	6.75	3,222,699	5.31

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

11.    STOCK INCENTIVE PLAN (cont.)

Employee stock-based compensation

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes-Merton option-pricing model as permitted under the provisions for share-based payment awards.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated fair value of the options granted to employees are as follows:
Dividend yield	0%
Expected volatility	44%
Expected term (years)	5.92
Risk-free interest rate	0.64%

The Black-Scholes-Merton model requires the input of certain assumptions that involve judgment. Because changes in the input assumptions can materially affect the fair value estimate, the existing model may not provide a reliable single measure of fair value of the Company’s stock options. The Company will continue to assess the assumptions and methodologies used to calculate estimated fair values under the Black-Scholes-Merton option pricing model. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, and thereby materially impact the Company’s fair value determination. The assumptions used to determine the fair value of the stock options are as follows:

•        Expected Term — The Company does not believe that it is able to rely on its historical exercise and pre-vesting termination activity to provide accurate data for estimating the expected term for use in determining the fair value of its stock options. The Company established the expected term using the “simplified method.”

•        Volatility — The expected volatility is based on the calculated value method of using the historical volatility of an appropriate peer group of publicly traded companies.

•        Risk-free Interest Rate — The weighted average risk-free interest rate is based on U.S. Treasury rates appropriate for the expected holding period.

•        Dividends — The Company does not have plans to pay cash dividends. Therefore, the Company used an expected dividend yield of zero.

•        Fair value of common stock — The fair value of the shares of common stock underlying the stock-based awards has historically been estimated by management with assistance from an unrelated third-party specialist.

Employee stock-based compensation expense included in Consolidated Statement of Operations and Comprehensive Loss is as follows (in thousands):
Research and development	$3,605
Sales and marketing	414
General and administrative	1,878
$5,897

The unamortized stock-based compensation expense totaled $14.6 million as of December 31, 2020 and will be recognized over the weighted average remaining vesting period. No income tax benefit was recognized for this compensation expense in the Consolidated Statement of Operations and Comprehensive Loss, as the Company does not anticipate realizing any such benefit in the future.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

12.    INCOME TAXES

The December 31, 2020 components of loss before provision for income taxes were as follows (in thousands):
United States	$(73,056)
International	(613)
$(73,669)

The December 31, 2020 provision for income tax consisted of the following (in thousands):
Current
State	$3
International	594
597
Deferred
International	141
Total provision	$738

Significant components of the Company’s December 31, 2020 deferred income tax assets and liabilities are as follows (in thousands):
Deferred tax assets: Net operating loss carryforwards	$54,527
Research and development credits	9,035
Deferred revenue	2,752
Contract liability	2,282
Stock-based compensation	1,036
Deferred rent	378
Debt discount	121
Accruals and reserves	989
Gross deferred tax assets	71,120

Deferred tax liabilities:
Fixed assets and intangible assets	(78)
Gross deferred tax liabilities	(78)

Valuation allowance	(68,760)
Net deferred tax assets	$2,282

Based on available objective evidence, management believes it is more-likely-than-not that the federal and state deferred tax assets will not be fully realized due to the Company’s cumulative losses. Accordingly, the Company has provided a valuation allowance on deferred tax assets in excess of deferred tax liabilities against its Federal and state deferred tax assets as of December 31, 2020. The valuation allowance increased by $15.3 million for the year ended December 31, 2020.

As of December 31, 2020, the Company had net operating loss carryforwards of approximately $237.0 million and $75.5 million available to reduce future taxable income, if any, for both Federal and state income tax purposes, respectively. The Federal and state net operating loss carryforwards will start to expire in 2025 and 2028, respectively, except for $148.3 million in federal net operating loss carryforwards, which can be carried forward indefinitely.

Under Sections 382 and 383 of the Internal Revenue Code (“IRC”) of 1986 and similar state tax laws, if a corporation undergoes an ownership change, the utilization of net operating loss carryforwards and other tax attributes could be subject to an annual limitation. The annual limitation may result in the expiration of the net operating loss carryforwards and credits carryforwards before utilization. The Company has not undertaken

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

12.    INCOME TAXES (cont.)

a study to determine if ownership change has occurred as defined under IRC Section 382. If the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating losses and research and development credit carryovers, which are reserved by a full deferred tax asset valuation allowance, could be limited and may expire unutilized.

The Company also has federal and state research and development credit carryforwards of approximately $7.5 million and $6.8 million, respectively, as of December 31, 2020. The Federal credits will expire starting in 2029 if not utilized, and state research and development tax credits will carry forward indefinitely.

The Company is not asserting permanent reinvestment of its unrepatriated foreign earnings under APB23. Management has analyzed the unrepatriated foreign earnings balances and determined that the following balances exist according to US GAAP as of December 31,2020: $0.2 million in Japan, $1.1 million in Canada, and $4.1 million in Germany. Based on the US income tax treaties with Japan and Germany, the Company is entitled to a reduced 0% withholding rate on dividends from the Japanese and German subsidiaries, respectively. Under the US income tax treaty with Canada, the withholding tax rate on dividends is reduced to 5%. Based on the unrepatriated earnings balance of $1.1 million, the effective tax liability is approximately $53,000.

Uncertain income tax positions

The Company only recognizes tax benefits if it is more likely than not that they will be sustained upon audit by the relevant tax authority based upon their technical merits. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The December 31, 2020 reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:
Beginning balance	$3,419,797
Change related to prior year positions	—
Change related to current year positions	881,099
Ending 2020 balance	$4,300,896

The December 31, 2020 provision for income taxes differs from the amount expected by applying the federal statutory rate to the loss before taxes as follows:
2020
Federal statutory income tax rate	21.00%
State income tax rate, net of federal benefit	1.63%
Foreign withholding and income tax	(0.99)%
Research and development credits	2.51%
Non-deductible expenses	(4.61)%
Change in valuation allowance	(20.44)%
Other	(0.09)%
(0.99)%

The Company has unrecognized tax benefits of $4.3 million as of December 31, 2020, which would affect the effective tax rate if recognized; however, recognition would be in the form of a deferred tax attribute which would likely be offset by a valuation allowance. The Company does not anticipate any significant changes to unrecognized tax benefits over the next 12 months. The Company has not recognized any interest or penalties related to uncertain tax positions for the periods presented.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

12.    INCOME TAXES (cont.)

As of December 31, 2020, the Company had not recognized any tax-related interest or penalties in its consolidated financial statements. Any interest and penalties related to unrecognized tax benefits would be included as other expense and interest expense, respectively, in the Company’s statements of operations.

The Company’s tax years 2005-2020 will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.

On March 27, 2020, and December 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Consolidated Appropriation Act (CAA), respectively, as a result of the Coronavirus pandemic, which contain among other things, numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The company has evaluated the current legislation and at this time, does not anticipate the CARES Act or the CCA to have a material impact on its financial statements.

13.    401(K) PLAN

The Company maintains a 401(k) Plan under Section 401(k) of the Internal Revenue Code for its eligible employees. The 401(k) Plan is available to all U.S. employees who meet minimum age requirements and provides employees with tax deferred salary deductions and alternative investment options. Employees may voluntarily contribute a portion of their compensation to the 401(k) Plan, subject to certain limitations. There have been no matching contributions by the Company under the 401(k) Plan to date.

14.    RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of either the Company’s common stock or redeemable convertible preferred stock. The following is financial information on related party transactions as of, and for the year ended, December 31, 2020 (in thousands):
Revenue	$6,501
Accounts receivable	$2,045
Deferred revenue	$16,785

15.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 24, 2021, the date the consolidated financial statements were issued.

In March 2021, the Company entered into a loan and security agreement with a commercial bank. The amount borrowed totaled $30 million with warrants issued to purchase 127,570 shares of common stock at $20.37 per share. The loan bears interest at a rate equal to the greater of 9% or 5.75% above the Prime Rate. Payments are interest-only for the first twelve months and are fully amortizing thereafter. The term loan amortization date is April 1, 2022, but if certain performance milestones are met then the term loan amortization date is extended six months to begin October 1, 2022. The loan matures either September 2024 or March 2025 depending on meeting certain performance milestones and could be earlier if the $15 million convertible note converts as part of a ‘conversion event’.

SoundHound, Inc.
Notes to Consolidated Financial Statements
December 31, 2020

15.    SUBSEQUENT EVENTS (cont.)

In June 2021, the Company entered into a loan and security agreement with a capital lender. The amount available to borrow is $15 million with warrants issued to purchase 63,785 shares of common stock at $20.37 per share. Upon execution of the agreement, the Company borrowed $5 million and can borrow an additional $10 million per the terms of the agreement. The loan bears interest at a rate equal to the greater of 9% or 5.75% above the Prime Rate. Payments are interest-only for the first twelve months and are fully amortizing thereafter. The term loan amortization date is June 1, 2022, but if certain performance milestones are met then the term loan amortization date is extended six months to begin December 1, 2022. The loan matures at the earlier of May 2025 or when the $15 million convertible note is either paid in full or converts to preferred stock.

In June 2021, the Company entered into a non-binding letter of intent with a special purpose acquisition corporation (“SPAC”) which outlines the general terms and conditions of a potential business combination between the SPAC and the Company. The SPAC currently has $133 million in its trust account, which amount (net of redemptions) will be available at the closing.

In June 2021, the Company amended its D-3 preferred stock purchase agreement enabling the Company to issue up to 3,750,000 shares minus the number of D-3 shares previously sold.

In September 2021, The Company entered into an exclusive agreement with a cloud service provider (“Provider”) to host its voice AI platform. In addition, the Provider has committed to invest $50M in the Company.

SOUNDHOUND, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS September 30, 2021 and December 31, 2020 (In thousands, except share and par value data)
	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$27,259	$43,692
Restricted cash	230	230
Accounts receivable, net of allowances of $109 as of September 30, 2021 and December 31, 2020, respectively	5,636	3,575
Prepaid expenses and other current assets	1,735	1,452
Total current assets	34,860	48,949

Restricted cash, non current	1,060	1,060
Right-of-use-assets	11,493	—
Property and equipment, net	6,943	10,435
Deferred tax asset	1,247	2,282
Other assets	2,639	911
Total assets	$58,242	$63,637

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,304	$3,336
Accrued liabilities	4,363	3,411
Operating lease liabilities, current portion	3,298	—
Financing lease liabilities, current portion	1,636	—
Capital lease obligation, current portion	—	2,331
Income tax liability	2,768	2,953
Deferred rent, current portion	—	414
Deferred revenue, current portion	6,513	12,078
Convertible notes, current portion	18,994	—
Notes payable, current portion	28,656	—
Total current liabilities	69,532	24,523

Capital lease obligation, net of current portion	—	1,252
Operating lease liabilities, net of current portion	9,485	—
Financing lease liabilities, net of current portion	408	—
Deferred rent, net of current portion	—	1,511
Deferred revenue, net of current portion	17,507	19,204
Derivative and warrant liability	8,175	4,384
Convertible notes, net of current portion	—	13,058
Other liabilities	2,896	2,371
Total liabilities	108,003	66,303

Commitments and contingencies (Note 5)

Redeemable convertible preferred stock; $0.0001 par value; 26,316,129 shares authorized; 19,132,387 shares issued and outstanding, liquidation preference of $284,047 as of September 30, 2021 and December 31, 2020, respectively	273,687	273,687

Stockholders’ deficit:
Common stock, $0.0001 par value; 45,000,000 shares authorized; 12,210,825 and 11,818,761 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	40,633	30,836
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(364,082)	(307,189)
Total stockholders’ deficit	(323,448)	(276,353)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$58,242	$63,637

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUNDHOUND, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS For the Nine Months Ended September 30, 2021 and 2020 (In thousands except for per share amounts)
	For the Nine Months Ended September 30,
	2021	2020
Revenues	$15,850	$8,806

Operating expenses:
Cost of revenues	4,878	4,188
Sales and marketing	3,243	3,657
Research and development	42,662	40,696
General and administrative	11,554	10,860
Total operating expenses	62,337	59,401

Loss from operations	(46,487)	(50,595)

Other expense, net:
Interest expense	(4,725)	(1,665)
Other expense, net	(4,281)	(5,548)
Total other expense, net	(9,006)	(7,213)

Loss before provision for income taxes	(55,493)	(57,808)

Provision for income taxes	1,400	273

Net loss	(56,893)	(58,081)

Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	—	(3,182)

Net loss attributable to common stockholders	(56,893)	(61,263)

Net loss	(56,893)	(58,081)
Other comprehensive gain:
Unrealized holding gain on available-for-sale securities, net of tax	1	6

Comprehensive loss	$(56,892)	$(58,075)

Net loss per share:
Basic and diluted	$(4.72)	$(5.21)

Weighted average common shares outstanding:
Basic and diluted	12,062,343	11,767,970

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUNDHOUND, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

For the Nine Months Ended September 30, 2021 and 2020

(In thousands, except share and par value data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	19,132,387	$273,687	11,818,761	$1	$30,836	$(1)	$(307,189)	$(276,353)
Issuance of common stock warrants	—	—	—	—	3,843	—	—	3,843
Issuance of common stock upon exercise of stock options	—	—	392,064	—	1,905	—	—	1,905
Other comprehensive gain, net of tax	—	—	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	4,049	—	—	4,049
Net loss	—	—	—	—	—	—	(56,893)	(56,893)

Balance as of September 30, 2021	19,132,387	$273,687	12,210,825	$1	$40,633	$—	$(364,082)	$(323,448)

Balance as of December 31, 2019	17,784,975	$223,641	11,750,082	$1	$25,936	$(6)	$(232,782)	$(206,851)
Issuance of redeemable convertible series D-3 preferred stock	454,545	15,000	—	—	—	—	—	—
Conversion of convertible notes for redeemable convertible series D-3 preferred stock	766,293	30,664	—	—	—	—	—	—
Deemed dividend related to redeemable convertible series D-3A preferred stock exchange of redeemable convertible series D-3 preferred stock	—	3,182	—	—	(3,182)	—	—	(3,182)
Issuance of common stock upon exercise of stock options	—	—	59,367	—	206	—	—	206
Other comprehensive gain, net of tax	—	—	—	—	—	6	—	6
Stock-based compensation	—	—	—	—	4,423	—	—	4,423
Net loss	—	—	—	—	—	—	(58,081)	(58,081)

Balance as of September 30, 2020	19,005,813	$272,487	11,809,449	$1	$27,383	$—	$(290,863)	$(263,479)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUNDHOUND, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, 2021 and 2020 (In thousands)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(56,893)	$(58,081)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,169	4,547
Stock-based compensation	4,049	4,423
Change in fair value of derivative liability	1,090	1,300
Change in fair value of warrant liability	2,701	593
Amortization of debt issuance costs	2,210	765
Non-cash lease amortization	2,498	—
Loss upon extinguishment of debt	—	3,775
Deferred taxes	1,035	(1)
Changes in operating assets and liabilities:
Accounts receivable	(2,061)	4,899
Prepaid expenses and other current assets	(627)	(628)
Operating lease liabilities	(2,788)	—
Other long term assets	(337)	32
Accounts payable	(32)	796
Accrued liabilities	767	(1,415)
Deferred rent	—	(10)
Deferred revenue	(7,262)	2,507
Other liabilities, non-current	525	906

Net cash used in operating activities	(50,956)	(35,592)

Cash flows from investing activities:
Purchases of property and equipment	(679)	(1,655)
Maturities of short-term investments	—	12,590

Net cash provided by (used in) investing activities	(679)	10,935

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net issuance cost	5,000	54,935
Proceeds from issuance of note payable	29,833	—
Payment of capital lease obligation	(1,536)	(2,319)
Proceeds from the exercise of common stock option	1,905	206

Net cash provided by financing activities	35,202	52,822

Net increase (decrease) in cash, cash equivalents, and restricted cash	(16,433)	28,165

Cash, cash equivalents, and restricted cash, beginning of period	44,982	26,386

Cash, cash equivalents, and restricted cash, end of period	$28,549	$54,551

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUNDHOUND, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, 2021 and 2020 (In thousands)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported in the condensed consolidated balance sheets:

	Nine Months Ended September 30,
	2021	2020
Reconciliation to amounts on the consolidated balance sheet:
Cash and cash equivalents	$27,259	$53,031
Current portion of restricted cash	230	—
Non-current portion of restricted cash	1,060	1,520

Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$28,549	$54,551

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,469	$323
Income taxes	$1,400	$274

Noncash investing and financing activities
Operating lease liabilities and right-of-use assets through adoption of Topic 842	$11,954	$—
Operating lease liabilities arising from obtaining right-of-use assets	$3,422	$—
Property and equipment acquired under capital leases or debt	$—	$60
Debt discount through issuance of common stock warrants	$3,843	$—
Debt discount through issuance of convertible note with derivative liability	$—	$6,520
Extinguishment of derivative liability	$—	$(5,377)
Unrealized gain for available for sale securities	$1	$6
Deemed dividend from exchange of series D-3A redeemable convertible preferred stock for series D-3	$—	$3,182
Conversion of convertible notes to series D-3A redeemable convertible preferred stock	$—	$30,664

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

1.      ORGANIZATION

Nature of Operations

SoundHound, Inc. and its subsidiaries (“SoundHound” or the “Company”) was incorporated in Delaware on September 2, 2005 and is headquartered in Santa Clara, California.

SoundHound, Inc. and its subsidiaries (“SoundHound” or the “Company”) turns sound into understanding and actionable meaning. SoundHound’s technology applications enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The conversation voice AI platform is called “Houndify”, where product creators can develop their own voice interfaces with their customers. Hound, is primarily used as a prototyping tool to demonstrate what Houndify can deliver. Products and services built on the Houndify platform are referred to as Houndified Products and Houndified Services. The SoundHound music app allows customers to identify and play songs by singing or humming into the smartphone’s microphone, or by identifying the sound playing in the background from external sources.

Liquidity and Going Concern

Since inception, the Company has generated recurring losses as well as negative operating cash flows, which has resulted in a net loss of $56,893 for the nine months ended September 30, 2021. As of September 30, 2021, the Company has an accumulated deficit of $364,082. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has funded its operations primarily through equity or debt financings.

The Company plans to continue funding its operations and capital funding needs through a combination of private equity offerings, debt financing, revenue and other sources. Total cash and cash equivalents on hand as of September 30, 2021 was $27,259. The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these consolidated financial statements are issued. In the event that the Company does not achieve profitability and financing objectives in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

On November 15, 2021, the Company entered into a definitive merger agreement with Archimedes Tech SPAC Partners Co. (the “Business Combination” or the “Merger”) (see Note 17 for additional information). The transaction is expected to deliver up to $244,000 of gross proceeds with an expected closing date in the first quarter of 2022. Should this transaction be completed, management believes the Company’s sources of liquidity will be sufficient to fund the Company’s planned operations and existing obligations within one year after the date that the condensed consolidated financial statements are issued. In the event the transaction is not consummated, the Company will have to seek financing alternatives or reduce costs in order to sustain operations for the twelve months following the date of this filing. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

1.      ORGANIZATION (cont.)

Other Risk and Uncertainties

Subsequent to September 30, 2021, the Company continued to experience the results of the worldwide COVID- 19 pandemic. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 ‘Delta’ variant, and the ultimate impact of the CARES Act and other government initiatives.

The COVID-19 pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products incorporating our voice-enabling technologies. This in turn may cause customers to be less able to pay invoices for royalties, licensing fees and usage fees, or may result in a reduction in the royalties, licensing fees and usage fees that the Company earns which are often based on the number of units sold or distributed by customers. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. In addition, any depression or recession resulting from the COVID-19 pandemic may adversely change consumer behavior and demand, including products sold by customers, which may result in a significant reduction in our revenue, results of operations and financial condition. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Significant Accounting Policies

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). The condensed consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial statements have been included.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results for the fiscal year ending December 31, 2021 or any future interim period.

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

The Company has revisited its current year presentation of the balance sheet as of September 30, 2021 from the proxy statement/prospectus/consent solicitation filed on January 10, 2022 to reclassify two debt instruments

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

previously presented as long-term obligations to current obligations. The Company re-evaluated its conclusion on its intent and ability to refinance its debt on a long-term basis and in light of triggering events (as described in more detail in Note #7) that extend the maturity dates to 2024 and 2025, respectively, under the assumption that a triggering event does not occur, such as an equity financing or the Business Combination, certain debt instruments could become due during the twelve months after September 30, 2021. The Company reclassified $18,438 to short-term obligations. This reclassification had no impact on the consolidated financial statements for the year ended December 31, 2020. These reclassifications had no impact on total assets, total liabilities, net loss or comprehensive loss for the nine months ended September 30, 2021.

Certain prior period balances have been reclassified to conform to the current year presentation. Such changes include the presentation change on the condensed consolidated statements of operations and comprehensive loss from a two-step presentation to the one-step presentation. Additionally, related accounts on the condensed consolidated balance sheets and statements of operations have been reclassified to conform with the current year presentation.

These reclassifications had no impact on total assets, total liabilities, net loss or comprehensive loss in the previously reported consolidated financial statements for the year ended December 31, 2020.

Segment Information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single reportable segment.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company has the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company has elected to use the extended transition period for complying with new or revised accounting standards unless the Company otherwise early adopts select standards.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the condensed consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, derivative and warrant liabilities, calculation of the incremental borrowing rate, financial instruments recorded at fair value on a recurring basis, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock- based compensation expense. The Company bases its estimates on historical experience, the current economic environment, and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to potential significant concentrations of credit risk consist principally of cash and cash equivalents. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

As of September 30, 2021 and December 31, 2020, accounts receivable balances due from two customers collectively totaled 89% and 87%, respectively, of the Company’s consolidated accounts receivable balance.

During the nine months ended September 30, 2021, the Company had two customers that accounted for 58% of total revenue. During the nine months ended September 30, 2020, the Company had two customers that accounted for 47% of total revenue.

Equity Issuance Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings, including the planned public offering, as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded as a reduction of the proceeds received from the equity financing. If a planned equity financing is abandoned, the deferred offering costs are expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss.

Additionally, certain transaction costs incurred in connection with the pending merger agreement, which are direct and incremental to the proposed merger (see Note 17 for additional information), will be deferred and recorded as a component of prepaid expenses and other current assets within the condensed consolidated balance sheets and will offset cash proceeds from the Business Combination if successful.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification (“ASC”) Topic 606 (“ASC 606”), Revenue from Contracts with Customers, when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:

(i)     Identification of the contract(s) with a customer;

(ii)    Identification of the performance obligations in the contract;

(iii)   Determination of the transaction price, including the constraint on variable consideration;

(iv)   Allocation of the transaction price to the performance obligations in the contract;

(v)    Recognition of revenue when, or as, performance obligations are satisfied.

Under ASC 606, assuming all other revenue recognition criteria have been met, the Company will recognize revenue for arrangements upon the transfer of control of the Company’s performance obligations to its customers. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account in ASC 606. Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company currently generates its revenues through the following performance obligations: (1) hosted services, (2) professional services and (3) monetization.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrants

The Company determines whether to classify contracts, such as warrants, that may be settled in its own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to the Company’s own stock to qualify for equity classification. The Company classifies warrants as liabilities for any contracts that may require a transfer of assets.

The warrants are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as the Company is committed to issuing an instrument that ultimately may require a transfer of assets. The warrant liability is accounted for at fair value and remeasured at each reporting date. Accordingly, the Company classifies the warrants as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the warrants are exercised or expired. Any change in the fair value of the warrants is recognized as other expense, net in the condensed consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There were no interest expenses or penalties related to unrecognized tax benefits recorded through September 30, 2021.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight- line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black- Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the fair value of stock options, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint between the stock options’ vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets orliabilities at the measurement date.

•        Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use inpricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s derivative liabilities and warrants are measured at fair value on a recurring basis and are classified as Level 3 liabilities. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date on the condensed consolidated statements of operations and comprehensive loss.

Redeemable Convertible Preferred Stock

The Company’s shares of redeemable convertible preferred stock do not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company’s redeemable convertible preferred stock is redeemable upon a deemed liquidation event which the Company determined is not solely within its control and thus has classified shares of redeemable convertible preferred stock as temporary equity until such time as the conditions are removed or lapse. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of redeemable convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of redeemable convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Convertible Notes and Derivative Liabilities

The Company evaluates its convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. The Company accounts for conversion features that meet the criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the condensed

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with and without the conversion feature (see Note 8 for additional information).

The Company holds its convertible notes at amortized cost and amortizes the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, redeemable convertible preferred stock, stock options, warrants and convertible notes are considered to be potentially dilutive securities.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements, or Accounting Standards Updates (“ASU”), are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

Leases

In February 2016, FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, Topic 842). Topic 842 aims to increase transparency and comparability among organizations by requiring lessees to recognize leases with a term greater than 12 months as a right-of-use (“ROU”) asset and corresponding lease liabilities on the balance sheet, regardless of lease classification, and requiring disclosure of key information about leasing arrangements. The lease liability should be initially measured at the present value of the remaining contractual lease payments. Subsequently, the ROU assets will be amortized generally on a straight-line basis over the lease term, and the lease liability will bear interest expense and be reduced for lease payments. Topic 842 is effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective application is required with an option to not restate comparative periods in the period of adoption. The Company adopted Topic 842 on January 1, 2021 using the modified retrospective approach, and financial information for the comparative period was not updated.

In addition, the Company elected the transition package of three practical expedients which allow companies not to reassess (i) whether agreements contain leases, (ii) the classification of leases, and (iii) the capitalization of initial direct costs. Further, the Company elected to separate lease and non-lease components for the building asset class and elected to not separate lease and non-lease components for the equipment asset class. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and recognize no ROU or lease liability for those leases.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s lease portfolio consists primarily of real estate assets and computer equipment. Some of these leases also require the Company to pay maintenance, utilities, taxes, insurance, and other operating expenses associated with the leased space. Based upon the nature of the items leased and the structure of the leases, the Company’s leases classified as operating leases continue to be classified as operating leases and capital leases will be accounted for as financing leases under the new accounting standard.

As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2021:

•        Operating lease liabilities of approximately $11,610, which represent the present value of the remaining lease payments, as of the date of adoption, discounted using the Company’s incremental borrowing rate on a lease-by-lease basis, and

•        Operating lease ROU assets of approximately $10,068 which represent the operating lease liabilities of $11,610, adjusted for (1) deferred rent of approximately $827, (2) lease incentives or tenant improvement allowance of $1,098 and (3) prepaid rent of $344.

The adoption of the new lease accounting standard did not have any other material impact on the Company’s condensed consolidated balance sheet and did not impact the Company’s operating results and cash flows. See Leases in Note 12 for further information, including further discussion on the impact of adoption and changes in accounting policies relating to leases.

Business Combinations

In October 2021, the FASB issued ASU 2021-08 Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of, and after a business combination. The Company anticipates the adoption of the standard will not have a material impact on its condensed consolidated financial statements and related disclosures given its current and anticipated operations.

3.      REVENUE RECOGNITION

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to customers, reflecting the amount of consideration the Company expects to receive for those products or services. The Company enters into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenue primarily from the following sources: (1) hosted services, (2) professional services and (3) monetization revenue. Revenue is reported net of applicable sales and use taxes that are passed through to customers.

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from customers that do not meet criteria for having a contract are recorded as deposit liabilities on the condensed consolidated balance sheet.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

The Company has the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion, depending on the nature of the arrangement. Measuring stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs and percentage of completion based on input and output measures. During the nine months ended September 30, 2021 and 2020, the majority of revenue was recognized over time, with $5,803 and $1,333, respectively, recognized at a point in time when the performance obligation was completed and control of the service was transferred to the customer.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from, sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represent a variable consideration with constrained estimates. Therefore, the Company recognizes the related revenues when advertisements are placed, when commissions are paid or when the SoundHound application is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

•        Costs of developing and supplying each performance obligation

•        Industry standards

•        Major product groupings

•        Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

For the nine months ended September 30, 2021 and 2020, revenues under each performance obligation were (in thousands):
	For the nine months ended September 30,
	2021	2020
Hosted services	$9,698	$5,631
Professional services	5,114	2,139
Monetization	1,038	1,036
Total	$15,850	$8,806

For the nine months ended September 30, 2021 and 2020, the Company disaggregates revenue by geographic location, recognition pattern and service type as follows (in thousands):
	For the nine months ended September 30,
	2021	2020
Germany	$7,031	$2,268
Unites States	3,593	2,610
Japan	2,874	2,559
Korea	1,180	1,309
Other	1,172	60
Total	$15,850	$8,806
	For the nine months ended September 30,
	2021	2020
Over time revenue	$10,047	$7,473
Point-in-time	5,803	1,333
Total	$15,850	$8,806

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

	For the nine months ended September 30,
	2021	2020
Product Royalties	$13,636	$6,891
Service Subscriptions	1,176	879
Monetization	1,038	1,036
Total	$15,850	$8,806

The Company’s disaggregation of revenue by service type consists of Product Royalties, Service Subscriptions and Monetization. Product Royalties revenue is derived from Houndified Products, which are voice-enabled tangible products across the automotive and consumer electronics industries. Revenue from Product Royalties is based on volume, usage, or life of the products, which are driven by number of devices, users, or unit of time. Service Subscription revenue is generated through Houndified Services, which include customer services, food ordering, content, appointments, and voice commerce. Subscription revenue is derived from monthly fees based on usage-based revenue, revenue per query or revenue per user. Both Houndified Products and Houndified Services may include professional services that develop and customize the Houndify platform to fit customers’ specific needs. Revenue from Monetization is generated from Houndified Ads and is largely transaction based, consisting of focused ad targeting to users of Houndified Products accessing Houndified Services.

Contract Balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset or a contract liability.

As of September 30, 2021 and December 31, 2020, the Company had contract assets included in prepaid expenses and other current assets of $0 and $43, respectively, in the condensed consolidated balance sheets. The Company did not record any asset impairment charges related to contract assets during the nine months ended September 30, 2021.

Revenue recognized for the nine months ended September 30, 2021 and 2020 that was included in the deferred revenues balances at the beginning of the reporting period was $11,259 and $5,301, respectively. The significant decrease in deferred revenue as of September 30, 2021 compared to the beginning of the reporting period is primarily due to the Company satisfying its servicing performance obligations as well as modification of certain contracts that reduced the scope of the Company’s performance obligations.

As of September 30, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $32,626. Given the applicable contract terms, $11,692 is expected to be recognized as revenue within one year and $16,178 is expected to be recognized between two to five years, with the remainder after five years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

3.      REVENUE RECOGNITION (cont.)

The Company’s long-term contracts do not have significant financing components, as there is generally payment and performance in each year of the contract. If there is a period of one year or longer between the transfer of promised services and payment, it is generally for reasons other than financing and, thus, the Company does not adjust the transaction price for financing components.

The Company elected the practical expedient to not adjust promised amounts of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following (in thousands):
	September 30, 2021	December 31, 2020
Computer equipment	$20,341	$19,867
Software and voice recordings	8,528	8,335
Leasehold improvements	3,567	3,560
Furniture and fixtures	720	720
Construction in progress	—	6
Total, at cost	33,156	32,488

Less: Accumulated depreciation and amortization	(26,213)	(22,053)
Total, net	$6,943	$10,435

The property and equipment account includes assets under finance lease obligations (see Note 12 for additional information) with an aggregate cost of approximately $16,559 and $16,278 and accumulated depreciation of approximately $13,452 and $11,673 as of September 30, 2021 and December 31, 2020, respectively. Depreciation and amortization expense totaled approximately $4,169 for the nine months ended September 30, 2021 and $4,547 for the nine months ended September 30, 2020.

5.      COMMITMENTS AND CONTINGENCIES

Contracts

In September 2021, the Company entered into an exclusive agreement with a cloud service provider to host its voice artificial intelligence platform. The Company is committed to paying $100,000 in cloud costs over a seven- year period, contingent upon the successful completion of the Business Combination.

Letter of Credit

In conjunction with entering an 89-month lease in 2017 for the Santa Clara, California, facility, the Company agreed to issue a letter of credit for $1,060 to the landlord as a lease guarantee. The Company has cash equivalents deposited with a commercial bank as collateral against the letter of credit and has classified the balance as restricted cash in the accompanying condensed consolidated balance sheets.

Legal Proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

5.      COMMITMENTS AND CONTINGENCIES (cont.)

Other Matters

The Company has not historically collected U.S. state or local sales and use tax, or other similar taxes, in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdiction may, in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment, and estimated and recorded a liability, in accordance with ASC 450, Contingencies, of $0.8 million as of December 31, 2020. The Company will update their assessment as of December 31, 2021 but preliminarily estimates an immaterial increase in the sales tax liability as of the interim period ended September 30, 2021.

6.      WARRANTS

In connection with the issuance of promissory notes in September 2010 and March 2011, the Company issued detachable warrants to purchase 76,180 and 25,394 shares of Series B redeemable convertible preferred stock, respectively, at $1.97 per share to the lenders, which were immediately exercisable. The warrants have a ten-year expiration date from the applicable closing date of September 2020 and March 2021. The remaining warrants were exercised during the fourth quarter of the year ended December 31, 2020 and, therefore, were no longer outstanding as of September 30, 2021.

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 44,708 and 89,418 shares of Series C redeemable convertible preferred stock, respectively, at $6.71 per share to the lenders, which were immediately exercisable. The warrants have a ten-year expiration date from the applicable closing date of April 2023 and November 2023, respectively.

The Company recorded the warrants initially at fair value as warrant liabilities on the condensed consolidated balance sheets (see Note 8 for additional information). The fair value of the warrants as of September 30, 2021 and December 31, 2020 was $4,705 and $2,004, respectively, with the corresponding change in fair value of the warrant liability recorded as other expense, net within the condensed consolidated statements of operations and comprehensive loss.

In connection with the issuance of the Company’s 2021 Note Payable (“March 2021 Note Payable”) and 2021 Convertible Notes (“June 2021 Note”), the Company issued detachable warrants to purchase 127,570 and 63,785 shares of common stock, respectively, with an exercise price of $20.37 per share to the lenders, which were immediately exercisable. The Company recorded the warrants as paid-in-capital on the condensed consolidated balance sheets based on the allocation of its relative fair value of the debt proceeds. See Note 8 for additional information on the fair value calculation. The fair value in relation to the March 2021 Note Payable was allocated to the notes as a discount. The fair value in relation to the June 2021 Note was capitalized as an asset, as the underlying debt bears similarity to a revolving commitment. As the warrants were classified as equity, they are not subject to remeasurement at the end of each reporting period. The warrants have a ten-year expiration date from the applicable closing date of March 2031 and June 2031, respectively.

During the nine months ended September 30, 2021 and 2020, no warrants were exercised.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

7.      CONVERTIBLE NOTES AND NOTES PAYABLE

2020 Convertible Notes

In May 2020, the Company issued a convertible promissory note (“May Note”) to a Lender in exchange for $25,000 in cash proceeds. The May Note has an annual interest rate of 5% and a maturity date of May 15, 2022.

In June 2020, the Company issued a promissory note (“June Note”) to a Lender in exchange for $15,000 in cash proceeds. This note has an annual interest rate of 5% and a maturity date of June 26, 2022.

The Company evaluated whether the convertible notes contain embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging, and accounted for the embedded feature as a derivative liability to be remeasured at the end of each reporting period. The Company recorded the bifurcated conversion features initially at fair value with the residual value being allocated to the convertible notes as a debt discount. The redemption features of the May Note and June Note do not meet the definition of derivatives. Therefore, the redemption features are not bifurcated.

The total amount of debt discount at issuance for the May Note and June Note was $4,175 and $2,529, respectively. The Company amortized the aggregate debt discount using the effective interest method. The Company recognized total interest expense of $1,496 associated with the May Note and June Note for the nine months ended September 30, 2021, out of which $935 relates to the amortization of the debt discount.

The May Note contains a conversion feature in which outstanding principal and any unpaid accrued interest automatically converts into equity securities. This conversion occurs when the Company issues and sells equity securities in a bona fide equity financing with total proceeds to the Company totaling more than $40,000, including the face value of the May Note before the May Note’s maturity date (“May Note Qualified Financing”). The June Note contains a similar conversion feature, differing where total proceeds must exceed $30,000, excluding the face value of the June Note (“June Note Qualified Financing”).

In August 2020, the Company issued Series D-3A redeemable convertible preferred stock (“Series D-3A”) for proceeds in aggregate of approximately $40,300. The Series D-3A financing meets the definition of the May Note Qualified Financing. As a result, the May Note, with then outstanding principal balance of $25,000 and accrued unpaid interest of $288, were automatically converted into 766,293 shares of Series D-3A resulting in an extinguishment of the outstanding principal balance and accrued net of unamortized discount of $21,268, extinguishing the derivative liability at fair value of $5,360 at the acquisition price of Series D-3A of $30,652. In connection with the extinguishment, the Company recognized a loss of $3,775 on the condensed consolidated statements of operations and comprehensive loss. The Series D-3A financing did not meet the definition of the June Note Qualified Financing and, as such, the June Note remained outstanding as of September 30, 2021 and December 31, 2020.

The following table summarizes the unamortized debt discount and fair value as of September 30, 2021 and December 31, 2020, and accrued interest and fair value remeasurement for the nine months ended September 30, 2021 and 2020 (in thousands):
	September 30, 2021	December 31, 2020
Unamortized debt discount	$987	$1,922
Fair value of conversion feature	$3,470	$2,380
	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Accrued interest	$561	$197
Remeasurement of conversion feature – gain/(loss)	$(1,090)	$(1,300)

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

7.      CONVERTIBLE NOTES AND NOTES PAYABLE (cont.)

Accrued interest is included in other liabilities on the condensed consolidated balance sheets. The Company recorded the remeasurement of derivative liabilities in change in fair value of derivative and warrant liability on the condensed consolidated statements of operations and comprehensive loss.

March 2021 Note Payable

In March 2021, the Company entered into a loan and security agreement with a commercial bank to borrow $30,000 along with the issuance of warrants to purchase 127,570 shares of the Company’s common stock (see Note 6 for additional information). The warrants were recognized as a debt discount at issuance and recorded as a reduction of the debt balance under a relative fair value approach. The Company is amortizing the cost on an effective interest basis over the life of the agreement. As of September 30, 2021, the entire note payable balance is classified as short-term.

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of September 30, 2021, the interest rate was 9%. Payments are interest only for the first twelve months and are fully amortizable thereafter. The Company recorded interest expense in the condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021 of $2,511, of which $225 remained unpaid as accrued interest.

The term loan amortization date is April 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The total amount of debt discount at issuance was $2,482. As of September 30, 2021, the unamortized debt discount totaled $1,344. The maturity date of the loan is either September 2024 or March 2025, depending on meeting certain performance milestones, and could be earlier if the June 2020 Note converts as part of a “conversion event,” which would occur upon consummation of the Business Combination.

June 2021 Note

In June 2021, the Company entered into a loan and security agreement with a lender to obtain credit extensions to the Company. Extensions may be requested in $5,000 increments up to a total commitment amount of $15,000. Additionally, warrants were issued alongside the convertible note to purchase 63,785 shares of SoundHound’s common stock (see Note 8 for additional information). The warrants were recognized as a debt discount at issuance. As the warrants and issuance cost of $1,643 are directly attributable to the total commitment of $15,000, the Company has presented its unamortized debt issuance cost associated with this convertible note as an asset. The Company is amortizing the cost on a straight-line basis over the life of the agreement.

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of September 30, 2021, the interest rate is 9%. Payments are interest-only for the first twelve months and are fully amortizing thereafter. Accrued interest totaled $136 and is included in interest expense in the condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021.

The loan amortization date is June 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The maturity date of the loan is the earlier of May 2025 or when the June Note issued in 2020 is either paid in full or converts to preferred stock. Upon mutual consent of the Company and its Agent, the outstanding principal amount of term loan advances may be converted into equity securities that are issued by SoundHound in an Initial Public Offering (“IPO”) or by a Special Purpose Acquisition Company (“SPAC”) during a private placement sale of SoundHound’s equity securities that closes substantially concurrently with the closing of a SPAC acquisition. If conversion occurs in connection with an IPO, the conversion of the principal amount shall be into the same class and series of equity securities for the initial price per security to the public sold in the IPO. If conversion occurs in connection with a SPAC, the conversion of principal amount shall be into the equity securities purchased by other investors in the SPAC at the same share price and upon the same terms.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

7.      CONVERTIBLE NOTES AND NOTES PAYABLE (cont.)

As the conversion is dependent on the consent from both the Company and its Agent in the future, this provision does not represent an implicit or explicit term that affects the cash flow as required by the agreement. Thus, it is not a feature requiring further analysis as an embedded derivative under ASC 815.

As of September 30, 2021, the Company has withdrawn $5,000, all of which is classified as short-term.

As of September 30, 2021, the unamortized debt discount totaled $1,506.

The below table summarizes the Company’s debt balances as of September 30, 2021 and December 31, 2020 (in thousands):
September 30, 2021
March 2021 Note Payable
Notes payable, current portion	$30,000
Unamortized loan discount	(1,344)
Carrying value	$28,656
	September 30, 2021
	June 2020 Note	June 2021 Note	Total
Convertible notes, current portion	$15,000	$5,000	$20,000
Convertible notes, face value	15,000	4,444	19,444
Unamortized loan discount	(1,006)	—	(1,006)
Total	$13,994	$5,000	$18,994
Carrying value	$13,994	$5,000	$18,994

Unamortized debt issuance cost (asset)	$—	$(1,506)	$(1,506)
December 31, 2020
June 2020 Note
Convertible notes, net of current portion	$15,000
Unamortized loan discount	(1,942)
Carrying value	$13,058

8.      FAIR VALUE MEASUREMENTS

The following tables present the fair value of the Company’s financial instruments that are measured or disclosed at fair value on a recurring basis (in thousands):
	Fair Value Measurements as of September 30, 2021
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$4,862	$—	$—
Liabilities:
Derivative liability	—	—	(3,470)
Warrant liability	—	—	(4,705)
Total	$4,862	$—	$(8,175)

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

8.      FAIR VALUE MEASUREMENTS (cont.)

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$35,856	$—	$—
Liabilities:
Derivative liability	—	—	(2,380)
Warrant liability	—	—	(2,004)
Total	$35,856	$—	$(4,384)

The derivative liability in the table above refers to the fair value of convertible note conversion features that qualify as derivatives requiring bifurcation. The fair values of the warrants were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

In order to determine the fair value of the warrants, the Company utilized a Black-Scholes option-pricing model. Estimates and assumptions impacting the fair value measurement include the fair value of the underlying shares, the remaining contractual or expected term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying stock on an as-converted basis.

The Company considered the probability of a deemed liquidation event in determining the remaining expected term of the warrants, which was used as an input to the model. The Company lacks Company-specific historical and implied volatility information of its stock since there is currently no market. Therefore, it estimated its expected stock volatility based on the historical volatility of publicly traded guideline companies for a term equal to the remaining contractual or expected term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual or expected term of the warrants. The Company estimated no expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

Series B Preferred Stock Warrants (September 2010 and March 2011)

The Company revalued its Series B preferred stock warrants as of September 30, 2020, resulting in an increase in fair value of approximately $262, which was recorded as a component of other expense, net, in the accompanying condensed consolidated statements of operations and comprehensive loss, with a corresponding increase to the warrant liability on the condensed consolidated balance sheets. The Series B preferred stock warrants were exercised during the fourth quarter of the year ended December 31, 2020 and, therefore, were not subsequently revalued as of December 31, 2020 or the nine months ended September 30, 2021.

The Company determined the fair value of the Series B preferred stock warrants using the Black-Scholes-Merton option-pricing model using the following assumptions:
September 30, 2020
Expected dividend rate	0%
Risk-free interest rate	0.11%
Expected volatility	41%
Expected term (in years)	0.36

Series C Preferred Stock Warrants (April 2013 and November 2013)

The Company revalued its Series C preferred stock warrants as of September 30, 2021 and 2020 resulting in an increase in fair value of approximately $2,701 and $593, respectively, which was recorded as a component of other expense, net, in the accompanying condensed consolidated statements of operations and comprehensive loss,

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

8.      FAIR VALUE MEASUREMENTS (cont.)

with a corresponding increase to the warrant liability on the condensed consolidated balance sheets. The warrant liability will be remeasured to fair value at the end of each reporting period until the warrants are exercised, forfeited or expired. The April 2013 warrants expire in February 2023, and the November 2013 warrants expire in November 2023. The aggregate fair value of the Series C preferred stock warrants as of September 30, 2021 and December 31, 2020 was approximately $4,705 and $2,004, respectively.

The Company determined the fair value of the April 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option-pricing model using the following assumptions:
	September 30, 2021	December 31, 2020
Expected dividend rate	0%	0%
Risk-free interest rate	0.17%	0.14%
Expected volatility	39%	48%
Expected term (in years)	1.41	2.16

The Company determined the fair value of the November 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option-pricing model and the following assumptions:
	September 30, 2021	December 31, 2020
Expected dividend rate	0%	0%
Risk-free interest rate	0.31%	0.16%
Expected volatility	46%	47%
Expected term (in years)	2.12	2.87

Common Stock Warrants (March 2021 Note Payable and June 2021 Note)

The Company issued common stock warrants in connection with the March 2021 Note Payable and June 2021 Note (See Note 7 for additional information). The March 2021 Note Payable and June 2021 Note warrants were recorded based on the allocation of its relative fair of the debt proceeds, which were $2,316 and $1,527, respectively. The warrants were classified as equity instruments at inception with a corresponding discount recorded at issuance against the outstanding notes in connection with the March 2021 Note Payable or as an asset in connection with the June 2021 Note. The common stock warrants are not subject to remeasurement at each subsequent balance sheet date due to their classification as equity instruments as they are considered indexed to the Company’s stock. As of September 30, 2021, none of these warrants have been exercised. The March 2021 Note Payable warrants expire in March 2031 and the June 2021 Note warrants expire in June 2031.

The Company determined the fair value of the March 2021 Note Payable and June 2021 Note common stock warrants using the Black-Scholes-Merton option-pricing model using the following assumptions, respectively:
March 2021 Note Payable Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.74%
Expected volatility	47%
Expected term (in years)	10.00

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

8.      FAIR VALUE MEASUREMENTS (cont.)

June 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.51%
Expected volatility	47%
Expected term (in years)	10.00

Derivative Liability (June 2020 Note)

To determine the fair value of the embedded derivative associated with the June 2020 Note, the Company utilized the income approach model using the With and Without method. Using the With and Without method, the Company modeled expected cash flows to the noteholder under Next Equity Financing, Change in Control, SPAC/Private Investment in Public Equity, and IPO scenarios. The value of the Embedded Derivatives was determined as the differential value from the perspective of the With and Without Method. The Company utilized the following assumptions at the valuation date:
	September 30, 2021	December 31, 2020
Weighted average term (years)	0.48	0.26
Weighted average discount rate	25.00%	8.63%

The significant unobservable inputs used in the fair value measurement of the derivative liability are the remaining expected term, the discount rate, and the probability of financing for each scenario. Significant increases (decreases) in the term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the discount rate would result in significantly lower (higher) fair value measurements.

The following table sets forth a summary of changes in fair value of the Company’s derivative liability and warrant liability for which fair value was determined by Level 3 inputs (in thousands):
	Derivative Liability	Warrant Liability
Balance as of December 31, 2020	$2,380	$2,004
Change in fair value	1,090	2,701
Balance as of September 30, 2021	$3,470	$4,705

Balance as of December 31, 2019	$—	$3,348
Extinguishment of derivative liability	1,160	—
Change in fair value	1,300	593
Balance as of September 30, 2020	$2,460	$3,941

There were no transfers of financial instruments between the three levels of the fair value hierarchy for the nine months ended September 30, 2021 and the year ended December 31, 2020. The Company had no other financial assets or liabilities that were required to be measured at fair value on a recurring basis.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

9.      REDEEMABLE CONVERTIBLE PREFERRED STOCK

A summary of the redeemable convertible preferred stock authorized, issued and outstanding as of September 30, 2021 is as follows (in thousands, except share data):
	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value
Series A	3,438,670	3,438,670	$5,082	$4,967
Series B	6,065,646	6,065,646	11,943	11,038
Series C	1,041,607	907,481	6,089	6,021
Series C-1	798,399	798,399	16,072	16,061
Series D	3,646,050	3,646,050	95,027	85,648
Series D-1	1,515,152	1,515,152	50,000	49,957
Series D-2	1,515,151	1,515,151	50,000	49,949
Series D-3	3,750,000	1,245,838	49,834	50,046
Series D-3A	4,545,454	—	—	—
	26,316,129	19,132,387	$284,047	$273,687

The holders of the Company’s Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, Series D-3 and Series D-3A redeemable convertible preferred stock (collectively, “Preferred Stock”) have specific rights, preferences and privileges.

Unless otherwise stated, the specific rights, preferences and privileges for each Preferred Stock has not changed from the rights, preferences and privileges as described in our unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021.

Dividends

No dividends have been declared during the nine months ended September 30, 2021.

Conversion

No conversion events have occurred during the nine months ended September 30, 2021.

Liquidation Preference

The Company has not experienced any voluntary or involuntary liquidation, dissolution or winding up during the nine months ended September 30, 2021.

Redemption

The Company has not experienced any redemptions during the nine months ended September 30, 2021.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

10.    COMMON STOCK

Voting Rights

Voting rights have not changed during the nine months ended September 30, 2021.

As of September 30, 2021, the Company has authorized the issuance of 45,000,000 shares of common stock.

The Company has reserved shares of common stock for future issuance on an as-if converted basis related to the following outstanding preferred stock, warrants, stock options and future grants as of September 30, 2021:
Series A convertible preferred stock	3,438,670
Series B convertible preferred stock	6,065,646
Series C convertible preferred stock	907,481
Series C-1 convertible preferred stock	798,399
Series D convertible preferred stock	3,646,050
Series D-1 convertible preferred stock	1,515,152
Series D-2 convertible preferred stock	1,515,151
Series D-3 convertible preferred stock	1,245,838
Series C convertible preferred stock warrants	134,126
Common stock warrants	191,355
Stock options outstanding	5,402,617
Stock incentive plan shares reserved for future issuance	91,130
24,951,615

11.    STOCK INCENTIVE PLAN

The Board of Directors has authorized and in April 2016 adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan (collectively, the “Plans”). Under the Plans, the Board of Directors may grant awards of options and restricted stock, as well as stock appreciation rights and other stock awards. During the nine months ended September 30, 2021, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance under the Plans by 650,000 to an aggregate of 8,151,460.

Option Activity

Stock option activity under the Plans is as follows for the nine months ended September 30, 2021:
	Shares Available for Grant	Outstanding Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value
Outstanding, January 1, 2021	57,535	5,178,276	13.23	6.75	$36,987
Authorized	650,000	—	—	—	—
Options granted	(936,542)	936,542	37.99	—	—
Options exercised		(392,064)	4.86	—	6,851
Awards forfeited or cancelled	320,137	(320,137)	17.24	—	—
Oustanding, September 30, 2021	91,130	5,402,617	17.89	6.87	128,904
Options excercisable as of September 30, 2021		3,122,639	11.47	5.24	$94,561

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

11.    STOCK INCENTIVE PLAN (cont.)

During the nine months ended September 30, 2021 and 2020, the Company’s stock compensation expense was $4,049 and $4,423, respectively. During the nine months ended September 30, 2021 and 2020, the unamortized expense balance was $23,974 and $8,594, respectively. The weighted average remaining amortization period over which the balance as of September 30, 2021 is to be amortized is 3.21 years.

Employee Stock-Based Compensation

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes-Merton option-pricing model as permitted under the provisions for share-based payment awards.

The assumptions under the Black-Scholes-Merton option-pricing model and the weighted average calculated fair value of the options granted to employees as of September 30, 2021 and 2020 are as follows:
	September 30, 2021	September 30, 2020
Fair Value of Common Stock	41.75	20.37
Dividend yield	0%	0%
Expected volatility	42%	43%
Expected term (years)	6.01	5.74
Risk free interest rate	1.11%	0.93%

Stock-based compensation is classified in the following operating expense accounts on the condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Research and development	$2,955	$2,410
Sales and marketing	288	295
General and administrative	806	1,717
Total	$4,049	$4,423

Executive Options

The Company historically issued option awards to key personnel with contractual expirations of 5 to 10 years. Certain individuals had not exercised their options prior to expiration. As a result of the expiration of unexercised but fully vested options awards, SoundHound issued new options for the same quantity previously granted, but with an exercise price set to the then fair value of common stock determined in accordance with a board approved 409A.

Furthermore, in an effort to make the holders whole, the Company entered into a change in control bonus Letter Agreement with each individual. Pursuant to the agreement, each individual is entitled to an additional lump sum payment capped at the difference between the original aggregate exercise price and the new aggregate exercise price upon a change in control transaction as defined in the Company’s 2016 Equity Incentive Plan, provided that such a transaction also constitutes a “Liquidation Transaction” as defined in the Company’s Certificate of Incorporation.

The maximum change in control bonus for executive award holders is $5,837 and remains unamortized as of September 30, 2021.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

12.    LEASES

The Company leases certain facilities under non-cancelable operating leases that expire at various dates through 2025. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into certain finance leases for computer equipment. The finance leases are collateralized by the financed assets.

Aggregate noncancelable future minimum lease payments under operating and finance leases are as follows (in thousands):
	Operating Lease	Financing Lease
Year ending December 31:
Remainder of 2021	$863	$607
2022	3,591	1,265
2023	3,630	190
2024	3,315	122
2025	962	12
Thereafter	2,358	—
Total	14,719	2,196
Less: imputed interest	(1,936)	(152)
Present value of lease liabilities	12,783	2,044
Less: current portion	(3,298)	(1,636)
Lease liabilities, net of current portion	$9,485	$408

Additional information related to the inputs used in computing the Company’s lease balances as of September 30, 2021 includes (in thousands):
	Operating Lease	Financing Lease
Weighted-average remaining lease term (years)	4.60	1.25
Weighted-average discount rate	5.92%	9.79%
Nine months ended September 30, 2021

Operating lease cost	$2,466
Short-term lease cost	69
Total	$2,535
Financing lease cost
Amortization of finance leased assets	1,815
Interest of lease liabilities	208
Total	$2,023

The Company’s rent expense totaled approximately $2,466 and $3,166 during the nine months ended September 30, 2021 and 2020, respectively.

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

13.    OTHER EXPENSE, NET

Other expense, net on the condensed consolidated statements of operations and comprehensive loss is comprised of the following for the nine months ended September 30, 2021 and 2020, respectively (in thousands):
	For the Nine Months Ended September 30,
	2021	2020
Other expense, net
Interest income	$6	$160
Change in fair value of derivative and warrant liability	(3,791)	(1,893)
Loss on extinguishment of convertible note	—	(3,775)
Other expense, net	(496)	(40)
Total other expense, net	$(4,281)	$(5,548)

14.    NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2021 and 2020 (in thousands, except share and per share data):
	For the nine months ended September 30,
	2021	2020
Numerator:
Net loss	$(56,893)	$(58,081)
Less: Deemed dividend related to the exchange of redeemable convertible preferred stock series D-3A for redeemable convertible preferred stock series D-3	—	(3,182)
Net loss attibutable to common stockholders	$(56,893)	$(61,263)
Denominator:
Weighted-average shares outstanding – Basic and Dilutive	12,062,343	11,767,970
Basic and Diluted Net Loss Per Share	$(4.72)	$(5.21)

For the nine months ended September 30, 2021 and 2020, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the nine months ended September 30, 2021 and 2020:
	For the nine months ended September 30,
	2021	2020
Stock Options	5,402,617	4,367,677
Series B convertible preferred stock warrants	—	101,574
Series C convertible preferred stock warrants	134,126	134,126
Common stock warrants	191,355	—
Redeemable convertible preferred stock	19,132,387	19,005,813
Total	24,860,485	23,475,064

SOUNDHOUND, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ($ in thousands, except share and per share data)

15.    INCOME TAXES

The Company had a minimal income tax expense as a result of the continued generation of NOLs in the U.S. offset by a full valuation allowance recorded on such NOLs as the Company determined it is not more-likely- than-not that its NOLs will be utilized. The remainder of the Company’s provision for income taxes was related to the Company’s foreign subsidiaries and withholding taxes.

16.    RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of either the Company’s common stock or redeemable convertible preferred stock. The following is financial information on related party transactions as of and for the nine months ended September 30, 2021 (in thousands):
	For the Nine Months Ended September 30,
	2021	2020
Revenue	$5,238	$4,074
	As of September 31, 2021	As of December 31, 2020

Accounts receivable	$3,777	$2,083
Deferred revenue	$16,376	$16,787

17.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 14, 2022, the date the condensed consolidated financial statements were issued.

Effective November 15, 2021, SoundHound, Archimedes, and Merger Sub entered into the Merger Agreement, dated as of November 15, 2021 (“Merger Agreement”) to facilitate the proposed business combination.

SoundHound will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization,” whereby the financial statements of the combined entity represent the continuation of the financial statements of SoundHound in many respects. Accordingly, the consolidated assets, liabilities and results of operations of SoundHound will become the historical financial statements of the post-combination company, and Archimedes’ assets, liabilities and results of operations will be consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of SoundHound in future reports. The net assets of SoundHound will be recognized at carrying value, with no goodwill or other intangible assets recorded.

On December 1, 2021, the Company withdrew the remaining $10,000 loan amount from the June 2021 Note.

Annex A

MERGER AGREEMENT

dated as of

November 15, 2021

by and among

SoundHound, Inc.,

Archimedes Tech SPAC Partners Co.,

and

ATSPC Merger Sub, Inc.

Annex A Page No.
ARTICLE I DEFINITIONS		A-2
1.1	Definitions	A-2
1.2	Construction	A-13

ARTICLE II MERGER		A-14
2.1	Merger	A-14
2.2	Merger Effective Time	A-14
2.3	Effect of the Merger	A-14
2.4	U.S. Tax Treatment	A-14
2.5	Certificate of Incorporation; Bylaws	A-15
2.6	Closing	A-15
2.7	Directors and Officers of Surviving Corporation	A-15
2.8	Directors of Parent	A-15
2.9	Taking of Necessary Action; Further Action	A-16
2.10	No Further Ownership Rights in Company Capital Stock	A-16

ARTICLE III EFFECT OF THE MERGER		A-16
3.1	Effect of the Merger on Company Capital Stock	A-16
3.2	Treatment of Company Options, Company Warrants, Company Restricted Stock and Company RSUs	A-17
3.3	Dissenting Shares	A-18
3.4	Surrender and Payment	A-18
3.5	Consideration Spreadsheet	A-18
3.6	Adjustment	A-20
3.7	No Fractional Shares	A-20
3.8	Withholding	A-20
3.9	Lost or Destroyed Certificates	A-20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20
4.1	Corporate Existence and Power	A-20
4.2	Authorization	A-21
4.3	Governmental Authorization	A-21
4.4	Non-Contravention	A-21
4.5	Capitalization	A-22
4.6	Corporate Records	A-23
4.7	Subsidiaries	A-23
4.8	Consents	A-23
4.9	Financial Statements	A-23
4.10	Books and Records	A-24
4.11	Internal Accounting Controls	A-24
4.12	Absence of Certain Changes	A-24
4.13	Properties; Title to the Company’s Assets	A-24
4.14	Litigation	A-24
4.15	Contracts	A-25
4.16	Licenses and Permits	A-26
4.17	Compliance with Laws	A-26
4.18	Intellectual Property	A-27
4.19	Accounts Payable; Affiliate Loans	A-30
4.20	Employees; Employment Matters	A-30

Annex A-i

Annex A Page No.
4.21	Withholding	A-32
4.22	Employee Benefits	A-32
4.23	Real Property	A-33
4.24	Tax Matters	A-34
4.25	Environmental Laws	A-35
4.26	Finders’ Fees	A-35
4.27	Powers of Attorney, Suretyships and Bank Accounts	A-35
4.28	Directors and Officers	A-35
4.29	Anti-Money Laundering Laws	A-35
4.30	Insurance	A-36
4.31	Related Party Transactions	A-36
4.32	Information Supplied	A-36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-37
5.1	Corporate Existence and Power	A-37
5.2	Corporate Authorization	A-37
5.3	Governmental Authorization	A-37
5.4	Non-Contravention	A-37
5.5	Finders’ Fees	A-37
5.6	Issuance of Shares	A-38
5.7	Capitalization	A-38
5.8	Information Supplied	A-38
5.9	Trust Fund	A-38
5.10	Listing	A-39
5.11	Board Approval	A-39
5.12	Parent SEC Documents and Financial Statements	A-39
5.13	Certain Business Practices	A-40
5.14	Anti-Money Laundering Laws	A-40
5.15	Compliance with Laws	A-40
5.16	Affiliate Transactions	A-40
5.17	Litigation; Permits	A-40
5.18	Indebtedness	A-40
5.19	Absence of Certain Changes	A-40
5.20	Employees and Employee Benefit Plans	A-40
5.21	Properties	A-40
5.22	Parent Material Contracts	A-41
5.23	Insurance	A-41
5.24	Investment Company Act	A-41
5.25	PIPE Financing	A-41
5.26	Tax Matters	A-42
5.27	CFIUS Foreign Person Status	A-43

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		A-43
6.1	Conduct of the Business	A-43
6.2	Exclusivity	A-45
6.3	Access to Information	A-45
6.4	Notices of Certain Events	A-46
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	A-46
6.6	Trust Account	A-48

Annex A-ii

Annex A Page No.
6.7	Obligations of Merger Sub	A-48
6.8	Cooperation with Antitrust Law Approvals	A-48
6.9	Subscription Agreements	A-49
6.10	Parent Private Warrant Amendment	A-49

ARTICLE VII COVENANTS OF THE COMPANY		A-49
7.1	No Insider Trading	A-49
7.2	[reserved]	A-49
7.3	Company’s Stockholders Approval	A-49
7.4	Additional Financial Information	A-50
7.5	Lock-Up Agreements	A-50
7.6	Company Amended Charter and Class B Share Exchange	A-50

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		A-51
8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-51
8.2	Compliance with SPAC Agreements	A-52
8.3	Confidentiality	A-52
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-52
8.5	Parent Public Filings; NASDAQ	A-53
8.6	Certain Tax Matters	A-53
8.7	Parent Equity Incentive Plan and Employee Stock Purchase Plan	A-53
8.8	Parent Expenses	A-53

ARTICLE IX CONDITIONS TO CLOSING		A-53
9.1	Condition to the Obligations of the Parties	A-53
9.2	Conditions to Obligations of Parent and Merger Sub	A-54
9.3	Conditions to Obligations of the Company	A-55

ARTICLE X TERMINATION		A-56
10.1	Termination Without Default	A-56
10.2	Termination Upon Default	A-56
10.3	Effect of Termination	A-57

ARTICLE XI MISCELLANEOUS		A-57
11.1	Notices	A-57
11.2	Amendments; No Waivers; Remedies	A-58
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-58
11.4	Publicity	A-58
11.5	Expenses	A-58
11.6	No Assignment or Delegation	A-58
11.7	Governing Law	A-58
11.8	Counterparts; Facsimile Signatures	A-58
11.9	Entire Agreement	A-59
11.10	Severability	A-59
11.11	Further Assurances	A-59
11.12	Third Party Beneficiaries	A-59
11.13	Waiver	A-59
11.14	No Other Representations; No Reliance	A-59

Annex A-iii

Annex A Page No.
11.15	Waiver of Jury Trial	A-61
11.16	Submission to Jurisdiction	A-61
11.17	Arbitration	A-62
11.18	Remedies	A-62
11.19	Non-Recourse	A-63
Exhibit A —	Form of Company Support Agreements
Exhibit B —	Form of Parent Support Agreement
Exhibit C —	Form of Lock-Up Agreement
Exhibit D —	Form of Registration Rights Agreement
Exhibit E —	Form of Subscription Agreement

Annex A-iv

MERGER AGREEMENT

MERGER AGREEMENT dated as of November 15, 2021 (this “Agreement”), by and among SoundHound, Inc., a Delaware corporation (the “Company”), Archimedes Tech SPAC Partners Co., a Delaware corporation (“Parent”), and ATSPC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company and its Subsidiaries (the “Company Group”) are in the business of developing, owning and commercializing voice, sound and natural language artificial intelligence technologies and related activities (as conducted or currently proposed to be conducted by the Company Group, the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

C. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “SoundHound AI, Inc.”;

D. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Securityholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Securityholders has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby, and to the extent applicable, participate in the Class B Share Exchange (as defined below);

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor and certain other stockholders of Parent that are officers or directors of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, (ii) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting, and (iii) subject to and effective upon the Closing, to effect the Parent Private Warrant Amendment (as defined herein);

F. Prior to or simultaneously with the execution and delivery of this Agreement, Parent has entered into subscription agreements in the form attached as Exhibit E hereto (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) for an aggregate investment of $111,000,000 (the “PIPE Financing Amount”) at $10.00 per share (for an aggregate of $11,100,000 shares of Parent Class A Common Stock (as defined below) (the “PIPE Shares”)) in a private placement in Parent to be consummated substantially concurrently with the Closing (the “PIPE Financing”);

G. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

H. The Boards of Directors of each of the Company, Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of its obligations hereunder and thereunder.

Annex A-1

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“AAA” has the meaning set forth in Section 11.17.

“AAA Procedures” has the meaning set forth in Section 11.17.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Subscription Agreements, the Parent Support Agreements and the Lock-Up Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon the exercise or conversion of all in-the money Company Options and in-the-money Company Warrants that are outstanding immediately prior to the Effective Time or any Company Options or Company Warrants that have been exercised or converted into shares of capital stock of the Company between the date of this Agreement and the Closing.

“Agreement” has the meaning set forth in the preamble.

“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (A) proprietary algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (B) proprietary embodied artificial intelligence and related hardware or equipment.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Company Charter” has the meaning set forth in Section 7.6.

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.29(a).

“Antitrust Laws” means any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Artificial Intelligence” means the development and application of computer systems able to perform tasks that normally require human intelligence, such as visual perception, speech and sound recognition, decision-making, and translation between languages.

Annex A-2

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2020.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in Section 5.11(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Class B Share Exchange” has the meaning set forth in Section 7.6.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company AI Product” means all products and services of the Company that employ or make use of AI Technologies.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 6, 2020.

“Company Class A Common Stock” means, (i) prior to the adoption of the Amended Company Charter, if applicable, the common stock of the Company, par value $0.0001 per share, and (ii) after the adoption of the Amended Company Charter, if applicable, the Class A common stock of the Company, par value $0.0001 per share, in accordance with the Amended Company Charter.

“Company Class B Common Stock” means, if the Amended Company Charter is adopted and approved the by the Company Special Committee and the High Vote Company Stockholder Approval, and subject to the terms as agreed to by the Company Special Committee and the Company Founders, the Class B common stock of the Company, par value $0.0001 per share, which shall have the same exact rights and obligations of shares of Company Class A Common Stock, except that each share of Company Class B Common Stock shall be entitled to a number of votes per share equal to ten (10) or such other number in excess of one (1) vote as agreed by the Company Special Committee and the Company Founders, if any.

Annex A-3

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock, including any restricted shares. Any reference in this Agreement to the Company Common Stock prior to the adoption of the Amended Company Charter, if applicable, shall mean the Company Class A Common Stock.

“Company Convertible Notes” means the promissory notes of the Company set forth on Schedule 1.1(i) hereto.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Founders” means Keyvan Mohajer, Majid Emami and James Hom.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5 (Capitalization) and Section 4.26 (Finders’ Fees).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Information Systems” has the meaning set forth in Section 4.18(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Option” means each option (whether vested or unvested) to purchase Company Class A Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means, collectively, (i) the Series A Preferred Stock of the Company, par value $0.0001 per share, (ii) the Series B Preferred Stock of the Company, par value $0.0001 per share, (iii) the Series C Preferred Stock of the Company, par value $0.0001 per share, (iv) the Series C-1 Preferred Stock of the Company, par value $0.0001 per share, (v) the Series D Preferred Stock of the Company, par value $0.0001 per share, (vi) the Series D-1 Preferred Stock of the Company, par value $0.0001 per share, (vii) the Series D-2 Preferred Stock of the Company, par value $0.0001 per share and (viii) the Series D-3 Preferred Stock of the Company, par value $0.0001 per share.

“Company RSU” means a restricted stock unit of the Company.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, the Company Warrants and the Company RSUs.

“Company Securityholder” means each Person who holds Company Securities.

“Company Special Committee” has the meaning set forth in Section 7.6.

“Company Stock Certificate” has the meaning set forth in Section 2.10.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

Annex A-4

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means each warrant to purchase shares of Company Capital Stock that is outstanding and unexercised (in whole or in part).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of June 8, 2021 by and between the Company and Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Converted RSU” has the meaning set forth in Section 3.2(c)(ii).

“Converted Stock Option” has the meaning set forth in Section 3.2(a)(i).

“Converted Warrant” has the meaning set forth in Section 3.2(b).

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in Section 2.1.

“Dispute” has the meaning set forth in Section 11.17.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“DPA” has the meaning set forth in Section 5.27.

“Draft September 30, 2021 Financial Statements” has the meaning set forth in Section 4.9(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Stock Purchase Plan” has the meaning set forth in Section 8.7(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

Annex A-5

“Equity Incentive Plan” means, collectively, the Company’s 2006 Stock Plan, as amended, and the Company’s 2016 Equity Incentive Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company or its Subsidiaries with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) (i) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2020 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Export Control Laws” has the meaning set forth in Section 4.29(a).

“Final September 30, 2021 Financial Statements” has the meaning set forth in Section 7.4.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of Rollover Warrant Shares for in-the-money Company Warrants; plus (d) the aggregate number of Rollover Option Shares for in-the-money Company Options; plus (d) all shares of Company Common Stock and all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion of the issued and outstanding Company Convertible Notes; plus (e) all Company RSUs that are issued and outstanding immediately prior to the Effective Time; plus (f) all shares of Company Common Stock and all shares of Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion, exercise or exchange of any other in-the-money securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock.

Annex A-6

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“High Vote Company Stockholder Approval” has the meaning set forth in Section 7.6.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (j) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.29(a).

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company Group is a party or by which any of its respective properties or assets is bound, in any case under which the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for

Annex A-7

generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“Knowledge” with respect to the Company means the actual knowledge after reasonable inquiry of Keyvan Mohajer, Mike Zagorsek, Warren Heit, Majid Emami or James Hom.

“Knowledge” with respect to Parent means the actual knowledge after reasonable inquiry of Steve Cannon, Long Long, or Daniel Sheehan.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means the lease described on Schedule 1.1(a) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of issued and outstanding shares of Company Common Stock issued and outstanding as of the Closing, treating for such purposes any Company Preferred Stock on an as-converted to Company Class A Common Stock basis.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“NASDAQ” means the Nasdaq Stock Market LLC.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 4.20(l).

Annex A-8

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11(a).

“Parent Closing Cash” means (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (b) the PIPE Financing Amount actually received by Parent prior to or substantially concurrently with the Closing.

“Parent Class A Common Stock” means, (i) prior to the adoption of the Amended Parent Charter at the Closing, the common stock of Parent, par value $0.0001 per share, and (ii) after the adoption of the Amended Parent Charter at the Closing, the Class A common stock of Parent, par value $0.0001 per share, in accordance with the Amended Parent Charter.

“Parent Class B Common Stock” means, if the Amended Company Charter is adopted and approved by the Company Special Committee and the High Vote Company Stockholder Approval, and subject to the terms as agreed to by the Company Special Committee and the Company Founders, then, after the adoption of the Amended Parent Charter at the Closing, the Class B common stock of Parent, par value $0.0001 per share, in accordance with the Amended Parent Charter, which shall have the same exact rights and obligations of shares of Parent Class A Common Stock, except that each share of Parent Class B Common Stock shall be entitled to a number of votes per share equal to the number of votes per share as the Company Class B Common Stock.

“Parent Common Stock” means the Parent Class A Common Stock and, if the Company Class B Common Stock is approved and adopted and issued by the Company prior to the Closing, the Parent Class B Common Stock. Any reference in this Agreement to the Parent Common Stock prior to the adoption of the Amended Parent Charter shall mean the Parent Class A Common Stock.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7(a).

“Parent Material Contract” has the meaning set forth in Section 5.22(a).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Private Subunit” means each subunit of Parent contained in the Parent Private Units, comprised of (a) one share of Parent Class A Common Stock and (b) one-quarter of one Parent Private Warrant.

“Parent Private Unit” means each unit of Parent issued to the Sponsor and EarlyBirdCapital, Inc. in a private placement at the time of the consummation of the IPO at a price of $10.00 per Parent Private Unit comprised of (a) one Parent Private Subunit and (b) one-quarter of one Parent Private Warrant.

“Parent Private Warrant Amendment” has the meaning set forth in Section 6.10.

“Parent Private Warrants” means each warrant issued as part of Parent Private Unit or Parent Private Subunit, entitling the holder of one whole warrant to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Subunit” means each subunit of Parent issued in the IPO comprised of (a) one share of Parent Class A Common Stock and (b) one-quarter of one Parent Public Warrant.

“Parent Public Unit” means each unit of Parent issued in the IPO comprised of (a) one Parent Public Subunit and (b) one-quarter of one Parent Public Warrant.

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“Parent Public Warrants” means each warrant issued as part of a Parent Public Unit or Parent Public Subunit, entitling the holder of one whole warrant to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per whole share.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Subunit” shall mean each Parent Private Subunit and Parent Public Subunit.

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Transaction Expenses” means, without duplication, (a) the fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, consultants and other advisors and service providers in connection with Parent’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby including any deferred underwriting fees incurred by Parent in connection with its initial public offering, (b) the filing fees payable to the SEC in connection with the registration of the Parent Public Units and the Merger Consideration Shares and (c) the finders’ fee payable to Luke Julia; provided, however, that “Parent Transaction Expenses” shall not include (i) any premiums payable by the Parent in connection with the “tail” policy pursuant to Section 8.4(e), (ii) the filing fee of the HSR Act filing, (iii) any litigation expenses arising from the transactions contemplated hereby including any litigation related fees and expenses of attorneys, accountants and other advisors and (iv) any fees and expenses incurred in connection with the Subscription Agreements.

“Parent Unit” shall mean each Parent Private Unit and Parent Public Unit.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration Amount” means an amount equal to (a) the sum of (i) Two Billion U.S. Dollars ($2,000,000,000), plus (ii) the Aggregate Exercise Price, divided by (b) the number of Fully Diluted Company Shares.

“Permit” has the meaning set forth in Section 4.16.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” has the meaning set forth in Section 4.18(l).

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

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“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Shares” has the meaning set forth in the recitals to this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan and fringe benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability, but excluding any statutory plan, program or arrangement that is maintained by an Authority.

“Privacy Policy” has the meaning set forth in Section 4.18(k).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prohibited Party” has the meaning set forth in Section 4.29(b).

“Prospectus” has the meaning set forth in Section 11.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Distributions” has the meaning set forth in Section 11.13.

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of any member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” “means the registration rights agreement, in substantially the form attached hereto as Exhibit D.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Resolution Period” has the meaning set forth in Section 11.17.

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“Rollover Option Shares” means the aggregate number of shares of Company Class A Common Stock issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“Rollover Warrant Shares” means the aggregate number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis) and, if any, Company Common Stock issuable upon exercise of all Company Warrants outstanding as of immediately prior to the Effective Time.

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.29(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Filing” has the meaning set forth in Section 2.4(b).

“Sites” has the meaning set forth in Section 4.18(k).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Archimedes Tech SPAC Sponsors LLC.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Standards Setting Agreements” has the meaning set forth in Section 4.18(q).

“Standards Setting Body” has the meaning set forth in Section 4.18(q).

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Opinion” has the meaning set forth in Section 2.4(b).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding,

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employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“USPTO” has the meaning set forth in Section 4.18(c).

“Vested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is vested in accordance with its terms as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“Warrant Agent” has the meaning set forth in Section 6.10.

“Warrant Agreement” has the meaning set forth in Section 6.10.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

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(e)   Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall be named “SoundHound, Inc.”, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “SoundHound AI, Inc.”.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 U.S. Tax Treatment.

(a)   For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United

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States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.26(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

(b)   If, in connection with the preparation and filing of the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing (individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion (or tax opinions) with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (each, a “Tax Opinion”), (i) the Company and Parent shall each use its reasonable best efforts to deliver to Ellenoff Grossman & Schole LLP and Loeb & Loeb LLP, in connection with any Tax Opinion rendered by such counsel, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Securities Filing, and (ii) the Company shall use its reasonable best efforts to cause Ellenoff Grossman & Schole LLP, and Parent shall use its reasonable best efforts to cause Loeb & Loeb LLP, to furnish Tax Opinions, subject to customary assumptions and limitations.

2.5 Certificate of Incorporation; Bylaws.

(a) The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “SoundHound, Inc.”, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.8, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Directors of Parent. At the Effective Time, Parent’s Board of Directors will consist of seven (7) directors. Parent shall have the right to designate one (1) independent director, and the Company shall have the right to designate six (6) directors. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and the NASDAQ rules. Pursuant to the Amended Parent Charter as in effect as of the Closing, the Parent’s Board of Directors will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving until the first annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second

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class of directors, the Class II Directors, initially serving until the second annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving until the third annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (and with any subsequent Class II Directors serving a three (3) year term). The director designated by the Parent shall be a Class III Director. In accordance with the Amended Parent Charter as in effect at the Closing, no director on Parent’s Board of Directors may be removed without cause. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment).

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a)   Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b)   Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation, be converted into the right to receive a number of shares of Parent Class A Common Stock equal to the Conversion Ratio.

(c)   Conversion of Shares of Company Class A Common Stock. Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation (or, if applicable, the Amended Company Charter), be converted into the right to receive a number of shares of Parent Class A Common Stock equal to the Conversion Ratio.

(d) Conversion of Shares of Company Class B Common Stock. Each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares), if any, shall, in accordance with the Amended Company Charter (if adopted), be converted into the right to receive a number of shares of Parent Class B Common Stock equal to the Conversion Ratio.

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(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Options, Company Warrants, Company Restricted Stock and Company RSUs.

(a) Treatment of Options.

(i) Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Parent Class A Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Class A Common Stock of such Company Option divided by (y) the Conversion Ratio (a “Converted Stock Option”); and

(ii) At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2(a) after giving effect to the Merger).

(b) Treatment of Company Warrants. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Warrants as necessary to provide that, at the Effective Time, each Company Warrant shall be converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under such Company Warrant, the number of shares of Parent Class A Common Stock (rounded up to the nearest whole share), determined by multiplying (i) if the Company Warrant is for the purchase of Company Class A Common Stock, the number of shares of Company Class A Common Stock subject to such Company Warrant immediately prior to the Effective Time or (ii) if the Company Warrant is for the purchase of Company Preferred Stock, the number of shares of Company Class A Common Stock into which the Company Preferred Stock subject to such Company Warrant would convert immediately prior to the Effective Time, in each case, by the Conversion Ratio, at an exercise price per share of Parent Class A Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Class A Common Stock of such Company Warrant divided by (y) Conversion Ratio (a“Converted Warrant”). At the Effective Time, Parent shall assume all obligations of the Company with respect to any Converted Warrants.

(c) Treatment of Restricted Stock and Company RSUs.

(i) Any outstanding restricted shares of Company Common Stock that have not vested as of the Effective Time will have the same continuing vesting periods apply to the Merger Consideration Shares issued in exchange for such restricted shares.

(ii) Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company RSUs as necessary to provide that, at the Effective Time, each Company RSU shall be converted into a restricted stock unit of Parent, subject to substantially the same terms and conditions as were applicable under such Company RSU (including having the same continuing vesting periods apply), except that upon conversion thereof, the holder of a Company RSU will receive the same consideration that they would have received if such Company RSU was converted into Company Common Stock immediately prior to the Effective Time (a “Converted RSU”). At the Effective Time, Parent shall assume all obligations of the Company with respect to any Converted RSUs.

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3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a)   Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock (both shares of Parent Class A Common Stock and Parent Class B Common Stock) sufficient to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company) (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of (A) each series of Company Preferred Stock, the class and number of shares of Company Common Stock into which such shares of

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such series of Company Preferred Stock are convertible and (B) unvested restricted shares of Company Common Stock, the vesting arrangements with respect to each such share of Company Common Stock (including the vesting schedule, vesting commencement date, date fully vested;

(ii) the names and addresses of record of each holder of Company Warrants and the number and class, type or series of shares of Company Capital Stock subject to each Company Warrant held by it;

(iii) the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Class A Common Stock subject to each Vested Option held by it;

(iv) the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Class A Common Stock subject to each such Unvested Company Option held by it and vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(v) the names and addresses of record of each holder of Company RSUs, and the vesting arrangements with respect to each such Company RSU (including the vesting schedule, vesting commencement date, date fully vested);

(vi) the number of Fully Diluted Company Shares;

(vii) the aggregate number of issued and outstanding Company Class B Common Stock and, if any, the aggregate number of shares of Company Class B Common Stock issuable upon conversion, exercise or exchange of any securities of the Company convertible into or exchangeable or exercisable for shares of Company Class B Common Stock;

(viii) the aggregate number of Rollover Warrant Shares;

(ix) the aggregate number of Rollover Option Shares;

(x) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B)  the Conversion Ratio;

(C) the Merger Consideration Shares;

(D) for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Class A Common Stock subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option; and

(E) for each Converted Warrant, the exercise price therefor and the number of shares of Parent Class A Common Stock subject to such Converted Warrant; and

(xi) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE IV.

(c) Nothing contained in this Section 3.5 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xviii); or (ii) alter or amend the definition of Per Share Merger Consideration Amount, Aggregate Exercise Price or Merger Consideration Shares.

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3.6 Adjustment. The Merger Consideration Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares are issued.

3.7 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares of Parent Common Stock will be rounded up or down to the nearest whole number of shares of Parent Common Stock.

3.8 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.9 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. The Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company and each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company and each other member of the Company Group has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and the Company’s Bylaws, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Certificate of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Certificate of Incorporation or the Company’s Bylaws and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

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4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to receipt of the Company Stockholder Approval, and in the case of the Amended Company Charter and the Class B Share Exchange, if applicable, the approval of the Company Special Committee and the High Vote Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, receipt of the Company Stockholder Approval, and in the case of the Amended Company Charter and the Class B Share Exchange, if applicable, the approval of the Company Special Committee and the High Vote Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders; and (b) Persons holding more than fifty percent (50%) of the outstanding shares of Company Preferred Stock, voting as a separate class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (provided, that the conversion of the Company Preferred Stock to shares of Company Class A Common Stock also requires the approval of a majority of each of the Series D-1 Preferred Stock of the Company and the Series D-3 Preferred Stock of the Company, voting as a separate series, and a majority of the Company Preferred Stock, voting together as a single class (on an as-converted basis), which approvals have been obtained prior to or simultaneously with the execution of this Agreement) (the “Company Stockholder Approval”), except that the High Vote Company Stockholder Approval shall be required to approve the Amended Company Charter and the Class B Share Exchange, if applicable. The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby (other than the High Vote Company Stockholder Approval shall be required to approve the Amended Company Charter and the Class B Share Exchange, if applicable).

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of a premerger notification and report form by the Company under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation

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of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company or the organizational or constitutive documents of any other member of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of the Company Common Stock, and 26,316,129 shares of Company Preferred Stock, par value $0.0001 per share, of which: (i) 3,438,670 shares are designated as Series A Preferred Stock; (ii) 6,065,646 shares are designated as Series B Preferred Stock; (iii) 1,041,607 shares are designated as Series C Preferred Stock; (iv) 798,399 shares are designated as Series C-1 Preferred Stock; (v) 3,640,050 shares are designated as Series D Preferred Stock; (vi) 1,515151 shares are designated as Series D-1 Preferred Stock; (vii) 1,515,151 shares are designated as Series D-2 Preferred Stock;(viii) 3,750,000 shares are designated as Series D-3 Preferred Stock; and (ix) 4,545,454 shares are designated as Series D-3A Preferred Stock. 12,183,117 shares of Company Class A Common Stock, and 19,132,387 shares of Company Preferred Stock are issued and outstanding as of the date of this Agreement. As of the Date of this Agreement, there are (i) 3,517,631 shares of Company Class A Common Stock reserved for issuance under the 2006 Stock Plan, as amended, of which (1) no shares have been issued pursuant to restricted stock purchase agreements, (2) 2,539,457 shares have been issued pursuant to the exercise of outstanding options, of which 13,092 were subsequently repurchased by the Company, and (3) 978,174 shares of Company Class A Common Stock are reserved for issuance pursuant to outstanding unexercised Company Options, (ii) 3,983,829 shares of Company Class A Common Stock reserved for issuance under the 2016 Equity Incentive Plan, as amended, of which (1) no shares have been issued pursuant to restricted stock purchase agreements, (2) 90,548 shares have been issued pursuant to the exercise of outstanding options, and (3) 3,771,735 shares of Company Class A Common Stock are reserved for issuance pursuant to outstanding unexercised Company Options, (iii) issued and outstanding Company Warrants to purchase 134,126 shares of Series C Preferred Stock and (iv) no issued or outstanding Company RSUs. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of (1) each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Class A Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof, (2) each Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Class A Common Stock or Company Preferred Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof, and (3) each Company Convertible Note, the holder thereof, the number of shares of Company Class A Common Stock into which Company Convertible Note is convertible as of the date of this Agreement, and the maturity date thereof.

(b) Except for the Company Options, the Company Warrants and the Company Convertible Notes, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds,

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debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plans pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

(d) The Consideration Spreadsheet, when delivered by the Company pursuant to Section 3.5(a), will be true, complete and correct in all material respects as of immediately prior to the Effective Time.

4.6 Corporate Records. All proceedings occurring since January 1, 2016 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.7 Subsidiaries. Schedule 4.7 lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens. Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company Group has delivered to Parent (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2020 and December 31, 2019 including the notes thereto, each prepared under U.S. GAAP and audited by a PCAOB qualified auditor in accordance with requirements of the PCAOB for public companies (collectively, the “Annual Financial Statements”), and (b) the draft unaudited consolidated balance sheet of the Company as of September 30, 2021 (including a comparative balance sheet as of September 30, 2020 in accordance with GAAP) and the related statements of operations, changes in stockholders’ equity and cash flows for the nine month period ended September 30, 2021 (including comparative financial statements for the nine month period ending September 30, 2020 in accordance with GAAP) (the “Draft September 30, 2021 Financial Statements” and, together with the Annual Financial Statements, and, when delivered in accordance with Section 7.4, the Final September 30, 2021 Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with PCAOB requirements for public companies (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

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(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet that are not material; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of the Company, unasserted).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness for borrowed money or any other material Indebtedness.

4.10 Books and Records. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practices.

4.11 Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and each other member of the Company Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted.

(b) The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Lease and the material assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use the aggregate tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any material Lien other than Permitted Liens. The Company Group’s assets constitute substantially all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, reasonably necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.14 Litigation. Except as set forth on Schedule 4.14, there is no Action for damages in excess of $200,000 or that is otherwise material to the Company Group that is pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Company Group. The Company Group is not subject to any Action by any Authority.

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4.15 Contracts.

(a) Schedule 4.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) (x) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices) and (y) all automotive Contracts;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments of $500,000 or more;

(iii) each Contract with any current officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $225,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person in excess of $75,000 (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby;

(iv) all Contracts with third parties creating a limited liability company or legal partnership arrangement or a material joint venture or strategic alliance to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) under which the Company Group has any continuing obligations (other than confidentiality requirements);

(vi) all IP Contracts under which the Company Group is obligated to pay royalties thereunder in excess of $50,000 per year, all IP Contracts under which the Company Group is entitled to receive royalties in excess of $50,000 per year thereunder, all IP Contracts under which Company has granted or has received an exclusive license or right to Intellectual Property, all IP Contracts involving an agreement not to assert or sue with respect to Intellectual Property (other than non-exclusive licenses), and all settlement agreements and co-existence agreements involving Intellectual Property;

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group other than commercial arrangements where it is not the primary purpose of the agreement;

(ix) all Contracts with or pertaining to the Company Group which any Affiliate of the Company Group is a party, other than any Contracts (A) relating to such Affiliate’s status as a Company Securityholder, (B) relating to employment or service as a director or (C) among the Company and/or its Subsidiaries;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money or any other material Indebtedness (other than intercompany Indebtedness);

(xii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xiii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $500,000 per the terms of such contract;

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(xiv) all material Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Licenses and Permits. Schedule 4.16 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). The Company Group has all such Permits, and each such Permit is in full force and effect and none of such Permits will be terminated or materially impaired as a result of the transactions contemplated hereby. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.17 Compliance with Laws.

(a) Neither the Company Group nor to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 1, 2018, no such Person has failed to be in compliance with, all applicable Laws and Orders in all material respects. Since January 1, 2018, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company Group of, or failure on the part of the Company Group to comply in all material respects with, or any liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since January 1, 2018, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company Group is, and since January 1, 2018 has been, in compliance in all material respects with: (i) every Law applicable to the Company Group due to the specific nature of the Business as currently conducted, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company Group; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2018, the Company Group has not been threatened or charged in writing

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(or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company Group is not under any investigations with respect to any such Law.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens. To the Knowledge of the Company, the Company Group is the sole and exclusive licensee of in each item of Company Exclusively Licensed IP, free and clear of any Liens. To the Knowledge of the Company, the Company Group has a valid right to use the Company Licensed IP.

(b) Schedule 4.18(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) material Registered Exclusively Licensed IP; (iii) unregistered material Trademarks constituting Company Owned IP; and (iv) Domain Names constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the application number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group.

(c) Except for any Company Owned IP appearing on Schedule 4.18(b) that the Company Group may have intentionally abandoned or let expire, all Registered Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, all Registered Exclusively Licensed IP is subsisting, valid and enforceable. To the Knowledge of the Company, all Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office (the “USPTO”) and, where applicable, other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the USPTO and, where applicable, such other offices. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past six (6) years , not including any office actions or other responses issued by the USPTO or other similar offices in other jurisdictions in the ordinary course of ex parte prosecution, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted in the past six (6) years do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Intellectual Property of any third Person. In the past six (6) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property); provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Intellectual Property of any third Person. There are no Actions pending that involve a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

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(e) In the past six (6) years no member of the Company Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Company IP. There are no Actions pending that involve a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.18(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant or contractor excluded Intellectual Property that was related to the Business as currently conducted. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP, or to the Knowledge of the Company, Company Exclusively Licensed IP.

(h) To the Knowledge of the Company, none of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional material payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i) Except with respect to the Material Contracts listed on Schedule 4.15(a)(vi), the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets constituting Company Owned IP and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation, and (ii) no person other than the Company Group and their employees and contractors has a right to access or possess any source code of the Software constituting the Company Owned IP or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) The Company Group has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company Group. For purposes of this subsection (k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all Laws and is consistent with good industry practice.

(l) In connection with its Processing of any Personal Information, the Company is and has been in compliance with all applicable Laws, including without limitation all Data Privacy Laws and Laws related to data loss, theft, and security breach notification obligations, there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to a governmental authority, a

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data subject, or any other Person. In addition, the Company Group has in place and since January 1, 2018 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company Group has complied in all material respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company Group of any Personal Information of any Person. To the Company’s Knowledge, the Company Group has not been subject to, and there are no, complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company’s behalf, to implement, appropriate security programs and policies consistent with the Data Protection Laws. Since January 1, 2018, to the Company’s Knowledge, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group). Company is and has been since January 1, 2018 in material compliance with all contractual obligations with third parties involving Processing of any Personal Information of any Person, including but not limited to obtaining end user consent to Process such Personal Information. Company’s compliance with such obligations is consistent with applicable Data Protection Law, Company’s Privacy Policy and any policies regarding the Processing of Personal Information previously in effect. “Personal Information” means (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); or (ii) any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

(m) To the Company’s Knowledge, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have a adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.18(m). The Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. To the Company’s Knowledge, the Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respects with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business as currently conducted (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems nor has there been, in the past twenty-four (24) months, any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

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(o) Intellectual Property exclusively licensed or assigned to customers by the Company (and derivatives thereof) is not and has not been included in any current or past products or offerings of the Company, and is not and has not been disclosed to any third party.

(p) Schedule 4.18(p): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property Rights (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company Group is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to Parent. The Company Group is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property Rights to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company Group is in material compliance with all Standards Setting Agreements that relate to Intellectual Property Rights. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property Rights or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

(q) The Company Group maintains or adheres to good industry standard policies and procedures relating to the ethical or responsible use of AI Technologies at and by the Company Group, including policies, protocols and procedures for (i) developing and implementing AI Technologies in a way that promotes transparency, accountability and human interpretability; (ii) identifying and mitigating bias in training data or in the algorithmic model used in Company AI Products, including implicit racial, gender, or ideological bias; and (iii) management oversight and approval of employees’ use or implementation of AI Technologies. There has been (iv) no actual or alleged non-compliance with any such policies, protocols and procedures; (v) no actual or alleged failure of a Company AI Product to satisfy the requirements or guidelines specified in any such policies, protocols and procedures; (vi) no complaint, claim, proceeding or litigation alleging that training data used in the development, training, improvement or testing of any Company AI Product was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; (vii) no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation; and (viii) no request from regulators or legislators concerning any Company AI Product or related AI Technologies.

4.19 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company Group reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group (excluding another member of the Company Group). Except as set forth on Schedule 4.19(b), the Company Group does not owe any Indebtedness to any of its Affiliates and no Affiliates owe any Indebtedness to the Company Group (excluding any Indebtedness among the Company and/or its Subsidiaries).

4.20 Employees; Employment Matters.

(a) Schedule 4.20(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2020 and 2019.

(b) The Company Group is not a party to any collective bargaining agreement, and since January 1, 2018, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or,

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to the Knowledge of the Company, threatened against the Company Group, and, since January 1, 2018, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company, threatened material Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company Group. Except as set forth on Schedule 4.20(c), since January 1, 2018, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) The Company Group is, and since January 1, 2018 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2018, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company Group currently employs, or since January 1, 2018 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company Group. Except as set forth on Schedule 4.14, no employee of the Company Group has, since January 1, 2018, brought or, to the Knowledge of the Company, threatened to bring a claim that remains pending for unpaid compensation, including overtime amounts.

(e) To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any non-competition agreement (with any Person) that would materially interfere with the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group. To the Knowledge of the Company, no key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 4.20(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company Group.

(g) Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Company Group has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof in any material respect. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company Group or that are otherwise immaterial, no current or former employee, officer or consultant of the Company Group has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(h) With regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any material Liability by reason of any individual who performs

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or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company Group as an independent contractor or consultant is, and since January 1, 2018 has been, properly classified by the Company Group as an independent contractor, and the Company Group has not received any notice from any Authority or Person disputing such classification.

(i) Except as set forth on Schedule 4.14, there is no, and since January 1, 2018 there has been no, written notice provided to the Company Group of any pending or, to the Knowledge of the Company, threatened claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group that remains pending; nor there is any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(j) To the Knowledge of the Company, since January 1, 2018, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, to the Knowledge of the Company, since January 1, 2018 no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an executive officer of the Company Group.

(k) The Company Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company Group’s workplace.

(l) To the Knowledge of the Company as of the date hereof and since January 1, 2018, there have been no material audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(m) Except as set forth on Schedule 4.20(m), the Company Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.21 Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.21, all reasonably anticipated material obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

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(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2018 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f)   None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Lease is the only Contract pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

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(b) With respect to the Lease: (i) it is valid, binding and in full force and effect, subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate established under the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located.

4.24 Tax Matters. Except as set forth on Schedule 4.25:

(a) (i) The Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Common Stock by the Stockholders to Parent pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (xi) is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (xii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvii) the Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale

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or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25 Environmental Laws. Since January 1, 2018, the Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company Group, threatened against the Company Group alleging any failure to so comply.

4.26 Finders’ Fees. Except as set forth on Schedule 4.27, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.27 Powers of Attorney, Suretyships and Bank Accounts. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.28 Directors and Officers. Schedule 4.29 sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.29 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2018 has been, in compliance in all material respects with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar

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list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30 Insurance. All material insurance policies owned or held by and insuring the Company Group are set forth on Schedule 4.31, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied by the underwriters or issuers of such policies. To the Company’s Knowledge, there is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy that would entitle any insurer to terminate or cancel any such policy. The Company Group does not have any self-insurance arrangements.

4.31 Related Party Transactions. Except as set forth in Schedule 4.30, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager or officer of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group (in each case, excluding any employment or service agreements as an employee or director of the Company Group), (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group.

4.32 Information Supplied. None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as applicable, and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). This Section 4.32 does not address projections and other forward-looking information, as to which no representations are provided herein.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby, except that the approval of the Amended Parent Charter requires the approval of a majority of the issued and outstanding shares of Parent Common Stock and approval of the members of the Board of Directors of Parent immediately after the Closing requires a plurality of the votes cast. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of a premerger notification and report form by the Company under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing required pursuant to the HSR Act.

5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties; or (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Parent Party under, any of the terms, conditions or provisions of any contract or other agreement to which any Parent Party is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Finders’ Fees. Except for the Persons identified on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

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5.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Parent Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”) of which 17,461,000 shares of Parent Common Stock (inclusive of Parent Common Stock included in any outstanding Parent Units and Parent Subunits), and no shares of Parent Preferred Stock are issued and outstanding. In addition, as of the date hereof, 6,858,000 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units and Parent Subunits) exercisable for 6,858,000 shares of Parent Common Stock are issued and outstanding. As of the date hereof, no other shares of capital stock, options, warrants, convertible securities or other rights, agreements or commitments of any character relating to the capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person

(b) Merger Sub is authorized to issue 1,000 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $133,000,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 22, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the

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proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Units, Parent Public Subunits, and Parent Public Warrants are listed on the NASDAQ, with trading tickers “ATSPU,” “ATSPT,” and “ATSPW.”

5.11 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and bylaws (“Business Combination”) and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Except as to the accounting relating to the Parent Warrants, Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as to the accounting relating to the Parent Warrants, Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing. Except as to the accounting relating to the Parent Warrants, each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents and Additional Parent SEC Documents is in conformity with GAAP (applied on a consistent

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basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as to the accounting relating to the Parent Warrants, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of Parent, unasserted), except: (a) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent financial statements of Parent or in the notes thereto, and (b) such liabilities arising in the ordinary course of Parent’s business since the date of the most recent financial statement, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

(d) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither Parent, nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

5.15 Compliance with Laws. Parent is, and has since its formation been, in all material respects in compliance with all Laws applicable to it and the conduct of its business, and Parent has not received written notice alleging any violation of applicable Law in any material respect by Parent.

5.16 Affiliate Transactions. Except as contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Additional Agreements, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.17 Litigation; Permits. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries. Parent holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

5.18 Indebtedness. Parent does not have any Indebtedness.

5.19 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 5.18, Parent has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2020, not been subject to any Effect that would have a Material Adverse Effect on Parent.

5.20 Employees and Employee Benefit Plans. Parent does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any employee benefit plans.

5.21 Properties. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Parent does not own or lease any material real property or material personal or tangible property.

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5.22 Parent Material Contracts.

(a) Except as set forth on Schedule 5.22(a), other than this Agreement, the Additional Agreements and confidentiality agreements entered into by Parent in the ordinary course of business, there are no Contracts to which Parent is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $100,000, (ii) may not be cancelled by Parent on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Parent as its business is currently conducted, any acquisition of material property by Parent, or restricts in any material respect the ability of Parent to solicit the personnel or customers of another Person or engage in business or compete with any other Person or (iv) otherwise imposes any obligations or restrictions on Parent after the Closing (other than customary confidentiality or indemnification obligations) (each, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company.

(b) With respect to each Parent Material Contract: (i) such Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such Parent Material Contract is legal, valid, binding and enforceable in all material respects against Parent and, to the Knowledge of Parent, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Parent is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Parent, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iv) to the Knowledge of Parent, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent under any Parent Material Contract.

5.23 Insurance. Schedule 5.23 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Parent relating to Parent or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Parent is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Parent, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Parent. Parent has each reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a material claim.

5.24 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.25 PIPE Financing. Parent has executed Subscription Agreements with the PIPE Investors for them to purchase the PIPE Shares for an aggregate investment equal to the PIPE Financing Amount. Each of the PIPE Investors is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). True and complete executed copies of each Subscription Agreement has been delivered to the Company on or prior to the date hereof. Each of the Subscription Agreements (a) have been duly authorized, executed and delivered by Parent, (b) are in full force and effect and have not been withdrawn, terminated or otherwise amended or modified (and no such withdrawal, termination, amendment or modification is contemplated by Parent) and (c) constitute a legal, valid and binding obligation of Parent, enforceable against Parent, and, to the knowledge of Parent, the other parties thereto, in accordance with their terms. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement or the purchase by such PIPE Investor of securities of Parent, that could affect the obligation of the PIPE Investors to acquire their portion of the PIPE Shares as set forth in the applicable Subscription Agreement, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to acquire

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the PIPE Shares on the terms set forth therein. No fees, consideration (other than PIPE Shares) or other discounts are payable or have been agreed by Parent to any PIPE Investor in respect of its PIPE Shares to be acquired under its Subscription Agreement.

5.26 Tax Matters.

(a) (i) Parent has duly and timely filed all income and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (ix) Parent has made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (x) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

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(e) The Parent has not taken any action (nor permitted any action to be taken), and to the Parent’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.27 CFIUS Foreign Person Status. Parent represents and warrants that (i) Sponsor is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and (ii) all of the officers and directors of Parent are U.S. nationals, and to Parent’s Knowledge, Parent is not a foreign person within the meaning of the DPA.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period; (III) duly observe and conform in with all applicable Law, including the Exchange Act, and Orders, in each case, in all material respects, and (IV) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any material contract, agreement, lease, license or other right or asset of such party or its Subsidiaries;

(iii) other than in the ordinary course of business, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more and obligates the payment by it of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any of any material Company Owned IP outside of the ordinary course of business consistent with past practices;

(vii) solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii) (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or (B) except as contemplated hereby or by any Additional Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

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(ix) (A) make any loan, advance or capital contribution in excess of $500,000 to any Person; (B) incur any Indebtedness in excess of $500,000 including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness in excess of $500,000, other than the repayment of Indebtedness in accordance with the terms thereof;

(x) suffer or incur any Lien in excess of $500,000, except for Permitted Liens, on its assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness in excess of $500,000 owed to it, or write off or make reserves in excess of $500,000 against the same (other than, in the case of the Company Group, in the ordinary course of business consistent with past practices);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xiii) terminate or allow to lapse any immaterial insurance policy protecting any of its material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plan in excess of $500,000 in the aggregate, or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on it;

(xvi) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(xvii) change its principal place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than with respect to the Company Group, (A) the issuance of an immaterial number of Company Options in the ordinary course of business consistent with past practice or (B) the issuance of shares of Company Capital Stock upon the exercise or conversion of outstanding Company Preferred Stock, Company Options, Company Warrants, Company Convertible Notes or other Company convertible securities;

(xix) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods in any material respect; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company Group; or (E) surrender or forfeit any right to claim a material Tax refund;

(xx) enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates (other than its Subsidiaries), other than the payment of salary and benefits in the ordinary course;

(xxi) other than as required by a Plan, (A) materially increase or change the compensation or benefits of any employee or service provider of the Company Group other than in the ordinary course of business (including for promotions) (and in any event not in the aggregate by more than ten percent (10%)), (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider of the Company Group, (C) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement or other material agreement with a labor union or labor organization;

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(xxii) fail to duly observe and conform to any applicable Laws and Orders in any material respect; or

(xxiii) agree or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any changes thereto.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than between or among such party and/or its wholly-owned Subsidiaries), (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any material portion of the capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions (other than with respect to the Company Group, (x) the issuance of Company Options in the ordinary course of business consistent with past practice or (y) the issuance of shares of Company Capital Stock upon the exercise or conversion of outstanding Company Preferred Stock, Company Options, Company Warrants, Company Convertible Notes or other Company convertible securities) or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business consistent with past practices inquiring as to Parent’s interest in a potential target for a Business Combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement and its obligations hereunder.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company Group and Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to

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the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Parent’s assets;

(b) any notice or other material communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened in writing against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business and that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect, upon having actual Knowledge of such occurrence; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, upon having actual Knowledge of such occurrence, that would reasonably be expected to cause any of the conditions set forth in Sections 9.2(a), 9.2(b) or 9.2(c), with respect to the Company’s obligations under this Section 6.4(e), or Sections 9.3(a) or 9.3(b) with respect to Parent’s obligations under this Section 6.4(e), not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities Laws or reasonably requested by Parent and appropriate for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger (and the Rollover Warrants Shares for the Converted Warrants) shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4, and which Form S-4 will also include a consent solicitation for the Company Stockholders to obtain the Company Stockholder Approval pursuant to the Company Stockholder Written Consent. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4,

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and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and the Company Stockholders and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and the NASDAQ, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the Second Amended and Restated Certificate of Incorporation of Parent, in form and substance reasonably acceptable to the Company and Parent, including the change of the name of Parent to “SoundHound AI, Inc.” (the “Amended Parent Charter”); provided, that if the Amended Company Charter and the Class B Share Exchange are not agreed to by the Company Special Committee or not approved by the High Vote Company Stockholder Approval, the Amended Parent Charter will not include any provisions regarding the Parent Class B Common Stock and will only provide for a single class of common stock; (iii) adoption and approval of the Amended Bylaws of Parent in form and substance reasonably acceptable to the Company and Parent; (iv) approval of the Parent Equity Incentive Plan and the Employee Stock Purchase Plan; (v) approval of the members of the Board of Directors of Parent immediately after the Closing, (vi) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; (viii) all required approvals under the NASDAQ rules of the issuance of the shares of Parent Common Stock in connection with the Subscription Agreements; and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (ix) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the

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Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall not postpone or adjourn the Parent Stockholder Meeting without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned) unless the requisite quorum is not obtained. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals, and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, such recommendation.

(h) In connection with the preparation and filing of the S-4 and any amendments thereto, the Company Group shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company Group, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of Parent Public Subunits who shall have validly redeemed their Parent Public Subunits (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement, including the prompt delivery to the Company (but in any event within one (1) Business Day following the execution of this Agreement) of the written consent of the stockholder of Merger Sub approving this Agreement, the Merger and the other transactions contemplated by this Agreement and the performance of the obligations of Merger Sub hereunder.

6.8 Cooperation with Antitrust Law Approvals. Promptly after the date hereof, to the extent required by applicable Law, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed

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substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and their Subsidiaries and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) as necessary to comply with contractual arrangements, (2) as necessary to comply with applicable Law, and (3) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

6.9 Subscription Agreements. Unless otherwise approved in writing by the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not (a) reduce the PIPE Financing Amount or the amount of PIPE Shares under Any Subscription Agreement or reduce or impair the rights of Parent under any Subscription Agreement or (b) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations thereunder. Subject to the conditions in the Subscription Agreements having been satisfied, Parent shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under each Subscription Agreement to cause the applicable PIPE Investor to pay to Parent (either directly or to an escrow account established by Parent) for the PIPE Shares under such PIPE Investor’s Subscription Agreement in accordance with its terms.

6.10 Parent Private Warrant Amendment. Parent shall, and shall use its reasonable best efforts to cause the holders of the Parent Private Warrants and Continental Stock Transfer & Trust Company, in its capacity as the warrant agent thereunder (the “Warrant Agent”), to amend the Warrant Agreement, dated as of March 10, 2021 (as amended, the “Warrant Agreement”), by and between Parent and the Warrant Agent, subject to and effective upon the Closing, to delete the last sentence of Section 2.6 thereof and make such other amendments thereto as reasonably agreed in good faith by Parent and the Company in order for the Parent Private Warrants to accounted for as equity (rather than as liabilities) under U.S. GAAP, SEC requirements (including the SEC Warrant Pronouncement) and other applicable Law (the “Parent Private Warrant Amendment”).

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 No Insider Trading. During the Interim Period, the Company shall not, and it shall direct its Representatives to not, directly or indirectly, (a) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Public Warrant, Parent Subunit or Parent Unit, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act, in all material respects; or (ii) use or disclose or encourage any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law in any material respect.

7.2 [reserved].

7.3 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the

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Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, such recommendation.

7.4 Additional Financial Information. The Company shall use its best efforts to provide Parent on or prior to November 30, 2021 with the unaudited consolidated balance sheet of the Company as of September 30, 2021 (including a comparative balance sheet as of September 30, 2020 in accordance with GAAP) and the related statements of operations, changes in stockholders’ equity and cash flows for the nine-month period ended September 30, 2021 (including comparative financial statements for the nine month period ending September 30, 2020 in accordance with GAAP), each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies (the “Final September 30, 2021 Financial Statements”). Additionally, during the Interim Period, the Company shall use its best efforts to provide Parent with the Company’s consolidated interim financial information for each quarterly period beginning after September 30, 2021 no later than 40 calendar days following the end of each quarterly period, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. All of the financial statements to be delivered pursuant to this Section 7.4, shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and consolidated results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide with additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.5 who have not entered into a Lock-Up Agreement concurrently with this Agreement to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.6 Company Amended Charter and Class B Share Exchange. Either prior to or promptly after the date of this Agreement, the Company shall form a special committee of the Board of Directors of the Company (the “Company Special Committee”), which Company Special Committee shall exclude the Company Founders (or their respective Affiliates) and only be comprised of the Company’s independent directors. The Special Committee shall negotiate with the Company Founders (i) one or more amendments to the Company Certificate of Incorporation, in form and substance acceptable to the Company Special Committee (in its sole discretion) and the Company Founders, to create and authorize shares of Company Class B Common Stock (the “Amended Company Charter”), and (ii) an exchange of the shares of Company Class A Common Stock held by each of the Company Founders (or their respective Affiliates) for an equal number of shares of Company Class B Common Stock for such consideration as agreed by the Company Special Committee (the “Class B Share Exchange”), which Amended Company Charter and Class B Share Exchange would become effective immediately prior to the Effective Time, subject to the High Vote Company Stockholder Approval. If the Company Special Committee and the Company Founders come to an agreement with respect to the Amended Company Charter and the Class B Share Exchange, then promptly after such agreement, the Company shall submit such agreement to the Company Stockholders for approval by a majority of the issued and outstanding shares of Company Capital Stock (treating for such purposes any Company Preferred Stock on an as-converted to Company Class A Common Stock basis), as well as any separate class or series approval rights by the Company Preferred Stock under the terms of the Company Certificate of Incorporation, in each case excluding any shares of Company Capital Stock held by the Company Founders or their respect Affiliates (the “High Vote Company Stockholder Approval”). Subject to the execution of an agreement between the Company Special Committee and the Company Founders regarding the Amended Company Charter and the Class B Share Exchange, and the approval thereof by the High Vote Company Stockholder Approval, the Company shall file the Amended Company Charter with the Secretary of State of the State of Delaware and consummate the Class B Share Exchange, in each case, effective immediately prior to the Effective Time. For the avoidance of doubt, the term “Company Stockholder Approval” as used in this Agreement will exclude the approval of the Company Amended Charter and the Class B Share Exchange.

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ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Other than with respect to Antitrust Laws, which shall be governed by Section 6.8, and subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) as necessary to comply with contractual arrangements or applicable Laws, and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation

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and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of March 10, 2021, by and among Parent, EarlyBirdCapital, Inc. and I-Bankers Securities, Inc., and (b) enforce the terms of (i) the letter agreement, dated as of March 10, 2021, by and among Parent, EarlyBirdCapital, Inc., the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of March 10, 2021, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain (at Parent’s expense) directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business, anticipated market capitalization and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(e) At or prior to the Effective Time, the Parent may (at Parent’s expense) obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Parent with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

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8.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Public Units, the Parent Subunits and the Parent Public Warrants on NASDAQ. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Parent Class A Common Stock, including the Merger Consideration Shares, and the Parent Public Warrants to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.7 Parent Equity Incentive Plan and Employee Stock Purchase Plan.

(a) Prior to the Closing, Parent shall adopt a new equity incentive plan in form and substance acceptable to the Company and Parent (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the shares of Parent Common Stock issued and outstanding immediately after the Closing and shall include a five percent (5%) “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year equal to five percent (5%) of the total number of shares of Parent Common Stock issued and outstanding on December 31 of the calendar year immediately preceding the date of such increase.

(b) Prior to the Closing, Parent shall adopt a new employee stock purchase plan in form and substance acceptable to the Company and Parent (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan shall have such number of shares available for issuance equal to two percent (2%) of the shares of Parent Common Stock issued and outstanding immediately after the Closing and shall include a one percent (1%) “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year equal to one percent (1%) of the total number of shares of Parent Common Stock issued and outstanding on December 31 of the calendar year immediately preceding the date of such increase.

8.8 Parent Expenses. Parent shall use its best efforts to minimize the Parent Transaction Expenses such that the total of all Parent Transaction Expenses incurred or payable as of the Closing by Parent or its Subsidiaries in connection with the consummation of the transactions contemplated hereby shall not exceed $10,300,000.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) all applicable waiting periods under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger that are set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) There shall not be any pending Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

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(d) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Merger.

(e) The Company Stockholder Approval shall have been obtained.

(f) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting.

(g) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Parent Class A Common Stock and the PIPE Shares shall have been approved for listing on NASDAQ.

(h) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, other than the Company Fundamental Representations, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

(d) Since the date of this Agreement, there shall not have occurred any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is continuing and uncured.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.
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(g) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Securityholder, as applicable, is a party and that was not otherwise executed and delivered prior to the Closing.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), shall be true and correct as of the date of this Agreement and as of the Closing Date in all material respects, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent which is continuing and uncured.

(d) The Company shall have received a certificate signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 9.3.

(e) The Amended Parent Charter, in form and substance reasonably acceptable to Parent and the Company, shall have been filed with, and declared effective by, the Delaware Secretary of State (provided, that if the Amended Company Charter and the Class B Share Exchange are not agreed to by the Company Special Committee or not approved by the High Vote Company Stockholder Approval, the Amended Parent Charter will not include any provisions regarding the Parent Class B Common Stock).

(f) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(i) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.8.

(j) The Parent Closing Cash shall be an amount at least equal to PIPE Financing Amount.

(k) The Parent Private Warrant Amendment shall be in effect.

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ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the six (6)-month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the five (5)-month anniversary of the date of this Agreement, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(d) Parent may terminate this Agreement by giving written notice to the Company in the event that the Company does not deliver to Parent the Final September 30, 2021 Financial Statements on or prior to December 14, 2021; provided, that upon delivery by the Company to Parent of the Final September 30, 2021 Financial Statements, the Company shall no longer have the right to terminate under this Section 10.1(d),

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; (ii) at any time prior to the Closing Date if there shall have been any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is uncurable and continuing; or (iii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (iii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, at any time prior to the Closing Date, if: (i) (x) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach; or (ii) there shall have been any Effect in respect of Parent, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent which is uncurable and continuing.

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10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Pacific Time, on the first Business Day after such delivery; (b) if by fax, on the date that transmission is affirmatively confirmed, if by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, and if confirmed after 5:00 PM Pacific Time, on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission with affirmative confirmation of receipt; or (d) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

SoundHound, Inc.
5400 Betsy Ross Drive
Santa Clara, CA 95054
Attn: Keyvan Mohajer, Chief Executive Officer
E-mail: keyvan@soundhound.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10015
Attn: Douglas S. Ellenoff, Esq.; Matthew A. Gray, Esq.
Fax: (212) 370-7889
E-mail: ellenoff@egsllp.com; mgray@egsllp.com

if to Parent or Merger Sub (prior to the Closing):

Archimedes Tech SPAC Partners Co.
2093 Philadelphia Pike #1968
Claymont, DE 19703-2424
Attn: Long Long, Chief Financial Officer
E-mail: long@spacpartners.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

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11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no shall any party seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses (and in such event, Parent and the Company shall each bear one-half of the cost and expenses associated with any filing under the HSR Act, and the Company shall reimburse the Parent for 50% of the HSR Act filing fee within ten (10) Business Days after termination of this Agreement, unless this Agreement is terminated by the Company pursuant to Section 10.2(b)).

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon

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delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement, until the Closing.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. Reference is made to the final prospectus of Parent, dated March 10, 2021 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason. Notwithstanding the foregoing, nothing contained in this Section 11.13 shall  serve to limit or prohibit (x) the Company’s right to pursue a claim for a breach for legal relief against assets held outside the Trust Account (other than distributions therefrom to Parent’s public shareholders that elect to redeem their shares in connection with the consummation of the Parent’s initial business combination or an extension of Parent’s deadline to consummate its initial business combination or that receive proceeds from the Trust Account upon the liquidation of Parent if it fails to meet its deadline to consummate its initial business combination (“Public Distributions”), for specific performance or other non-monetary relief, or (y) any claims that the Company may have in the future against assets or funds that are not held in the Trust Account (including any funds that have been released from such trust account and any assets that have been purchased or acquired with any such funds, but excluding Public Distributions).

11.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made

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in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF THE PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither the Parent, the Merger Sub nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Parent and the Merger Sub made available to Company and the Company Securityholders and their representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent, the Merger Sub or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Parent and Merger Sub, and are not and shall not be deemed to be relied upon by Company or Company Securityholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by the Parent and Merger Sub in ARTICLE V, in each

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case as modified by the Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither the Parent, Merger Sub nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent or Merger Sub, the nature or extent of any liabilities of the Parent or Merger Sub, the effectiveness or the success of any operations of the Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent or Merger Sub furnished to the Company, the Company Securityholders or their respective representatives or made available to the Company, the Company Securityholders and their representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of the Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

11.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Submission to Jurisdiction. Subject to the provisions of Section 11.17, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of

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execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.17 Arbitration . Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.17), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

11.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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11.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

{The remainder of this page intentionally left blank; signature pages to follow}

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

ARCHIMEDES TECH SPAC PARTNERS CO.

By:	/s/ Stephen N. Cannon
	Name:	Stephen N. Cannon
	Title:	Chief Executive Officer

Merger Sub:

ATSPC MERGER SUB, INC.

By:	/s/ Stephen N. Cannon
	Name:	Stephen N. Cannon
	Title:	Director

Company:

SOUNDHOUND, INC.

By:	/s/ Keyvan Mohajer
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer

{Signature page to Merger Agreement}

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Annex D

SOUNDHOUND AI, INC. 2022 INCENTIVE AWARD PLAN

ARTICLE I.
BACKGROUND AND PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
ADMINISTRATION AND DELEGATION

3.1      Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2      Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more committees of directors or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers or Directors of the Company to whom authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee, and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
STOCK AVAILABLE FOR AWARDS

4.1      Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2      Share Recycling.

(a)      If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will become or again be available for Award grants under the Plan. The following Shares will also be added back to the Overall Share Limit as Shares available for Award grants under the Plan: (i) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an

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Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation), although such Shares may not be re-issued as Incentive Stock Options; and (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3      Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, all of the Shares available under the Incentive Award Plan (before giving effect to the annual increases) may be issued upon the exercise of Incentive Stock Options.

4.4      Substitute Awards. In connection with an entity’s merger or consolidation with the Company of any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan, and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5      Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 for the first year of service as a non-employee Director and $500,000 for each year thereafter. The Board may make exceptions to such limits for a non-employee chairperson or, in extraordinary circumstances, for other non-employee Directors, provided the non-employee Director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an Employee or Consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1      General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock

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Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2      Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the grant date; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3      Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten (10) years. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Laws, as determined by the Administrator, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the ten-year term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is not exercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is exercisable at a Participant’s Termination of Service shall automatically expire three (3) months following such Termination of Service (or twelve (12) months in the case of a Termination of Service on account of Disability or death). Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause or violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Administrator otherwise determines.

5.4      Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5      Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by electronic payment through the Agent’s online platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:

(a)      cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)      if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the

Annex D-3

Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)      delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided such delivery meets the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

(d)      surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date; or

(e)      any combination of the above payment forms approved by the Administrator.

5.6      Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five (5) years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two (2) years from the grant date of the Option or (b) one (1) year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1      General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2      Restricted Stock.

(a)      Rights as Stockholders. Subject to the Company’s right of repurchase as described above, upon issuance of Restricted Stock, the Participant shall have, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan.

(b)      Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock or property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall, unless the Administrator provides otherwise, only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

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(c)      Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3      Restricted Stock Units.

(a)      Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)      Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1      Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash, other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt sub-plans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2      Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, but no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award that has not yet vested shall, unless the Administrator provides otherwise, only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS

8.1      Equity Restructuring (a). In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number, class and type of securities subject to each outstanding Award and/or the Award’s exercise, grant, or purchase price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2      Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event

Annex D-5

affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Laws or accounting principles may be made within a reasonable period of time after such change), and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)      To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)      To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)      To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise, grant, or purchase price, in all cases, as determined by the Administrator;

(d)      To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the applicable exercise, grant, or purchase price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)      To modify the performance goals and/or performance periods of Awards;

(f)      To replace such Award with other rights or property selected by the Administrator; and/or

(g)      To provide that the Award will terminate and cannot vest, be exercised, or become payable after the applicable event.

8.3      Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable, and/or payable, as applicable, and all forfeiture, repurchase, and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out, or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise, grant, or purchase price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

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8.4      Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

8.5      General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s exercise, grant, or purchase price. The existence of the Plan, any Award Agreements, and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (b) any merger, consolidation, dissolution, or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1      Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will, or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Laws, and such Award transferred to a permitted transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant and the Participant or transferor and the receiving permitted transferee shall execute any and all documents requested by the Administrator. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2      Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3      Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4      Termination of Status. The Administrator will determine how the Disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian, or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5      Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Laws to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company (or any subsidiary employing the Participant) may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (b) below with respect to Awards held by individuals subject to

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Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s online platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:

(a)      cash, wire transfer of immediately available funds, or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion;

(b)      to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, provided such delivery meets the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

(c)      if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator; or

(d)      to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator.

Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6      Amendment of Award; Repricing. The Administrator may amend, modify, or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, reducing the exercise price per Share to a value not less than the Fair Market Value of a Share on the effective date of such modification, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6.

9.7      Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Administrator’s satisfaction, (b) as determined by the Administrator, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

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9.8      Acceleration. The Administrator may, in its discretion, at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9      Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares, or a combination thereof.

9.10      Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5:

(a)      any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable;

(b)      such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price;

(c)      the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale;

(d)      to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company, its Subsidiary or their designee, as applicable, will pay such excess in cash to the Participant as soon as reasonably practicable;

(e)      the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and

(f)      in the event the proceeds of such sale are insufficient to satisfy the Participant’s obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
MISCELLANEOUS

10.1      No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2      No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3      Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after ten (10) years from the earlier of (a) the date the Board adopted the Plan or (b) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

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10.4      Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15 hereof, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5      Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to address differences in laws, rules, regulations, or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits, or other matters.

10.6      Section 409A.

(a)      General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures, and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs, and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties, or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation, or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties, or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b)      Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms means a “separation from service.”

(c)      Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7      Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any

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contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee, or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee, and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8      Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9      Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering, and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address, and telephone number; birthdate; social security number, insurance number, or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage, and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer, and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration, and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, to implement, administer, and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.

10.10      Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11      Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12      Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13      Clawback Provisions. All Awards (including, without limitation, any proceeds, gains, or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), as and to the extent set forth in such clawback policy or the Award Agreement.

10.14      Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

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10.15      Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16      Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17      Relationship to Other Benefits. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of a Participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension, retirement, savings, profit sharing, group insurance, welfare, or any other payments, benefits or rights of any kind except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1      “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2      “Agent” means the brokerage firm, bank, or other financial institution, entity, or person(s), if any, engaged, retained, appointed, or authorized to act as the agent of the Company, the Administrator, or a Participant with regard to the Plan.

11.3      “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax, and other applicable laws, rules, and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4      “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5      “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6      “Board” means the Board of Directors of the Company.

11.7      “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company (or any Subsidiary) defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events:

(a)      such Participant’s commission of any felony (or crime of similar magnitude under Applicable Laws outside the United States) or any crime involving fraud, dishonesty, or moral turpitude;

(b)      such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty;

(c)      such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company (or any Subsidiary or affiliate) or of any statutory duty owed to the Company (or any Subsidiary or affiliate);

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(d)      such Participant’s unauthorized use or disclosure of the Company’s (or any Subsidiary’s or affiliate’s) confidential information or trade secrets; or

(e)      such Participant’s gross misconduct or gross negligence.

The determination that a termination of the Participant’s Termination of Service is either for Cause or without Cause will be made by the Administrator, in its sole discretion. Any determination by the Administrator that the Participant’s Termination of Service was terminated for or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company (or any Subsidiary) or such Participant for any other purpose.

11.8      “Change in Control” means and includes each of the following:

(a)      A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i)(A) and (i)(B) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)      During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)      The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)      which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the total combined voting power of the Successor Entity’s securities outstanding immediately after such acquisition, and

(B)      no person or group beneficially owns 50% or more of the total combined voting power of the Successor Entity’s securities outstanding immediately after such acquisition; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

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The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto; provided, however, that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10      “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; provided, however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.11      “Common Stock” means the common stock of the Company.

11.12      “Company” means SoundHound AI, Inc., a Delaware corporation, or any successor.

11.13       “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.14      “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines (including the requirement that to be effective, any beneficiary designation must be received by the Administrator prior to a Participant’s death) to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15      “Director” means a member of the Board.

11.16      “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

11.17      “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18      “Employee” means any employee of the Company or its Subsidiaries.

11.19      “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21      “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is readily tradable on an established securities market, its Fair Market Value will be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (b) if the Common Stock is not readily tradable on an established securities market, but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

Annex D-14

Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

11.22      “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23      “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24      “Nonqualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.25      “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Nonqualified Stock Option.

11.26      “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27      “Overall Share Limit” means the sum of (a) [___]1 Shares and (b) an annual automatic increase on the first day of each calendar year beginning January 1, 2023, and ending on and including January 1, 2032, equal to the lesser of (i) five percent (5%) of the total number of Shares issued and outstanding on December 31 of the calendar year immediately preceding the date of such increase and (ii) such smaller number of Shares as is determined by the Board.

11.28      “Participant” means a Service Provider who has been granted an Award.

11.29      “Plan” means this SoundHound AI, Inc. 2022 Incentive Award Plan.

11.30      “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31      “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.33      “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretative authority thereunder.

11.34      “Securities Act” means the Securities Act of 1933, as amended.

11.35      “Service Provider” means an Employee, Consultant, or Director.

11.36      “Shares” means shares of Common Stock.

11.37      “Stock Appreciation Right” means a stock appreciation right granted under Article V.

____________

1   10% of the aggregate number of Shares of Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption).

Annex D-15

11.38      “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.39      “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.40      “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex D-16

Annex E

SOUNDHOUND AI, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

Article I.
PURPOSE

1.1      The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Entities in acquiring a stock ownership interest in the Company.

1.2      The Plan permits two types of Offerings: a Section 423 Offering and a Non-Section 423 Offering. It is the intention of the Company to have each Section 423 Offering qualify as an “employee stock purchase plan” under Section 423 of the Code and to have each Non-Section 423 Offering be exempt from the requirements of Section 409A of the Code. The provisions of the Plan with respect to any Section 423 Offering shall, accordingly, be construed and administered consistently with that intention. Except as otherwise provided in the Plan or determined by the Administrator, each Non-Section 423 Offering will operate and be administered in the same manner as any Section 423 Offering.

1.3      For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate and whether the Offering is a Section 423 Offering or a Non-Section 423 Offering. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering.

Article II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1      “Administrator” means the entity, group, or person that conducts the general administration of the Plan as provided in Article XI.

2.2      “Affiliate” means any Person, other than a Subsidiary, whether or not such Person now exists or is hereafter organized or acquired by the Company or an Affiliate, directly or indirectly, controlling, controlled by or under common control with the Company, whether by management authority, contract, equity interest or otherwise. “Control,” “Person” and other correlative terms will have the meanings ascribed to such terms in Rule 12b-2 of the Exchange Act.

2.3      “Agent” means the brokerage firm, bank, or other financial institution, entity or person(s), if any, engaged, retained, appointed, or authorized to act as the agent of the Company or an Eligible Employee with regard to the Plan.

2.4      “Applicable Law” means the requirements relating to the administration of equity incentive plans or employee stock purchase plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted or exercised.

2.5      “Board” means the Board of Directors of the Company.

2.6      “Cashless Participation Agreement” means a cashless participation agreement in such form as may be adopted or amended by the Administrator from time to time.

2.7      “Cashless Participation Amount” means a loan provided by the Cashless Participation Provider to the Participant, pursuant to the Cashless Participation Agreement.

2.8      “Cashless Participation Program” means the program described in Section 6.2.

2.9      “Cashless Participation Program Documents” means the Cashless Participation Agreement, the Irrevocable Contract, and such other documents required for participation in the Cashless Participation Program.

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2.10      “Cashless Participation Provider” means the party identified in the Cashless Participation Agreement.

2.11      “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.12      “Common Stock” means common stock, par value $0.0001 per share, of the Company and such other securities of the Company that may be substituted therefor.

2.13      “Company” means SoundHound AI, Inc., a Delaware corporation, or any successor thereto.

2.14      “Company’s 401(k) Savings Plan” means any cash or deferred plan within the meaning of Section 401(k) of the Code as may be sponsored by the Company and/or any Designated Entity.

2.15      “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator with respect to an Offering and set forth in the applicable Offering Document, the gross cash compensation paid by the Company or any Designated Entity to such Eligible Employee as compensation for services to the Company or Designated Entity, including any prior-week adjustments, overtime payments, and shift differential payments, and excluding any commissions, cash incentive compensation and bonuses (including retention or sign on bonuses), statutory disability pay and disability benefits, education or tuition reimbursements, car expenses, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, gifts and awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Entity for the Employee’s benefit under any employee benefit plan now or hereafter established. Compensation will not be reduced for any pre-tax or Roth post-tax contributions to the Company’s 401(k) Savings Plan, any salary reduction contributions to a cafeteria plan under Section 125 of the Code, any elective amounts that are not includible in gross income under Section 132(f)(4) of the Code, and any contributions of such Eligible Employee to any deferred compensation maintained by the Company or any Designated Entity.

2.16      “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines (including the requirement that to be effective, any beneficiary designation must be received by the Administrator prior to a Participant’s death), to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.17      “Designated Entity” means any Subsidiary or Affiliate that has been designated by the Administrator in its sole discretion as eligible to participate in an Offering under the Plan. For purposes of any Section 423 Offering, only the Company and its Subsidiaries may be Designated Entities, provided that a Subsidiary that is a Designated Entity under a Section 423 Offering may not simultaneously be a Designated Entity under a Non-Section 423 Offering. An Affiliate and/or Subsidiary will be designated by the Administrator in accordance with Section 11.2(b).

2.18      “Effective Date” means __________________, 2022, which is the date the Board approved the Plan.

2.19      “Eligible Employee” means an Employee of the Company or a Designated Entity provided that such Employee does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing five percent (5%)) or more of the total combined voting power or value of all classes of shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met service or other eligibility requirements designated by the Administrator (which must in all events be less than two (2) years); (c) such Employee’s customary employment is for twenty (20) hours per week or less; (d) such Employee’s customary employment is for five (5) months or less in any calendar year; (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; and/or (f) for a Non-Section 423 Offering,

Annex E-2

such Employee does not meet other eligibility requirements as specified in the Offering Document; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner within any Offering for an Offering Period to all Employees.

2.20      “Employee” means, unless otherwise determined by the Administrator with respect to an Offering, any individual who renders services to the Company or any Designated Entity and is classified by the Company or any Designated Entity as an employee, and who is an employee of the Company or any Designated Entity within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Administrator shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Entity and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.21      “Enrollment Date” means the first Trading Day of each Offering Period.

2.22      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.23      “Irrevocable Contract” means an irrevocable enforceable contract in such form as may be adopted or amended by the Administrator from time to time.

2.24      “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are readily tradable on an established securities market, Fair Market Value will be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (b) if the Shares are not readily tradable on an established securities market, but are quoted on a national market or other quotation system, Fair Market Value will be the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Shares’ Fair Market Value in its discretion.

2.25      “Non-Section 423 Offering” means an Offering under the component of the Plan that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

2.26      “Offering” means an offer by the Company under the Plan to Eligible Employees of the Company or a Designated Entity of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV.

2.27      “Offering Document” has the meaning given to such term in Section 4.1.

2.28      “Offering Period” has the meaning given to such term in Section 4.1.

2.29      “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.30      “Participant” means any Eligible Employee who been granted rights to purchase Shares pursuant to the Plan for the applicable Offering Period.

2.31      “Plan” means this SoundHound AI, Inc. 2022 Employee Stock Purchase Plan, as amended from time to time.

2.32      “Purchase Date” means the last Trading Day of each Purchase Period, or such other date as determined by the Administrator and set forth in the Offering Document.

Annex E-3

2.33      “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.34      “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document, provided that the Purchase Price of Section 423 Offerings shall not be less than eight-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower. If no Purchase Price is designated by the Administrator in the applicable Offering Document, the Purchase Price for the Offering Periods covered by such Offering Document shall be eighty-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower. Notwithstanding the foregoing, the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.35      “Section 423 Offering” means an Offering under the component of the Plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. For purposes of Section 423 Offerings, the Plan shall be administered, interpreted, and construed in a manner consistent with the requirements of Section 423 of the Code.

2.36      “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.37      “Share” means a share of Common Stock.

2.38      “Subsidiary” means any corporation, other than the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.39      “Taxes” has the meaning given to such term in Section 6.5.

2.40      “Trading Day” means a day on which the national stock exchange in the United States on which the Shares are traded is open for trading.

Article III.
SHARES SUBJECT TO THE PLAN

3.1      Number of Shares.    Subject to Article VIII, the aggregate number of Shares that may be issued or transferred pursuant to rights granted under the Plan shall be ____________ Shares.1 In addition to the foregoing, subject to Article VIII, and subject to the limit in the next following sentence, on the first day of each calendar year beginning on January 1, 2023 and ending on and including January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) one percent (1%) of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of __________ Shares, subject to Article VIII. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.

3.2      Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

____________

1   2% of the aggregate number of Shares of Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption).

Annex E-4

Article IV.
Offering Periods; Offering Documents; Purchase Dates

4.1      Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator may establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.

4.2      Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)      the length of the Offering Period, which period shall not exceed twenty-seven (27) months;

(b)      the length of the Purchase Period(s) within the Offering Period, which period(s) shall not exceed twelve (12) months;

(c)      in connection with each Section 423 Offering that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares, subject to the limitations described in Section 5.5;

(d)      in connection with each Section 423 Offering that does not contain more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during such Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares, subject to the limitations described in Section 5.5;

(e)      that each Purchase Period within an Offering Period must have an Enrollment Date that is the first Trading Day of the Offering Period;

(f)      whether the Offering for such Offering Period is intended to be a Section 423 Offering or a Non-Section 423 Offering; and

(g)      such other provisions as the Administrator determines are appropriate, subject to the Plan.

Article V.
ELIGIBILITY AND PARTICIPATION

5.1      Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Entity on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, with respect to Section 423 Offerings, the limitations imposed by Section 423(b) of the Code.

5.2      Enrollment in Plan.

(a)      Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by (i) delivering a subscription agreement to the Company (or executing such electronic subscription agreement as required by the Administrator), and (ii) if the Participant elects to participate in the Cashless Participation Program (if adopted by the Administrator for the Offering), agreeing to the terms of the Cashless Participation Program Documents, by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company/Admin provides.

Annex E-5

(b)      Each subscription agreement shall designate a whole percentage or a fixed dollar amount, as designated by the Administrator, of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Entity employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than one percent (1%) and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be fifteen percent (15%) in the absence of any such designation) as payroll deductions. The fixed dollar amount of Compensation designated by an Eligible Employee may not be more than the maximum dollar amount specified by the Administrator in the applicable Offering Document; provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)      Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage or fixed amount of Compensation designated in the subscription agreement, subject to the limits of this Section 5.2, or may suspend payroll deductions entirely, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, and unless provided otherwise in the Offering Document, a Participant shall be allowed to decrease (but not increase) or suspend payroll deduction elections entirely, in either case, once during each Purchase Period. Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting thirty (30) days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in the Participant’s account and shall be applied to the purchase of Shares on the next occurring Purchase Date. For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next following the Participant’s suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to the Participant in accordance with Article VII.

(d)      Except as otherwise set forth herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump-sum payment for any Offering Period.

5.3      Payroll Deductions. Except as otherwise provided herein (including the provisions relating to the Cashless Participation Program, if applicable) or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday in the Offering Period and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 or Section 5.6, respectively.

5.4      Effect of Enrollment. A Participant’s delivery of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan, except as otherwise set forth in Section 7.1.

5.5      Statutory Limit on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Offerings only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee to purchase stock of the Company or any Parent or Subsidiary at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation for Section 423 Offerings shall be applied in accordance with Section 423(b)(8) of the Code.

Annex E-6

5.6      Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary for Section 423 Offerings to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code or Section 5.5 of the Plan shall be paid to such Participant in one lump sum in cash, without interest, as soon as reasonably practicable after the Purchase Date (but no later than thirty (30) days thereafter).

5.7      Leave of Absence. During leaves of absence approved by the Company (or Designated Entity employing the Participant) that meet the requirements of Treasury Regulation Section 1.421-1(h)(2), unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction, notwithstanding Section 5.2(d).

Article VI.
grant and Exercise of rights

6.1      Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares (and a right to obtain a fractional Share as may be provided in the Offering Document) as is determined by dividing (a) the sum of (I) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, and (II) the proceeds of any Cashless Participation Amount, if the Participant has agreed to participate in the Cashless Participation Program (if applicable, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of (i) the last Purchase Date of an Offering Period, (ii) the last day of the Offering Period, or (iii) the date on which the Participant withdraws from the Plan in accordance with Section 7.1 or Section 7.3.

6.2      Cashless Participation Program. If the Company determines that a Cashless Participation Program will be offered for an Offering Period, an Eligible Employee may become a participant in the Cashless Participation Program by completing and submitting to the Company, the Administrator, or the Cashless Participation Provider, the Cashless Participation Program Documents, which shall contain terms and conditions of the Eligible Employee’s participation in the Cashless Participation Program, including, without limitation, the level of participation, sale price, loan terms, interest and repayment provisions. Such Cashless Participation Program Documents shall be delivered to the Administrator by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company, the Administrator, or the Cashless Participation Provider provides. The aggregate outstanding principal amount of any loan to a Participant under the Cashless Participation Program will be equal to the difference between the Participant’s selected payroll contribution rate pursuant to Section 5.2(b) and the maximum allowable under the Plan for such Offering Period pursuant to Section 4.2, but not in excess of any loan limit imposed by the Administrator. Participation in the Cashless Participation Program is available to all Eligible Employees other than employees subject to the disclosure requirements of Section 16(a) of the Exchange Act, unless prohibited by Applicable Law or unless the Administrator determines otherwise in accordance with Applicable Law. A Participant must contribute a minimum of one percent (1%) of Compensation (or such higher amount as the Administrator may specify) to be able to participate in the Cashless Participation Program.

6.3      Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document (including the proceeds of any Cashless Participation Amount, if the Participant has agreed to participate in the Cashless Participation Program) will be applied to the purchase of whole Shares, up to the number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Unless the Offering Document provides for the right to obtain fractional Shares, any cash remaining in the Participant’s account after the purchase of whole Shares will be carried forward and applied toward the purchase of whole Shares for the next following Offering Period, unless the Participant has suspended payroll deductions, withdrawn from the Plan or is otherwise ineligible to participate in the Plan, in which case such cash shall be paid to such Participant in one lump sum, without interest, as soon as reasonably practicable after the Purchase Date (but no later than thirty (30) days thereafter).

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6.4      Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company [Administrator] may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash, without interest, as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.

6.5      Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s (or a Designated Entity’s) obligation to withhold, collect or account for federal, state, local, foreign or other income taxes, employment taxes, social insurance, payroll taxes, national insurance contributions and other contributions, payment on account obligations or other amounts (the “Taxes”), if any, that arise upon the grant or exercise of any purchase right under the Plan or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares to be received pursuant to the Plan the amount necessary for the Company (or a Designated Entity) to meet applicable obligations with respect to Taxes, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant, if applicable.

6.6      Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of purchase rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state, federal or foreign law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Company shall, in its absolute discretion, deem necessary or desirable; (c) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Company shall, in its absolute discretion, determine to be necessary or desirable; (d) the payment to the Company of all amounts that it (or a Designated Entity) is required to withhold with respect to Taxes, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

6.8      Vesting. A Participant’s interest in the Shares purchased under the Plan shall be immediately vested and nonforfeitable in full upon issuance.

Article VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1      Withdrawal. A Participant may withdraw all, but not less than all, of the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s purchase rights under the Plan at any time by giving written notice to the Administrator in a form acceptable to the Administrator no later than thirty (30) days prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the payroll deductions credited to the Participant’s account during such Purchase Period and not yet used to exercise purchase rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal (but no later than thirty (30) days following receipt of such notice), such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c)), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Administrator a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.

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7.2      Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon the Participant’s eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Entity or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period, subject to the terms of such similar plan or subsequent Offering.

7.3      Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason (which shall include an employment transfer from the Company or any Designated Entity participating in the Plan to any Subsidiary that is not participating in the Plan), the Participant shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of the Participant’s death, to the Participant’s Designated Beneficiary, as soon as reasonably practicable (but no later than thirty (30) days following such Participant’s cessation as an Eligible Employee), and such Participant’s rights for the Offering Period shall be automatically terminated.

Article VIII.
Adjustments upon Changes in SHARES

8.1      Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), stock split, change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the kind, class and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2      Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding rights under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)      To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)      To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)      To make adjustments in the number, kind and class of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

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(d)      To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)      To provide that all outstanding rights shall terminate without being exercised.

8.3      No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Applicable Law.

8.4      No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Article IX.
Amendment, modification and termination

9.1      Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code with respect to Section 423 Offerings or as may otherwise be required by applicable stock exchange requirements; provided further that that, if a Cashless Participation Program is implemented as provided in Section 6.2, any Cashless Participation Program Document may only be amended in accordance with its terms.

9.2      Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and to the extent permitted by Applicable Law, including, with respect to a Section 423 Offering, Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of payroll withholding elections by the Company or a Designated Entity, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3      Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)      altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)      shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action;

(c)      allocating Shares; and

(d)      such other changes and modifications as the Administrator determines are necessary or desirable.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

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9.4      Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s account shall be refunded as soon as practicable after such termination (but no later than thirty (30) days thereafter), without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

Article X.
TERM OF PLAN

The Plan shall become effective on the Effective Date and shall continue until the first to occur of (i) the date the Plan is terminated by the Administrator in accordance with Section 9.1, (ii) no Shares remain available for purchase, or (iii) ten (10) years from the date of adoption by the Board. The effectiveness of the Plan shall be subject to approval of the Plan by the Company’s stockholders within twelve (12) months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Article XI.
ADMINISTRATION

11.1      Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or any other committee or subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Compensation Committee or any other committee or subcommittee any other authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2      Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan to:

(a)      determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical);

(b)      designate from time to time which Affiliates or Subsidiaries of the Company shall be Designated Entities, which designation may be made without the approval of the stockholders of the Company;

(c)      impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan (except for Shares disposed of pursuant to the terms of the Cashless Participation Program Documents, if applicable) for a period of time determined by the Administrator in its discretion;

(d)      adopt rules, procedures or sub-plans or different terms as may be necessary or desirable to comply with provisions of the Applicable Law of other countries or jurisdictions to ensure the viability of the benefits from purchase rights granted to Participants employed in such countries or jurisdictions or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner;

(e)      construe and interpret the Plan and rights granted under it, including the terms of any Offering Document, and to establish, amend and revoke rules and regulations for its administration;

(f)      correct any defect, omission or inconsistency in the Plan or any Offering Document, in a manner and to the extent it shall deem necessary or desirable to make the Plan or Offering Document fully effective;

(g)      amend, suspend or terminate the Plan as provided in Article IX; and

(h)      generally exercise such powers and to perform such acts as the Administrator deems necessary or desirable to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the component of the Plan relating to Section 423 Offerings be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

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11.3      Decisions Binding. The Administrator’s interpretation of the Plan, any Offering Document, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Article XII.
MISCELLANEOUS

12.1      Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Law of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan or the Participant’s rights under the Plan. For the avoidance of doubt, participation in the Cashless Participation Program (if adopted by the Administrator as provided in Section 6.2), including without limitation, the delivery to the Cashless Participation Provider of any Shares required for the repayment by the Participant of any Cashless Participation Amount, will not be deemed to violate this Section 12.1.

12.2      Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3      Interest. No interest shall accrue on the payroll deductions or other contributions of a Participant under the Plan.

12.4      Notices. All notices or other communications by a Participant to the Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, Administrator by the Company for the receipt thereof.

12.5      Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under any particular Offering under the Plan, to the extent necessary for any Section 423 Offering to comply with Section 423 of the Code. With respect to Section 423 Offerings, any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board, or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.6      Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7      Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8      No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent, Subsidiary or Affiliate or affect the right of the Company or any Parent, Subsidiary or Affiliate to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9      Notice of Disposition of Shares. This Section 12.9 shall apply only to Shares purchased pursuant to Section 423 Offerings. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one (1) year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer. At the Company’s request, Participants will be required to provide the Company or a Designated Entity with any information reasonably required for tax reporting purposes.

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12.10      Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company, any Subsidiary, the Administrator, the Agent, the Cashless Participation Provider or its clearing broker will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in the capacity as an Administrator, director, officer, other employee or agent of the Company, any Subsidiary, the Agent, the Cashless Participation Provider or its clearing broker. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation (including any Offering Document), against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

12.11      Severability. If any portion of the Plan or any Offering Document or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan and Offering Document, and the Plan and Offering Document will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.12      Titles and Headings.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

12.13      Conformity to Securities Laws.  The Plan is intended to conform to the extent necessary with Applicable Law.  Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Law.  To the extent Applicable Law permits, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Law.

12.14      Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.15      Governing Law. The Plan and any agreements hereunder shall be administered, interpreted, and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.16      Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein or as set forth in any Offering Document by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

12.17      Section 409A. The Plan, the Offering Documents, and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of the Plan or any Offering Document to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan or any Offering Document may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan, the applicable Offering Document, and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or desirable to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom. Notwithstanding any other provision of the Plan, none of the Company or any of its Parents or Subsidiaries, or any of their officers, directors, employees or agents, including the Administrator, shall be liable to any Eligible Employee, Participant, Designated Beneficiary or other person if the Plan does not comply with, or is not exempt from, Section 409A.

12.18      Plan Not Subject to ERISA. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

* * * * *

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Annex F

APPRAISAL RIGHTS

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of

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incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive

Annex F-2

either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive

Annex F-3

of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F-4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

ATSP’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and ATSP’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, ATSP will enter into indemnification agreements with each of our directors and officers. These agreements will require ATSP to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to ATSP, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. ATSP also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement dated as of November 15, 2021, by and among Archimedes Tech SPAC Partners Co., ATSPC Merger Sub, Inc. and SoundHound, Inc. (included as Annex A to this proxy statement/prospectus/consent solicitation).	Form 8-K	001-40193	2.1	November 16, 2021
3.1	Amended and Restated Certificate of Incorporation of ATSP.	Form 8-K	001-40193	3.1	March 16, 2021
3.2+	Form of Second Amended and Restated Certificate of Incorporation of ATSP (included as Annex B to this proxy statement/prospectus/consent solicitation).
3.3	Bylaws of ATSP.	Form S-1	333-253108	3.3	February 12, 2021
3.4+	Form of Amended Bylaws of ATSP (included as Annex C to this proxy statement/prospectus/consent solicitation).
4.1	Specimen Unit Certificate of ATSP.	Form S-1	333-253108	4.1	March 1, 2021
4.2	Specimen Common Stock Certificate of ATSP.	Form S-1/A	333-253108	4.2	February 12, 2021
4.3	Specimen Warrant Certificate of ATSP.	Form S-1/A	333-253108	4.3	March 1, 2021
4.4	Specimen Subunit Certificate of ATSP.	Form S-1	333-253108	4.4	February 12, 2021
4.5	Warrant Agreement, dated March 10, 2021, by and between Continental Stock Transfer & Trust Company and ATSP.	Form 8-K	001-40193	4.1	March 16, 2021
5.1+	Opinion of Loeb & Loeb LLP regarding the validity of the securities.
8.1	Form of Federal Tax Opinion of Loeb & Loeb LLP.
8.2	Form of Federal Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1	Letter Agreement, dated March 10, 2021, by and between the Sponsor, Initial Stockholders, officers and directors.	Form 8-K	001-40193	10.1	March 16, 2021
10.2	Investment Management Trust Agreement, dated March 10, 2021, by and between Continental Stock Transfer & Trust Company and ATSP.	Form 8-K	001-40193	10.2	March 16, 2021
10.3	Escrow Agreement, dated March 10, 2021, by and among ATSP, Continental Stock Transfer & Trust Company and each of the initial shareholders.	Form 8-K	001-40193	10.3	March 16, 2021
10.4	Registration Rights Agreement, dated March 10, 2021, by and among ATSP, the Sponsor, EarlyBirdCapital, Inc., and the initial shareholders.	Form 8-K	001-40193	10.4	March 16, 2021
10.5	Form of Indemnity Agreement of ATSP.	Form 8-K	001-40193	10.5	March 16, 2021

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.6	Subscription Agreement, dated March 10, 2021, by and between ATSP and Archimedes Tech SPAC Sponsors LLC.	Form 8-K	001-40193	10.6	March 16, 2021
10.7	Subscription Agreement, dated March 10, 2021, by and between ATSP and EarlyBirdCapital, Inc.	Form 8-K	001-40193	10.7	March 16, 2021
10.8	Administrative Services Agreement, dated March 10, 2021, between ATSP and SPAC Partners LLC.	Form 8-K	001-40193	10.8	March 16, 2021
10.9*	Form of SoundHound AI, Inc. 2022 Incentive Award Plan (included as Annex D to this proxy statement/prospectus/consent solicitation).
10.10*	Form of SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus/consent solicitation).
10.11	Form of Parent Support Agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co, SoundHound, Inc. and certain stockholders of Archimedes Tech SPAC Partners Co.	Form 8-K	001-40193	10.1	November 16, 2021
10.12	Form of Company Support Agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co., SoundHound, Inc. and certain stockholders of SoundHound, Inc.	Form 8-K	001-40193	10.2	November 16, 2021
10.13	Form of Subscription Agreement.	Form 8-K	001-40193	10.3	November 16, 2021
10.14	Form of Lock-Up Agreement.	Form 8-K	001-40193	10.4	November 16, 2021
10.15	Form of Amended and Restated Registration Rights Agreement.	Form 8-K	001-40193	10.5	November 16, 2021
21.1	List of Subsidiaries.	Form S-4	333-262094	21.1	January 11, 2022
23.1	Consent of UHY LLP, independent registered public accounting firm of ATSP.
23.2	Consent of Armanino LLP, independent registered public accounting firm of SoundHound.
23.3	Consent of OUM & CO. LLP, independent registered public accounting firm of SoundHound
23.4	Consent of Loeb & Loeb LLP (included in Exhibit 5.1 and Exhibit 8.1).
23.5	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2).
24.1	Power of Attorney.
99.1	Consent of Dr. Keyvan Mohajer to be named as a director.	Form S-4	333-262094	99.1	January 11, 2022
99.2	Consent of James Hom to be named as a director.	Form S-4	333-262094	99.2	January 11, 2022
99.3	Consent of Larry Marcus to be named as a director.	Form S-4	333-262094	99.3	January 11, 2022
99.4	Consent of Opus Research, Inc.
99.5+	Preliminary Proxy Card.
99.6	Section 262 of the DGCL (included as Annex F to the proxy statement/prospectus/consent solicitation)	Form S-4	333-262094	99.5	January 11, 2022

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

____________

*        Indicates management contract or compensatory plan or arrangement.

+        To be filed by amendment.

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of February, 2022.

Archimedes Tech SPAC Partners Co.
By:	/s/ Stephen N. Cannon
Name:	Stephen N. Cannon
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen N. Cannon	Chief Executive Officer (Principal Executive Officer)	February 14, 2022
Stephen N. Cannon

/s/ Dr. Eric R. Ball	Director, Chairman of the Board of Directors	February 14, 2022
Dr. Eric R. Ball

/s/ Daniel Sheehan	Chief Operating Officer	February 14, 2022
Daniel Sheehan

/s/ Long Long	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2022
Long Long

/s/ Bryant B. Edwards	Director	February 14, 2022
Bryant B. Edwards

/s/ Dr. Luc Julia	Director	February 14, 2022
Dr. Luc Julia

/s/ Rajan P. Pai	Director	February 14, 2022
Rajan P. Pai